UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY

STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

Alaska Communications Systems Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

February 9, 2021

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), to be held on March 12, 2021, at 3:00 p.m. Alaska Time at Alaska Communications Business and Technology Center, 600 East 36th Avenue, Anchorage, Alaska 99503 (including any adjournments or postponements thereof, the “special meeting”). The purpose of the special meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by Project 8 Buyer, LLC, a Delaware limited liability company (“Parent”), for $3.40 per share in cash. Parent is an affiliate of ATN International, Inc. and Freedom 3 Investments IV, LP, a fund advised by Freedom 3 Capital LLC. Regardless of whether you plan to attend the special meeting, we encourage you to vote your shares by mail, by telephone or through the Internet following the procedures outlined below.

On December 31, 2020, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”) with Parent and Project 8 MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $3.40 per share in cash, without interest thereon, subject to any applicable withholding taxes (the “merger consideration”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. At the special meeting, you will be asked to consider and vote on a proposal to adopt the merger agreement and approve the merger.

At the effective time of the merger (the “effective time”), each share of the Company’s common stock, par value $0.01 (“Company common stock”) that is issued and outstanding immediately prior to the effective time (other than (i) shares owned by the Company (or any wholly-owned subsidiary that is disregarded for tax purposes), Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive the merger consideration.

At the special meeting, you will also be asked to consider and vote upon a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company’s stockholders, (ii) approved the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) directed that the adoption of the merger agreement be submitted to a vote of the stockholders of the Company at the special meeting and (iv) recommended adoption of the merger agreement to the stockholders of the Company. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of Company common stock entitled to vote on such matter.

If you fail to vote by proxy or in person, the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

David W. Karp

Chairman of the Board

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the other transactions contemplated by the merger agreement, passed upon the merits or fairness of the merger or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this letter or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement and notice of special meeting is first being mailed to the Company’s stockholders on or about February 9, 2021.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

600 Telephone Avenue

Anchorage, Alaska 99503-6091

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on March 12, 2021

To the Stockholders of Alaska Communications Systems Group, Inc.:

A special meeting of stockholders of Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), will be held on March 12, 2021, at 3:00 p.m. Alaska Time at Alaska Communications Business and Technology Center, 600 East 36th Avenue, Anchorage, Alaska 99503 (including any postponements or adjournments thereof, the “special meeting”), to consider and vote on proposals to:

1.

adopt the Agreement and Plan of Merger, dated December 31, 2020 (as it may be amended from time to time, the “merger agreement”) by and among the Company, Project 8 Buyer, LLC (“Parent”) and Project 8 MergerSub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as a wholly-owned subsidiary of Parent;

2.	approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger; and

3.

adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on February 8, 2021 are entitled to notice of, and to vote at, the special meeting.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company’s stockholders, (ii) approved the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) directed that the adoption of the merger agreement be submitted to a vote of the stockholders of the Company at the special meeting and (iv) recommended adoption of the merger agreement to the stockholders of the Company.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. Your proxy is being solicited by the Board and the other participants named in the accompanying proxy statement.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Advantage Proxy, Inc., toll-free at 877-870-8565.

If you fail to vote by proxy or in person, the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By Order of the Board of Directors

Leonard Steinberg

Senior Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary

Anchorage, Alaska

February 9, 2021

This notice of special meeting and accompanying proxy statement are being mailed to Company stockholders on or about February 9, 2021.

Please Vote Today—Your Vote is Important

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SUMMARY

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Alaska Communications Systems Group, Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 124. Unless the context otherwise indicates, we refer to Alaska Communications Systems Group, Inc. as the “Company,” “we,” “us” or “our.”

The Parties (see page 25)

Alaska Communications Systems Group, Inc., a Delaware corporation, together with its subsidiaries, is a telecommunications fiber, broadband, and managed IT services provider, offering technology and customer solutions to residential, business, and wholesale customers in and out of Alaska. The Company’s principal executive offices are located at 600 Telephone Avenue, Anchorage, Alaska 99503-6091, and our telephone number is (907) 297-3000.

Project 8 Buyer, LLC, a Delaware limited liability company (“Parent”), was formed on November 23, 2020 expressly for the purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Parent will be the immediate parent company of the Company. Parent’s principal executive offices are located at c/o ATN International, Inc., 500 Cummings Center, Suite 2450, Beverly, MA 01915, and its telephone number is (978) 619-1300.

Project 8 MergerSub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), was formed on November 23, 2020 expressly for the purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Merger Sub will merge with and into the Company, with the Company surviving, and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o ATN International, Inc., 500 Cummings Center, Suite 2450, Beverly, MA 01915, and its telephone number is (978) 619-1300.

ATN International, Inc., a Delaware corporation (“ATN”), is a holding company that, directly and through its subsidiaries, owns and operates telecommunications businesses in North America, the Caribbean and Bermuda. ATN’s principal executive offices are located at 500 Cummings Center, Suite 2450, Beverly, MA 01915, and its telephone number is (978) 619-1300.

Freedom 3 Investments IV, LP, a Delaware limited partnership (“F3C IV”), is an investment fund advised by Freedom 3 Capital LLC, a Delaware limited liability company (“F3C”). The principal executive offices of F3C IV and F3C are located at 12 East 49th Street, 27th Floor, New York, NY 10017, and their telephone number is (212) 235-2160.

The Merger (see page 35)

On December 31, 2020, the Company, Parent and Merger Sub entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”). On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger (the “surviving corporation”) as a wholly owned subsidiary of Parent.

At the effective time of the merger (the “effective time”), each share of the Company’s common stock, par value $0.01 per share (“Company common stock”), that is issued and outstanding immediately prior to the effective time (other than (i) shares owned by the Company (or any wholly-owned subsidiary that is disregarded for tax purposes), Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law (the “DGCL”) as of immediately prior to the effective time) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $3.40 per share in cash, without interest, subject to any applicable withholding taxes (the “merger consideration”).

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

The Special Meeting (see page 26)

The special meeting will be held on March 12, 2021, at 3:00 p.m. Alaska Time at Alaska Communications Business and Technology Center, 600 East 36th Avenue, Anchorage, Alaska 99503 (including any postponements or adjournments thereof, the “special meeting”). At the special meeting, you will be asked, among other things, to vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page 26, for additional information on the special meeting, including how to vote your shares of Company common stock.

Record Date, Notice and Quorum (see page 27)

All holders of record of our common stock as of the close of business on February 8, 2021, the record date for the special meeting (the “record date”), are entitled to receive notice of and attend the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such stockholder owned as of the record date. On the record date, there were 54,102,956 shares of common stock outstanding and entitled to vote at the special meeting. The presence in person or by proxy of holders of Company common stock entitled to cast a majority of all the votes entitled to be cast as of the close of business on the record date will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purpose of determining the presence of a quorum. If a quorum is not present at the special meeting, the special meeting may be postponed or adjourned to a later date.

Required Vote (see page 27)

Completion of the merger requires approval of the adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of the Company common stock entitled to vote on the proposal as of the close of business on the record date. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

In addition, approval of the proposal regarding the non-binding, advisory vote on the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (i.e., the merger-related compensation proposal) requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and failures to vote will have no effect on the outcome of this proposal. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company, Parent or any of their respective subsidiaries, and, if the merger agreement is approved and adopted by Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved (subject only to the contractual conditions applicable thereto).

Approval of the proposal regarding any adjournment of the special meeting to a later date or time including for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the adoption of the merger agreement (i.e., the adjournment proposal), requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and failures to vote will have no effect on the outcome of this proposal. In addition, our bylaws permit the chairman of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting.

Abstentions and Broker Non-Votes (see page 28)

Abstentions will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. Abstentions will have the same effect as votes cast “AGAINST” the merger proposal but will have no effect on the outcome of the other proposals. The only proposals to be voted on at the special meeting are “non-routine” under NYSE Rule 452. Brokers may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given. The proposals are regarded as non-routine matters, and brokers may not vote on these proposals without instructions from you. If you hold your shares in “street name” through a broker, failure to provide instructions to your broker on how to vote will result in your shares not being counted as present at the meeting.

How to Vote (see page 28)

Stockholders of record have a choice of voting (i) by proxy by completing a proxy card and mailing it in the prepaid envelope provided, (ii) by proxy by calling a toll-free telephone number, (iii) by proxy through the Internet or (iv) by attending the special meeting and voting in person. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 28, and “The Special Meeting—Solicitation of Proxies,” beginning on page 30. If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Advantage Proxy, Inc., toll-free at 877-870-8565.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 53)

After careful consideration of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Company’s board of directors (the “Board”) unanimously determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of the Company’s stockholders. Accordingly, the

Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 53. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 69.

Opinion of Our Financial Advisor (see page 62)

On December 31, 2020, B. Riley Securities, Inc. (“B. Riley”) rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion addressed to the Board dated the same date) as to the fairness, from a financial point of view, to the holders of Company common stock, other than Parent and its affiliates, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement.

B. Riley’s opinion was directed to the Board (in its capacity as such) and only addressed, as of the date of the opinion, the fairness, from a financial point of view, to the holders of Company common stock, other than Parent and its affiliates, of the merger consideration to be received by such stockholders pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger. The summary of B. Riley’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by B. Riley in preparing its opinion. The opinion of B. Riley does not constitute advice or any recommendation to any holder of Company common stock as to how such holder should act or vote on any matter relating to the merger.

Market Price and Dividend Data (see page 118)

Company common stock is traded on the NASDAQ Composite (“Nasdaq”) under the symbol “ALSK”. On November 2, 2020, the last full trading day prior to the public announcement of the original Macquarie/GCM merger agreement (as defined in the section entitled “The Merger—Background of the Merger”, beginning on page 35), the closing price for Company common stock was $1.91 per share. On February 8, 2021, the last full trading day prior to the filing of this proxy statement, the closing price for Company common stock was $3.30 per share.

Certain Effects of the Merger (see page 77)

Upon completion of the merger, Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the completion of the merger, shares of Company common stock will no longer be traded on Nasdaq or any other public market. In addition, the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Consequences if the Merger is Not Completed (see page 78)

If the proposal to adopt the merger agreement does not receive the required approval from the Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $4.8 million in cash. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 108.

Treatment of Company Equity Awards and Company Stock Plans (see page 87)

Restricted Stock Units

The merger agreement provides that, prior to the effective time, the Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that:

•

each outstanding restricted stock unit award issued under the Company’s Amended and Restated 2011 Incentive Award Plan (the “Company Stock Plan”) that is subject solely to time-based vesting conditions (a “Company RSU award”), whether or not vested, will be cancelled as of immediately prior to the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to such Company RSU award by (ii) the merger consideration, reduced by applicable tax withholdings, and amounts payable with respect to Company RSU awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the merger; and

•

each outstanding restricted stock unit award issued under the Company Stock Plan that is subject to performance-based vesting conditions (a “Company PSU award”), whether or not vested, will be cancelled as of immediately prior to the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to such Company PSU award by (ii) the merger consideration. The aggregate number of shares of Company common stock subject to any Company PSU awards will be determined based on the degree of achievement of the performance goals set forth in the applicable award agreement as of the effective time or such earlier time as determined by the compensation committee of the Board and such Company PSU awards will no longer be subject to any performance-based vesting conditions. Amounts payable with respect to Company PSU awards that are subject to vesting based on the price of Company common stock will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the merger, and amounts payable with respect to all other Company PSU awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the earliest of (a) the applicable time-based vesting date of the canceled Company PSU award, subject to the continued service of the holder of such Company PSU award through such date, (b) the date that is one year following the effective time, subject to the continued service of the holder of such Company PSU award through such date, and (c) the termination of the employment of the holder of such Company PSU award without “cause,” in any case without interest. All amounts due with respect to Company PSU awards will be reduced by applicable tax withholdings.

Deferred Stock Awards

The merger agreement provides that, immediately prior to the effective time, each share of Company common stock granted to the directors of the Company that is subject to a deferral election (a “deferred stock award”) and that is outstanding immediately prior to the effective time will be cancelled as of the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to such deferred stock award by (ii) the merger consideration.

Termination of Company Stock Plan

The merger agreement provides that as of immediately after the effective time, the Company Stock Plan will terminate.

Employee Stock Purchase Plan

The merger agreement provides that, with respect to the Company’s Amended and Restated 2012 Employee Stock Purchase Plan (the “ESPP”), (i) any offering period or purchase period under the ESPP that otherwise would be in progress as of the effective time will be terminated and the final exercise date will be no later than the date that is ten calendar days prior to the effective time (the “Final Exercise Date”), (ii) any adjustments will be made to reflect such shortened offering period or purchase period, but otherwise such shortened offering period or purchase period will be treated as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP, (iii) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of Company common stock in accordance with the terms of the ESPP as of the Final Exercise Date, (iv) no further offering period or purchase period will commence pursuant to the ESPP on or after December 31, 2020, (v) no participant may increase their rate of payroll deductions under the ESPP on or after December 31, 2020, (vi) the ESPP will terminate on the date immediately prior to the date on which the effective time occurs and no further rights will be granted or exercised under the ESPP thereafter and (vii) all shares of Company common stock purchased on the Final Exercise Date will be cancelled at the effective time and converted into the right to receive the merger consideration.

See the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards and Company Stock Plans,” beginning on page 87 for details regarding payment timing in respect of the Company’s equity awards in the merger.

Interests of Directors and Executive Officers in the Merger (see page 69)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. A description of these interests is included in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 69. The Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to the Company stockholders. Such interests potentially include entitlement to:

•	accelerated vesting and settlement of outstanding cash and equity awards at the effective time;

•	possible severance payments and/or benefits under preexisting employment agreements with the Company or the Company’s 2016 Officer Severance Policy (the “Severance Policy”), as applicable; and

•	continued indemnification and insurance coverage under the merger agreement.

The Voting Agreement (see page 111)

On December 31, 2020, in connection with the execution of the merger agreement, TAR Holdings, LLC, a stockholder of the Company (the “voting agreement stockholder”), entered into a voting agreement (the “voting agreement”) with Parent. As of December 31, 2020, the voting agreement covered a total of 4,739,709 shares of Company common stock owned by the voting agreement stockholder, representing approximately 8.8% of the issued and outstanding shares of Company common stock. The voting agreement permits open market sales by broker dealers and as of January 25, 2021, 2,075,359 shares of Company Common Stock remained subject to the voting agreement, representing approximately 3.8% of the issued and outstanding shares of Company common stock as of February 8, 2021.

Pursuant to the voting agreement, the voting agreement stockholder has agreed, among other things, subject to the terms and conditions of the voting agreement, to vote or cause to be voted any issued and outstanding shares of Company common stock beneficially owned by the voting agreement stockholder, or that may otherwise become beneficially owned by the voting agreement stockholder, during the term of the voting agreement, (i) in favor of adopting and approving the merger agreement and the transactions contemplated by the merger agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company contained in the merger agreement or of the voting agreement stockholder contained in the voting agreement, and (iii) against any acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement or the voting agreement.

Additionally, the voting agreement stockholder agreed, subject to certain exceptions, not to (i) solicit or initiate any acquisition proposal or any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an acquisition proposal, (ii) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an acquisition proposal (other than the merger agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement, or (iii) initiate a stockholders’ vote or action by consent of the Company stockholders with respect to an acquisition proposal.

The voting agreement terminates automatically upon the earliest to occur of:

•	the vote of the Company’s stockholders at the special meeting;

•	the termination of the merger agreement in accordance with its terms;

•	the Board changes its recommendation that the Company stockholders vote to approve the adoption of the merger agreement in accordance with the merger agreement; and

•	14 months from December 31, 2020, the date of the voting agreement.

In addition, the voting agreement may be terminated at any time prior to the consummation of the transactions contemplated by the merger agreement by the written consent of the voting agreement stockholder and the Parent.

Additionally, the voting agreement stockholder may terminate the voting agreement upon a determination by the voting agreement stockholder, in the event that the merger agreement is amended, such amendment contains any material adverse change, in the sole discretion of the voting agreement stockholder, without the prior written consent of the voting agreement stockholder, to the merger consideration payable to the Company stockholders under the merger agreement.

See the section of this proxy statement entitled “The Voting Agreement” beginning on page 111 for further discussion of the terms of the voting agreement.

Conditions to the Merger (see page 104)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by the merger agreement and applicable law) on or before the closing date of the merger (“closing date”) of the following conditions:

•	the Company having obtained the approval of the merger by the holders of a majority in voting power of the outstanding shares of Company common stock (the “Company stockholder approval”);

•

no applicable governmental authority of the United States has issued any order that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and no applicable law of the United States having been adopted that makes consummation of the merger illegal or otherwise prohibited;

•	the waiting period (or any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or terminated; and

•

receipt of certain consents from the Federal Communications Commission (the “FCC”) and, if required, the Committee for the Assessment of Foreign Participation in the U.S. Telecommunications Services Sector (“Team Telecom Committee”) and from the Regulatory Commission of Alaska (the “RCA”).

In addition, the obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the following conditions:

•

(i) the representations and warranties of the Company with respect to organization, standing and power, corporate authorization, capitalization (other than the Company’s representation and warranty with respect to its authorized capital stock, issuance of Company securities and establishment of a dividend record date), brokers’ fees being true and correct in all material respects as of the date of the merger agreement and being true and correct in all material respects as of the closing date as if made on the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct only as of such earlier date), (ii) the representations and warranties of the Company with respect to its authorized capital stock, issuance of Company securities and establishment of a dividend record date being true and correct in all respects other than de minimis inaccuracies therein, (iii) the Company representation and warranty in respect of the absence of any change, event, circumstance, occurrence or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect being true and correct in all respects as of the date of the merger agreement and as of the closing date as if made on the closing date and (iv) the representations and warranties of the Company (other than those described in the foregoing clauses (i) through (iii)) shall have been true and correct as of the date of the merger agreement and being true and correct (disregarding all qualifications or limitations as to “materiality,” “company material adverse effect” or words of similar import) on the closing date as if made on the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct only as of such earlier date). However, notwithstanding anything in the merger agreement to the contrary, the condition set forth in clause (iv) above will be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have not resulted in a Company material adverse effect;

•

the Company having performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under the merger agreement at or prior to the closing;

•

Parent having received at the closing a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that the conditions set forth in the immediately preceding two bullets have been satisfied; and

•	since the date of the merger agreement, there not having occurred and continuing to exist any Company material adverse effect.

In addition, the obligation of the Company to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the following conditions:

•

the representations and warranties of Parent and Merger Sub being true and correct in all material respects on the closing date as if made on the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct in all material respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct in all material respects as of such particular date (disregarding all qualifications or limitations as to “materiality,” “parent material adverse effect” or words of similar import) would not have a Parent material adverse effect;

•

Parent and Merger Sub having each performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under the merger agreement at or prior to the closing; and

•

the Company having received at the closing a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent certifying that the conditions set forth in immediately preceding two bullets have been satisfied.

Regulatory Approvals (see page 84)

The respective obligations of Parent, the Company and Merger Sub under the merger agreement to effect the merger are subject to:

•	the waiting period (or any extension thereof) applicable to the merger under the HSR Act having expired or terminated; and

•	receipt of certain consents from the FCC (which may require Team Telecom Committee approval as a precondition to FCC approval) and from the RCA.

In addition to the foregoing, Parent, the Company and/or Merger Sub are required to make certain other filings with governmental authorities in connection with the merger, including the filing of this proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and the certificate of merger with the Secretary of State of the State of Delaware.

For a description of the respective obligations of Parent, Merger Sub and the Company under the merger agreement with respect to regulatory approvals, see the sections entitled “The Merger–Regulatory Approvals Required for the Merger” beginning on page 84 and “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 99.

Financing of the Merger (see page 79)

Parent plans to fund the merger consideration with committed equity financing and debt financing.

Parent has obtained equity financing commitments and debt financing commitments (in each case, pursuant to the applicable equity commitment letters and the debt commitment letters) for the transactions contemplated by the merger agreement, the aggregate proceeds of which will be used to (i) pay the consideration for the merger, (ii) refinance any credit facility or other indebtedness of the Company or any subsidiary of the Company that will not continue after the consummation of the merger and (iii) pay any fees and expenses of or payable by Parent or Merger Sub in connection with the merger and certain indemnification obligations of Parent under the merger agreement. ATN has committed to make available to Parent up to $87 million of equity financing and F3C IV (together with ATN, the “Investors” or the “Guarantors”) has committed to make available to Parent up to $85 million of equity financing, each subject to the terms and conditions set forth in the equity commitment letters (the “equity financing”).

In addition, Parent has obtained a commitment letter (as amended, the “Parent debt commitment letter”) from Fifth Third Bank, National Association (the “Parent debt commitment party”) to provide, upon the terms and subject to the conditions set forth in the Parent debt commitment letter, acquisition debt financing in an aggregate amount of $235 million (the “debt financing”), consisting of a $35 million senior secured revolving credit facility and $200 million in aggregate principal amount of senior secured term loans.

Restrictions on Solicitation of Acquisition Proposals (see page 95)

Beginning on the date of the merger agreement until the earlier to occur of the effective time and the termination of the merger agreement, the Company and its subsidiaries and representatives will be subject to customary “no-shop” restrictions on their ability to:

•

solicit, initiate, knowingly facilitate or knowingly encourage (including by way of supplying non-public information) any acquisition proposal or any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an acquisition proposal,

•

engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding an acquisition proposal or with respect to any proposals or inquiries from a third party relating to the making of an acquisition proposal, or furnish to any third party information or provide to any third party access to the businesses, properties, assets or personnel of the Company or any of its subsidiaries, in each case, relating in any way to, for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, an acquisition proposal; and

•

enter into any letter of intent, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract, commitment, arrangement or understanding with respect to an acquisition proposal.

The no-shop provision is subject to a “fiduciary out” provision, which permits the Board, subject to the Company’s compliance with certain obligations, to furnish information to, provide access to the businesses, properties, assets or personnel of, and participate in discussions and negotiations with any third party that makes a superior proposal, or an acquisition proposal that would reasonably be expected to result in a superior proposal, that did not result from a material breach of the Company’s non-solicitation obligations.

Obligation of the Board with Respect to Its Recommendation (see page 97)

The Board has unanimously recommended that the Company stockholders vote “FOR” the proposal to adopt the merger agreement (the “Company recommendation”). The merger agreement contains covenants that require, subject to certain limited exceptions, the Board to recommend that the Company stockholders adopt the merger agreement at the special meeting. Notwithstanding any change of recommendation by the Board, the merger agreement contains covenants requiring the Company to file a proxy statement with the SEC and hold a special meeting of the Company stockholders to adopt the merger agreement at such special meeting unless the merger agreement has been terminated in accordance with its terms prior to such special meeting.

However, in certain circumstances, the Board may make an adverse recommendation change (as defined in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 97) prior to the receipt of the Company stockholder approval in response to a superior proposal that did not result from a material breach of the Company’s non-solicitation obligations. In such case, the Company must first give Parent at least four business days’ prior written notice of its intention to take any such action and, to the extent requested by Parent, the Company and its representatives must negotiate for such four business day period with Parent and its representatives in good faith to make such adjustments to the terms and conditions of the merger agreement as would enable the Board to maintain the Company recommendation and not make an adverse recommendation change or terminate the merger agreement in connection with the superior proposal. If the superior proposal that is the basis for such notice is amended or modified, the Company must provide a new notice to Parent and a new four business day period for negotiating with Parent will start. If, at the end of such four business day period, the Board has considered in good faith any revised proposal from Parent to adjust the terms and conditions of the merger agreement (after consultation with the Company’s financial advisor and outside legal counsel) in response to such acquisition proposal, and determines in good faith that such acquisition proposal continues to be a superior proposal and that a failure to make an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, the Board may make an adverse recommendation change.

The Board may also make an adverse recommendation change in certain circumstances in response to an intervening event (as defined in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 97). In such case, the Company must first give Parent at least four business days prior written notice of its intention to take any such action and, to the extent requested by Parent, the Company and its representatives must negotiate with Parent in good faith to enable Parent to amend the merger agreement, in such a manner that obviates the need for an adverse recommendation change. If, at the end of such four business day period, the Board determines in good faith, taking into consideration any amendments to the merger agreement proposed in writing by Parent (after consultation with the Company’s financial advisor and outside legal counsel), that the failure to effect an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, the Board may make an adverse recommendation change.

Termination of the Merger Agreement (see page 106)

The merger agreement may be terminated at any time before the effective time, whether before or after receipt of the Company stockholder approval under any of the following circumstances:

•	by mutual written consent of Parent and the Company (notwithstanding any approval of the merger agreement by the Company stockholders);

•

by either Parent or the Company, if the merger has not been consummated on or before December 31, 2021 (as such date may be extended until up to February 28, 2022, in accordance with the terms of the merger agreement, the “end date” and the termination right described in this bullet, an “end date termination”), except that an end date termination cannot be effected by any party whose material breach of any provision of the merger agreement has been the proximate cause of the merger not having been consummated prior to the end date;

•

by either Parent or the Company, if any applicable governmental authority of the United States has issued a final non-appealable order permanently enjoining, restraining or otherwise prohibiting the consummation of the transaction contemplated by the merger agreement (notwithstanding any approval of the merger agreement by the Company stockholders), provided that the party seeking to terminate the merger agreement pursuant to the termination right described in this bullet shall have complied with its obligations to use reasonable best efforts to obtain all necessary consents and approvals from governmental authorities and to consummate the transactions contemplated by the merger agreement;

•

by either Parent or the Company, if, upon a vote at a duly convened and held and completed meeting of the Company stockholders to obtain the Company stockholder approval (including any adjournment or postponement thereof), the Company stockholder approval is not obtained (a “non-approval termination”);

•

by Parent, if the Company has breached any of the Company’s representations, warranties, covenants or other agreements contained in the merger agreement, which breach (i) would result in the failure of certain conditions to the consummation of the merger described in the section entitled “The Agreement and Plan of Merger —Conditions to the Merger,” beginning on page 104, to be satisfied, and (ii) has not been cured prior to the earlier of the end date and the 30th day after Parent gives the Company written notice of such breach (a “Company breach termination”), except that, to effect a Company breach termination, Parent and Merger Sub must not then be in material breach of any of its obligations under the merger agreement such that the Company would be entitled to effect a Parent breach termination (as defined below);

•

by the Company, if Parent has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach (i) would result in the failure of certain conditions to the consummation of the merger described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 104, to be satisfied, and (ii) has not been cured prior to the earlier of the end date and the 30th day after the Company gives Parent written notice of such breach (a “Parent breach termination”), except that, to effect a Parent breach termination, the Company must not then be in breach of any of its obligations under the merger agreement such that Parent would be entitled to effect a Company breach termination;

•

by Parent, before receipt of the Company stockholder approval, if either (i) the Board makes an adverse recommendation change or (ii) the Company has materially breached any of its obligations described in the sections entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Company Acquisition Proposals,” beginning on page 95, and “The Agreement and Plan of Merger—Obligation of the Board with Respect to its Recommendation,” beginning on page 97 (a “Company recommendation termination”);

•

by the Company, before receipt of the Company stockholder approval, if the Board has made an adverse recommendation change in respect of a superior proposal, and concurrently with such termination the Company enters into a definitive agreement with respect to such superior proposal; provided that the Company prior to or substantially concurrently with, and as a condition, of such termination, pays to Parent the Company termination fee (as defined below); and

•

by the Company, if (i) certain conditions to the closing of the merger described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 104, have been and remain satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing of the merger and remain capable of such satisfaction), (ii) the Company has confirmed to Parent in writing that it is ready, willing and able to consummate the closing of the merger and (iii) Parent and Merger Sub fail to consummate the merger within five business days after the later of (a) the date the closing should have occurred pursuant to the merger agreement and (b) the delivery by the Company to Parent of such notice (a “debt financing failure termination”).

Expenses; Termination Fees (see page 108)

In general, the merger agreement provides that all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

The Company is required to pay to Parent a nonrefundable termination fee of $4.8 million (the “Company termination fee”) if:

•	Parent effects a Company recommendation termination;

•

the Company terminates the merger agreement, before receipt of the Company stockholder approval, if the Board has made an adverse recommendation change in respect of a superior proposal, and concurrently with such termination the Company enters into a definitive agreement with respect to such superior proposal; or

•

(i) Parent or the Company effects an end date termination (at a time when Parent had the right to effect a Company breach termination and Parent notified the Company of such right before the end date), (ii) Parent or the Company effects a non-approval termination or (iii) Parent effects a Company breach termination, in each case of clauses (i) through (iii) of this bullet, (a) an acquisition proposal is publicly disclosed prior to the special meeting and is not withdrawn, expired or rejected prior to the special meeting (in the case of a non-approval termination) or made known to the Company or made to the Company’s stockholders or is otherwise publicly disclosed or made known and is not withdrawn, expired or rejected prior to the breach giving rise to such termination (in the case of an end date termination or a Company breach termination), and (b) within 12 months after the date of such termination, the Company either (1) enters into a definitive agreement in respect of any acquisition proposal and such acquisition proposal is consummated or (2) consummates any acquisition proposal (except that references to “20%” in the definition of “acquisition proposal” in the merger agreement will be deemed to be references to “50%”).

Parent is required to pay to the Company a nonrefundable termination fee (the “Parent termination fee”) of:

•

$7.1 million, if the Company effects a debt financing failure termination because all or a portion of the debt financing is not available to Parent on the date the closing was required to have occurred other than as a result of (i) a breach of the debt commitment letter by Parent or (ii) a breach of the merger agreement by Parent or Merger Sub (such non-availability, a “debt financing failure”); or

•

$8.8 million, (i) if the Company effects a Parent breach termination or debt financing failure termination (other than due to a debt financing failure) or (ii) if Parent or the Company effects an end date termination (at a time when the Company had the right to effect a debt financing failure termination (other than due to a debt financing failure) or the right to effect a Parent breach termination and the Company notified the Parent of such right before the end date).

Appraisal Rights (see page 113)

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. A holder of shares of Company common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (the holders of such shares, “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of such holder’s appraisal shares in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware (“Court of Chancery”) following an appraisal proceeding. Dissenting stockholders will not know the fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more than, the same as or less than the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Company common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 113.

To seek appraisal, a Company stockholder of record must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the special meeting of the Company’s stockholders, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Company common stock until the effective time, and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights.

Litigation Related to the Merger (see page 84)

Between January 27, 2021 and February 8, 2021, eight lawsuits were filed by purported stockholders of the Company in connection with the merger agreement. On January 27, 2021, the first such lawsuit was filed in the United States District Court for the Southern District of New York, captioned Stein v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-00760, against the Company, members of the Board, ATN, F3C IV, F3C, Parent and Merger Sub. On February 1, 2021, three additional such lawsuits were filed against the Company and members of the Board: (i) Zilch v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-00890, filed in the United States District Court for the Southern District of New York; (ii) Coraci v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-00887, filed in the United States District Court for the Southern District of New York; and (iii) Coulibaly v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-00131, filed in the United States District Court for the District of Delaware. On February 2, 2021, the fifth such lawsuit against the Company and members of Board was filed in the United States District Court for the Eastern District of Pennsylvania, captioned Palkon v. Alaska Communications Systems Group, Inc. On February 4, 2021, the sixth such lawsuit was filed against the Company and members of the Board in the United States District Court for the Southern District of New York, captioned Raul v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-00988. On February 6, 2021, the seventh such lawsuit was filed against the Company and members of the Board in the United States District Court for the Eastern District of New York, captioned Holodnak v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-ev-00656. On February 8, 2021, the eighth such lawsuit was filed against the Company and members of the Board in the United States District Court for the Southern District of New York, captioned Cazort v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-1139. In general, these eight lawsuits assert that the defendants failed to make adequate disclosures in the preliminary version of this proxy statement, filed with the SEC on January 25, 2021, regarding the merger agreement; the Company believes that these allegations are without merit.

Additional lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with indemnification.

Material U.S. Federal Income Tax Consequences of the Merger (see page 81)

The receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The Company stockholders should consult their tax advisors regarding the particular tax consequences of the exchange of shares of Company common stock for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

For additional information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 81.

Additional Information (see page 124)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers do not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On December 31, 2020, the Company, Parent and Merger Sub entered into the merger agreement. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:	As a stockholder of the Company, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $3.40 in cash, without interest and subject to any applicable withholding taxes, for each share of Company common stock you own as of immediately prior to the effective time, unless you have properly exercised and perfected your demand for appraisal rights in accordance the Section 262 of the DGCL with respect to such shares.

Q:	Is the consideration I receive taxable?

A:

The receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 81, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and non-U.S. taxes.

Q:	What will happen to my equity awards in the merger?

A:	Prior to the effective time, the Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that,

•

each Company RSU award, whether or not vested, will be cancelled as of immediately prior to the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to such Company RSU award by (ii) the merger consideration, reduced by applicable tax withholdings, and amounts payable with respect to Company RSU awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the merger; and

•

each Company PSU award, whether or not vested, will be cancelled as of immediately prior to the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to such Company PSU award by (ii) the merger consideration. The aggregate number of shares of Company common stock subject to any Company PSU awards will be determined based on the degree of achievement of the performance goals set forth in the applicable award agreement as of the effective time or such earlier time as determined by the compensation committee of the Board and such Company PSU awards will no longer be subject to any performance-based vesting conditions. Amounts payable with respect to Company PSU awards that are subject to vesting based on the price of Company common stock will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the merger, and amounts payable with respect to all other Company PSU awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the earliest of (a) the applicable time-based vesting date of the canceled Company PSU award, subject to the continued service of the holder of such Company PSU award through such date, (b) the date that is one year following the effective time, subject to the continued service of the holder of such Company PSU award through such date, and (c) the termination of the employment of the holder of such Company PSU award without “cause,” in any case without interest. All amounts due with respect to Company PSU awards will be reduced by applicable tax withholdings.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards and Company Stock Plans,” beginning on page 87.

Q:	Where and when will the special meeting of stockholders be held?

A:

The special meeting of the Company stockholders will be held on March 12, 2021, at 3:00 p.m. Alaska Time at Alaska Communications Business and Technology Center, 600 East 36th Avenue, Anchorage, Alaska 99503.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Company common stock as of the close of business on February 8, 2021, the record date for the special meeting, are entitled to receive these proxy materials and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Company common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on proposals to:

•	adopt the merger agreement;

•

approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 69; and

•

adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. While abstentions will be counted for purposes of determining a quorum, abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock cast on such matter (excluding abstentions and broker non-votes). Abstentions and failures to vote will have no effect on the outcome of this proposal. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved. The approval of the proposal to adopt the merger agreement is not conditioned on the approval of the non-binding compensation advisory proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock cast on such matter (excluding abstention and broker non-votes). Abstentions and failures to vote will have no effect on the outcome of this proposal. In addition, if a quorum is not present at the special meeting, either the chairman of the meeting or the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of the Company’s stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 53. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 69.

Q:	Have any of the Company’s stockholders already agreed to approve the proposal to adopt the merger agreement?

A:

Yes, pursuant to the voting agreement, the voting agreement stockholder has agreed, among other things, to vote any issued and outstanding shares of Company common stock beneficially owned by the voting agreement stockholder, or that may become beneficially owned by the voting agreement stockholder during the term of the voting agreement (i) in favor of adopting and approving the merger agreement and the transactions contemplated by the merger agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company contained in the merger agreement or of the voting agreement stockholder contained in the voting agreement, and (iii) against any acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement or the voting agreement. As of December 31, 2020, the voting agreement covered a total of 4,739,709 shares of Company common stock owned by the voting agreement stockholder, representing approximately 8.8% of the issued and outstanding shares of Company common stock. The voting agreement permits open market sales by broker dealers and as of January 25, 2021, 2,075,359 shares of Company Common Stock remained subject to the voting agreement, representing approximately 3.8% of the issued and outstanding shares of Company common stock as of February 8, 2021. For additional information, see the section entitled “The Voting Agreement” beginning on page 111.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares are needed to constitute a quorum?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of all the then outstanding shares of Company common stock entitled to vote at the special meeting as of the close of business on the record date constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 54,102,956 shares of Company common stock outstanding. If you are a holder of Company common stock as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares generally will not be counted in determining the presence of a quorum.

All shares of Company common stock held by the Company stockholders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger?

A:

In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 33.

Q:	What will happen if the Company stockholders do not approve the non-binding compensation advisory proposal?

A:

The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger and is advisory in nature only, meaning that it will not be binding on the Company or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Company common stock in one of the ways described below. You will be entitled to one vote for each share of Company common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by mail, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of Company common stock are represented at the special meeting.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee generally will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions generally will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares generally will not be included in the calculation of the number of shares of Company common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:

Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy bearing a later date, whether over the Internet, by telephone or by mail;

•

you may send a written notice prior to the special meeting (or any adjournment or postponement thereof) that you are revoking your proxy to the Company’s Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503-6091; or

•	you may attend the special meeting (or any adjournment or postponement thereof) and vote in person. However, simply attending the special meeting without voting will not revoke or change your proxy.

If your shares are held by your broker, bank or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy. All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I transfer my shares of Company common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the date on which the merger is expected to be completed. If you own shares of Company common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds such shares as of immediately prior to the effective time.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Company common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights will be available to these holders only if they deliver a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the merger agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 113.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, stockholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I do anything with respect to my Company equity awards now?

A:

No. There is no need for you to do anything with respect to your Company equity awards at this time. For additional information, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards and Company Stock Plans,” beginning on page 87.

Q:	When is the merger expected to be completed?

A:

We and Parent are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed in the second half of 2021, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by the Company stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger— Conditions to the Merger,” beginning on page 104.

Q:	What happens if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Company common stock.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $4.8 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 108.

If Parent or Merger Sub breaches the merger agreement (including a willful breach) or fails to perform under the merger agreement (even if willfully or intentionally), then the Company’s sole and exclusive remedy (other than specific performance to the extent permitted under the merger agreement) against Parent, Merger Sub or any of their affiliates or representatives for any breach of, or failure to perform under, the merger agreement will be for the Company to terminate the merger agreement in accordance with its terms and receive payment of the Parent termination fee of $8.8 million. If the Company effects a debt financing failure termination because all or a portion of the debt financing is not available to Parent other than as a result of (i) a breach of the debt commitment letter by Parent or (ii) a breach of the merger agreement by Parent or Merger Sub, Parent is required to pay to the Company a nonrefundable termination fee of $7.1 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 108.

For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 78.

Q:	Are there any requirements if I plan on attending the special meeting?

A:

If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that, if you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Further, if your shares are held in the name of a trust, LLC, or other entity, you will need to present proof that you are authorized to vote such shares. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company. Attendees will be required to comply with all requirements and guidelines promulgated by the Centers for Disease Control and Prevention, the State of Alaska and the Municipality of Anchorage with respect to COVID-19.

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 124.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The Company has retained Advantage Proxy, Inc. to assist in the solicitation process. The Company will pay Advantage Proxy, Inc. a fee of approximately $7,500 plus reimbursement of reasonable expenses. The Company also has agreed to indemnify Advantage Proxy, Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). In addition to solicitation by mail, the Company and its directors and officers may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing so. The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Q:	Who can help answer my questions?

A:

For questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or additional copies of this proxy statement or the enclosed proxy card(s), please contact our proxy solicitor:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: ksmith@advantageproxy.com

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement and the documents incorporated by reference in this proxy statement that are not historical in nature are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “seek,” “will,” “should,” “could,” “may,” “aim,” “target,” “potential,” “intend,” “projects,” “likely,” “continue,” “positioned,” “outlook” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements are based upon management’s current expectations and speak only as of the date of this proxy statement. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation:

•

the future impact of the COVID-19 pandemic on the Company’s business, including but not limited to, the impact on its workforce, operations, supply chains, demand for products and services, and the Company’s financial results;

•

the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals);

•	unanticipated difficulties or expenditures relating to the merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including, in circumstances which would require the Company to pay a termination fee or reimburse Parent for certain of its expenses;

•

legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Board, the Company’s executive officers and others following the announcement of the merger;

•

the possibility of disruption to the Company’s business, current plans and operations caused by the proposed merger, or the announcement or pendency thereof, including increased costs and diversion of management time and resources;

•	limitations placed on the Company’s ability to operate its business under the merger agreement;

•	potential difficulties in employee retention due to the announcement and pendency of the merger;

•	the response of customers, distributors, suppliers, business partners and regulators to the announcement and pendency of the merger;

•	the Company’s and Parent’s ability to complete the proposed merger on a timely basis or at all;

•	the failure of the merger to be completed on a timely basis or at all for any other reason;

•	the possibility that alternative acquisition proposals will or will not be made;

•	the possible adverse effect on the Company’s business and the price of the Company common stock if the merger is not consummated in a timely manner or at all;

•	the execution of the Company’s long-term growth objectives and business transformation initiatives;

•	changes in accounting standards or tax rates, laws or regulations;

•	management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new personnel into the Company’s practices;

•	the adequacy of our business, financial and information systems and technology;

•	maintenance of effective internal controls;

•	continued and sufficient access to capital;

•	effects of the government’s monetary and fiscal policies;

•	market and general economic and political conditions; and

•

other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 16, 2020 and subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q (see the section entitled “Where You Can Find More Information” on page 124).

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. When relying on forward-looking statements to make decisions with respect to the merger, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. The forward-looking statements are made as of the date of this proxy statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. All subsequent written and oral forward-looking statements concerning the merger or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

For additional information, see the section entitled “The Merger—Forward Looking Financial Information,” beginning on page 59.

PARTIES TO THE MERGER

The Company

Alaska Communications Systems Group, Inc., a Delaware corporation, together with its subsidiaries, is a telecommunications fiber, broadband, and managed IT services provider, offering technology and customer solutions to residential, business, and wholesale customers in and out of Alaska. The Company’s facilities-based communications network extends through the economically significant portions of Alaska and connects to the contiguous states via our two diverse undersea fiber optic cable systems. The Company’s network is among the most expansive in Alaska and forms the foundation of service to our customers. The Company operates in a largely two-player terrestrial wireline market and we estimate our market share to be less than 25% statewide. Shares of Company common stock are listed on Nasdaq and trade under the symbol “ALSK.”

The Company’s principal executive offices are located at 600 Telephone Avenue, Anchorage, Alaska 99503-6091. Our telephone number is (907) 297-3000 and our investor internet address is www.alsk.com. Our customer internet address is www.AlaskaCommunications.com.The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about the Company is contained in our public filings, which are incorporated by reference in this proxy statement. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 124.

Parent

Project 8 Buyer, LLC, a Delaware limited liability company, was formed on November 23, 2020 expressly for the purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Parent will be the immediate parent company of the Company. Parent’s principal executive offices are located at c/o ATN International, Inc., 500 Cummings Center, Suite 2450, Beverly, MA 01915, and its telephone number is (978) 619-1300.

Merger Sub

Project 8 MergerSub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, was formed on November 23, 2020 expressly for purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Merger Sub will merge with and into the Company, with the Company surviving, and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o ATN International, Inc., 500 Cummings Center, Suite 2450, Beverly, MA 01915, and its telephone number is (978) 619-1300.

ATN

ATN is a holding company that, directly and through its subsidiaries, owns and operates telecommunications businesses in North America, the Caribbean and Bermuda. ATN’s principal executive offices are located at 500 Cummings Center, Suite 2450, Beverly, MA 01915, and its telephone number is (978) 619-1300.

F3C IV

F3C IV is an investment fund advised by F3C. The principal executive offices of F3C IV and F3C are located at 12 East 49th Street, 27th Floor, New York, NY 10017, and their telephone number is (212) 235-2160.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on March 12, 2021, at 3:00 p.m. Alaska Time at Alaska Communications Business and Technology Center, 600 East 36th Avenue, Anchorage, Alaska 99503.

Company stockholders who wish to attend the special meeting may be asked to present valid photo identification. Please note that if you hold your shares of Company common stock in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Further, if your shares are held in the name of a trust, LLC, or other entity, you will need to present proof that you are authorized to vote such shares. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company. To ensure that you will be represented, even if you plan to attend the special meeting in person, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote by ballot in person, your vote will revoke any proxy that you have previously submitted. Please contact your bank, broker, trust or other nominee for instructions regarding obtaining your specific control number and further instructions.

Purpose of the Special Meeting

At the special meeting, the Company stockholders of record will be asked to consider and vote on proposals to:

•

adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;

•

approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 69; and

•

adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of the Company’s stockholders, (ii) approved the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) directed that the adoption of the merger agreement be submitted to a vote of the stockholders of the Company at a meeting of the Company’s stockholders and (iv) recommended adoption of the merger agreement to the stockholders of the Company. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends you vote “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date, Notice and Quorum

Each holder of record of shares of Company common stock as of the close of business on February 8, 2021, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 54,102,956 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of 27,051,479 shares of Company common stock constitutes a quorum for the special meeting.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares generally will not be counted in determining the presence of a quorum.

The presence in person or by proxy of holders of Company common stock entitled to cast a majority of all the votes entitled to be cast as of the close of business on the record date will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be postponed or adjourned to a later date.

Required Vote

Completion of the merger requires adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of the Company common stock entitled to vote on the proposal as of the close of business on the record date. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

In addition, approval of the proposal regarding the non-binding, advisory vote on the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (i.e., the merger-related compensation proposal) requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and failures to vote will have no effect on the outcome of this proposal. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is approved and adopted by Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

If necessary or appropriate, approval of the proposal regarding any adjournment of the special meeting to a later date or time including for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the adoption of the merger agreement (i.e., the adjournment proposal), requires the affirmative vote of a majority of the votes cast on the proposal. In addition, our bylaws permit the chairman of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting. Abstentions and failures to vote will have no effect on the outcome of this proposal.

Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Abstentions will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares cast on such matter (excluding abstentions and broker non-votes). Consequently, abstention from voting will have no effect on the outcome of this proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares cast on such matter. Consequently, abstention from voting will have no effect on the outcome of this proposal.

The only proposals to be voted on at the special meeting are “non-routine” under NYSE Rule 452. Brokers may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given. The proposals are regarded as non-routine matters, and accordingly, if you hold your shares in “street name” through a broker, your broker may not vote on these proposals without instructions from you. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your broker with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of the non-binding compensation advisory proposal and the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock cast on such matters (excluding abstentions and broker non-votes), and because your broker will not have discretionary authority to vote on either proposal, the failure to provide your broker with voting instructions will have no effect on approval of such proposals.

How to Vote

Stockholders have a choice of voting (i) by proxy by completing a proxy card and mailing it in the prepaid envelope provided, (ii) by proxy by calling a toll-free telephone number, (iii) by proxy through the Internet or (iv) by attending the special meeting and voting in person. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” such proposal. If you indicate “ABSTAIN” on the non-binding compensation advisory proposal or the proposal to adjourn the special meeting if necessary or appropriate, it will have no effect on such proposals. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee generally will not be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, please call our proxy solicitor, Advantage Proxy, Inc., toll-free at 877-870-8565.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Company stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail, in accordance with the instructions on the accompanying proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503-6091, stating that the proxy is revoked; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if you return a properly executed proxy card but do not indicate instructions on your proxy card, “FOR” the proposal.

If a quorum is not present at the special meeting, the special meeting may be adjourned by either the chairman of the meeting or by the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting.

The Company may postpone or adjourn the special meeting (i) with the consent of Parent, (ii) for the absence of a quorum necessary to conduct the business of the special meeting, (iii) after consultation with Parent, to ensure that any necessary supplement or amendment to this proxy statement is provided to the holders of shares of Company common stock within a reasonable amount of time in advance of the special meeting, (iv) after consultation with Parent, to allow for additional time for the solicitation of proxies in order to obtain the approval by the Company stockholders of the merger, or (v) if the Company is required to postpone or adjourn the special meeting by applicable law; provided, however, that the Company may not postpone the special meeting for more than an aggregate of 20 business days without the prior written consent of Parent.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained Advantage Proxy, Inc. to assist in the solicitation process. The Company will pay Advantage Proxy, Inc. a fee of approximately $7,500 plus reimbursement of reasonable expenses. The Company also has agreed to indemnify Advantage Proxy, Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of the Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder entitled to be present at the special meeting during the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by the Company stockholders, for any purpose germane to the meeting, during ordinary business hours at Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503-6091. If you want to inspect the stockholder list, call our Corporate Secretary at 907-297-3000 to schedule an appointment. You will be required to comply with all requirements and guidelines promulgated by the Centers for Disease Control and Prevention, the State of Alaska and the Municipality of Anchorage with respect to COVID-19.

The Voting Agreement

On December 31, 2020, in connection with the execution of the merger agreement, TAR Holdings, LLC, a stockholder of the Company (the “voting agreement stockholder”), entered into a voting agreement (the “voting agreement”) with Parent. As of December 31, 2020, the voting agreement covered a total of 4,739,709 shares of Company common stock owned by the voting agreement stockholder, representing approximately 8.8% of the issued and outstanding shares of Company common stock. The voting agreement permits open market sales by broker dealers and as of January 25, 2021, 2,075,359 shares of Company Common Stock remained subject to the voting agreement, representing approximately 3.8% of the issued and outstanding shares of Company common stock as of February 8, 2021.

Pursuant to the voting agreement, the voting agreement stockholder has agreed, among other things, subject to the terms and conditions of the voting agreement, to vote or cause to be voted any issued and outstanding shares of Company common stock beneficially owned by the voting agreement stockholder, or that may otherwise become beneficially owned by the voting agreement stockholder, during the term of the voting agreement, (i) in favor of adopting and approving the merger agreement and the transactions contemplated by the merger agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company contained in the merger agreement or of the voting agreement stockholder contained in the voting agreement, and (iii) against any acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement or the voting agreement.

Additionally, the voting agreement stockholder agreed, subject to certain exceptions, not to (i) solicit or initiate any acquisition proposal or any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an acquisition proposal, (ii) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an acquisition proposal (other than the merger agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement, or (iii) initiate a stockholders’ vote or action by consent of the Company stockholders with respect to an acquisition proposal.

The voting agreement terminates automatically upon the earliest to occur of:

•	the vote of the Company’s stockholders at the special meeting (subject to any adjournment thereof);

•	the termination of the merger agreement in accordance with its terms;

•	the Board changes its recommendation that the Company stockholders vote to approve the adoption of the merger agreement in accordance with the merger agreement; and

•	14 months from December 31, 2020, the date of the voting agreement.

In addition, the voting agreement may be terminated at any time prior to the consummation of the transactions contemplated by the merger agreement by the written consent of the voting agreement stockholder and the Parent.

Additionally, the voting agreement stockholder may terminate the voting agreement upon a determination by the voting agreement stockholder, in the event that the merger agreement is amended, such amendment contains any material adverse change, in the sole discretion of the voting agreement stockholder, without the prior written consent of the voting agreement stockholder, to the merger consideration payable to the Company stockholders under the merger agreement.

See the section of this proxy statement entitled “The Voting Agreement” beginning on page 111 for further discussion of the terms of the voting agreement.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Advantage Proxy, Inc., toll-free at 877-870-8565.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, the Company stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. For additional information, see the sections entitled “The Merger,” beginning on page 35, and “The Agreement and Plan of Merger,” beginning on page 85.

The Board unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such proposal. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 74, including the table in that section and accompanying footnotes. Accordingly, the Company stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon the Company, the Board or Parent or any of the Company’s or Parent’s subsidiaries and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted and the merger is completed (subject only to the contractual conditions applicable thereto). However, the Company seeks your support and believes that your support is appropriate because the Company has a comprehensive executive compensation program designed to link the compensation of our executives with the Company’s performance and the interests of the Company stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of Alaska Communications Systems Group, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Alaska Communications Systems Group, Inc. that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 74 of the Proxy Statement dated February 9, 2021 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that the Company stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares cast on such matter (excluding abstentions and broker non-votes). The vote is advisory only and, therefore, not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved. Abstentions and failures to vote will have no effect on the outcome of this proposal.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

Company stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares cast such matter (excluding abstentions and broker non-votes). In addition, if a quorum is not present at the special meeting, either the chairman or the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. Abstentions and failures to vote will have no effect on the outcome of this proposal.

The Company may postpone or adjourn the special meeting (i) with the consent of Parent, (ii) for the absence of a quorum necessary to conduct the business of the special meeting, (iii) after consultation with Parent, to ensure that any necessary supplement or amendment to this proxy statement is provided to the holders of shares of Company common stock within a reasonable amount of time in advance of the special meeting, (iv) after consultation with Parent, to allow for additional time for the solicitation of proxies in order to obtain the approval by the Company stockholders of the merger, or (v) if the Company is required to postpone or adjourn the special meeting by applicable law; provided, however, that the Company may not postpone the special meeting for more than an aggregate of 20 business days without the prior written consent of Parent.

THE MERGER

Overview

The Company is seeking the adoption by the Company stockholders of the merger agreement the Company entered into on December 31, 2020 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company. The Company will survive the merger as a wholly owned subsidiary of Parent. The Board has approved the merger agreement and unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

At the effective time, each share of Company common stock that is issued and outstanding immediately prior to the effective time (other than (i) shares owned by the Company (or any wholly-owned subsidiary that is disregarded for that purpose), Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $3.40 per share in cash, without interest, subject to any applicable withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

Background of the Merger

The Board and the Company’s management regularly review the Company’s business strategy and strategic plan and evaluate strategic and financial opportunities to maximize stockholder value. In addition, the Board and management periodically review and assess the Company’s competitive position and actively monitor and assess industry trends, the Company’s short- and long-term performance, the Company’s stock price performance, and potential strategic and financial initiatives. The Board and management also periodically discuss potential challenges that the Company faces in executing its strategic plan.

In 2018, the Board began to discuss in depth the Company’s strategic goals and potential strategic alternatives, including continuing to operate on a standalone basis and a potential sale of the Company. After preliminary discussions among members of the Board, the Board determined that the Company should explore, among other alternatives, a potential sale of the Company. The Company engaged two financial advisors in connection with the review of strategic alternatives. During this strategic review, representatives of the Company contacted a number of potential counterparties, including (i) ATN, (ii) a privately held industry participant we refer to as “Party A”, (iii) a private equity sponsor we refer to as “Party B” and (iv) an affiliate of Macquarie Capital (USA), Inc. (“Macquarie”), regarding their respective interest in pursuing a strategic transaction with the Company. The Company engaged in preliminary discussions with Party A, Party B and Macquarie regarding a potential transaction, but did not engage in discussions with ATN regarding a potential transaction at that time. The Company did not receive any meaningful offers from a potential counterparty at that time and concluded its strategic review process in the first half of 2019 with a determination to remain a standalone company.

In June 2019, representatives of Party B contacted representatives of the Company to express Party B’s interest in pursuing a financial investment in the Company. Party B did not make a formal proposal at that time and the Company and Party B ended discussions in 2019.

From time to time in 2019 and the first half of 2020, the Company engaged in informal discussions regarding a potential transaction with Party A.

On February 10, 2020, representatives of a private equity sponsor we refer to as “Party C” approached representatives of the Company in connection with Party C’s interest in a strategic transaction with the Company. On February 18, 2020, the Company and Party C entered into a confidentiality agreement to facilitate diligence and discussions in connection with a potential transaction. Starting in February 2020, Party C performed preliminary diligence on the Company, which included access to non-public information provided by the Company, management presentations and diligence calls with Company management.

On March 10, 2020, at the request of Macquarie, representatives of the Company spoke with a representative of Macquarie to discuss Macquarie’s interest in a strategic transaction with the Company. On March 16, 2020, the Company and Macquarie entered into a confidentiality agreement to facilitate diligence and discussions in connection with a potential transaction. Starting in March 2020, Macquarie performed preliminary diligence on the Company, which included access to non-public information provided by the Company, management presentations and diligence calls with Company management.

On March 24 and 25, 2020, the Board held a meeting where it discussed potential strategic alternatives available to the Company. At this meeting, two financial advisors provided preliminary presentations to the Board regarding their potential engagement to assist the Board in the evaluation of strategic alternatives.

On April 16, 2020, Mr. Bishop updated the members of the Board on potential strategic opportunities, including diligence by and discussions with Macquarie.

On May 8, 2020, representatives of F3C contacted Company senior management to discuss F3C’s interest in providing financing to the Company. On May 13, 2020, the Company and F3C entered into a confidentiality agreement in order to facilitate discussions and diligence in connection with a potential transaction. Starting in May 2020, F3C performed preliminary diligence on the Company, which included access to non-public information provided by the Company, management presentations and diligence calls with Company management.

On June 16, 2020, as a result of periodic informal discussions between the Company and Party A regarding a potential transaction, the Company and Party A agreed to reinstate and extend the confidentiality agreement previously executed by the Company and Party A in connection with the Company’s 2018/2019 strategic review process.

On June 16 and June 17, 2020, the Board held a regular meeting. At this meeting, the Board continued to discuss potential strategic opportunities. Mr. Bishop updated the Board on preliminary discussions with Macquarie, F3C and Party A.

On June 29, 2020, the Company received a non-binding term sheet from F3C proposing a $100 million common and preferred stock private investment in the Company.

On July 2, 2020, the Company received a non-binding indication of interest from Macquarie to acquire the Company at a price per share in the range of $2.85 to $3.05 in cash and requesting exclusivity to negotiate with the Company and conduct further diligence regarding the proposed transaction for a period of 45 days. Macquarie’s proposal also outlined certain preliminary proposed transaction terms, including the financing of the proposed transaction through equity provided by Macquarie or third party investors and third party debt financing.

On July 7, 2020, the Board met to discuss the progress in discussions with potential counterparties, including Macquarie, F3C and Party A. The Board considered the relative merits of the private investment proposed by F3C and the acquisition proposals from each of Macquarie and Party A with the input of Company management. The Board concluded that an acquisition of the Company presented the highest potential value for the Company’s stockholders and instructed management to respond to F3C to determine its interest in making a proposal to acquire the Company in lieu of a private investment. The Board also considered Macquarie’s proposal and request for exclusivity. After discussion, the Board determined that the Company should continue to negotiate with Macquarie on a non-exclusive basis while discussions with other potential counterparties remained ongoing and instructed management to communicate the Board’s position to Macquarie.

In early July 2020, the Company retained Sidley Austin LLP (“Sidley”) as legal counsel to the Company in connection with the Company’s strategic review.

On July 23, 2020, the Company received a non-binding indication of interest from Party A to acquire the Company at a price per share of $2.80 to $3.20 in cash and requesting exclusivity to negotiate with the Company regarding the proposed transaction for a period of 60 days.

Also on July 23, 2020, F3C submitted a revised proposal to invest $80 million in the form of common and preferred stock and updating certain other proposed terms related to, among other things, the features of the proposed equity securities and F3C’s governance rights.

On July 29, 2020, the Board met. Mr. Bishop updated the Board on discussions with each of Macquarie, F3C and Party A. Mr. Bishop reported that Macquarie continued to engage in preliminary diligence, which it expected to complete before making a decision on whether to submit a revised proposal. Mr. Bishop also reported that after discussions between Company management and each of Party A and F3C, Party A had indicated its intent to refine its valuation of the Company, and F3C had indicated its intent to refine the terms of its proposed private investment in the Company, and that each of Party A and F3C could potentially submit revised proposals. Representatives of Sidley presented a comprehensive overview of the Board’s fiduciary duties under Delaware law, particularly in connection with a potential change of control of the Company.

On August 17, 2020, the Board met and received a briefing on discussions with various potential counterparties. Mr. Bishop reported that Macquarie’s preliminary diligence was nearly complete, and that Macquarie had indicated that it would be submitting a revised proposal in the next week. Mr. Bishop reported that Party A had completed some diligence but had put further diligence on hold pending further refinement of its valuation of the Company. The Board also discussed F3C’s proposed private investment in the Company. After discussion, the Board instructed management to continue negotiations with the potential counterparties and to facilitate diligence.

On August 21, 2020, the Company submitted a counterproposal to F3C revising F3C’s proposed investment to $100 million and revising certain other proposed terms. Later that day, F3C submitted a revised proposal revising its proposed investment to $90 million and updating certain other proposed terms. From August 21 to August 31, 2020, representatives of the Company and representatives of F3C engaged in discussions regarding F3C’s proposed private investment in the Company. On August 31, 2020, F3C submitted a revised proposal revising its proposed investment to $100 million and updating certain other proposed terms.

On August 27, 2020, Macquarie submitted a revised proposal to acquire the Company at a price per share of $3.00 in cash subject to diligence, and again requesting a 45-day period of exclusivity to negotiate with the Company.

On September 1, 2020, the Board met to discuss the Macquarie proposal, including the proposed price, the length of the requested exclusivity period and the anticipated extent of confirmatory diligence. The Board discussed a potential counterproposal to address, among other things, the length of the exclusivity period and requiring that any definitive agreement provide for a “go-shop” which would allow the Company to solicit acquisition proposals after signing that could result in a superior offer. The Board instructed management and Sidley to propose to Macquarie, among other things, a shorter exclusivity period and a go-shop provision. The Board also considered the revised proposal from F3C and diligence performed by F3C to date. The Board discussed retention of a financial advisor to assist in the evaluation of a potential transaction.

On September 2, 2020, the Company responded in writing to Macquarie’s revised proposal, indicating that it would be willing to provide Macquarie with exclusivity until October 5, 2020, subject to certain conditions, including (i) Macquarie agreeing to a customary standstill, (ii) inclusion in the definitive transaction documents of a go-shop period and (iii) that during the exclusivity period, the Company would be allowed to continue to pursue financing alternatives or to modify its capital structure. The Company also provided Macquarie a draft exclusivity and standstill agreement. Following delivery of the letter and draft exclusivity and standstill agreement, Mr. Bishop and representatives of Macquarie spoke by telephone to discuss Macquarie’s concerns with the Company’s condition related to the pursuit of financing alternatives during the exclusivity period. Over the next few days, representatives of Macquarie and the Company negotiated the exclusivity and standstill agreement.

On September 11, 2020, the Board approved entering into an exclusivity and standstill agreement with Macquarie. The Board also considered establishing a Transaction Committee (the “Transaction Committee”) to assist the Board in overseeing negotiation of a potential transaction.

Later that day, the Company and Macquarie entered into an exclusivity and standstill agreement, which provided for a 35-day exclusivity period during which the Company was not permitted to negotiate with any other potential counterparties regarding any potential business combination or financing arrangement, and included a standstill provision restricting, among other things, Macquarie’s ability to acquire shares of the Company common stock until the later of (i) 120 days from the date of the exclusivity and standstill agreement and (ii) the termination of the definitive transaction document related to the proposed transaction. Starting on September 11, 2020, the Company ceased discussions with other potential counterparties.

On September 14, 2020, Macquarie provided a supplemental diligence request list to the Company in connection with its confirmatory diligence.

On September 17, 2020, the Company received a commitment letter from F3C with respect to F3C’s proposed financial investment in the Company.

On September 18, 2020, the Board met regarding the F3C commitment letter. The Board determined that it could not consider the F3C proposal because the Company was subject to an exclusivity agreement with Macquarie. The Board established the Transaction Committee, comprised of independent directors Peter D. Aquino, Benjamin C. Duster, IV and David W. Karp, to assist the Board in carrying out its oversight responsibilities relating to potential mergers, acquisitions, divestitures and other strategic transactions outside the ordinary course of business and to provide advice and guidance to management, the Company’s advisors and the Board with respect to the Company’s strategy with respect to any such transaction. Mr. Aquino was appointed Chairman of the Transaction Committee.

On September 18, 2020, the Transaction Committee met to discuss engaging a financial advisor to assist the Company.

On September 20, 2020, representatives of Sidley contacted representatives of Morrison & Foerster LLP, legal counsel to F3C (“Morrison & Foerster”), to advise them that the Company could not engage in discussions regarding F3C’s proposal at that time.

On September 21, 2020, Goodwin Proctor LLP, legal counsel to Macquarie (“Goodwin”), delivered a draft merger agreement to the Company and Sidley that, among other things, (i) did not include a go-shop provision, (ii) proposed a Company termination fee of 4% of the equity value of the transaction, (iii) did not require Macquarie or any of its affiliates to take any remedial actions requested or required by governmental authorities in connection with required regulatory approvals, which would include approval from the Defense Counterintelligence and Security Agency (“DCSA”), the Committee on Foreign Investment in the United States (“CFIUS”) and certain foreign ownership approvals from the FCC because of Macquarie’s status as a foreign buyer (a “regulatory out”), (iv) did not include a reverse termination fee for the failure to obtain required regulatory approvals and (v) did not include a reverse termination fee or an equity backstop if debt financing were not available at closing. The draft merger agreement indicated that the transaction would be financed by a combination of debt and equity from unidentified sources, but did not indicate the aggregate amounts or proportions of debt and equity financing. The draft merger agreement also indicated that Macquarie would seek voting agreements from one or more of the Company’s stockholders.

On September 25, 2020, the Transaction Committee met to discuss the preliminary draft merger agreement provided by Goodwin. The Transaction Committee instructed Company management and Sidley to negotiate with Macquarie and its legal counsel with principal focus on (i) the fact that the draft merger agreement did not include a go-shop and (ii) the lack of deal certainty given that Macquarie was not required to take remedial actions in connection with regulatory approvals and had not provided information on its sources of debt and equity capital. The Transaction Committee also evaluated proposals from potential financial advisors and interviews of the potential financial advisors conducted by members of the Transaction Committee prior to the meeting.

Later that day, the Company received a non-binding indication of interest from Party A to acquire the Company at a price per share of $3.00 in cash and requesting exclusivity to the proposed transaction for a period of 75 days. Party A’s proposal indicated that financing for the proposed transaction would be provided in part by Party C. On September 28, 2020, Mr. Bishop contacted Party A to advise them that the Company was subject to an exclusivity agreement and could not engage in discussions regarding Party A’s proposal at that time.

During the week of September 28, 2020, representatives of Macquarie conducted on-site diligence at the Company’s facilities in Alaska and Oregon and met with Company management and other key employees.

On September 29, 2020, representatives of Sidley and Goodwin spoke by telephone to discuss key open issues in the draft merger agreement, including the lack of a go-shop provision, the regulatory out and the proposed financing arrangements.

On September 29, 2020, the Transaction Committee met to discuss negotiations with Macquarie. Mr. Aquino apprised the Transaction Committee of discussions with representatives of Macquarie and noted the receipt of the September 25 Party A proposal. In respect of the potential transaction with Macquarie, the Transaction Committee instructed Sidley to propose to Goodwin (i) a full equity backstop if debt financing were not available at closing and to provide the Company with the right to seek specific performance to enforce Macquarie’s obligation to complete the proposed transaction under these circumstances and (ii) a customary go-shop period that would allow the Company to pursue potential transactions with third parties that could provide enhanced value to stockholders, whether through an acquisition of the Company or an equity investment in the Company. The Transaction Committee instructed Company management to request formal proposals from several financial advisors to advise the Board and the Transaction Committee in connection with a proposed transaction with Macquarie and a possible go-shop process.

On October 1, 2020, the Transaction Committee met to consider selecting a financial advisor. The Transaction Committee focused on a number of criteria, including knowledge of the Company, telecommunications experience, reputation, resources, previous public company deal experience and ability to run an effective pre-signing market check (if the exclusivity period with Macquarie expired without the execution of a definitive agreement) or go-shop process. The Transaction Committee met with, and reviewed formal proposals from, several financial advisors.

On October 2, 2020, the Company received a letter from F3C extending the expiration date of F3C’s proposed commitment letter to October 13, 2020.

On October 2, 2020, the Transaction Committee met. Representatives of B. Riley attended and described B. Riley’s experience and qualifications to serve as financial advisor to the Company before leaving the meeting.

The Transaction Committee discussed the fit with B. Riley’s deal team given its apparent commitment of talent, resources, experience and ability to execute, and agreed to recommend that the Board engage B. Riley as the Company’s financial advisor.

Later that day, the Board met. Mr. Aquino presented the recommendation of the Transaction Committee that the Board engage B. Riley as the Company’s financial advisor. The Board approved B. Riley’s engagement as the Company’s financial advisor, subject to the Board’s review of B. Riley’s relationship disclosure with respect to the certain parties identified by the Company and negotiation of a satisfactory engagement letter.

On October 2, 2020, Sidley delivered a revised draft merger agreement to Goodwin that, among other things, (i) included a 45-day go-shop period, subject to a 20-day extended period for the Company to negotiate with “excluded parties” who submit acquisition proposals during the go-shop period, (ii) provided for a Company termination fee of 3.0% of the equity value of the transaction, with a reduced termination fee of 1.25% of the equity value of the transaction in connection with the go-shop, (iii) required Macquarie and its affiliates to take any remedial actions requested or required by governmental authorities in connection with required regulatory approvals, provided that such actions did not have a material adverse effect on Macquarie or its affiliates, (iv) included a reverse termination fee of 8.0% of the equity value of the transaction for a regulatory failure and (v) required a full equity backstop if debt financing were not available at closing.

Between October 2 and October 14, 2020, Mr. Aquino spoke to representatives of Macquarie regarding key open issues in the draft merger agreement.

On October 7, 2020, the Transaction Committee met to discuss the status of negotiations with Macquarie. The Transaction Committee concluded that the Company’s 2018/2019 strategic review process had not been sufficient to identify all current potential acquirers and, in any event, had been conducted 18 months before. Consequently, the Transaction Committee determined that the Company should continue to insist on a go-shop or a pre-signing market check. The Transaction Committee instructed management to coordinate with B. Riley and Sidley to discuss with Macquarie key open issues in the proposed transaction.

On October 8, 2020, representatives of Macquarie, Goodwin, the Company and Sidley spoke by telephone to discuss key open issues in the October 2 Sidley draft merger agreement. Among other things, the parties discussed the inclusion of a go-shop provision, the termination fees, Macquarie’s obligations in connection with required regulatory approvals and the proposed financing arrangements.

On October 12, 2020, the Transaction Committee met. Mr. Aquino summarized his discussions with representatives of Macquarie, and the Company’s advisors summarized the October 8 call with representatives of Macquarie and Goodwin. Mr. Aquino noted that the parties were still far apart on a number of key issues, that Macquarie had not completed confirmatory diligence to its satisfaction and that Macquarie indicated that it might not be prepared to sign a definitive agreement before the end of the exclusivity period. He further noted that representatives of Macquarie had proposed a one week extension of the exclusivity period in exchange for a three week go-shop period. The Transaction Committee discussed the potential scenarios for finalizing a transaction with Macquarie or pursuing an alternative transaction, including the process for a pre-signing market check after the expiration of exclusivity with Macquarie. The Transaction Committee and the Company’s advisors discussed the amount of time that would be sufficient to conduct a thorough market check during the go-shop period. The Transaction Committee concluded that the Company should pursue a pre-signing market check or a go-shop period of at least 30 days.

On October 13, 2020, F3C notified the Company that it was extending the expiration date of its proposed commitment letter to October 20, 2020.

On October 14, 2020, representatives of Macquarie contacted Mr. Bishop to indicate that Macquarie would deliver a revised draft merger agreement that day that would include compromise positions on outstanding issues, and requested the opportunity for representatives of Macquarie to present their proposed agreement to the Board. Mr. Bishop shared this conversation and Macquarie’s request with the Board.

On October 14, 2020, the Transaction Committee met to discuss the status negotiations with Macquarie. It was noted that the exclusivity period with Macquarie would expire at 11:59 p.m. Eastern Time on Friday, October 16. The Transaction Committee discussed how the Company should proceed if the exclusivity period expired before an agreement was reached, including the possibility of continued negotiations with Macquarie outside the exclusivity period as well as reopening discussions with F3C and Party A. The Transaction Committee reviewed the proposed engagement letter with B. Riley and a memorandum from B. Riley disclosing B. Riley’s material relationships with Macquarie, F3C and Party A. The Transaction Committee determined that B. Riley’s memorandum did not present any material conflicts that would preclude B. Riley’s engagement as a financial advisor in connection with a strategic transaction with Macquarie, F3C or Party A.

Later on October 14, 2020, Goodwin delivered a revised draft merger agreement to Sidley that, among other things, (i) did not include a go-shop provision, (ii) proposed a Company termination fee of 3.75% of the equity value of the transaction, (iii) did not require Macquarie to take or its affiliates to take any remedial actions requested or required by governmental authorities in connection with required regulatory approvals, other than conditions imposed on the proposed direct parent of the Company that did not create a burdensome condition, (iv) did not include a reverse termination fee for the failure to obtain required regulatory approvals and (v) included a reverse termination fee of 4.25% of the equity value of the transaction if debt financing were not available at closing.

On October 16, 2020, the Company formally engaged B. Riley as its financial advisor.

On October 16, 2020, the Board met. Representatives of Sidley summarized the key issues in the October 14 Goodwin draft merger agreement, noting that Macquarie had not materially changed its position on any of the key issues other than providing a reverse termination fee in connection with a financing failure. The Board concluded that there were significant unresolved issues and the Company should not extend the exclusivity period with Macquarie, but should continue to negotiate with Macquarie on a non-exclusive basis. The Board then discussed resuming negotiations with other potential counterparties, including: (i) F3C, which had offered to make a private investment in the Company’s debt and equity; (ii) Party A, which had offered to acquire the Company; and (iii) Party B, which had expressed interest in making a private investment in the Company in 2019. The Board instructed the Transaction Committee, management and the Company’s advisors to contact each of F3C, Party A, Party B and Party C after the exclusivity period with Macquarie expired to determine their interest in moving forward with a potential transaction. The Board also discussed whether the Company’s representatives should contact other potential counterparties to determine their interest in acquiring the Company and instructed B. Riley to assist the Company in identifying potential counterparties and discussing such potential counterparties with the Transaction Committee.

On October 16, 2020, the exclusivity period with Macquarie expired.

Starting on October 17, 2020, consistent with the Board’s instructions, the Company’s advisors and Company management engaged in discussions with potential counterparties, including Macquarie, F3C, Party A, Party B and Party C, regarding a potential transaction with the Company.

On October 19, 2020, F3C submitted a revised term sheet proposing a private investment in the Company through the issuance of equity securities in the Company. From October 19 to October 20, 2020, representatives of the Company and F3C negotiated the terms of the proposed private investment in the Company.

On October 19, 2020, Sidley provided Goodwin with an issues list summarizing certain key open issues with the October 14 Goodwin draft merger agreement and requesting a call to discuss these issues.

On October 20, 2020, the Transaction Committee met. Representatives of Sidley described key issues in the transaction proposed by F3C. The Transaction Committee considered the impact of a potential transaction with F3C, including the proposed mix of debt and equity, how the transaction would be viewed by the Company’s stockholders, ratings agencies, analysts, and auditors, and how to approach negotiations with both F3C and the Company’s existing creditors. The Transaction Committee instructed Sidley to continue negotiations with F3C and instructed management to review the impact of the proposed transaction on the Company’s credit facilities and credit ratings.

On October 21, 2020, representatives of Sidley, Goodwin, B. Riley, the Company and Macquarie spoke by telephone to discuss key open issues. On this call, Macquarie proposed that in lieu of a go-shop Macquarie would consider delaying execution of a definitive agreement for 45 to 60 days to allow the Company to conduct a pre-signing market check.

On October 22, 2020, the Company and Party B entered into a confidentiality agreement to facilitate diligence and discussions in connection with a potential transaction. The confidentiality agreement included customary standstill and non-solicitation provisions. Following the execution of the confidentiality agreement, representatives of Party B and representatives of the Company discussed a potential transaction. During the last week of October, Party B indicated that they were not interested in pursuing an acquisition of the Company at a price per share above $3.00, and the Company and Party B ended discussions regarding a potential transaction.

On October 22, 2020, the Transaction Committee met and representatives of Sidley apprised the Transaction Committee of the recent discussions with Macquarie and its representatives. The Transaction Committee discussed the risks in delaying the proposed transaction with Macquarie to conduct a market check, including the possibility that the market check would not result in any proposals more attractive than the proposed transaction with Macquarie, and that the delay could cause Macquarie to reduce its offer price or decline to continue negotiations with the Company. The Company’s advisors noted if the market check did not produce any attractive proposals, including from Macquarie, the Board would not be obligated to proceed with a transaction and could instead proceed with its standalone plan. The Transaction Committee concluded that the Company should continue to pursue a prompt transaction with Macquarie that included a customary go-shop, but should also begin a pre-signing market check if Macquarie refused to agree to a go-shop. The Transaction Committee authorized B. Riley to begin a targeted pre-signing market check for certain counterparties that would likely be interested in acquiring, or making a significant private investment in, the Company. Company management and representatives of Sidley provided an update on the potential private investment by F3C. The Transaction Committee concluded that the transaction with F3C on the terms then proposed was not in the best interests of the Company’s stockholders and that, absent a material revision to the proposed terms by F3C, the Company should not continue to pursue negotiations with F3C on the potential private investment.

After the October 22, 2020 Transaction Committee meeting, representatives of Macquarie informed representatives of the Company that, despite what representatives of Macquarie had said on October 21, Macquarie was not willing to delay signing a merger agreement to allow the Company to conduct a pre-signing market check. Later that night, representatives of Macquarie contacted Mr. Aquino to state that their updated position was not to delay the signing.

On October 22, 2020, the Company delivered a draft merger agreement to each of Party A and Party C, that, among other things, (i) included a 45-day go-shop period, subject to a 15-day extended period for the Company to negotiate with “excluded parties” who submit acquisition proposals during the go-shop period, (ii) provided for a Company termination fee of 3.0% of the equity value of the transaction, with a reduced termination fee of 1% of the equity value of the transaction in connection with the go-shop, (iii) required the acquirer to take any remedial actions requested or required by governmental authorities in connection with required regulatory approvals, provided that such actions did not have a material adverse effect on the acquirer or its affiliates, taken as a whole, (iv) included a reverse termination fee of 8.0% of the equity value of the transaction for a regulatory failure and (v) required a full equity backstop if debt financing were not available at closing.

After delivery of the draft merger agreement to Party A, representatives of Party A and representatives of the Company continued to discuss a potential transaction. During the last week of October, Party A indicated that it was not interested in pursuing an acquisition of the Company at a price per share above $3.00, and the Company and Party A ended discussions regarding a potential transaction.

On October 23, 2020, Goodwin delivered to the Company draft equity and debt commitment letters that provided for a significant equity investment in the proposed transaction by GCM Grosvenor, through its Labor Impact Fund (“GCM”).

On October 26, 2020, the Transaction Committee met to discuss negotiations with potential counterparties. Representatives of Sidley described the proposed debt and equity commitments from Macquarie and GCM and reported on progress in the negotiation of the other key open issues with Macquarie. Representatives of B. Riley reported on several phone calls with representatives of Macquarie and summarized Macquarie’s current positions on key open items, including the go-shop. Representatives of B. Riley also informed the Transaction Committee that Macquarie had indicated that it wanted to execute a definitive agreement by October 30, 2020 or as soon as possible thereafter, with a go-shop period terminating on November 29, 2020 and a termination fee of 2.5% of the equity value of the transaction in connection with the go-shop. Representatives of B. Riley reported that they had also engaged in a number of conversations with Party C about its interest in a potential acquisition of the Company, and that Party C indicated it would submit a written indication of interest and provide initial feedback on the Sidley draft merger agreement within the next few days. The Transaction Committee determined that, in order to maintain negotiations with Macquarie, the potential bidder farthest along in its process and most likely to be able to enter into and consummate a transaction at that time, the Company should pursue a transaction with Macquarie on acceptable terms as quickly as possible and simultaneously negotiate with Party C to facilitate continued discussions with Party C during the go-shop period. The Transaction Committee instructed B. Riley and Sidley to propose to Macquarie a minimum go-shop period of 30 days from the signing of a merger agreement and a go-shop termination fee of 2% of equity value. Representatives of Sidley reported that they had been contacted by counsel for F3C regarding revised terms for a potential private investment in with the Company. The Transaction Committee concluded that the implied value of the transaction proposed by F3C was not sufficiently attractive to pursue a transaction with F3C on the proposed terms. The Transaction Committee instructed Sidley to communicate the Transaction Committee’s position to F3C’s counsel and indicate that the Transaction Committee remained open to continued discussions if F3C were willing to improve the terms of its proposal.

On October 27, 2020, the Company received a non-binding indication of interest from Party C to acquire the Company at a price per share of $3.10 in cash and requesting a 30-day exclusivity period to negotiate with the Company and complete confirmatory diligence. Party C’s proposal indicated that it would finance the proposed transaction with committed equity capital, and that Party C would be willing to agree to a customary go-shop period in the definitive agreement for the proposed transaction.

Later that day, the Transaction Committee met to discuss negotiations with potential counterparties. Representatives of B. Riley summarized the October 27 Party C proposal and provided an update on discussions with and diligence by Party C. Representatives of B. Riley also reported that they had spoken with Party A about a potential transaction, who had expressed the need for prompt negotiations, but that B. Riley had not had any further contact with Party A or their representatives. The Transaction Committee discussed simultaneous negotiations with Party C and Macquarie, the relative certainty of a transaction with each potential counterparty and the extent of diligence done to date. The Transaction Committee determined that, given Party C’s diligence to date, which was primarily high level business diligence, the proposed transaction with Macquarie had greater certainty than a transaction with Party C and that the Company should pursue the prompt execution of an agreement with Macquarie but should continue to negotiate with Party C during the go-shop period. The Transaction Committee instructed B. Riley to inform Party C that the Company was not willing to enter into exclusivity but would be interested in continuing discussions, including during a go-shop if the Company were to enter into a transaction for a sale of the Company. The Transaction Committee instructed Sidley to continue pursuing the prompt execution of definitive transaction documents with Macquarie on mutually agreeable terms.

On October 28, 2020, representatives of F3C contacted Mr. Aquino to indicate that F3C, together with its investors, was interested in participating in an acquisition of the Company, rather than a private investment in the Company.

On October 28, 2020, representatives of Sidley and Goodwin spoke by telephone to discuss key open issues in the merger agreement. Among other things, the parties discussed the Company moving classified contracts into a special subsidiary between signing and closing in order to facilitate DCSA approval that would be required to close the transaction.

On October 28, 2020, the Transaction Committee met to discuss negotiations with potential counterparties. Representatives of B. Riley reported that Party C appeared to be highly motivated to pursue a transaction with the Company and that Party C had indicated that if the Company were willing to execute an exclusivity agreement with Party C, rather than pursue negotiations with Party C during a go-shop period, that Party C might be willing to increase its proposed price per share to $3.25 in cash. The Transaction Committee noted that Macquarie had progressed farther than Party C on both diligence and negotiation of definitive transaction documents. The Transaction Committee concluded that the transaction with Macquarie had greater certainty, and that the Company should continue to pursue concluding a transaction with Macquarie as soon as possible and continue negotiations with Party C during the go-shop period. Representatives of B. Riley also reported that communications with Party A and Party B had ceased, and Mr. Aquino apprised the Transaction Committee of his discussions with F3C. Representatives of Sidley updated the Transaction Committee on the progress with respect to certain outstanding issues in the transaction with Macquarie, including that Macquarie had agreed to a 30-day go-shop period and had proposed a termination fee of 2.5% of the equity value of the transaction in connection with the go-shop or 3.75% of the equity value of the transaction under other circumstances. However, Macquarie maintained its position on remedial actions in connection with required regulatory approvals, and indicated it would not be willing to pay a termination fee for a failure to obtain required regulatory approvals.

On October 28, 2020, Sidley also delivered a revised draft merger agreement to Goodwin that, among other things, (i) included a 30-day go-shop period, subject to a 10-day extended period for the Company to negotiate with “excluded parties” who submit acquisition proposals during the go-shop period, (ii) proposed a Company termination fee of 3.75% of the equity value of the transaction, with a reduced termination fee in connection with the go-shop in an amount to be discussed and (iii) included a reverse termination fee for the failure to obtain required regulatory approvals.

Also on October 28, 2020, representatives of Sidley spoke by telephone with representatives of Party C’s legal counsel to discuss the terms of Party C’s proposal. On this call, representatives of Party C’s legal counsel proposed that, in lieu of an exclusivity agreement, Party C was requesting an expense reimbursement agreement pursuant to which the Company would agree to reimburse Party C for certain transaction expenses if the Company and Party C engaged in negotiations but failed to reach an agreement.

On October 28, 2020, representatives of Morrison & Foerster contacted representatives of Sidley to indicate that F3C remained interested in participating in an acquisition of the Company together with its investors.

On October 29, 2020, the Transaction Committee held two meetings. The Company’s advisors apprised the Transaction Committee of the recent discussions with each of F3C and Party C. The Transaction Committee discussed the advantages and disadvantages of agreeing to an expense reimbursement arrangement with Party C, including the implications of entering into an expense reimbursement with Party C prior to signing a merger agreement with Macquarie. The Transaction Committee also discussed Party C’s reluctance to continue negotiations during a go-shop period. The Transaction Committee decided to decline to negotiate the proposed expense reimbursement agreement with Party C. The Company’s advisors also updated the Board on the ongoing negotiation of key open issues with Macquarie, a proposed voting agreement with the voting agreement stockholder and Macquarie’s obligations in connection with required regulatory approvals.

On October 30, 2020, the Transaction Committee held two meetings. The Company’s advisors provided an update on key open issues with Macquarie, including Macquarie’s obligations in connection with required regulatory approvals. After discussion, the Transaction Committee provided guidance to Sidley and B. Riley on the negotiation of these issues.

On October 30, 2020, representatives of Sidley and Goodwin spoke by telephone to discuss key open issues, including regulatory matters and termination fees.

On October 31, 2020, Goodwin delivered a revised draft merger agreement to Sidley that, among other things, added a reverse termination fee in connection with a failure to obtain DCSA approval but maintained Macquarie’s positions on remedial obligations in connection with required regulatory approvals and the Company’s termination fee.

Later on October 31, 2020, the Transaction Committee met. Representatives of Sidley summarized the updated terms in the October 31 Goodwin draft merger agreement and the key open issues, including Macquarie’s obligations in connection with required regulatory approvals and the termination fees payable by the Company and Macquarie under certain circumstances. The Transaction Committee provided guidance to Sidley and B. Riley on the negotiation of these issues.

Later that day, representatives of Sidley and Goodwin spoke by telephone to discuss the October 31 Goodwin draft.

On November 1, 2020, the Transaction Committee held two meetings. The Company’s advisors and Mr. Aquino provided an update on key open issues with Macquarie, including Macquarie’s obligations in connection with required regulatory approvals. Representatives of Sidley reported that Goodwin had indicated that Macquarie remained unwilling to agree to any remedial actions by Macquarie, GCM or their respective affiliates (other than the Company and its subsidiaries) or termination fee in connection with required regulatory approvals, other than a termination fee for failure to obtain DCSA approval. The Transaction Committee discussed concerns with accepting Macquarie’s position on regulatory matters, including concerns about closing certainty and the impact on the Company if the deal terminated due to a failure to obtain required regulatory approvals without payment of a termination fee by Macquarie. Representatives of Sidley also updated the Board on the status of negotiations between Macquarie and the voting agreement stockholder on the terms of the voting agreement. Representatives of B. Riley reviewed B. Riley’s preliminary analysis, from a financial point of view, of the proposed transaction with Macquarie, including a review of the Company’s stock price performance, Macquarie’s offer price and the history of the Macquarie offer.

On November 1 and November 2, 2020, Sidley and Goodwin exchanged drafts of the merger agreement and other transaction documents.

On November 2, 2020, the Board met to discuss negotiations with Macquarie. The Company’s advisors and Mr. Aquino advised the Board that Macquarie continued to insist on its positions regarding required regulatory approvals, and that, while the matter was not free from doubt, it was not likely that governmental entities would require any remedial actions be taken by entities other than the Company and its subsidiaries. After discussion, the Board agreed to accept Macquarie’s positions on remedial obligations in connection with required regulatory approvals and the termination fees payable by the Company and Macquarie, including the Company’s termination fee of $6.3 million (or $4.2 million in connection with the go-shop). Representatives of Sidley reported on the status of negotiations between Macquarie and the voting agreement stockholder, noting that legal counsel to the voting agreement stockholder anticipated that the voting agreement would be finalized that day. Representatives of Sidley then provided a comprehensive summary of the terms of the nearly final draft of the merger agreement by and among the Company and affiliates of Macquarie and GCM (the “original Macquarie/GCM merger agreement”) and other transaction documents, including equity commitment letters, a debt commitment letter and limited guarantees.

After the close of U.S. financial markets on November 2, 2020, the Board met to consider the original Macquarie/GCM merger agreement. The Company’s advisors indicated that all material issues in the original

Macquarie/GCM merger agreement and related transaction documents had been resolved. Representatives of B. Riley then reviewed B. Riley’s financial analysis of the merger and rendered B. Riley’s oral opinion to the Board (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion addressed to the Board dated the same date) as to the fairness, from a financial point of view, to the holders of Company common stock, other than Macquarie, GCM and their affiliates, of the consideration to be received by such stockholders pursuant to the original Macquarie/GCM merger agreement. The Board unanimously voted in favor of adopting the original Macquarie/GCM merger agreement, limited guarantees and the transactions contemplated thereby.

Later that evening, the parties finalized the original Macquarie/GCM merger agreement and related transaction documents, including equity commitment letters, a debt commitment letter and limited guarantees.

Prior to the open of U.S. financial markets on November 3, 2020, the parties executed the original Macquarie/GCM merger agreement and related transaction documents, including equity commitment letters and limited guarantees, and Macquarie and the voting agreement stockholder executed a voting agreement. The go-shop period began upon the execution of the original Macquarie/GCM merger agreement. On the same day, at the direction of the Board, B. Riley began contacting potential counterparties to an alternative transaction with the Company in connection with the go-shop process.

During the go-shop period, representatives of B. Riley contacted more than 50 strategic parties and financial sponsors, including ATN, on behalf of the Company to determine whether they had an interest in making a proposal to acquire the Company and received an inbound inquiry from a private equity sponsor we refer to as “Party D”. Nine prospective buyers, including ATN and Party D, entered into acceptable confidentiality agreements with the Company and were provided with access to a virtual data room maintained by B. Riley containing non-public information relating to the Company. During this time, representatives of B. Riley and Company management had discussions or communicated via email with representatives of the interested parties.

On November 4, 2020, representatives of F3C indicated to representatives of the Company that F3C was interested in participating in an acquisition of the Company as a financing source to a third party.

On November 6, 2020, the Transaction Committee met. Mr. Bishop and representatives of B. Riley provided an update on the go-shop process, including B. Riley’s outreach to potential interested parties and the proposed timing of discussions and potential negotiations. Representatives of B. Riley also reported that Party C had indicated it was no longer interested in pursuing a transaction with the Company and had withdrawn from the go-shop process.

Between November 11, 2020 and the end of November 2020, representatives of ATN and F3C held numerous diligence meetings with members of the Company’s management.

On November 13, 2020, the Transaction Committee met. Representatives of B. Riley provided another update on the go-shop process, noting that three of the interested parties (including Parent) had indicated their interest in pursuing a transaction. Representatives of B. Riley also reported that F3C had opted to participate in the process by providing financing to Parent with ATN.

On November 20, 2020, the Transaction Committee met. Representatives of B. Riley provided another update on the go-shop process, reporting that ATN and F3C were actively pursuing a transaction with the Company, had engaged in significant diligence, had several meetings with Company management and planned to deliver a formal proposal to the Company the following week. On that same day, Mr. Bishop and Michael Prior, the Chief Executive Officer of ATN, had a diligence call regarding post-closing management and operations of the Company and later the same day Mr. Prior and Leonard Steinberg, the Company’s Senior Vice President of Legal, Regulatory & Government Affairs, had a similar conversation.

On November 27, 2020, Parent submitted a non-binding indication of interest to acquire the Company at a price per share of $3.15 in cash. Parent also submitted a draft merger agreement that, among other things, (i) did not address the payment of the termination fee payable under the original Macquarie/GCM merger agreement, (ii) would require Parent to take any and all remedial actions requested or required by governmental authorities in connection with required regulatory approvals, except for actions in connection with communications consents that would be reasonably likely to have a material adverse effect on the Company or on Parent’s and its affiliates’ collective U.S. businesses, taken as a whole and (iii) provided for a Company termination fee of $6.8 million. Parent also provided drafts of the equity commitment letters, the limited guarantee and the debt commitment letter.

On November 30, 2020, the Board met to consider the November 27 Parent proposal. Representatives of Sidley advised the Board regarding its fiduciary duties with respect to the proposal from Parent and the Company’s obligations under the go-shop provisions of the original Macquarie/GCM merger agreement. The Board reviewed the November 27 Parent proposal, noting in particular that, unlike the Macquarie/GCM transaction, DCSA approval, CFIUS approval and certain foreign ownership FCC approvals would not be required in a transaction with Parent. The Board noted that the key issue with the November 27 Parent proposal was whether the Company would be responsible for payment of the termination fee under the original Macquarie/GCM merger agreement, and indicated that there were a few other issues that should be clarified or negotiated with Parent and Morrison & Foerster. Representatives of B. Riley reported that Party D appeared to remain interested in pursuing an acquisition of the Company and had been engaged in significant diligence and conversations with representatives of B. Riley and Company management. B. Riley reported that Party D indicated that it had planned to submit a written proposal by December 3, 2020 but was unlikely to provide draft transaction documents until the following week. The Board instructed Sidley to negotiate open issues on the November 27 Parent proposal and instructed B. Riley to continue discussions with Party D.

On December 1, 2020, Sidley delivered to Morrison & Foerster a revised draft merger agreement providing, among other things, that Parent would pay the termination fee payable under the original Macquarie/GCM merger agreement on the Company’s behalf. Sidley also delivered revised drafts of the equity commitment letters, the limited guarantee and the debt commitment letters including changes consistent with the terms agreed to by Macquarie/GCM. Representatives of Sidley and Morrison & Foerster also spoke by telephone to discuss the Board’s position on certain key issues in the November 27 Parent proposal and the timeline for delivery of the final Parent proposal, notification to Macquarie/GCM and potential negotiations with Macquarie/GCM in connection with its negotiation rights under the original Macquarie/GCM merger agreement.

Later that day, Morrison & Foerster delivered a further revised draft merger agreement providing that the Company would pay the termination fee under the original Macquarie/GCM merger agreement. Morrison & Foerster also delivered revised drafts of the equity commitment letters and limited guarantee.

On December 2, 2020, Sidley provided minor comments to the merger agreement to Morrison & Foerster.

On December 3, 2020, Parent submitted a binding proposal to acquire the Company at a price per share of $3.15 in cash. Parent also submitted proposed execution versions of the merger agreement, the equity commitment letters, the debt commitment letter and the limited guarantee.

Also on December 3, 2020, Party D submitted a one paragraph non-binding indication of interest to acquire the Company at a price per share of $3.50 in cash.

On December 3, 2020, the Board met to consider the proposals from Parent and Party D. The Company’s advisors and Company management updated the Board on discussions with Party D, including the extent of Party D’s diligence to date, the potential timeline for Party D to submit proposed transaction documents and Party D’s experience with prior significant transactions. The Board evaluated the December 3 Parent proposal compared to the Macquarie/GCM transaction, noting that the proposed transaction with Parent would not require certain regulatory approvals that are required for a transaction with Macquarie. Representatives of B. Riley noted that, from a financial point of view, the December 3 Parent proposal provided higher value to stockholders than the pending transaction with Macquarie/GCM. After evaluating the December 3 Parent proposal in consultation with the Company’s advisors, the Board unanimously determined that the December 3 Parent proposal constituted a “superior proposal” under the original Macquarie/GCM merger agreement and therefore that Parent was an “excluded party” under the original Macquarie/GCM merger agreement, and that, subject to any adjustments offered by Macquarie/GCM, failure to make an “adverse recommendation change” under the original Macquarie/GCM merger agreement and cause the Company to terminate the original Macquarie/GCM merger agreement and authorize the Company to enter into a definitive agreement for the December 3 Parent proposal would be reasonably likely to be inconsistent with the Board’s fiduciary duties. After evaluating the December 3 Party D proposal in consultation with the Company’s advisors, the Board unanimously determined that the December 3 Party D proposal would reasonably be expected to result in a “superior proposal” under the original Macquarie/GCM merger agreement and therefore that Party D was an “excluded party” under the original Macquarie/GCM merger agreement. The Board instructed B. Riley to continue negotiations with Party D.

Following the Board meeting, the Company provided written notice to Macquarie/GCM of the Board’s determinations with respect to the December 3 Party D proposal and the December 3 Parent proposal, thereby triggering the Company’s obligation to negotiate in good faith with Macquarie/GCM, to the extent requested by Macquarie/GCM, for a period of four business days following the delivery of such notice under the original Macquarie/GCM merger agreement.

On December 4, 2020, representatives of Goodwin contacted representatives of Sidley and the Company to indicate that Macquarie/GCM intended to exercise their negotiation rights under the original Macquarie/GCM merger agreement and requesting a call to discuss the December 3 Parent proposal.

On December 4, 2020, representatives of Sidley, the Company, B. Riley, Macquarie, GCM and Goodwin spoke by telephone to discuss the December 3 Parent proposal and to negotiate potential amendments to the original Macquarie/GCM merger agreement and related transaction documents that would allow the Board to determine that the December 3 Parent proposal was no longer a “superior proposal.”

On December 8, 2020, Macquarie/GCM submitted a proposal to increase the price per share in the Macquarie/GCM merger agreement to $3.20 in cash. Macquarie/GCM also delivered a draft amended and restated Macquarie/GCM merger agreement (the “amended Macquarie/GCM merger agreement”) providing, among other things, that (i) Macquarie/GCM and their affiliates would be required to take any and all remedial actions requested or required by governmental authorities in connection with required regulatory approvals, except for actions that would be reasonably likely to have a material adverse effect on their telecommunications or energy-related businesses, taken as a whole, (ii) DCSA approval would no longer be a condition to closing and (iii) a Company termination fee of $6.8 million, an increase of $500,000 over the termination fee in the original Macquarie/GCM merger agreement. Macquarie/GCM also submitted proposed amended equity commitment letters and limited guarantees in connection with the increased merger consideration.

On December 9, 2020, the Transaction Committee met to consider the proposals from Parent and Macquarie/GCM. Representatives of B. Riley updated the Board on discussions with Macquarie/GCM, Parent and Party D. The Transaction Committee, with the assistance of the Company’s advisors, evaluated the December 8 Macquarie/GCM proposal compared to the terms of the December 3 Parent proposal, noting the changes Macquarie/GCM had proposed to the original Macquarie/GCM merger agreement and related transaction documents. Representatives of B. Riley noted that, from a financial point of view, the December 8 Macquarie/GCM proposal provided higher value to stockholders than the original transaction with Macquarie/GCM and the December 3 Parent proposal. The Transaction Committee unanimously agreed to recommend to the Board that the Board determine that the December 8 Macquarie/GCM proposal is superior to the December 3 Parent proposal and that the Company enter into the amended Macquarie/GCM merger agreement and related transaction documents.

After the close of U.S. financial markets on December 9, 2020, the Board met to consider the amended Macquarie/GCM merger agreement. Mr. Aquino summarized the presentations from the Company’s advisors at the Transaction Committee meeting and reported the recommendation of the Transaction Committee that the Board determine that the December 8 Macquarie/GCM proposal is superior to the December 3 Parent proposal and that the Company enter into the amended Macquarie/GCM merger agreement and related transaction documents. Representatives of B. Riley then reviewed B. Riley’s financial analysis of the merger and rendered B. Riley’s oral opinion to the Board (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion addressed to the Board dated the same date) as to the fairness, from a financial point of view, to the holders of Company common stock, other than Macquarie, GCM and their affiliates, of the consideration to be received by such stockholders pursuant to the amended Macquarie/GCM merger agreement. After evaluating the December 3 Parent proposal and the December 8 Macquarie/GCM proposal in consultation with the Company’s advisors, the Board unanimously approved the amended Macquarie/GCM merger agreement, the amended equity commitment letters and the amended limited guarantees.

Later that evening, the parties finalized the amended Macquarie/GCM merger agreement and related transaction documents.

Prior to the open of U.S. financial markets on December 10, 2020, the Company, Macquarie and GCM executed and publicly announced the execution of the amended Macquarie/GCM merger agreement, the amended equity commitment letters and amended limited guarantees. On the same day, the Company ceased discussions with all potential counterparties, including Parent and Party D, in accordance with the requirements of the amended Macquarie/GCM merger agreement.

On December 12, 2020, Parent submitted a binding proposal to acquire the Company at a price per share of $3.25 in cash that expired at 11:59 p.m. Eastern Time on December 21, 2020. Parent also submitted a draft merger agreement providing for a reduced Company termination fee of $4.8 million and other terms consistent with the December 3 Parent proposal. Parent also submitted drafts of the equity commitment letters, the debt commitment letter and the limited guarantee.

On December 13, 2020, the Board met to consider the December 12 Parent proposal compared to the terms of the Macquarie/GCM transaction. Representatives of Sidley reviewed the regulatory approval considerations under each proposal and noted that Parent had proposed a reduced Company termination fee under the merger agreement with Parent, but indicated that there were a few points where the Company could negotiate with Parent to improve its proposal. Representatives of B. Riley noted that, from a financial point of view, the December 12 Parent proposal provided higher value to stockholders than the pending transaction with Macquarie/GCM. After evaluating the December 12 Parent proposal in consultation with the Company’s advisors, the Board unanimously determined that the December 12 Parent proposal would reasonably be expected to result in a “superior proposal” under the amended Macquarie/GCM merger agreement. After making this determination and consistent with the terms of the amended Macquarie/GCM merger agreement, the Board instructed B. Riley and Sidley to engage in discussions with Parent and its representatives regarding the December 12 Parent proposal.

Following the Board meeting, representatives of Sidley contacted representatives of Morrison & Foerster to request that the equity commitment letters be revised to further limit assignment of the equity commitments of Parent and certain other minor revisions and clarifications to the equity commitment letters.

Later on December 13, 2020, Parent delivered an updated binding proposal with the same price of $3.25 per share, including revised drafts of the equity commitment letters, a debt commitment letter and the limited guarantee addressing the requests from Sidley.

On December 14, 2020, the Board met to consider the December 13 Parent proposal compared to the Macquarie/GCM transaction, again reviewing the material differences related to, among other things, regulatory approvals. Representatives of B. Riley noted that, from a financial point of view, the December 13 Parent proposal provided higher value to stockholders than the pending transaction with Macquarie/GCM. After evaluating the

December 13 Parent proposal in consultation with the Company’s advisors, the Board unanimously determined that the December 13 Parent proposal constituted a “superior proposal” under the amended Macquarie/GCM merger agreement, and that, subject to any adjustments offered by Macquarie/GCM, failure to make an “adverse recommendation change” under the amended Macquarie/GCM merger agreement and cause the Company to terminate the amended Macquarie/GCM merger agreement and authorize the Company to enter into a definitive agreement for the December 13 Parent proposal would be reasonably likely to be inconsistent with the Board’s fiduciary duties.

Following the Board meeting, the Company provided written notice to Macquarie/GCM of the Board’s determinations with respect to the December 13 Parent proposal, thereby triggering the Company’s obligation to negotiate in good faith with Macquarie/GCM, to the extent requested by Macquarie/GCM, for a period of four business days following the delivery of such notice under the amended Macquarie/GCM merger agreement.

On December 15, 2020, representatives of Sidley, the Company, B. Riley, Macquarie, GCM and Goodwin spoke by telephone to discuss the December 13 Parent proposal and to negotiate potential amendments to the amended Macquarie/GCM merger agreement and related transaction documents that would allow the Board to determine that the December 13 Parent proposal was no longer a “superior proposal.”

On December 15, 2020, Macquarie/GCM submitted a proposal to increase the price per share in the amended Macquarie/GCM merger agreement to $3.30 in cash. Macquarie/GCM also submitted a proposed further amended Macquarie/GCM merger agreement (the “further amended Macquarie/GCM merger agreement”) providing for an increased Company termination fee of $11.0 million. Macquarie/GCM also submitted proposed amended equity commitment letters in connection with the increased merger consideration.

On December 16, 2020, the Transaction Committee met to consider the December 15 Macquarie/GCM proposal compared to the terms of the December 13 Parent proposal, noting the significant increase in the Company’s termination fee from $6.8 million to $11.0 million. The Company’s advisors noted that the proposed termination fee represented roughly 6% of the equity value of the transaction, which was higher than customary termination fees in precedent transactions, and could discourage other bidders (including Parent) from submitting competing proposals to acquire the Company. The Transaction Committee instructed the Company’s advisors and Company management to continue negotiations with Macquarie/GCM to determine if Macquarie/GCM could improve the December 15 Macquarie/GCM proposal by decreasing the proposed termination fee or increasing the offer price. The Transaction Committee also instructed B. Riley to negotiate with Parent to determine if Parent would increase its offer price.

On December 17, 2020, representatives of B. Riley spoke with representatives of Macquarie/GCM to determine if they would be willing to revise its most recent proposal. At the direction of the Transaction Committee, representatives of B. Riley also proposed to Macquarie/GCM a revised termination fee of $7.3 million, representing an increase of $500,000. Representatives of Macquarie/GCM refused this proposal and promptly ended the discussions.

In addition, as directed by the Transaction Committee, B. Riley spoke with representatives of Parent to seek an increase in its most recent proposal. Parent’s representatives indicated that they would consider the request but did not increase their proposed offer price.

On December 17 and December 18, 2020, representatives of Sidley and representatives of Goodwin engaged in discussions regarding the December 15 Macquarie/GCM proposal.

Also on December 17, 2020, representatives of ATN and F3C held business diligence discussions with representatives of management of the Company.

On December 18, 2020, the Transaction Committee met and representatives of B. Riley and Sidley apprised the Board of discussions with representatives of Macquarie/GCM and Goodwin, respectively. Company senior management presented an analysis of the Company’s termination fees under the Company’s existing credit facilities, noting that the payment of a termination fee of $7.3 million or above could leave the Company with limited cushion under the fixed charge coverage ratio, and that the payment of an $11.0 million termination fee might, under certain circumstances, result in a breach of the Company’s credit agreement. The Transaction Committee and the Company’s advisers discussed a number of alternatives to address this issue, including obtaining an amendment or waiver under the credit agreement, or requiring any topping bidder to pay all or a portion of the termination fee. Nonetheless, the Transaction Committee determined that it would be preferable to limit the termination fee to an amount that would not require a waiver from the lenders if the Company were required to pay it. Accordingly, the Transaction Committee instructed Sidley to discuss the potential issue under the Company’s credit agreement with each of Goodwin and Morrison & Foerster. The Transaction Committee also instructed Sidley to propose a $7.3 million termination fee to Goodwin and to continue negotiations with Macquarie/GCM despite the expiration of the Company’s mandatory four business day negotiation period under the amended Macquarie/GCM termination agreement at 11:59 p.m. Eastern Time that evening.

On December 18, 2020, representatives of Sidley contacted the legal representatives of each of Macquarie/GCM and Parent to discuss the potential issue under the Company’s credit agreement and, in the case of discussions with Goodwin, to propose a $7.3 million termination fee. Representatives of Macquarie/GCM immediately rejected the Company’s proposal on the termination fee, but indicated that Macquarie/GCM would consider allowing the Company to seek a waiver under the Company’s credit agreement, which would otherwise be prohibited under the terms of the amended Macquarie/GCM merger agreement. Representatives of Sidley also contacted representatives of Morrison & Foerster to discuss the potential issue under the Company’s credit agreement. Representatives of Parent indicated they were willing to work with the Company on the issue.

On December 21, 2020, Macquarie/GCM submitted a revised proposal for the acquisition of the Company offering two alternatives: (i) an increase in the price per share to $3.30 in cash and a Company termination fee of $9.0 million or (ii) an increase in the price per share to $3.26 in cash and no change to the Company’s termination fee.

On December 21, 2020, the Transaction Committee met. Representatives of Sidley apprised the Board of discussions with representatives of each of Parent and Macquarie/GCM. The Transaction Committee discussed the Macquarie/GCM proposal offering a price per share of $3.30 with a $9.0 million termination fee. The Transaction Committee determined that accepting this proposal was not in the best interests of the Company’s stockholders or the most effective way to achieve the best price reasonably available to the Company’s stockholders in light of (i) the small increase in value to the Company’s stockholders, (ii) the fact that Parent was actively engaged in bidding to acquire the Company, that one additional third party had submitted a bid during the go-shop period and could remain interested in acquiring the Company and that such a high termination fee could inhibit or prevent Parent from further increasing its price and (iii) Macquarie/GCM had not provided a written consent to the waiver under the Company’s credit agreement to allow it to pay a $9.0 million termination fee. The Transaction Committee discussed the existing credit facility constraint and not being able to obtain Macquarie/GCM’s consent to request a waiver, and the Macquarie/GCM proposal offering a price per share of $3.26 with no increase to the Company’s termination fee. The Transaction Committee considered the increase in value to the Company’s stockholders over the amended Macquarie/GCM merger agreement and the December 13 Parent proposal, the lack of any additional preclusive effects on subsequent superior proposals, the Transactions Committee’s expectation that Parent would likely submit a further improved proposal, Macquarie/GCM’s proposed amendments to their equity commitment letters and the concessions Macquarie/GCM had made to date on regulatory matters. After discussion, the Transaction Committee agreed to recommend to the Board that the Board accept the Macquarie/GCM proposal offering a price per share of $3.26.

After the close of U.S. financial markets on December 21, 2020, the Board met to consider the further amended Macquarie/GCM merger agreement. Mr. Aquino summarized the discussions of the Transaction Committee meeting earlier that day and reported the recommendation of the Transaction Committee that the Board determine that the December 21 Macquarie/GCM proposal offering a price per share of $3.26 was superior to the

December 13 Parent proposal and that the Company enter into the further amended Macquarie/GCM merger agreement and related transaction documents. Representatives of B. Riley then reviewed B. Riley’s financial analysis of the merger and rendered B. Riley’s oral opinion to the Board (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion addressed to the Board dated the same date) as to the fairness, from a financial point of view, to the holders of Company common stock, other than Macquarie, GCM and their affiliates, of the consideration to be received by such stockholders pursuant to the further amended Macquarie/GCM merger agreement. After evaluating the December 13 Parent proposal and the December 21 Macquarie/GCM proposals in consultation with the Company’s advisors, the Board unanimously approved the further amended Macquarie/GCM merger agreement and the further amended equity commitment letters.

Later that evening, the parties finalized, executed and publicly announced the further amended Macquarie/GCM merger agreement and related transaction documents.

On December 23, 2020, Parent submitted a binding proposal to acquire the Company at a price per share of $3.40 in cash that expired at 5:00 p.m. Eastern Time on January 1, 2021. Parent also submitted drafts of the merger agreement, the equity commitment letters, the debt commitment letter and the limited guarantee.

On December 23, 2020, the Board met to consider the December 23 Parent proposal compared to the Macquarie/GCM transaction. Representatives of B. Riley noted that, from a financial point of view, the December 23 Parent proposal provided higher value to stockholders than the pending transaction with Macquarie/GCM. After evaluating the December 23 Parent proposal in consultation with the Company’s advisors, the Board unanimously determined that the December 23 Parent proposal constituted a “superior proposal” under the further amended Macquarie/GCM merger agreement, and that, subject to any adjustments offered by Macquarie/GCM, failure to make an “adverse recommendation change” under the further amended Macquarie/GCM merger agreement and cause the Company to terminate the further amended Macquarie/GCM merger agreement and authorize the Company to enter into a definitive agreement for the December 23 Parent proposal would be reasonably likely to be inconsistent with the Board’s fiduciary duties.

Following the Board meeting, the Company provided written notice to Macquarie/GCM of the Board’s determinations with respect to the December 23 Parent proposal, thereby triggering the Company’s obligation to negotiate in good faith with Macquarie/GCM, to the extent requested by Macquarie/GCM, for a period of four business days following the delivery of such notice under the further amended Macquarie/GCM merger agreement.

On December 24, 2020, representatives of Goodwin contacted representatives of Sidley and the Company to indicate that Macquarie/GCM were considering whether to exercise their negotiation rights under the original Macquarie/GCM merger agreement and requesting certain information from the Company.

On December 31, 2020, representatives of Macquarie/GCM informed representatives of the Company that Macquarie/GCM would not be submitting a revised proposal to acquire the Company.

Later that day, the Board met to discuss Macquarie/GCM’s position. After discussion, the Board approved the payment by the Company of the $6.8 million termination fee under the further amended Macquarie/GCM merger agreement.

After the close of U.S. financial markets on December 31, 2020, the Board met to consider the merger agreement. The Board and the Company’s advisors evaluated the December 23 Parent proposal compared to the Macquarie/GCM transaction. Representatives of B. Riley noted that, from a financial point of view, the December 23 Parent proposal provided higher value to stockholders than the pending transaction with Macquarie/GCM. Then, at the request of the Board, B. Riley rendered B. Riley’s oral opinion to the Board (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion addressed to the Board dated the same date) as to the fairness, from a financial point of view, to the holders of Company common stock, other than Parent and its affiliates, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement. After evaluating the December 23 Parent proposal in consultation with the Company’s advisors, the Board unanimously determined that the December 23 Parent proposal continued to be a “superior proposal” under the further amended Macquarie/GCM merger agreement, and the Board unanimously approved the termination of the further amended Macquarie/GCM merger agreement and the execution of the merger agreement with Parent and the limited guarantee. Later that evening, the parties finalized and executed the merger agreement and related transaction documents, including the equity commitment letters and the limited guarantee, and Parent and the voting agreement stockholder executed the voting agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board:

•	determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company’s stockholders;

•	approved the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	directed that the adoption of the merger agreement be submitted to a vote of the stockholders of the Company at the special meeting; and

•	recommended adoption of the merger agreement to the stockholders of the Company.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with the Company’s senior management team and outside legal and financial advisors and considered and evaluated a variety of factors over 9 months and 30 meetings of the Board or the Transaction Committee from the time Macquarie approached the Company regarding a possible transaction. The factors considered by the Board included the following, each of which the Board believed supported a unanimous determination to approve the merger agreement and the transactions contemplated thereby, including the merger, and a unanimous recommendation that the Company’s stockholders vote in favor of adopting the merger agreement:

•	Merger Consideration. The Board considered that the merger consideration of $3.40 per share of the Company common stock to be paid by Parent in cash (the “merger consideration”) represents:

•	an implied enterprise value of approximately 5.0 times the Company’s LTM 09/30/2020 Adjusted EBITDA;

•	a 78.0% premium over the closing price of the Company common stock on November 2, 2020 (the last trading day prior to the announcement of the original Macquarie/GCM merger agreement);

•	a 70.3% premium over the 30-trading-day volume weighted average closing price of the Company common stock reported for the period ended on November 2, 2020;

•	a 60.2% premium over the 60-trading-day volume weighted average closing price of the Company common stock reported for the period ended on November 2, 2020;

•	a 46.2% premium over the 90-trading-day volume weighted average closing price of the Company common stock reported for the period ended on November 2, 2020;

•

a 136.1% premium over the 52-week low (ending November 2, 2020) closing price of the Company common stock and a 18.9% premium over the 52-week high (ending November 2, 2020) closing price of the Company common stock; and

•	an increase of $0.40 per share above the merger consideration of $3.00 per share in cash contemplated by the original Macquarie/GCM merger agreement.

•	Course of Negotiations. The Board considered:

•

that during the go-shop period under the original Macquarie/GCM merger agreement, the Company and its financial advisor contacted, or were contacted by, more than 50 strategic parties and financial sponsors to assess their interest in acquiring the Company, that nine potential acquirers (including ATN) entered into confidentiality agreements and received the Company’s non-public information, that two of the potential acquirers, including Parent, submitted acquisition proposals during the go-shop period offering to acquire the Company and that Parent submitted three definitive proposals to acquire the Company;

•

that during the go-shop period under the original Macquarie/GCM merger agreement, Parent submitted a proposal offering to acquire the Company for $3.15 per share, in cash, without interest, which the Board deemed a “superior proposal” under the original Macquarie/GCM merger agreement;

•

that in response, Macquarie/GCM submitted a proposal to amend the original Macquarie/GCM merger agreement to increase the merger consideration to $3.20 per share in cash, without interest, and the Company entered into the amended Macquarie/GCM merger agreement with respect thereto;

•

that following execution of the amended and restated Macquarie/GCM merger agreement, Parent submitted a proposal to acquire the Company for $3.25 per share in cash, without interest, which the Board deemed a “superior proposal” under the amended Macquarie/GCM merger agreement;

•

that in response, Macquarie/GCM submitted a proposal to further amend the amended Macquarie/GCM merger agreement to increase the merger consideration to either (i) $3.30 per share in cash, without interest, with a Company termination fee of $11 million or (ii) $3.26 per share in cash, without interest, with no increase to the Company termination fee payable under the amended Macquarie/GCM merger agreement, and the Company entered into the further amended Macquarie/GCM merger agreement with respect to the proposal described in the foregoing clause (ii);

•

that following execution of the further amended Macquarie/GCM merger agreement, Parent submitted a proposal offering to acquire the Company for $3.40 per share in cash, without interest, which the Board deemed a “superior proposal” under the further amended Macquarie/GCM merger agreement;

•	that Macquarie/GCM declined to submit a proposal in response to Parent’s third proposal;

•	that the other potential acquirer submitted only a one paragraph letter of interest and did not submit a definitive proposal to acquire the Company; and

•

that the merger consideration to be paid by Parent was the result of arms’ length negotiations, and the Board’s belief, after extensive diligence and discussions with Parent, the go-shop process under the original Macquarie/GCM merger agreement and the multiple rounds of bidding between Parent and Macquarie/GCM, that the merger consideration of $3.40 per share proposed by Parent represented the best price reasonably available for the Company taking into account the relative certainty that a transaction with Parent would be consummated in accordance with its terms.

•	Prospects of the Company. The Board considered:

•

on a historical and prospective basis, the Company’s business, operations, financial condition, earnings, prospects and competitive position, as well as trends in the telecommunications industry, noting in particular the short and long-term risks and uncertainties and challenges facing the Company and the industry, including the Company’s ability to continue to make new fiber investments in accordance with its strategic plan and keep pace with new technological advancements, including potential competition from 5G networks, and changing consumer preferences;

•

the continued decline in earnings multiples and equity valuations among telecommunications companies, volatile market conditions, the impact of high levels of leverage and financial distress among certain of the Company’s industry peers on equity valuations in the sector and on the availability of future financing and leverage levels;

•

the market price and volatility of the Company common stock, the fact that the Company common stock is thinly traded, has limited analyst coverage and the failure of public markets to recognize the Company’s positive operating results;

•	the Company’s financial projections and the risks associated with the Company’s ability to meet such projections, including those described in the Company’s SEC filings; and

•	the Company’s limited geographic footprint and limited resources to expand that footprint.

•	Potential Strategic Alternatives. The Board considered:

•

other alternatives available to the Company, including pursuing various alternative stand-alone strategies and entering into an alternative transaction with various other third parties, in each case, considering the potential stockholder value that might result from such alternatives, as well as the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives;

•	that during the go-shop period, the Company received acquisition proposals only from two potential acquirers, including Parent;

•	that the other potential acquirer did not submit a definitive proposal to acquire the Company; and

•

that prior to stockholder approval of the merger, the Company may consider unsolicited superior proposals from potential acquirers and, subject to the payment to Parent of a termination fee, terminate the merger agreement and enter into an agreement with such potential acquirer in connection with the superior proposal.

•

Other Potentially Interested Parties. The Board considered its belief, based on, among other things, its familiarity with the Company’s business, consultation with the Company’s financial advisor, the result of the negotiations between the parties and the extensive go-shop process that no other potentially interested parties were likely to exist and that, if any did exist, such potentially interested parties would not likely be prepared to enter into a transaction with the Company for a price in excess of the merger consideration.

•

Cash Consideration; Certainty of Value. The Board considered the fact that the merger consideration is a fixed cash amount, providing the Company’s stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks and uncertainty that would be inherent in remaining a stand-alone company or pursuing a transaction in which all or a portion of the consideration would be payable in stock.

•

No Financing Condition. The Board considered that the merger is not subject to a financing condition and, in particular, that Parent had represented that it has and would have sufficient funds to pay the aggregate merger consideration, the consideration payable to the holders of Company equity awards and any other amount payable in connection with the consummation of the transactions contemplated by the merger agreement. The Board also considered the terms and conditions of the financing commitments obtained by Parent in connection with the merger.

•

No Foreign Ownership Regulatory Approval Requirements. The Board considered that Parent is a domestic entity and the merger would not require certain regulatory approvals that would be required in a transaction with a foreign buyer, including approval by CFIUS and DCSA.

•

Opinion of the Company’s Financial Advisor. The Board considered the financial analyses of the merger reviewed and discussed with the Board by representatives of B. Riley on December 31, 2020, and the opinion of B. Riley, dated December 31, 2020, addressed to the Board, as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Company common stock, other than Parent and its affiliates, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement.

•	Ability of Parent to Consummate the Merger. The Board considered the ability of ATN and F3C to complete large acquisition transactions on the agreed terms, including:

•

the likelihood that the merger would be completed based on, among other things, the lack of a financing condition and the up to $8.8 million reverse termination fee payable to us if the merger agreement is terminated under certain circumstances, which payment is guaranteed by ATN and F3C IV; and

•

the amount of capital committed by financial institutions pursuant to the debt commitment letter and the equity commitment letters that would cover the aggregate consideration to be paid pursuant to the merger.

•	The Merger Agreement. The Board considered the terms and conditions of the merger agreement, including:

•

the parties’ representations, warranties and covenants, including the covenants obligating each party to use reasonable best efforts (subject to certain limitations) to obtain required regulatory approvals and cause the merger to be consummated;

•

the fact that Parent’s obligation to complete the merger is not subject to receipt or availability of any funds or financing, the limited number and nature of the conditions to funding set forth in the debt commitment letter and equity commitment letters and the obligation of Parent to use its reasonable best efforts to obtain the financing;

•

the Company’s ability, prior to receipt of stockholder approval of the merger, to furnish information to and conduct negotiations with a third party that has made an acquisition proposal, if the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal;

•

the fact that, in certain circumstances and subject to compliance with certain procedural requirements, the Board would be permitted to change its recommendation that the Company’s stockholders adopt the merger agreement and to terminate the merger agreement to enter into an agreement with respect to a superior proposal, subject to the payment to Parent of a termination fee;

•

the fact that the parties to the merger agreement are required to use reasonable best efforts to obtain regulatory approvals required to consummate the merger subject only to limited exceptions and the expectation of the Board that such regulatory approvals were highly likely to be obtained;

•

the Board’s belief, after consulting the Company’s outside legal counsel and financial advisor, that the Company’s obligation to pay Parent a termination fee of $4.8 million (representing approximately 2.5% of the aggregate merger consideration) if the merger agreement were terminated under certain circumstances, or if Parent terminated the merger agreement after the Board withdraws its recommendation that stockholders adopt the merger agreement in response to the receipt of a superior proposal, is consistent with market standards and would not necessarily preclude other potential acquirers from making an alternative proposal to acquire the Company; and

•

the end date of December 31, 2021 which provides adequate time to obtain all required regulatory approvals and the provisions of the merger agreement that allow the end date for completing the merger to be extended to February 28, 2022 if the merger has not been completed by the initial end date of December 31, 2021 because the required regulatory approvals have not been obtained.

•

Conditions to the Consummation of the Merger. The Board considered that there were limited conditions to the consummation of the merger and the likelihood of closing and noted that (i) only U.S. (and no other) antitrust approval is required and the belief that the prospects for receiving such approval are good and (ii) Parent and Merger Sub have agreed to use reasonable best efforts to obtain all other necessary regulatory approvals.

•	Voting Agreement. The Board considered the fact that:

•	the voting agreement stockholder would receive the same consideration as the Company’s other stockholders;

•

the voting agreement stockholder is supportive of the transaction and was willing to execute a voting agreement in support of the transaction, which helped maximize the consideration that Parent was willing to pay in the merger; and

•	the voting agreement would terminate upon the termination of the merger agreement.

•

Structure; Company Stockholder Adoption. The Board considered that the structure of the transaction as a merger would result in detailed public disclosure and a reasonable period of time prior to stockholder approval of the merger during which an unsolicited superior proposal could be brought forth, and that completion of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock.

•

Timing of Completion. The Board considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement and the structure of the transaction as a merger and concluded that the merger could be completed in a reasonable timeframe and in an orderly manner. The Board also considered that the potential for closing the merger in a reasonable timeframe could reduce the amount of time in which the Company’s business would be subject to the potential uncertainty of closing and related disruption.

•

Specific Performance Right. The Board considered the Company’s ability, if Parent’s debt financing is available, to specifically enforce Parent’s obligation to cause the equity financing sources to fund their contribution as contemplated by the merger agreement and the equity commitment letters.

•

Availability of Appraisal Rights. The Board considered the availability of appraisal rights under the DGCL to the Company’s stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with all of the required appraisal procedures under the DGCL, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•

the fact that, prior to entering into the merger agreement with Parent, the Company would be required to terminate the further amended Macquarie/GCM merger agreement and pay Macquarie/GCM a termination fee of $6.8 million;

•

the fact that the merger agreement precludes the Company from actively soliciting or, subject to certain exceptions, participating in discussions or negotiations with respect to alternative proposals and requires the Company to provide Parent with an opportunity to match superior proposals received from other parties;

•

the possibility that, under certain circumstances, the Company may be required to pay Parent a termination fee of $4.8 million, including if (i) Parent or the Company effects an end date termination (at a time when Parent had the right to effect a Company breach termination and Parent notified the Company of such right before the end date) (ii) Parent or the Company effects a non-approval termination, or (iii) Parent effects a Company breach termination, in each case of clauses (i) through (iii) of this bullet, (a) an acquisition proposal is publicly disclosed prior to the special meeting and is not withdrawn, expired or rejected prior to the special meeting (in the case of a non-approval termination) or made known to the Company or made to the Company’s stockholders or is otherwise publicly disclosed or made known and is not withdrawn, expired or rejected prior to the breach giving rise to such termination (in the case of an end date termination or a Company breach termination), and (b) within 12 months after the date of such termination, the Company either (1) enters into a definitive agreement in respect of any acquisition proposal and such acquisition proposal is consummated or (2) consummates any acquisition proposal (except that references to “20%” in the definition of “acquisition proposal” in the merger agreement will be deemed to be references to “50%”);

•

the fact that, following the merger, the Company would no longer exist as an independent public company and the Company’s existing stockholders would not participate in the Company’s or Parent’s future earnings or growth or benefit from any synergies (other than synergies reflected in the purchase price) resulting from the consummation of the transactions contemplated by the merger agreement;

•

the fact that Parent is a newly-formed shell company without any assets other than the debt and equity financing commitments and the Company’s sole remedy if the closing conditions are satisfied, but the debt financing is unavailable, would be a reverse termination fee of $7.1 million (approximately 3.7% of the aggregate merger consideration), which is guaranteed severally by ATN and F3C IV;

•

the fact that if the closing conditions are not satisfied due to a material breach by Parent, or Parent fails to consummate the merger after all conditions to their obligation to close have been satisfied, the Company’s remedies would be a reverse termination fee of $8.8 million (approximately 4.6% of the aggregate merger consideration) or specific performance of Parent’s obligations;

•

the fact that Parent would not be required to take any action, or fail to take any action, necessary to obtain the communications consents that would impose (i) requirements on the Company and its subsidiaries (or their assets and businesses) that individually or in the aggregate, would be reasonably likely to have a Company material adverse effect or (ii) requirements on Parent or its affiliates (or their assets and businesses) that individually or in the aggregate, would be reasonably likely to have a material adverse effect on Parent’s and its affiliates’ collective U.S. businesses, taken as a whole;

•

the fact that the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions, including approval by the Company’s stockholders, approvals, filings and notices under applicable laws and the condition requiring the expiration or termination of the waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder;

•

the risks and costs to the Company if the merger is not completed, including the diversion of management and employee attention, the potential negative impact on the Company’s ability to retain employees and the potential negative effects on its business relationships, including with customers, vendors and employees;

•

the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of the Company;

•	the fact that, for United States federal income tax purposes, the merger consideration would be taxable to the Company’s stockholders who are entitled to receive such consideration;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt the Company’s business operations;

•

the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on the Company’s employees and its relationships with existing and prospective customers, vendors and other third parties;

•

costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with seeking required governmental consents and with any litigation that may result from the announcement or pendency of the merger, and that if the merger is not consummated the Company may be required to bear all or a portion of such costs; and

•	the fact that the Company’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of the Company’s stockholders.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination.

The Board based its recommendation on the totality of the information presented, including the factors described above.

Forward-Looking Financial Information

Other than annual guidance—including the guidance included in the Company’s earnings release dated March 10, 2020 and the reaffirmation of such guidance in the Company’s earnings releases dated May 6, 2020, August 5, 2020 and reaffirmation of Total Revenue and Adjusted EBITDA guidance and adjustment of Capital Expenditure and Adjusted Free Cash Flow guidance on November 4, 2020 (the “2020 earnings guidance”), with respect to consolidated revenues and certain other performance measures, which guidance the Company presents as a range—the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, the Company has included below certain financial forecasts of the Company that, to the extent described below, were furnished to the Board and the Company’s financial advisor in connection with the discussions concerning the proposed merger.

These financial projections (as defined below) were not prepared with a view toward public disclosure or with a view towards complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”). A summary of this information is presented below.

The projections included below are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. No assurances can be made regarding future events and the estimates and assumptions underlying these financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates, and the risks and uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23, all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the merger, will be beyond the control of Parent and the surviving corporation. The Company’s stockholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized. Actual results likely will differ, and may differ materially, from those reflected in the financial projections, whether or not the merger is completed. The inclusion in this proxy statement of the financial projections should not be regarded as an indication that the Company, ATN, F3C, F3C IV, their respective boards of directors or their respective financial advisors considered, or now consider, these forecasts to be a reliable predictor of future results. Neither the financial projections nor any of the assumptions on which they are based are facts, but rather reflect the reasonable opinions, estimates and judgments of the Company’s management at the time the projections were prepared and have not been updated to reflect any changes since such financial projections were prepared. The financial projections should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue, if any, reliance on this information. The financial projections assume that the Company would continue to operate as a standalone company and do not reflect any impact of the merger.

The financial projections include certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted Free Cash Flow (in each case, as defined below). The Company’s management included forecasts of Adjusted EBITDA in the financial projections because the Company’s management believes that Adjusted EBITDA could be useful in evaluating the business, potential operating performance and cash flow of the Company and because it is commonly used by investors to assess financial performance and operating results of ongoing business operations. The Company’s management included forecasts of Adjusted Free Cash Flow in the financial projections because the Company’s management believes that Adjusted Free Cash Flow could be useful in evaluating the future cash flows generated by the Company including certain prefunded capital projects.

Investors should also note that the non-GAAP financial measures presented in this proxy statement were not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore have inherent limitations on their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures as used by the Company in this proxy statement and the accompanying footnotes may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by ATN, which prepares and publishes its financial statements in accordance with GAAP.

Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. All of the financial forecasts summarized in this section were prepared by the Company’s management. Neither Moss Adams, LLP (the Company’s independent registered public accounting firm) (“Moss Adams”) nor any other independent registered public accounting firm has audited, reviewed, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither Moss Adams nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The Moss Adams reports included in the Company’s Annual Reports on Forms 10-K and incorporated by reference in this proxy statement relate solely to the historical financial information of the Company. Those reports do not extend to the financial projections and should not be read to do so.

The non-GAAP financial measures included in the financial forecasts were reviewed and relied upon by B. Riley for purposes of their financial analysis and opinion. These non-GAAP financial measures were also considered by the Board in connection with its consideration of the merger. Financial measures provided to a financial advisor in connection with a business combination transaction are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Calculations of the non-GAAP financial measures and Reconciliations of non-GAAP financial measures to the nearest comparable GAAP financial measure were not provided to and were not relied upon by B. Riley for purposes of their financial analysis and opinion or by the Board in connection with its consideration of the merger. Accordingly, we have not provided a reconciliation of the financial measures.

By including the financial projections below in this proxy statement, neither the Company, ATN, F3C, F3C IV, nor any of their respective representatives have made or make any representation to any person regarding the ultimate performance of the Company compared to the information contained in the financial projections. Accordingly, the financial projections should not be construed as financial guidance, nor relied upon as such, and the financial projections may differ in important respects from the 2020 earnings guidance, which are presented as a range and which the Company’s management prepared based on a more conservative set of assumptions. Further, the inclusion of the financial projections in this proxy statement does not constitute an admission or representation by the Company that this information is material. The financial projections summarized in this section reflect the opinions, estimates and judgments of the Company’s management at the time the financial projections were prepared and have not been updated to reflect any changes since such financial projections were prepared. Neither the Company, ATN, F3C, F3C IV nor, after completion of the merger, the surviving corporation undertakes any obligation, except as required by law, to update or otherwise revise the financial projections to reflect changes in circumstances since their preparation including, but not limited to changes in general economic or industry conditions or the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

The summary of the financial projections is not included in this proxy statement to induce any stockholder to vote in favor of the adoption of the merger agreement or any other proposals to be voted on at the special meeting, but because the financial projections were made available to the Board, the Company’s financial advisors and certain parties potentially interested in a transaction with the Company, including ATN and F3C.

Financial Projections

As part of the development of the Company’s standalone plan, the Company’s management prepared financial projections during the first quarter of 2020 in connection with its annual, normal course five-year planning process. These financial projections were completed in the first quarter of 2020 and presented to the Board at the March 25, 2020 meeting.

In July 2020, at the direction of the Board and in connection with the Company’s review of strategic alternatives, including a potential sale of the Company, the Company’s management updated the Company’s standalone five-year plan, including the financial projections (the “July financial projections”). The July financial projections were made available to ATN, F3C, F3C IV, Macquarie and other potential counterparties that participated in the Company’s sale process (including the go-shop process) in connection with diligence of the Company by such parties. Assumptions underlying the July financial projections included:

•

compounded annual growth rate (“CAGR”) of 4.8% in business and wholesale revenue driven by incremental increases in sales quota, the impact of turning up 80 small cell sites per year beginning in 2021 and the timing of certain large prefunded projects delivered in 2020-2022;

•

CAGR of 5.6% in consumer driven by growth in fixed wireless tied to the Company’s capital expansion plans, continued success in sales to multi dwelling units, offset by declines in DSL and legacy voice services;

•	CAGR of (5%) in Access revenue largely tied to the decline in legacy services and certain expected program changes;

•	CAGR of 2.5% in cost of goods sold (“COGS”) with the delivery of more on net services, offset by increased COGS associated with our small cell build out and prefunded projects;

•

CAGR of 2.3% in operating expense largely driven by labor costs, offset by anticipated savings in services and day labor, which the Company expected to achieve over time through operational efficiencies from the implementation of the Company’s new BSS/OSS IT infrastructure in the second half of 2020;

•	base capital expenditures of approximately $45.0 million a year with a focus on customer growth and network expansion;

The following table sets forth a summary of the July financial projections (which extended through December 31, 2024) and an extrapolation of certain financial metrics through December 31, 2025 that were derived by B. Riley based on assumptions approved by the Company’s management (the “2025 extrapolations”). The July financial projections and 2025 extrapolations were approved by the Company management for use by B. Riley in preparing its financial analyses and opinion. The 2025 extrapolations were not provided to ATN, F3C, F3C IV, Macquarie or other potential counterparties that participated in the Company’s sale process.

($ in thousands)
Financial	2020 Estimated	2021 Forecast	2022 Forecast	2023 Forecast	2024 Forecast	2025 Extrapolations
Total Revenue	$238,550	$245,664	$254,061	$265,978	$272,625	$279,441
COGS	$51,288	$53,117	$54,252	$55,471	$56,570	N/A
Gross Margin	$187,262	$192,548	$199,808	$210,507	$216,056	N/A

Total Operating Expenses	$122,896	$123,504	$126,805	$130,405	$133,836	N/A
Adjusted EBITDA	$65,470	$70,044	$74,003	$81,103	$83,219	$85,300

Base Capital Expenditures	$(40,895)	$(49,288)	$(45,439)	$(43,939)	$(44,575)	N/A
Prefunded Project Capital	$(9,010)	$(14,105)	$(19,478)	$—	$—	N/A
Total Capital Expenditures	$(49,905)	$(63,393)	$(64,916)	$(43,939)	$(44,575)	$(45,689)

Adjusted Free Cash Flow	$13,752	$10,734	$21,819	$10,733	$11,546	N/A
AFCF w/o Prefunded Projects	$16,042	$8,473	$17,447	$17,013	$17,827	N/A

(1)

“Adjusted EBITDA” is defined herein as net income before interest expense and income, loss on extinguishment of debt, depreciation and amortization, other income and expense, gain or loss on asset purchases or disposals, provision for income taxes, stock-based compensation, cash severance expense, and net loss attributable to noncontrolling interest.

(2)	Prefunded capital represents projects prefunded by the customer, which are material sources and uses of cash and capital spending.
(3)

“Adjusted Free Cash Flow” is defined as Adjusted EBITDA, less recurring operating cash requirements which include capital expenditures, cash income taxes refunded or paid, cash interest paid, amortization of capacity revenue from GCI Liberty Inc., cash severance expense for the Company’s former Chief Executive Officer, and cash receipts and payments, deferred costs and amortized revenue and expense associated with certain prefunded special projects as defined in the 2019 Senior Credit Facility. Amortization of deferred revenue associated with our interconnection agreement with GCI is excluded from Adjusted Free Cash Flow because no cash was received by the Company in connection with this agreement. Amortization of all other deferred revenue, including that associated with other IRU capacity arrangements, is included in Adjusted Free Cash Flow because cash was received by the Company, typically at contract inception, and is being recognized as revenue over the term of the relevant agreement. Adjusted Free Cash Flow without special projects averages over $15 million a year due to controlled capital spending and EBITDA growth. The Company’s earnings are projected to be taxable in by 2023.

Opinion of Our Financial Advisor

On December 31, 2020, B. Riley rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion addressed to the Board dated the same date) as to, as of

December 31, 2020, the fairness, from a financial point of view, to the holders of Company common stock, other than Parent and its affiliates, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement.

B. Riley’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Company common stock, other than Parent and its affiliates, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger. The summary of B. Riley’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by B. Riley in preparing its opinion. The opinion of B. Riley does not constitute advice or any recommendation to any holder of Company common stock as to how such holder should act or vote on any matter relating to the merger.

In connection with rendering its opinion, B. Riley:

•	reviewed the financial terms of a draft of the merger agreement made available to B. Riley on December 23, 2020;

•

reviewed certain publicly available business and financial information relating to the Company and certain other information internal to the Company concerning its business, financial condition and operations, prepared and furnished to B. Riley by the Company’s management;

•

reviewed the financial projections prepared by the Company’s management and furnished to B. Riley for the years ending December 31, 2020 through December 31, 2024, as extrapolated for the year ended December 31, 2025 by B. Riley based on assumptions approved by the Company’s management (collectively referred to in this section as the “Company projections”);

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of the Company;

•

held discussions with members of Company senior management concerning the Company and its business and prospects, the Company’s evaluations related to the merger, as well as such other matters B. Riley deemed necessary or appropriate for purposes of rendering its opinion;

•

reviewed certain publicly available financial data, stock market performance data and trading multiples of companies with publicly traded equity securities that are engaged in businesses B. Riley deemed similar to those of the Company;

•	reviewed the publicly available financial terms of certain other transactions and business combinations B. Riley deemed relevant;

•

performed a discounted cash flow analysis of the Company utilizing the Company projections and other financial information and estimates prepared and furnished to B. Riley by the Company’s management; and

•	performed such other financial studies, analyses and investigations, and considered other such matters, as B. Riley deemed necessary or appropriate for purposes of rendering its opinion.

For purposes of its analysis and opinion, at the Company’s direction, B. Riley relied upon and assumed the accuracy and completeness of all financial and other information available from public sources and all other information provided to B. Riley or otherwise discussed or reviewed with B. Riley. B. Riley assumed, at the direction and with the consent of the Board, that the Company projections, and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, were reasonably prepared in accordance with industry practice and represented the best estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. At the direction of the Company, B. Riley did not assume any responsibility for and did not express an opinion as to such financial forecasts or the assumptions on which the Company projections were based. B. Riley also assumed that there were not any material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to B. Riley. B. Riley further relied, with the Company’s consent, upon the assurances of the management of the Company that they were not aware of any facts that would have made the information and projections provided by the Company inaccurate, incomplete or misleading in any material respect.

In connection with rendering its opinion, B. Riley performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized herein, B. Riley believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors B. Riley considered, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying B. Riley’s opinion.

In arriving at its opinion, B. Riley considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, B. Riley made its determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the below analyses as a comparison is directly comparable to the Company or the merger. B. Riley prepared these analyses for purposes of providing its opinion to the Board (in its capacity as such) as to the fairness, from a financial point of view, to the holders of Company common stock, other than Parent and its affiliates, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities may actually be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, B. Riley or any other person assumes responsibility if future results are materially different from those forecasts.

The merger consideration was determined through arm’s-length negotiations between the Company and Parent. B. Riley did not recommend any specific amount of merger consideration to the Board or that any specific amount of consideration constituted the appropriate consideration for the merger. As described above, B. Riley’s opinion to the Board (in its capacity as such) was one of many factors taken into consideration by the Board in making its determination to approve the merger.

B. Riley was not asked to undertake, and did not undertake, an independent verification of any information provided to B. Riley or reviewed by B. Riley, nor was B. Riley furnished with any such verification and B. Riley does not assume any responsibility or liability for the accuracy or completeness of such information. B. Riley did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company including those which may arise from the merger, nor did B. Riley evaluate the solvency of the Company under any state or federal laws. B. Riley did not undertake an independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject and its opinion did not make an assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

B. Riley also assumed, with the Company’s consent, that the final executed form of the merger agreement would not differ in any material respects from the draft reviewed by B. Riley, that the consummation of the merger would be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. In addition, events occurring or coming to B. Riley’s attention after the date of its opinion could materially affect the assumptions used in preparing its opinion; however, B. Riley does not have any obligation to reaffirm, update or revise its opinion. B. Riley is not a legal, tax or regulatory advisor and B. Riley relied upon, without independent verification, the assessments of the Company, its management and its legal, tax and regulatory advisors with respect to such matters.

B. Riley’s opinion addressed only the fairness, from a financial point of view, to the holders of Company common stock, other than Parent and its affiliates, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement, and did not address any other terms or the fairness of any aspect of the merger to the holders of any other class of securities, creditors or other constituencies of the Company. B. Riley’s opinion did not address any other aspect or implication of the merger, the merger agreement, or any agreement or understanding entered into in connection with the merger or otherwise. B. Riley did not express any opinion as to the fairness of the amount or nature of the compensation to any officers, directors, or employees, or any class of such persons, relative to the merger consideration or otherwise. B. Riley did not express any opinion as to the prices or trading ranges at which shares of Company common stock may trade at any time. Furthermore, B. Riley did not express an opinion regarding the impact of the merger on the solvency or viability of the Company, or the ability of the Company to pay its obligations when they become due before consummation of the merger.

B. Riley’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to it, on the date of its opinion. B. Riley’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that may have been available to the Company.

B. Riley’s opinion was provided for the information of the Board in connection with and for the purposes of evaluating the merger. The opinion did not address the Company’s underlying business decision to effect the merger and was not a recommendation to the Board or any holder of Company common stock as to how to vote or act on any matter with respect to the merger.

Financial Analyses

The following is a summary of the material financial analyses presented by B. Riley to the Board on December 31, 2020 in connection with its consideration of the proposed merger contemplated by the merger agreement. The summary does not contain all of the financial data security holders of the Company may want or need for purposes of making an independent determination of fair value. Security holders of the Company are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed merger. The following summary does not purport to be a complete description of the financial analyses performed by B. Riley. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by B. Riley. The following summary of financial analyses includes information presented in tabular format. The tables must be read together with the full text of each summary to understand the financial analyses discussed.

For purposes of its analyses, B. Riley reviewed a number of financial metrics including:

•

Enterprise Value (EV)—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its preferred stock, non-controlling interest and net debt (the value of its outstanding indebtedness and capital lease obligations less the amount of cash on its balance sheet);

•

Adjusted EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization, adjusted for certain non-recurring items, for a specified time period; and

•

Adjusted EBITDA—CapEx—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization, adjusted for certain non-recurring items, less the amount of capital expenditures, for a specified time period.

Selected Public Company Analysis

B. Riley considered certain financial data for the Company and selected companies with publicly traded equity securities B. Riley deemed relevant. The selected companies were selected by B. Riley in its professional judgment and experience because they were deemed to be similar to the Company in one or more respects. For purposes of these analyses, (i) except as otherwise noted, share prices for the selected companies reflect closing prices as of December 30, 2020 and (ii) estimates of future financial performance for the selected companies for the years ending December 31, 2020 and 2021 were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the year ended December 31, 2020, or “2020E Adj. EBITDA”;

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the year ended December 31, 2021, or “2021P Adj. EBITDA”; and

•	Enterprise Value as a multiple of estimated Adjusted EBITDA—CapEx for the year ended December 31, 2020, or “2020E Adj. EBITDA—CapEx.”

Although none of the selected public companies is directly comparable to the Company, the companies selected were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar in certain respects to the Company’s business. The selected companies considered by B. Riley were:

Company Name

•	Altice USA, Inc.

•	Charter Communications, Inc.

•	Comcast Corporation

•	Consolidated Communications Holdings, Inc.*

•	GCI Liberty, Inc.

•	GTT Communications, Inc.*

•	Liberty Latin America Ltd.*

•	Lumen Technologies, Inc.

•	Shenandoah Telecommunications Company*

•	WideOpenWest, Inc.*

*	Identified as a selected company with a small market capitalization.

The mean and median multiples of the financial data reviewed for the selected companies, based on publicly available research analyst estimates for the years ended December 31, 2020 and December 31, 2021, were:

Metric	Mean (All)	Mean (Small Cap)	Median (All)	Median (Small Cap)
Enterprise Value / 2020E Adj. EBITDA	9.2x	7.0x	9.2x	7.0x

Enterprise Value / 2021P Adj. EBITDA	8.7x	6.9x	10.0x	6.3x

Enterprise Value / 2020E Adj. EBITDA—CapEx	15.3x	11.8x	14.2x	11.8x

Following its review of the results of the selected public companies analysis and taking into account several factors, including, among other things, the sizes, geographic presence and revenue mixes of the Company and the selected companies, as well as other operational and financial characteristics of the Company compared with the selected companies, B. Riley applied, based on its professional judgment and experience, multiple ranges of 4.5x to 6.0x to estimates of the Company’s 2020E Adj. EBITDA based on the Company projections, 4.0x to 5.5x to estimates of the Company’s 2021P Adj. EBITDA based on the Company projections and 11.0x to 13.0x to estimates of the Company’s 2020E Adj. EBITDA—CapEx based on the Company projections.

This analysis indicated implied per share equity value reference ranges for the Company common stock of approximately $2.74 to $4.51 (based on 2020E Adj. EBITDA), $2.48 to $4.38 (based on 2021P Adj. EBITDA), and $2.31 to $3.19 (based on 2020E Adj. EBITDA—CapEx), as compared to the merger consideration of $3.40 per share in the merger as provided in the merger agreement.

Selected Precedent Transactions Analysis

B. Riley considered the financial terms of certain business combinations and other transactions that B. Riley deemed relevant. The selected transactions were selected because the target companies or assets were deemed by B. Riley to be similar to the Company in one or more respects. Financial data for the selected transactions were based on public filings, publicly available research analyst estimates and other publicly available information.

The financial data reviewed for the selected transactions included the Enterprise Value implied by the consideration proposed or paid in the selected transaction as a multiple of the target companies’ then latest 12 months Adjusted EBITDA as of the date of announcement of the transaction (“LTM Adj. EBITDA”).

Date Announced	Target	Acquirer
10/20	GTT Communications, Inc.	I Squared, Inc.
08/20	GCI Liberty, Inc.	Liberty Broadband Corporation
07/20	Otelco Inc.	Oak Hill Capital Partners
01/20	Cincinnati Bell Inc.	Macquarie Infrastructure and Real Assets
08/19	Summit Broadband Inc.	Grain Management, LLC
07/19	Vyve Broadband LLC	GTCR LLC
05/19	Frontier Communications Corp. (Northwest operations)	Searchlight Capital Partners, L.P.
12/18	EarthLink consumer internet business	Trive Capital Management LLC
08/18	Northland Communications Corporation d/b/a Northland Cable TV	GTCR LLC
12/17	All assets of Burlington Telecom	Schurz Communications Inc.
10/17	Hiawatha Broadband Communications, Inc.	Schurz Communications Inc.
07/17	Hawaiian Telecom Holdco, Inc.	Cincinnati Bell Inc.
04/17	Broadview Networks Holdings, Inc.	Windstream Holdings, Inc.
02/17	Segra Telecommunications	EQT Infrastructure, L.P.

Date Announced	Target	Acquirer
12/16	Fairpoint Communications, Inc.	Consolidated Communications Holdings, Inc.
11/16	EarthLink Holdings Corp.	Windstream Holdings, Inc.
09/15	Cablevision Systems Corporation	Altice USA, Inc.
02/15	Verizon Florida LLC, GTE Southwest Incorporated and Verizon California	Frontier Communications Corporation
06/14	Enventis Corporation	Consolidated Communications Holdings, Inc.

The observed high, 75th percentile, low, 25th percentile, mean and median multiples of the financial data reviewed for the selected transactions, were 15.5x, 9.8x, 4.0x, 4.9x, 8.0x, and 7.3x, respectively. Taking into account the results of the selected transactions analysis, B. Riley applied, based on its professional judgment and experience, a multiple range of 4.5x to 6.0x to the Company’s LTM Adj. EBITDA (as of September 30, 2020).

The selected transactions analysis indicated an implied per share equity value reference range for the Company common stock of approximately of $2.88 to $4.69, as compared to the merger consideration of $3.40 per share in the merger as provided in the merger agreement.

Discounted Cash Flow Analysis

B. Riley performed a discounted cash flow analysis to derive a per share equity value reference range for a share of Company common stock. The reference range was determined by adding (i) the net present value of the unlevered free cash flows for the fiscal years ending December 31, 2021 through December 31, 2025, based on the Company projections and (ii) the present value of an estimated terminal value for the Company. B. Riley applied a range of terminal value multiples, based on its professional judgment and experience, of 4.5x to 5.5x to estimates of the Company’s Adjusted EBITDA for the fiscal year ended December 31, 2025 based on the Company projections and discount rates ranging from 11.5% to 12.5%. B. Riley derived the discount rates referenced above, reflecting estimates of weighted average cost of capital for the Company, by application of the capital asset pricing model. The discounted cash flow analysis indicated an implied per share equity value reference range for the Company common stock of approximately $2.16 to $3.26, as compared to the merger consideration of $3.40 per share in the merger as provided in the merger agreement.

Premiums Paid Analysis

B. Riley reviewed the premiums paid in acquisitions of U.S. publicly traded targets announced within the five-year period preceding the announcement of the original Macquarie/GCM merger agreement. The analysis examined, for a group consisting of all transactions in the group (“all transactions”) and a group consisting of transactions involving transaction values of less than $500 million (“small cap transactions”), premiums implied by the price proposed to be paid by the purchaser in the acquisition relative to the historical trading price for the target’s common stock on the trading day that was one day, one week and one month prior to the announcement of the acquisition. B. Riley noted that the (i) average one-day’s premiums were 25.9% (all transactions) and 33.2% (small cap transactions), (ii) average one-week’s premiums were 27.4% (all transactions) and 33.5% (small cap transactions), and (iii) average one-month’s premiums were 30.8% (all transactions) and 33.5% (small cap transactions). B. Riley further observed that application of these average premiums to the trading price for the Company common stock on October 30, 2020 (the penultimate trading day prior to announcement of the original Macquarie/GCM merger agreement), the average closing trading price for the Company common stock over the one-week period ending on October 30, 2020 and the average closing trading price for the Company common stock over the one-month period ending on October 30, 2020, respectively, implied illustrative per share reference ranges for the Company common stock of (x) $2.40 to $2.54 (one day), (y) $2.48 to $2.60 (one week) and (z) $2.62 to $2.67 (one month), as compared to the merger consideration of $3.40 per share in the merger as provided in the merger agreement.

Other Matters

Pursuant to the engagement letter between the Company and B. Riley, the Company agreed to pay B. Riley an initial retainer fee of $75,000 upon commencement of its engagement and a fee of $250,000 (less the retainer fee to the extent paid), which became payable upon the rendering of its opinion to the Board in connection with the original Macquarie/GCM merger agreement. In addition, at the request of the Board, B. Riley assisted the Company in soliciting alternative indications of interest from other potential buyers regarding an alternative transaction, for which a fee of $150,000 became payable. Upon consummation of the merger, B. Riley is entitled to an additional fee of approximately $460,000. The Company has agreed to reimburse certain of B. Riley’s expenses and to indemnify B. Riley and certain related persons and entities for certain liabilities and other items arising out of or related to its engagement.

B. Riley and its affiliates are engaged in a broad range of securities activities and financial advisory services. B. Riley and its affiliates may in the future provide investment banking and other financial advice and services to the Company, Parent and their respective affiliates for which advice and services B. Riley and its affiliates would expect to receive compensation. In the ordinary course of business, B. Riley and its affiliates may actively trade or hold the securities of the Company and its affiliates for their own accounts or for the accounts of others, and, accordingly, may at any time hold long or short positions in such securities.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that the Company stockholders adopt the merger agreement. These interests are described below and in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards and Company Stock Plans” beginning on page 87.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” section below, were used:

•

the relevant price per share of Company common stock is $3.40 per share, which is the fixed price per share to be received by Company stockholders as merger consideration in respect of their shares of Company common stock;

•	the effective time is February 8, 2021, which is the assumed date of the effective time solely for purposes of the disclosure in this section (the “assumed effective time”);

•

the employment of each executive officer of the Company is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plan(s) and/or agreement(s)), in each case, immediately following the assumed effective time; and

•	the service of each non-employee director of the Company is terminated immediately following the assumed effective time.

Treatment of Outstanding Equity Awards

The merger agreement provides that, prior to the effective time, the Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that:

•	each Company RSU award, whether or not vested, will be cancelled as of immediately prior to the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to the Company RSU award by (ii) the merger consideration, reduced by applicable tax withholdings; and

•

each Company PSU award, whether or not vested, will be cancelled as of immediately prior to the effective time in exchange for an amount in cash equal to the product obtained by multiplying the (i) the aggregate number of shares of Company common stock subject to such canceled Company PSU award by (ii) the merger consideration. The aggregate number of shares of Company common stock subject to any Company PSU awards will be determined based on the degree of achievement of the performance goals set forth in the applicable award agreement as of the effective time or such earlier time as determined by the compensation committee of the Board and such Company PSU awards will no longer be subject to any performance-based vesting conditions. Amounts payable with respect to Company PSU awards that are subject to vesting based on the price of Company common stock will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the merger, and amounts payable with respect to all other Company PSU awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the earliest of (a) the applicable time-based vesting date of the canceled Company PSU award, subject to the continued service of the holder of such Company PSU award through such date, (b) the date that is one year following the effective time, subject to the continued service of the holder of such Company PSU award through such date, and (c) the termination of the employment of the holder of such Company PSU award without “cause,” in any case without interest. All amounts due with respect to Company PSU awards will be reduced by applicable tax withholdings.

The merger agreement provides that, immediately prior to the effective time, each deferred stock award that is outstanding immediately prior to the effective time will be cancelled as of the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to such deferred stock award by (ii) the merger consideration.

Treatment of Outstanding Equity Awards—Summary Tables

Non-Employee Directors

The following table sets forth the cash proceeds that each non-employee director would receive in respect of outstanding Company RSU awards and deferred stock awards held by such director as of the assumed effective time in accordance with the treatment of outstanding equity awards described above and in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards and Company Stock Plans” beginning on page 87. All share numbers have been rounded to the nearest whole number. All Company RSU awards held by our non-employee directors would vest on the one-year anniversary of the grant date in the absence of the merger, subject to the director’s continued service through the vesting date. All deferred stock awards held by our non-employee directors are fully vested upon issuance, and in the absence of the merger would convert into shares of Company common stock at a pre-determined time elected by the director. As of the assumed effective time, none of our non-employee directors hold any other equity awards with respect to the Company.

Non-Employee Director Equity Award Summary Table

Non-Employee Directors	Unvested Company RSU Awards (#)(1)	Value of Unvested Company RSU Awards ($)(2)	Deferred Stock Awards (#)(1)	Value of Deferred Stock Awards ($)(2)
David W. Karp	19,011	$64,637	158,978	$540,525

Peter D. Aquino	19,011	$64,637	—	—
Wayne Barr, Jr.	19,011	$64,637	—	—
Benjamin C. Duster, IV	19,011	$64,637	—	—
Shelly C. Lombard	19,011	$64,637	—	—

(1)

The amount reported represents the number of shares of Company common stock subject to Company RSU awards held by the Company’s non-employee directors, each of which will be cancelled as of immediately prior to the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to the Company RSU award by (ii) the merger consideration.

(2)	The amount reported represents the number of shares of Company common stock subject to Company RSU awards multiplied by the merger consideration of $3.40 per share.
(3)

The amount reported represents the number of shares of Company common stock subject to deferred stock awards held by the Company’s non-employee directors, which are fully vested as of the assumed effective time.

(4)	The amount reported represents the number of shares of Company common stock subject to deferred stock awards multiplied by the merger consideration of $3.40 per share.

Executive Officers

The following table sets forth the cash proceeds that each of our executive officers would receive in respect of Company RSU awards and Company PSU awards as of the assumed effective time, including in respect of awards that may vest prior to the completion of the merger based upon the completion of continued service and/or the prior achievement of the applicable performance goals, in either case, independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number. As of the assumed effective time, none of our executive officers hold any other equity awards with respect to the Company.

Executive Officer Equity Award Summary Table

Executive Officers	Company RSU Awards (#)	Value of Company RSU Awards ($) (1)	Company PSU Awards (#)	Value of Company PSU Awards ($) (2)	Estimated Total Cash Consideration ($)
William H. Bishop*	128,158	$435,737	180,985	$615,349	$1,051,086
Laurie M. Butcher	83,150	$282,710	114,532	$389,409	$672,119
Leonard A. Steinberg	107,818	$366,581	149,424	$508,042	$874,623
Diedre L. Williams	71,430	$242,862	98,184	$333,826	$576,688
Beth R. Barnes	21,729	$73,879	17,395	$59,143	$133,022
Richard P. Benken	45,127	$153,432	48,557	$165,094	$318,526
Aurora G. David	44,465	$151,181	47,064	$160,018	$311,199
James R. Gutcher	21,681	$73,715	17,681	$60,115	$133,830
Tiffany G. Hoogerhyde	20,110	$68,374	17,110	$58,174	$126,548
Sean P. Lindamood	28,797	$97,910	29,704	$100,994	$198,904
Debra Morse	20,110	$68,374	17,110	$58,174	$126,548
Anand Vadapalli(3)	43,764	$148,798	—	—	$148,798

*	Also a director of the Company.
(1)

Under the merger agreement, each Company RSU award, whether or not vested, will be cancelled as of immediately prior to the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to the Company RSU award by (ii) the merger consideration, reduced by applicable tax withholdings. The amount reported represents the number of shares of Company common stock subject to Company RSU awards multiplied by the merger consideration of $3.40 per share.

(2)

Under the merger agreement, each Company PSU award, whether or not vested, will be cancelled as of immediately prior to the effective time in exchange for an amount in cash equal to the product obtained by multiplying the (i) the aggregate number of shares of Company common stock subject to such canceled Company PSU award by (ii) the merger consideration. The aggregate number of shares of Company common stock subject to any Company PSU awards will be determined based on the degree of achievement of the performance goals set forth in the applicable award agreement as of the effective time or such earlier time as determined by the compensation committee of the Board and such Company PSU awards will no longer be subject to any performance-based vesting conditions. Amounts payable with respect to Company PSU awards that are subject to vesting based on the price of Company common stock will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the merger, and amounts payable with respect to all other Company PSU awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the earliest of (a) the applicable time-based vesting date of the canceled Company PSU award, subject to the continued service of the holder of such Company PSU award through such date, (b) the date that is one year following the effective time, subject to the continued service of the holder of such Company PSU award through such date, and (c) the termination of the employment of the holder of such Company PSU award without “cause,” in any case without interest. All amounts due with respect to Company PSU awards will be reduced by applicable tax withholdings. The amount reported represents the number of shares of Company common stock subject to Company PSU awards multiplied by the merger consideration of $3.40 per share, with the satisfaction of the performance-based vesting condition based on the merger consideration for Company PSU awards with vesting based on Company stock price and, for all other awards, an assumed achievement level of target performance. Certain Company PSU awards are subject to a stock price-based performance goal that was achieved prior to the effective time but are not scheduled to vest until the end of the applicable performance period, subject to the holder’s continued service through the end of such performance period. The amounts reported in this table with respect to such Company PSU awards are based on actual performance.

(3)

Anand Vadapalli, the Company’s former President and Chief Executive Officer, separated from the Company in June 2019. Pursuant to the terms of his separation agreement, Mr. Vadapalli’s outstanding 2018 cash awards and equity awards remained outstanding and eligible for continued vesting.

2018 Cash Awards

Certain executive officers hold outstanding long-term performance and time-based cash awards that were granted in 2018 in lieu of Company RSU awards and Company PSU awards (the “2018 cash awards”). The merger agreement provides that, immediately prior to the effective time, each then-outstanding 2018 cash award, if any, will be canceled and extinguished and, in exchange, each holder of any such 2018 cash award will have the right to receive a cash payment of an amount equal to the full amount of such 2018 cash award, regardless of actual performance. The aggregate target and maximum payouts with respect to the 2018 cash awards held by our executive officers are $644,168 and $885,109, respectively. Notwithstanding the foregoing, the Company expects that, prior to the merger, the 2018 cash awards will pay out based on actual performance. The performance period for the 2018 cash awards ended on December 31, 2020 and, based on performance, it is expected that our executive officers will receive aggregate payments in the amount of $644,168 in settlement of the 2018 cash awards.

For an estimate of the amounts that would be payable to each of the Company’s named executive officer pursuant to the 2018 cash awards in connection with the merger, see “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” below.

William Bishop Employment Agreement

The Company is party to an employment agreement with Mr. Bishop (the “Bishop Employment Agreement”), which provides that, upon the termination of his employment by the Company without “Cause” (as defined in the Severance Policy) or by Mr. Bishop for “Good Reason” (as defined in the Severance Policy), in each case, within two and one-half months prior to or one year after a “Change of Control” (as defined in the Severance Policy, and each such termination, a “Qualifying CIC Termination”), and subject to his execution and non-revocation of a release of claims in favor of the Company (a “Release”), Mr. Bishop will be entitled to the following: (i) two years’ base salary, payable in a lump sum within 60 days of termination; (ii) a pro-rated portion of the annual cash incentive and annual long-term award payments that Mr. Bishop would have been entitled to for the performance year in which his employment was terminated, payable at the same time as other executives of the Company are paid; (iii) any annual cash incentive payment based on achievement of annual performance goals for the prior full year of his employment, if unpaid as of the date of termination, to be paid if and when other executives are paid; (iv) the immediate vesting of any long-term incentive compensation, whether equity or cash or otherwise; and (v) reimbursement of any monthly federal medical COBRA premiums actually paid by Mr. Bishop for continuing medical insurance coverage for himself and his family, less the standard employee contribution amount, for up to one year after termination (the “Bishop COBRA Benefits”), to be provided no later than March 15 of the year after the year in which the expense is incurred.

To the extent that payments made or benefits provided by the Company to Mr. Bishop pursuant to the terms of the Bishop Employment Agreement or otherwise would trigger an excise tax under Internal Revenue Code Section 4999 (“Potential Parachute Payments”), his Potential Parachute Payments will be reduced to the amount that can be paid without triggering the excise tax, but only if such reduced amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by Mr. Bishop with respect thereto) of the unreduced Potential Parachute Payments. Any such reduction will be applied first to Mr. Bishop’s cash severance payments, and second to the Bishop COBRA Benefits.

Under the terms of the Bishop Employment Agreement, Mr. Bishop is subject to a perpetual confidentiality restrictive covenant and customary non-competition and non-solicitation restrictive covenants during his employment with the Company and for a period of two years and one year, respectively, thereafter. Mr. Bishop and the Company are also subject to a mutual non-disparagement restrictive covenant for a period of two years following the termination of his employment. If the Company discovers within a period of two years after the termination of Mr. Bishop’s employment, or longer period if required by applicable law, any actions or omissions by Mr. Bishop prior to the termination of his employment which would have warranted his termination for Cause, or any action by Mr. Bishop subsequent to the termination of his employment which constitutes a breach of the restrictive covenants in the Bishop Employment Agreement, then, in each case, Mr. Bishop will be required to return to or reimburse the Company for any severance benefits received under the Bishop Employment Agreement.

For estimates of the amounts that would be payable to Mr. Bishop under the Bishop Employment Agreement in connection with the merger, see “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” below.

Severance Policy

Under the terms of the Severance Policy, upon a termination of employment in a Qualifying CIC Termination, and subject to the participant’s execution of a Release, our executive officers other than Mr. Bishop are entitled to the following: (i) two years’ base salary, to be paid in a lump sum within 60 days of termination; (ii) the immediate vesting of any long-term incentive compensation, whether equity or cash; and (iii) reimbursement of any monthly federal medical COBRA premiums actually paid by the executive for continuing medical insurance coverage for the executive and the executive’s family, less the standard employee contribution amount, for up to one year (with respect to Mses. Butcher and Williams and Mr. Steinberg) or six months (with respect to the remaining executive officers), to be provided no later than March 15 of the year after the year in which the expense is incurred.

Under the terms of the Severance Policy, our executive officers are subject to perpetual confidentiality and non-disparagement restrictive covenant and customary non-competition and non-solicitation restrictive covenants during their employment with the Company and for a period of one thereafter. If an executive officer violates the terms of the Severance Policy, the Release, or any other noncompetition or nondisclosure agreement with the Company during the term that the executive officer is receiving any severance pay or benefits described in the Severance Policy, the Company’s obligations to the executive officer under the Severance Policy will automatically terminate.

To the extent that payments made or benefits provided by the Company to an executive officer pursuant to the terms of the Severance Policy would trigger Potential Parachute Payments, his or her Potential Parachute Payments will be reduced to the amount that can be paid without triggering the excise tax, but only if such reduced amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive with respect thereto) of the unreduced Potential Parachute Payments.

For purposes of the Bishop Employment Agreement and the Severance Policy:

“Cause” is generally defined to mean the occurrence, at the sole discretion of the Company, of any of the following: (i) an act or acts of personal dishonesty or illegal or unethical acts knowingly performed by the executive officer, including but not limited to omissions; (ii) a breach of a fiduciary duty owed to the Company, the Board, or stockholders; (iii) a breach of an obligation or violation of a provision applicable under any corporate compliance or ethics policy; (iv) repeated failures or negligence by the executive officer to perform faithfully and efficiently the duties, obligations and responsibilities of the position or engaging in conduct harmful to the Company or its employees, and which failures or conduct are not remedied after receipt of written notice from the Company; or (v) a conviction or plea of guilty or “no contest” of the executive officer for a felony or any misdemeanor involving theft, dishonesty, fraud or moral turpitude.

“Change of Control” is generally defined to mean the occurrence of any of the following events: (i) any Company transaction or series of related transactions that result in the Company’s voting stockholders owning less than fifty percent of the voting power of the new company; (ii) during any period of two years or less, the election of an insurgent slate of directors comprising a new majority of the Board (an “insurgent slate” means director candidates not nominated by the incumbent board); (iii) approval by the Company’s stockholders of a complete liquidation or dissolution of the Company; or (iv) the sale of all or substantially all of the Company’s assets. The closing of the merger will constitute a “Change of Control” under the Bishop Employment Agreement and the Severance Policy.

“Good Reason” is generally defined to mean the occurrence of any of the following events without the executive officer’s written consent, provided, however within 60 days following the occurrence of the event, the executive officer must provide at least 30 days written notice of his or her termination due to Good Reason and during which time the Company has not cured the applicable Good Reason event: (i) a reduction in the executive officer’s aggregate base salary and target annual incentive compensation of greater than 10% in any three year period, unless the compensation of substantially all eligible officers under the Severance Policy is similarly reduced; (ii) a significant reduction in other benefits (unless reduction applies to substantially all other eligible officers or substantially all full-time employees of the Company); (iii) a significant reduction in job title, responsibilities, number of employees under supervision, duties or a significant demotion; (iv) required relocation of the principal work location that is more than sixty (60) miles from the prior work location; or (v) the Company’s material breach of a material obligation owed under an employment agreement.

If each of our executive officers terminated under circumstances entitling them to benefits under the Severance Policy, the executive officers would receive, in the aggregate, severance benefits in the amount of $10,847,823. For estimates of the amounts that would be payable to each of the Company’s named executive officers under the Severance Policy in connection with the merger, see “—Golden Parachute Compensation” below.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below (and the accompanying footnotes) present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of the Company stockholders, as set forth in proposal 2 to this proxy statement.

For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 33.

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions above described under “—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Name*	Cash (1)	Equity (2)	Pension/ NQDC	Perquisites/ Benefits (3)	Tax Reimbursement (4)	Other	Total
William H. Bishop	$1,180,651	$1,051,086	—	$9,299	—	—	$2,241,036
Laurie M. Butcher	$606,574	$672,119	—	$27,071	—	—	$1,305,764
Leonard A. Steinberg	$651,144	$874,623	—	$27,071	—	—	$1,552,838
Anand Vadapalli	$399,342	$148,798	—	—	—	—	$548,140

*

Anand Vadapalli, the Company’s former President and Chief Executive Officer, separated from the Company in June 2019. Pursuant to the terms of his separation agreement, Mr. Vadapalli’s outstanding 2018 cash awards and equity awards remained outstanding and eligible for continued vesting. Under applicable SEC disclosure rules, Mr. Vadapalli remains a named executive officer of the Company.

(1)

Represents the aggregate of (i) a lump sum cash severance payment payable pursuant to the Bishop Employment Agreement or the Severance Policy, as applicable, which is equal to two times the executive officer’s base salary, in each case, payable within 60 days following termination; (ii) with respect to Mr. Bishop only, the aggregate of (a) a pro-rated portion of the annual cash incentive and annual long-term cash award payments that Mr. Bishop would have been entitled to for the performance year in which his employment was terminated, payable at the same time as other executives of the Company are paid; and (b) if unpaid as of the date of termination, any annual cash incentive payment based on achievement of annual performance goals for the prior full year of his employment, to be paid if and when other executives are paid; and (iii) the 2018 cash awards that will be fully vested and cancelled in exchange for a cash payment equal to the full amount of the 2018 cash awards. For purposes of determining the pro-rated annual cash incentive and annual long-term cash awards, termination is assumed to have occurred as of the assumed effective time. The severance payments described in clauses (i) and (ii) are “double-trigger” payments (i.e., they are conditioned upon both the consummation of the merger and the termination of the executive’s employment by the Company without “Cause” or by the executive for “Good Reason,” in each case, within two and one-half months prior to or one year after a “Change of Control” (each as defined in the Severance Policy) and subject to execution of a Release). The payments described in clause (iii) are “single-trigger” payments (i.e., they are conditioned solely upon the consummation of the merger and continued employment through the closing date, not the named executive officer’s subsequent termination of employment following the assumed effective time). The performance period for the 2018 cash awards ended on December 31, 2020 and the amount reported represents the expected payout with respect to the 2018 cash awards based on such performance. Notwithstanding the foregoing, the Company expects that, prior to the merger, the 2018 cash awards will pay out based on actual performance. Details of the cash amounts are shown in the following supplementary table:

Name	Base Salary Severance (Double Trigger)	Pro-rated Annual Cash Incentive and Annual Long- Term Cash Awards (Double Trigger)	Unpaid Annual Cash Incentive for Prior Year (Double Trigger)	2018 Cash Awards (Single Trigger)
William H. Bishop	$780,000	$33,337	$312,000	$55,314
Laurie M. Butcher	$556,478	—	—	$50,096
Leonard A. Steinberg	$576,000	—	—	$75,144
Anand Vadapalli	—	—	—	$399,342

(2)

Represents the value attributed to unvested Company RSU awards and Company PSU awards that will be fully vested (in the case of any Company PSU awards, to be based on the degree of achievement of the performance goals set forth in the applicable award agreement as of the effective time or such earlier time as determined by the compensation committee of the Board) and canceled in exchange for a cash payment of an amount equal to the product obtained by multiplying (i) the total number of shares of Company common stock subject to such canceled Company RSU award or Company PSU awards by (ii) the merger consideration. The merger consideration is assumed to be $3.40 per share, the fixed price per share to be received by Company stockholders as merger consideration in respect of their shares of Company common stock. Amounts payable with respect to Company PSU awards that are subject to vesting based on the price of Company common stock will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the merger, and amounts payable with respect to all other Company PSU awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the earliest of (a) the applicable time-based vesting date of the canceled Company PSU award, subject to the continued service of the holder of such Company PSU award through such date, (b) the date that is one year following the effective time, subject to the continued service of the holder of such Company PSU award through such date, and (c) the termination of the employment of the holder of such Company PSU award without “cause,” in any case without interest. Except as noted in clause (c) in the preceding sentence, the payments described in this footnote are “single-trigger” payments (i.e., they are conditioned solely upon the consummation of the merger and continued employment through the closing date, not the named executive officer’s subsequent termination of employment following the assumed effective time). For purposes of this table, the merger consideration has been used to determine the vesting level for any Company PSU award with vesting based on the price of Company common stock and, for all other awards, an assumed achievement level of target performance. Certain Company PSU awards are subject to a stock price-based performance goal that was achieved prior to the effective time but are not scheduled to vest until the end of the applicable performance period, subject to the holder’s continued service through the end of such performance period. The amounts reported in this table with respect to such Company PSU awards are based on actual performance.

Name	Company RSU Awards ($)	Company PSU Awards ($)
William H. Bishop	$435,737	$615,349
Laurie M. Butcher	$282,710	$389,409
Leonard A. Steinberg	$366,581	$508,042
Anand Vadapalli	$148,798	—

(3)

Represents reimbursements of the value of continued health coverage for a period of one year, at the same premium cost as in effect immediately prior to the named executive officer’s termination date. Such cost to the Company is based on the current cost to the Company of providing such benefits. These benefits are considered double-trigger payments because they will only be paid in connection with a Qualifying CIC Termination of the applicable named executive officer. Such amounts will be reimbursed no later than March 15 of the year after the year in which the expense is incurred.

(4)

None of the named executive officers are eligible to receive a tax reimbursement based on or otherwise related to the merger. Under the terms of the Bishop Employment Agreement and the Severance Policy, Potential Parachute Payments will be reduced to the amount that can be paid without triggering excise tax, but only if such reduced amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive with respect thereto) of the unreduced Potential Parachute Payments. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the Bishop Employment Agreement or the Severance Policy, as applicable.

Director and Officer Indemnification and Insurance Information

For six years after the effective time, Parent shall, or shall cause the surviving corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement. However, in satisfying its obligation described in the foregoing sentence, neither Parent nor the surviving corporation shall be obligated to pay annual premiums in excess of 300% of the amount paid or payable by the Company for the fiscal year ending December 31, 2019 (the “current premium”) and if such premiums for such insurance would at any time exceed 300% of the current premium, then the surviving corporation shall cause to be maintained policies of insurance that, in the surviving corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the current premium. Parent will be deemed to have satisfied its obligations described in this paragraph if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the effective time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time, including in respect of the transactions contemplated by the merger agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the current premium. If any such prepaid policies described in the foregoing sentences have been obtained by the Company prior to the effective time, the surviving corporation shall (and Parent shall cause the surviving corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

From and after the effective time, each of Parent and the surviving corporation shall fulfill and honor in all respects the obligations of the Company pursuant to

•

each indemnification agreement in effect as of the date of the merger agreement between the Company and each individual who at the effective time is, or at any time prior to the effective time was, a director or officer of the Company or of a subsidiary of the Company and certain other persons, the form of which has been made available to Parent; and

•	any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of the merger agreement.

Parent’s and the surviving corporation’s obligations under the immediately foregoing two bullets shall continue in full force and effect for a period of six years from the effective time. However, all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

The obligations of Parent and the surviving corporation described in this section shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party unless (x) such termination or modification is required by applicable law or (y) the affected indemnified party shall have consented in writing to such termination or modification.

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of shares of Company common stock representing a majority of the outstanding shares of Company common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by the merger agreement and applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the merger, all of the Company’s equity interests will be beneficially owned by Parent, and none of the Company’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the completion of the merger. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time, each share of Company common stock that is issued and outstanding immediately prior to the effective time (other than (i) shares owned by the Company (or any wholly-owned subsidiary that is disregarded for tax purposes), Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive the merger consideration. For additional information, see the section entitled “The Agreement and Plan of Merger—Certain Effects of the Merger,” beginning on page 86.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the sections entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 69, and “The Agreement and Plan of Merger—Treatment of Company Equity Awards and Company Stock Plans,” beginning on page 87.

Company common stock is currently registered under the Exchange Act and trades on Nasdaq under the symbol “ALSK.” Following the completion of the merger, shares of Company common stock will no longer be traded on Nasdaq or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC with respect to Company common stock. Termination of registration of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company to the extent that they apply solely as a result of the registration of Company common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock pursuant to the merger agreement. Instead, the Company will remain a public company, and Company common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $4.8 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 108.

If Parent or Merger Sub breaches the merger agreement (including a willful breach) or fails to perform under the merger agreement (even if willfully or intentionally), then the Company’s sole and exclusive remedies (other than specific performance to the extent permitted under the merger agreement) against Parent, Merger Sub or any of their affiliates or representatives for any breach of, or failure to perform under, the merger agreement will be for the Company to terminate the merger agreement in accordance with its terms and receive payment of the Parent termination fee of $8.8 million as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 108. If the Company effects a debt financing failure termination because all or a portion of the debt financing is not available to Parent other than as a result of (1) a breach of the debt financing commitment letter by Parent or (2) a breach of the merger agreement by Parent or Merger Sub, Parent is required to pay to the Company a termination fee of $7.1 million as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 108.

Financing of the Merger

We anticipate that the total funds needed to complete the merger (including the funds necessary to pay the aggregate merger consideration, repay or redeem any indebtedness to be repaid or redeemed by the Company and its subsidiaries pursuant to the merger agreement and pay all fees, costs and expenses required to be paid by Parent or Merger Sub at or prior to the closing of the merger in connection with the transactions contemplated by the merger agreement), which would be approximately $332 million, will be funded through a combination of the following:

•	equity commitments by ATN and F3C IV in an aggregate amount up to approximately $172 million, as further described below;

•

debt financing commitments from the Parent debt commitment party consisting of a $35 million senior secured revolving credit facility and $200 million in aggregate principal amount of senior secured term loans, as further described below.

The consummation of the merger is not conditioned upon Parent obtaining the proceeds of any financing.

Equity Financing

Parent has received (i) the ATN equity commitment letter, pursuant to which ATN has committed, subject to the conditions of the ATN equity commitment letter, to make available up to $87 million of equity financing, and (ii) the F3C IV equity commitment letter, pursuant to which F3C IV has committed, subject to the conditions of the F3C IV equity commitment letter, to make available up to $85 million of equity financing.

Funding of the equity financing is subject to the terms, conditions and limitations set forth in merger agreement and the equity commitment letters, which conditions include: (i) the execution and delivery of the merger agreement by the Company; (ii) the waiver or satisfaction in full of certain of the conditions precedent to the closing described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 104; and (iii) the substantially concurrent consummation of the closing on the terms and subject to the conditions of the merger agreement.

The obligation of each Investor to fund the equity financing will terminate automatically and immediately upon the earliest to occur of: (i) the valid termination of the merger agreement in accordance with its terms; (ii) the consummation of the closing and the funding by the applicable Investor of that portion of the closing commitment necessary to effect the closing; and (iii) the Company or any of its subsidiaries or certain other parties asserting certain claims against the Investor or certain other parties.

Pursuant to the terms and conditions of the merger agreement, Parent will take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the equity financing.

The Company has the right to enforce Parent’s right to cause the equity financing to be funded by the Investors/Guarantors as a third party beneficiary solely to the extent the Company is entitled to specific performance under the merger agreement to enforce Parent’s right to cause the equity financing to be funded (see the section entitled “The Agreement and Plan of Merger—Specific Performance” beginning on page 109).

Debt Financing

In addition, Parent has obtained a commitment letter (as amended, the “Parent debt commitment letter”) from Fifth Third Bank, National Association (the “Parent debt commitment party”) to provide, upon the terms and subject to the conditions set forth in the Parent debt commitment letter, acquisition debt financing in an aggregate amount of $235 million (the “debt financing”), consisting of a $35 million senior secured revolving credit facility and $200 million in aggregate principal amount of senior secured term loans.

The proceeds of the Parent debt financing will be used (i) in respect of the senior secured term loans, (a) to finance a portion of the purchase price for the merger, (b) to refinance certain indebtedness of Parent and its subsidiaries, (c) for general corporate purposes and (d) to pay fees, commissions and expenses in connection with the merger and the debt financing; and (ii) in respect of the revolving credit facility, (a) on the closing date, (1) to issue letters of credit to replace, backstop or cash collateralize existing letters of credit, and (2) to fund any original issue discount and upfront fees required pursuant to the “market flex” provisions of the fee letter entered into concurrently with the Parent debt commitment letter, and (b) after the closing date, to finance working capital and other general corporate purposes, including certain acquisitions permitted by the revolving credit facility or other investments and capital expenditures permitted by the revolving credit facility.

The obligations of the Parent debt commitment party to provide the debt financing under the debt commitment letter are subject to a number of customary conditions, including, but not limited to:

•	the execution and/or delivery by the Company of definitive documentation consistent with the debt commitment letter by the parties thereto;

•	delivery of certain audited and unaudited financial statements;

•

subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•

the accuracy of representations and warranties made in the merger agreement by the Company with respect to the Company or its subsidiaries as are material to the interests of the lenders under the debt financing, but only to the extent the inaccuracy of such representations and warranties would permit Parent to terminate the merger agreement or refuse to complete the merger, and the accuracy in all material respects of certain specified representations and warranties in the loan documents;

•	since the date of the merger agreement, there shall not have occurred and be continuing to exist any Company material adverse effect;

•

the merger having been consummated or, substantially concurrently with the initial borrowing under the debt facilities, will be consummated in all material respects in accordance with the terms of the merger agreement without giving effect to any modifications, amendments, consents or waivers thereto that in the aggregate taken as a whole are material and adverse to the lenders and certain other parties without the prior consent of each such party (which consent shall not be unreasonably withheld, conditioned or delayed);

•	the equity contribution having been made or, substantially concurrently with the initial funding of the applicable debt facilities, will be made;

•	the refinancing of the Company’s existing credit agreement;

•

receipt by the lead arrangers under the debt commitment letter of documentation and other information about the borrowers and guarantors that the lead arrangers reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act); and

•	the payment of certain fees and reimbursement of certain expenses upon the initial borrowing under the applicable debt facilities.

The obligations of the Parent debt commitment party to provide the debt financing under the debt commitment letter will terminate at the earliest of (i) five business days after the end date, (ii) the closing date, (iii) five business days after the termination of the merger agreement in accordance with its terms without the funding of the debt facilities, and (iv) the consummation of the merger without the funding of the debt facilities.

Pursuant to the terms and conditions of the merger agreement, Parent will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the debt financing. In the event that any portion of the debt financing becomes unavailable on the terms and conditions of the debt commitment letters (other than in certain specified circumstances), Parent and Merger Sub shall use their reasonable best efforts to obtain in replacement thereof alternative financing from alternative sources, and in each case, any conditions applicable to any alternative debt financing, in respect of certainty of funding and conditionality, shall either (x) be equivalent in all material respects, taken as a whole, to (or more favorable to Parent and Merger Sub than) the conditions set forth with respect to the debt financing or (y) not reasonably be expected to prevent or materially delay the closing.

The documentation governing the debt financings contemplated by the debt commitment letters has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

Limited Guarantee

Subject to the terms and conditions set forth in the limited guarantee, executed concurrently with the execution of the merger agreement, ATN and F3C IV have severally and not jointly guaranteed the payment obligations of Parent with respect to (i) the obligation of Parent under the merger agreement to pay the Parent termination fee if the merger agreement is terminated by the Company under specified circumstances (see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees” beginning on page 108) and (ii) Parent’s obligation to pay, reimburse and/or indemnify certain interest and expenses pursuant to the merger agreement.

The limited guarantee will automatically and immediately terminate and the Guarantors will have no further obligations under the limited guarantee, upon the earliest to occur of: (i) the consummation of the closing under the merger agreement and the payment at or about the effective time of the amounts required to be paid by Parent pursuant to the merger agreement; (ii) the date that is 45 days after the valid termination of the merger agreement in accordance with its terms if a claim has not been made under the limited guarantee during such period; (iii) the satisfaction of the obligation pursuant to the terms of the limited guarantee and the merger agreement and (iv) in the event Company takes certain legal action relating to the limited guarantee.

Subject to certain limited exceptions, the Company’s recourse under the limited guarantee is the Company’s sole and exclusive monetary remedy against Parent, Merger Sub, the Guarantors and certain affiliates of parties related to Parent and the Guarantors in respect of any liabilities or obligations arising under, or in connection with, the merger agreement, any document delivered by Parent pursuant to the merger agreement or the transactions contemplated thereby.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (in each case, as defined below) of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or non-U.S. tax consequences, the Medicare tax on net investment income (under Section 1411 of the Code) or any U.S. federal tax consequences other than those pertaining to the U.S. federal income tax. In addition, this summary does not address the tax consequences of any transaction other than the merger. This discussion is not binding on the Internal Revenue Service (the “IRS”), or the courts and, therefore, could be subject to challenge, which could be sustained.

This discussion applies only to holders (as defined below) that hold shares of Company common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, but not limited to, dealers or brokers in securities, commodities or non-U.S. currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, non-U.S. governments and their controlled entities, persons subject to special accounting rules under Section 451(b) of the Code, holders of Company common stock who exercise and perfect appraisal rights in connection with the Merger under the DGCL, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or holders who acquired shares of Company common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Company common stock, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Any such entity should consult its own tax advisor regarding the tax consequences of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger.

Holders of shares of Company common stock should consult their tax advisors as to the specific tax consequences to them of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws, in light of their particular circumstances.

Tax Consequences to U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Company common stock that is:

•	an individual who is a citizen or resident of the United States, as defined in the Code;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The receipt of the merger consideration by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for shares of Company common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of any cash received and (ii) the U.S. holder’s adjusted tax basis in such shares of Company common stock. Gain or loss must be determined separately for each block of shares of Company common stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares of Company common stock is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Company common stock that is not a U.S. holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The receipt of the merger consideration by non-U.S. holders in exchange for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event (i) the non-U.S. holder generally will be subject to U.S. federal income tax in substantially the same manner as if it were a U.S. holder and (ii) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments;

•

the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Company common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of shares of Company common stock net of applicable U.S. capital losses from sales or exchanges of capital assets recognized during the year; or

•

the Company is or has been a U.S. real property holding corporation (a “USRPHC”), as defined in Section 897 of the Code, at any time within the five-year period preceding the merger and certain other conditions are satisfied. The Company believes that, as of the effective time, the Company will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Information Reporting and Backup Withholding

The receipt of the merger consideration by holders in exchange for shares of Company common stock pursuant to the merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. holder should timely complete and return an IRS Form W-9, certifying that such U.S. holder is a “United States person” as defined under the Code, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding.

In general, a non-U.S. holder will not be subject to information reporting and backup withholding if the non-U.S. holder has complied with certification requirements and identification procedures in order to establish an exemption by providing an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a trade or business in the United States).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is furnished by such holder on a timely basis to the IRS.

Regulatory Approvals Required for the Merger

Antitrust Review

The Company and Parent are required to file their respective notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (the “DOJ”) and the United States Federal Trade Commission (the “FTC”), triggering the start of the HSR Act waiting period, no later than January 15, 2021 (“antitrust review”). Such filings were made on January 15, 2021. Unless the Company or Parent voluntarily withdraws its notification and report form or the Antitrust Division or the FTC formally requests additional information concerning the merger, the waiting period will expire at 11:59 p.m. Eastern Time on February 16, 2021.

Communications Consents

In addition, completion of the merger is conditioned upon the receipt of (i) consent from the FCC to the transfer of control of FCC licensees pursuant to the Communications Act of 1934, as amended, (ii) if required as a precondition to FCC approval, consent of the Team Telecom Committee for review of national security and law enforcement interests pursuant to Executive Order 13913 (April 4, 2020) and (iii) consent of the RCA (the “communications consents”). Filings with each of the FCC and the RCA were made on January 20, 2021. The RCA gave public notice of the application and requested any public comments by February 12, 2021. On February 8, 2021, the RCA issued an order stating that it had determined that Parent’s application to acquire the Company was complete as filed on January 20, 2021. The order states that the RCA will issue a final order no later than July 19, 2021.

The Company currently expects to complete the transaction in the second half of 2021 assuming all regulatory approvals that are required for the completion of the merger have been obtained, however, there is no guarantee when any such approvals will be obtained or that they will be obtained at all.

Litigation Related to the Merger

Between January 27, 2021 and February 8, 2021, eight lawsuits were filed by purported stockholders of the Company in connection with the merger agreement. On January 27, 2021, the first such lawsuit was filed in the United States District Court for the Southern District of New York, captioned Stein v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-00760, against the Company, members of the Board, ATN, F3C IV, F3C, Parent and Merger Sub. On February 1, 2021, three additional such lawsuits were filed against the Company and members of the Board: (i) Zilch v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-00890, filed in the United States District Court for the Southern District of New York; (ii) Coraci v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-00887, filed in the United States District Court for the Southern District of New York; and (iii) Coulibaly v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-00131, filed in the United States District Court for the District of Delaware. On February 2, 2021, the fifth such lawsuit against the Company and members of Board was filed in the United States District Court for the Eastern District of Pennsylvania, captioned Palkon v. Alaska Communications Systems Group, Inc. On February 4, 2021, the sixth such lawsuit was filed against the Company and members of the Board in the United States District Court for the Southern District of New York, captioned Raul v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-00988. On February 6, 2021, the seventh such lawsuit was filed against the Company and members of the Board in the United States District Court for the Eastern District of New York, captioned Holodnak v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-ev-00656. On February 8, 2021, the eighth such lawsuit was filed against the Company and members of the Board in the United States District Court for the Southern District of New York, captioned Cazort v. Alaska Communications Systems Group, Inc., et al., Case No. 1:21-cv-1139. In general, these eight lawsuits assert that the defendants failed to make adequate disclosures in the preliminary version of this proxy statement, filed with the SEC on January 25, 2021, regarding the merger agreement; the Company believes that these allegations are without merit.

Additional lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with indemnification.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

This section describes certain material terms and provisions of the merger agreement. The summary of the material provisions of the merger agreement set forth in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety because it is the legal document that governs the merger.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company, Parent or Merger Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 124.

The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub are qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by the Company, which disclosures are not reflected in the merger agreement. The representations and warranties in the merger agreement will not survive completion of the merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in the Company’s periodic and current reports, this proxy statement and other documents filed with the SEC. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, Parent and Merger Sub on December 31, 2020 (the “date of the merger agreement”).

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub will be merged with and into the Company in accordance with the DGCL. As a result of the merger, the separate corporate existence of the Company will vest in the surviving corporation in the merger and will continue its corporate existence as a wholly owned subsidiary of Parent.

The certificate of incorporation of the Company will be amended at the effective time to read in the form of Exhibit A to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or by law. The bylaws of the Company will be amended at the effective time to read in the form of Exhibit B to the merger agreement and, as so amended, will be the bylaws of the surviving corporation until thereafter amended as provided therein, by the certificate of incorporation or by law.

The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law. The officers of the Company immediately prior to the effective time will be become the officers of the surviving corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

Closing; Effective Time

The closing of the merger will occur at 1:00 p.m. Eastern Time or as soon as practicable and, in any event, within three business days after the satisfaction or, to the extent permitted by the merger agreement, waiver of each of the conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), or unless another time is agreed to in writing by the parties. See the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 104, for further discussion of the conditions to the closing of the merger.

The merger will become effective on such date and at such time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date and time as Parent and the Company agree and specify in the certificate of merger.

Parent and the Company currently expect to complete the merger in the second half of 2021, subject to receipt of the Company stockholder approval, regulatory approvals and the satisfaction or waiver of the other conditions to the closing of the merger.

Certain Effects of the Merger

The merger agreement provides that, at the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than (i) shares owned by the Company (or wholly-owned subsidiary that is disregarded for tax purposes) Parent or Merger Sub and (ii) shares held by stockholders who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL) will be automatically cancelled and converted into the right to receive $3.40 in cash, without interest and subject to any applicable withholding taxes (the “merger consideration”).

Exchange of Certificates

Prior to the effective time, Parent will deposit or cause to be deposited with an exchange agent to be mutually agreed by the parties (the “exchange agent”) the aggregate merger consideration payable to the holders of Company common stock.

If you hold your shares of Company common stock in certificated form, promptly (and, in any event, no later than five business days) after the effective time, Parent will, or will instruct the exchange agent to, send to you, as the holder of record, a letter of transmittal and instructions setting forth the procedures by which you may surrender your Company common stock certificates in exchange for the merger consideration to which you are entitled. Each holder of shares of Company common stock that have been converted into the right to receive the merger consideration will be entitled to receive the merger consideration with respect to such shares upon (i) surrender of Company common stock certificates, together with the duly executed letter of transmittal or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of shares of Company common stock, and, in each case, delivery to the exchange agent of such other documents as may reasonably be requested by the exchange agent. Until surrendered as contemplated by this paragraph, each Company common stock certificate will represent only the right to receive the merger consideration. No interest will be paid or accrue on the cash payable upon surrender of any Company common stock certificate.

If you hold your shares of Company common stock in certificated form, you should not forward your stock certificates to the exchange agent without a duly executed letter of transmittal, and you should not return your certificates with the enclosed proxy card.

Each of the exchange agent, Parent, the Company, Merger Sub, surviving corporation and any other applicable withholding agent will be entitled to deduct and withhold from the merger consideration any amount required to be deducted or withheld from the merger consideration by law with respect of taxes.

Lost, Stolen or Destroyed Certificates

If any of your Company common stock certificates have been lost, stolen or destroyed, you will have to comply with the replacement requirements established by the exchange agent including, if necessary, posting a bond in customary amount as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to such Company common stock certificates. Upon compliance with the requirements established by the exchange agent, including, if necessary, the posting of such bond, the exchange agent will pay you the applicable merger consideration in exchange for your lost, stolen or destroyed Company common stock certificates.

Treatment of Company Equity Awards and Company Stock Plans

Treatment of Outstanding Equity Awards

The merger agreement provides that, prior to the effective time, the Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that:

•

each Company RSU award, whether or not vested, will be cancelled as of immediately prior to the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to the Company RSU award by (ii) the merger consideration, reduced by applicable tax withholdings; and

•

each Company PSU award, whether or not vested, will be cancelled as immediately prior to of the effective time in exchange for an amount in cash equal to the product obtained by multiplying the (i) the aggregate number of shares of Company common stock subject to such canceled Company PSU award by (ii) the merger consideration. The aggregate number of shares of Company common stock subject to any Company PSU awards will be determined based on the degree of achievement of the performance goals set forth in the applicable award agreement as of the effective time or such earlier time as determined by the compensation committee of the Board and such Company PSU awards will no longer be subject to any performance-based vesting conditions. Amounts payable with respect to Company PSU awards that are subject to vesting based on the price of Company common stock will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the merger, and amounts payable with respect to all other Company PSU awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the earliest of (a) the applicable time-based vesting date of the canceled Company PSU award, subject to the continued service of the holder of such Company PSU award through such date, (b) the date that is one year following the effective time, subject to the continued service of the holder of such Company PSU award through such date, and (c) the termination of the employment of the holder of such Company PSU award without “cause,” in any case without interest. All amounts due with respect to Company PSU awards will be reduced by applicable tax withholdings.

The merger agreement provides that, immediately prior to the effective time, each deferred stock award that is outstanding immediately prior to the effective time will be cancelled as of the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company common stock subject to such deferred stock award by (ii) the merger consideration.

Termination of Company Stock Plan

The merger agreement provides that as of immediately after the effective time, the Company Stock Plan will terminate.

Employee Stock Purchase Plan

The merger agreement provides that, with respect to the Company’s ESPP, (i) any offering period or purchase period under the ESPP that otherwise would be in progress as of the effective time will be terminated and the final exercise date will be no later than the date that is ten calendar days prior to the effective time (the “Final Exercise Date”), (ii) any adjustments will be made to reflect such shortened offering period or purchase period, but otherwise such shortened offering period or purchase period will be treated as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP, (iii) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of Company common stock in accordance with the terms of the ESPP as of the Final Exercise Date, (iv) no further offering period or purchase period will commence pursuant to the ESPP on or after December 31, 2020, (v) no participant may increase their rate of payroll deductions under the ESPP on or after December 31, 2020, (vi) the ESPP will terminate on the date immediately prior to the date on which the effective time occurs and no further rights will be granted or exercised under the ESPP thereafter and (vii) all shares of Company common stock purchased on the Final Exercise Date will be cancelled at the effective time and converted into the right to receive the merger consideration.

Payment and Timing of Payment

Parent will cause the surviving corporation to make any payments required to be made in respect of Company RSU awards (after giving effect to any required tax withholdings) no later than the next regularly scheduled payroll date that is at least two business days following the closing date of the merger, through the payroll and/or equity award maintenance systems of the surviving corporation.

Amounts payable with respect to Company PSU awards that are subject to vesting based on the price of Company common stock will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the merger, and amounts payable with respect to all other Company PSU awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the earliest of (i) the applicable time-based vesting date of the canceled Company PSU award, subject to continued employment, (ii) the date that is one year following the effective time, subject to continued employment, and (iii) the termination of the employment of the holder of such Company PSU award without “cause,” in any case without interest and after giving effect to any required tax withholdings.

At or prior to the effective time, Parent will deposit, or will cause to be deposited, by wire transfer, immediately available funds sufficient to pay any payments required to be made in respect of deferred stock awards to an account identified by the Company. Such payments will be made within five business days following the closing date of the merger.

Appraisal Rights

Shares of Company common stock that are issued and outstanding immediately prior to the effective time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with

Section 262 of the DGCL will not be converted into a right to receive the merger consideration, but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL, following which such shares shall automatically be canceled and shall cease to exist. If, however, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company common stock shall be treated as if they had been converted as of the effective time into the right to receive the merger consideration, without interest, upon surrender of such Company common stock certificates formerly representing such share.

The Company will provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company common stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the effective time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Adjustments

If, between the date of the merger agreement and the effective time, any change in the outstanding shares of capital stock of the Company occurs by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the merger consideration and any other amounts payable pursuant to the merger agreement shall be appropriately adjusted to reflect such change and to provide to the holders of Company common stock the same economic effect as contemplated by the merger agreement prior to such change.

Representations and Warranties

The merger agreement contains certain customary representations and warranties, subject to certain exceptions in the merger agreement and confidential disclosures made by each party to the other in connection with the merger agreement. Each of Parent, Merger Sub and the Company has made representations and warranties regarding, among other things:

•	organization, standing and power;

•	authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	corporate approvals;

•	certain governmental approval or filing requirements;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable law;

•	requisite stockholder approval;

•	absence of certain legal proceedings;

The Company has made additional representations and warranties regarding, among other things:

•	capitalization of the Company;

•	ownership of the Company’s subsidiaries;

•	SEC filings, financial statements, undisclosed material liabilities and internal controls;

•	conduct of the Company’s business since December 31, 2019;

•	absence of any change, event, circumstance, occurrence or condition that constitutes a material adverse effect since December 31, 2019;

•	absence of undisclosed material liabilities;

•	compliance with applicable laws, permits, licenses and leases;

•	bribery and corruption matters;

•	matters relating to the Company’s material contracts;

•	tax matters;

•	employee benefits matters and ERISA compliance;

•	labor and employment matters;

•	matters relating to insurance plans of the Company;

•	environmental matters;

•	intellectual property, privacy and data security, and information technology matters;

•	real property;

•	brokers’ fees payable in connection with the transactions contemplated by the merger agreement.

•	opinion of the Company’s financial advisor;

•	trade practices and international trade laws; and

•	termination of the further amended Macquarie/GCM merger agreement.

Parent and Merger Sub have made additional representations and warranties regarding, among other things:

•	Merger Sub’s capitalization and operations;

•

the financing of the merger consideration, including the enforceability of the limited guarantees, the executed equity commitment letters and debt commitment letter providing for a commitment to provide equity financing and debt financing, respectively, to Parent, and the sufficiency of the proceeds to be disbursed under the commitment letters to pay the aggregate merger consideration and the other amounts payable under the merger agreement, including to make any repayment, repurchase or refinancing of debt of the Company and its subsidiaries contemplated by the merger agreement;

•	the solvency of Parent and the surviving corporation on a consolidated basis as at and following the effective time;

•	the absence of certain agreements entered into by any of Parent, its equity investors, or Merger Sub;

•	ownership of Company common stock by Parent, Merger Sub, the Investors, F3C or any of its affiliates controlled thereby;

•	the sufficiency of cash that each of the Investors will have on hand at closing equal to the amounts to be funder under such Investor’s equity commitment letter; and

•	corporate approvals of the Investors to perform all of their respective obligations under the equity commitment letters.

The representations and warranties do not survive the merger (and thus there are no post-closing remedies for breaches), are often qualified by a “materiality” qualification or a “Company material adverse effect” or “Parent material adverse effect” qualification (as discussed below), are qualified by confidential disclosures made to the other party in connection with the merger agreement and, in the case of the Company, by certain disclosures in certain of the Company’s public filings with the SEC prior to the date of the merger agreement.

For purposes of the merger agreement, a “Company material adverse effect” means any effect that, (i) would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the Company from consummating the merger. However, no effect to the extent arising out of or relating to any of the following (alone or in combination) will be taken into account in determining whether a Company material adverse effect has occurred:

•	changes in the Company’s stock price or trading volume or changes in the credit rating of the Company or any of its subsidiaries;

•	general business, economic or political conditions, or changes therein;

•

conditions in the financial, credit, banking, capital or currency markets or changes therein, including changes in interest rates or exchange rates for the currencies of any countries and any suspension of trading in securities;

•	general conditions in any industry, location or market in which the Company operates;

•	changes in political conditions;

•	acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, outbreaks, epidemics, pandemics or disease outbreaks (including the coronavirus (COVID-19 pandemic)), other public health conditions or other natural or man-made disasters or acts of God, or changes therein;

•	any COVID-19 measures or changes therein;

•	changes or proposed changes in GAAP or other accounting standards, regulations or principles;

•	any stockholder litigation or any demand or proceeding, including for appraisal of the fair value of any shares of Company common stock pursuant to the DGCL in connection herewith;

•	changes or proposed changes in applicable law;

•	any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, EBITDA, free cash flow, earnings or other financial operating metrics for any period;

•

the announcement and performance of the merger agreement, including any resulting impact on relationships, contractual or otherwise, with third parties, including governmental authorities and employees of the Company or its subsidiaries; or

•

any action taken by the Company or any of its subsidiaries that is required by this Agreement to be taken by the Company or any of its subsidiaries, or that is taken or not taken with the prior written consent or at the request of Parent.

However, with respect to the matters described in the second through seventh bullets, such effects may be taken into account to the extent such effect has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industries or geographic locations in which the Company and its subsidiaries operate (in which case, the incremental disproportionate adverse effect may be taken into account in determining whether a Company material adverse effect has occurred).

For purposes of the merger agreement, a “Parent material adverse effect” means any event, condition, change, occurrence circumstance, state of facts or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay Parent from consummating the merger.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time. In general, except as expressly contemplated by the merger agreement, as may have been previously disclosed in writing by the Company, with the prior written consent of Parent (such consent not be unreasonably withheld, conditioned or delayed), reasonably undertaken in connection with any COVID-19 measures, or required by applicable law or the rules of Nasdaq, the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects, substantially consistent with past practice. To the extent consistent with the foregoing, the Company has agreed to maintain its business as a going concern, to keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with those persons having material business relationships with the Company and its subsidiaries.

In addition, subject to certain exceptions, the Company has agreed not to, and not to permit any of its subsidiaries to, take any of the following actions except as expressly contemplated by the merger agreement, as may have been previously disclosed in writing by the Company, with the prior written consent of Parent (such consent not be unreasonably withheld, conditioned or delayed), reasonably undertaken in connection with any COVID-19 measures, or required by applicable law or the rules of Nasdaq:

•	amend the Company’s certificate of incorporation or bylaws, or amend any certificate of incorporation or bylaws, or other comparable charter or organizational documents, of the Company’s subsidiaries;

•

other than with respect to a direct or indirect wholly owned subsidiary of the Company, (i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its subsidiaries, (ii) split, reverse split, combine, subdivide or reclassify or otherwise amend the terms of any capital stock of the Company or any of its subsidiaries, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its subsidiaries, or (iv) purchase, redeem or otherwise acquire or offer to purchase, redeem or acquire any Company securities, except for the net settlement of Company equity awards or acquisitions of shares of Company common stock by the Company, in each case, in satisfaction by holders of Company equity awards of the applicable withholding taxes or in accordance with the terms of the ESPP;

•

issue, deliver, sell, grant, announce, pledge, transfer, subject to any lien, otherwise encumber or dispose of any equity interests of the Company or incur any obligation to make any payments to any person based on the price or value of any Company securities, other than (i) the issuance of shares of Company common stock pursuant to (a) the terms of Company equity awards that are outstanding on the date merger agreement, in accordance with the applicable terms of such Company equity awards or (b) grants or awards of Company securities or Company equity awards required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date of the merger agreement; provided that such grants or awards are pursuant to a form of award agreement that has been made available to Parent or (ii) the issuance of shares of Company common stock under the ESPP and pursuant to the terms thereof and the merger agreement or (iii) the issuance of equity interests of a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

•

merge, consolidate or, other than in the ordinary course of business substantially consistent with past practice, enter into a strategic alliance or similar legal partnership with any person, file a voluntary petition for bankruptcy or liquidation, dissolve, liquidate, restructure or recapitalize or adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial bankruptcy, liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•

(i) increase the salary, wages, benefits, bonuses or other cash compensation payable the Company’s employees, officers, directors or independent contractors, except for increases (a) required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date of the merger agreement, (b) required under any Company employee plan pursuant to the terms in effect as of the date of the merger agreement or collective bargaining agreement or under applicable law, (c) made in the ordinary course of business and substantially consistent with past practice, or (d) in connection with changes to benefits as part of annual enrollment; provided that such changes made as part of annual enrollment are made in the ordinary course of business, and (ii) other than as required by the terms of the applicable Company employee plan or under applicable law, enter into, adopt, amend (including by accelerating the vesting, payment or funding of any benefits under), modify or terminate any Company employee plan; provided that the Company intends to (x) grant time-vesting and/or performance-vesting cash awards in 2021 not exceeding $2,400,000 in the aggregate in lieu of granting annual Company RSU awards and Company PSU awards and (y) establish a retention bonus pool not exceeding $367,000 in the aggregate for the purpose of awarding cash retention bonuses to certain non-executive employees;

•

hire, engage or terminate the employment or engagement of (other than for cause, as determined by the Company) any employee, officer, director, or independent contractor whose annual base cash compensation exceeds $250,000;

•	negotiate, enter into, amend or extend any collective bargaining agreement;

•

acquire or commit to acquire any business, assets, real property or capital stock of, or make any loans, advances or capital contribution to any person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, entrance into a joint venture or otherwise) that, involves a purchase price or principal amount of not more than $500,000 individually or $2,000,000 in the aggregate, other than one or more acquisitions of inventory, supplies, intellectual property assets, raw materials, equipment or similar assets in the ordinary course of business and in amounts substantially consistent with past practice;

•

sell, assign, lease, license, pledge, transfer, abandon, subject to any lien, permit to lapse or otherwise dispose of any assets, properties, or Company intellectual property, in each case having a value in excess of $500,000 individually or $5,000,000 in the aggregate, except in the ordinary course of the Company’s or its subsidiaries’ business substantially consistent with past practice;

•

agree to any exclusivity, non-competition or similar provision or covenant limiting the ability of the Company or any of its subsidiaries to compete or engage in any line of business, with any person or in any geographic area, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on parent or any of its affiliates after the effective time, except, in each case, in connection with contracts entered into with customers, contractors, distributors, resellers, partners or suppliers of the Company and its subsidiaries or similar arrangements, that (x) are made in the ordinary course of business substantially consistent with past practice, (y) are on terms substantially similar to any such restrictions existing on the date of the merger agreement and (z) would not have any such effect (or otherwise restrict or bind) on Parent or any of its affiliates (other than the Company and its subsidiaries) after the effective time;

•

adopt or change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by (i) GAAP (or any interpretation thereof), (ii) by any applicable law, including Regulation S-X under the Securities Act, or (iii) by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

•

except for borrowings of revolving loans under the existing credit agreement and capital leases in the ordinary course of business and except for intercompany loans, guarantees, advance or capital contribution between the Company and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of the Company, (i) incur, issue, or otherwise become liable for any additional indebtedness in excess of $5,000,000 in the aggregate, (ii) modify in a manner materially adverse to the Company or its subsidiaries the terms of any material indebtedness existing as of the date hereof, (iii) assume, guarantee or endorse the obligations of any person (other than a wholly-owned subsidiary of the Company), (iv) make any loan, advance or capital contribution to any person in excess of

$500,000 in the aggregate, other than capital contributions and loans to any wholly owned subsidiary, and extensions of trade credit in the ordinary course of business, (v) amend, modify or waive any provision of the existing credit agreement (other than to waive or otherwise cure any “Default” or “Event of Default” thereunder provided that Parent has been provided prior written notice thereof and consented to such amendment, modification or waiver), or (vi) other than the regularly scheduled and required amortization payments under the existing credit agreement, repurchase, prepay, terminate or refinance any indebtedness arising under the existing credit agreement;

•

make, change or revoke any material tax election, change any annual tax accounting period, file any material amended tax return or file any material tax return in a manner inconsistent with past practice, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. law) in respect of any material tax, settle any material tax proceeding, surrender any right to claim a material tax refund, offset or other reduction in tax liability, or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment outside the ordinary course of business;

•	make any commitment with respect to capital expenditures in excess of certain amounts;

•

institute, settle or agree to settle any proceedings, other than (i) the settlement of claims, liabilities or obligations (a) reserved against on the balance sheet included in the Company’s most recent Form 10-Q filed with the SEC on November 9, 2020 or (b) involving payments of less than $500,000 individually or $1,000,000 in the aggregate; provided that neither the Company nor any of its subsidiaries shall settle or agree to settle any proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business or (ii) proceedings brought against Parent or Merger Sub arising out of a breach or alleged breach of the merger agreement by Parent or Merger Sub;

•	enter into any material new line of business;

•	fail to maintain in all material respects certain insurance policies;

•

other than in the ordinary course of business or as contemplated by the merger agreement (i) amend, modify, renew or terminate, or grant any release or waiver under, any material contract (excluding the expiration of any material contract in accordance with its terms) or enter into any new contract that would have been a material contract if in existence on the date of the merger agreement, or (ii) renew or enter into any contract with an affiliate of the Company;

•	voluntarily terminate, amend or fail to renew or preserve certain Company communications licenses;

•	conduct any reduction-in-force of employees or other service providers or otherwise implement any layoffs, in each case that could implicate the WARN Act; or

•	authorize, commit or agree to take any of the foregoing actions.

Notwithstanding anything set forth in the merger agreement or any other documents related to the merger, prior to the closing of the merger, neither Parent nor Merger Sub shall, directly or indirectly, exercise any form of control over the Company, any of its subsidiaries, or any governmental permits within the meaning of FCC rules and the FCC’s orders and other published rulings thereunder.

In addition, the Company and its subsidiaries may take such further commercially reasonable actions necessary to (x) respond to emergencies or protect the health and safety of the Company’s or any subsidiary’s employees, suppliers, customers and other individuals having business dealings with the Company or any subsidiary of the Company (including any COVID-19 measures) or (y) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic. However, the Company will, to the extent legally permissible and only if time permits, consult with Parent prior to taking the actions described in this sentence.

Restrictions on Solicitation of Company Acquisition Proposals

Certain Definitions

For the purposes of the merger agreement:

•

“acceptable confidentiality agreement” means a confidentiality agreement (i) containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the confidentiality agreement entered into by and between ATN and the Company (including with regard to any standstill obligations), and (ii) that does not restrict the Company or its representatives from providing the information or access required to be provided to Parent pursuant to the merger agreement. An acceptable confidentiality agreement may not include any provisions granting exclusivity to any third party or prohibiting the Company from satisfying its obligations under the merger agreement or requiring the Company or its subsidiaries to pay or reimburse the fees and expenses of the third party or its affiliates.

•	“acquisition proposal” means offer or proposal from any third party relating to any transaction or series of related transactions involving:

•

any acquisition or purchase by any third party, directly or indirectly, of 20% or more of the outstanding shares of any class of voting or equity securities of the Company or any of its subsidiaries after giving effect to such transactions, or any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning 20% or more of the outstanding shares of any class of voting or equity securities of the Company or any of its subsidiaries;

•

any acquisition or purchase by any third party, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, business combination, “dual listed” or “dual headed” structure, joint venture, liquidation, dissolution, recapitalization, exclusive license, extraordinary dividend or reorganization) of the consolidated assets (including the equity interests of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, which constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

•

any merger, amalgamation, consolidation, share exchange, business combination, “dual listed” or “dual headed” structure, joint venture, recapitalization, reorganization or other similar transaction involving the Company; or

•	any combination of the foregoing.

•

“superior proposal” means any bona fide written acquisition proposal (except that references in the definition of “acquisition proposal” to “20%” will be replaced by “60%”) providing for a merger, consolidation, tender offer or exchange offer that did not result from a material breach by the Company of its non-solicitation obligations that the Board or any committee thereof determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the acquisition proposal (including the conditionality, timing and likelihood of consummation of such proposal) and the third party making the acquisition proposal, would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the merger (including any revisions to the terms of the merger agreement, the limited guarantees and the financing commitment letters proposed by Parent in writing prior to the time of such determination).

Restrictions on Solicitation of Company Acquisition Proposals

From the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, the Company and its subsidiaries:

•	will not, and will cause their respective representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub):

•

solicit, initiate, knowingly facilitate or knowingly encourage (including by way of supplying non-public information) any acquisition proposal or any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an acquisition proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding an acquisition proposal or with respect to any proposals or inquiries from a third party relating to the making of an acquisition proposal (other than only informing such persons of the Company’s non-solicitation obligations), or furnish to any third party information or provide to any third party access to the businesses, properties, assets or personnel of the Company or any of its subsidiaries, in each case, relating in any way to, for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, an acquisition proposal;

•

enter into any letter of intent, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, contract, commitment, arrangement, understanding or agreement in principle (other than an acceptable confidentiality agreement) with respect to an acquisition proposal or enter into any merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other definitive agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement;

•	approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

take any action to exempt any person (other than Parent and its affiliates) from restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” applicable law; or

•	resolve, propose or agree to do any of the foregoing;

•

will, and will cause their respective representatives to, immediately cease and terminate any existing discussions or negotiations with any third party theretofore conducted by the Company, its subsidiaries or their respective representatives with respect to an acquisition proposal (including terminating access to any electronic data room), and promptly (within two business days after the date of the merger agreement), the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its subsidiaries to any such third party be promptly returned or destroyed in accordance with the applicable acceptable confidentiality agreement with such third party.

Notwithstanding the non-solicitation obligations set forth above, if, at any time prior to obtaining the Company stockholder approval, the Company receives an acquisition proposal from a third party, or an acquisition proposal that would reasonably be expected to result in a superior proposal, that did not result from a material breach the non-solicitation obligations set forth above:

•

the Company and its representatives may contact such third party making the acquisition proposal solely to clarify the terms and conditions thereof or to request that any acquisition proposal made orally be made in writing; and

•

if the Board or any committee thereof determines, in good faith after consultation with the Company’s financial advisor and outside legal counsel, that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal, then the Company and its representatives may (i) furnish information and data with respect to the Company and its subsidiaries to the third party making such acquisition proposal and afford such third party access to the businesses, properties, assets and personnel of the Company and its subsidiaries and (ii) enter into, maintain and participate in discussions or negotiations with the third party making such acquisition proposal regarding such acquisition proposal or otherwise cooperate with or assist or participate in, or knowingly facilitate, any such discussions or negotiations. However, the Company (a) shall not, shall cause its subsidiaries not to and shall direct its or their representatives not to, furnish any non-public information except pursuant to an acceptable confidentiality agreement or confidentiality agreement in place on the date of the merger agreement and (b) will promptly (and in any event within two business days) provide to Parent any material non-public information or other data or information concerning the Company or its subsidiaries or access provided to such third party, in each case, which was not previously provided to Parent.

Required Notices

From the date of the merger agreement, the Company must, as promptly as practicable (and in any event within two business days), notify Parent of the Company’s receipt of any acquisition proposal. Such notification must include a copy of the applicable written acquisition proposal (or, if oral, the material terms and conditions of such acquisition proposal) and the identity of the third party making such acquisition proposal. However, if the Company is specifically prohibited from disclosing the identity of any Person making an acquisition proposal, the Company may redact that identity and any other identifying information but shall otherwise provide all such information relating to the acquisition proposal (except to the extent providing such information would violate a confidentiality agreement in effect between the Company and a third party as of the date of the merger agreement).

The Company must keep Parent reasonably informed on a reasonably current basis of the status of any material developments, regarding any such acquisition proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of any agreements (draft or final) or other material documentation relating thereto that is exchanged between the third party (or its representatives) making such acquisition proposal and the Company (or its representatives) within two business days after receipt thereof.

The terms and existence of any such acquisition proposal will be subject to the confidentiality obligations imposed on Parent pursuant to the confidentiality agreement applicable to Parent.

Obligation of the Board with Respect to Its Recommendation

Company Recommendation

The Board has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement (the “Company recommendation”). Except as described below, the Company has agreed that (i) this proxy statement will include the Company recommendation, and (ii) neither the Board nor any committee thereof will:

•	fail to make, withhold, withdraw, amend or modify in any manner adverse to Parent and Merger Sub the Company recommendation;

•	approve, endorse, adopt or recommend an acquisition proposal;

•

fail to recommend against acceptance of any third party tender offer or exchange offer for the shares of the Company common stock within ten business days after a written request by Parent to do so (provided that Parent may only make one such request after commencement of such offer);

•	resolve or publicly propose to take any action described in the foregoing (the actions in the foregoing bullets being referred to as an “adverse recommendation change”); or

•

approve, endorse or recommend, or publicly propose to approve, endorse or recommend, or cause or permit the Company or any subsidiary of the Company to execute or enter into, any agreement or contract (other than an acceptable confidentiality agreement) with respect to an acquisition proposal.

Adverse Recommendation Change Permitted in Certain Circumstances

The Board may make an adverse recommendation change and/or cause the Company to terminate the merger agreement and authorize the Company to enter into a definitive agreement providing for a transaction that constitutes a superior proposal (which agreement shall be entered into concurrently with such termination) at any time prior to obtaining the Company stockholder approval in response to an acquisition proposal or intervening event (defined below) in the following circumstances:

•

in response to an acquisition proposal received by the Company after the date of the merger agreement that did not result from a material breach of the obligations described in the section entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Company Acquisition Proposals”, beginning on page 95, if the Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel), after giving effect to all of the adjustments to the terms in the merger agreement proposed in writing by Parent and Merger Sub in response to such acquisition proposal, that such acquisition proposal constitutes a superior proposal and the failure to take the actions below would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, but only if:

•

the Company notifies Parent in writing of its intention to take such action, not less than four business days before taking such action, which notice will specify the identity of the third party making such superior proposal and include a copy of any proposed definitive agreement (it being understood and agreed that any amendment to the financial terms or any other material term of such superior proposal shall require a new notice of superior proposal and the four business day superior proposal notice period shall be deemed to have recommenced on the date of such new notice of superior proposal);

•

during such four business day period referred to in the immediately preceding bullet, to the extent requested by Parent, the Company and its representatives negotiate with Parent and its representatives in good faith to make such adjustments to the terms and conditions of the merger agreement, the limited guarantees, equity commitment letters or debt commitment letter, as would enable the Board to maintain the Company recommendation in connection with a superior proposal and not make an adverse recommendation change or terminate the merger agreement; and

•

following the expiration of such four business day period, the Board has considered in good faith Parent’s proposal, if any, to adjust the terms and conditions of the merger agreement, the limited guarantees, equity commitment letters or debt commitment letter, and the Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that after giving effect to all of the adjustments to the terms in the merger agreement proposed in writing by Parent and Merger Sub in response to such acquisition proposal, that the acquisition proposal continues to be a superior proposal (it being understood and agreed that if Parent makes a proposal to adjust the terms and conditions of the merger agreement and the Board determines that such acquisition proposal no longer constitutes a superior proposal, Parent, Merger Sub and the Company shall promptly enter into amendments to such agreements to embody the terms of such proposal);

•

in response to an intervening event, if the Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that an intervening event has occurred and is continuing and a failure to make an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then the Board may make a Company recommendation change, but only if:

•	the Company notifies Parent in writing of its intention to take such action, not less than four business days before taking such action, which notice will specify the material facts underlying the determination by the Board that an intervening event has occurred, and the reason for the adverse recommendation change, in reasonable detail;

•

during such four Business Day period referred to in the immediately preceding bullet, to the extent requested by Parent, the Company and its representatives negotiate with Parent in good faith to enable Parent to amend the merger agreement, in such a manner that obviates the need for an adverse recommendation change; and

•

following the expiration of such four business day period, the Board determines in good faith, taking into consideration any amendments to the merger agreement, the limited guarantees, equity commitment letters or debt commitment letter, proposed in writing by Parent (after consultation with the Company’s financial advisor and outside legal counsel), that the failure to effect an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (it being understood and agreed that if Parent makes a proposal to adjust the terms and conditions of the merger agreement and the Board determines that such intervening event no longer requires an adverse recommendation change, Parent, Merger Sub and the Company shall promptly enter into amendments to such agreements to embody the terms of such proposal).

For the purposes of the merger agreement, “intervening event” means any event, change, effect, development, state of facts, condition or occurrence after that date of the merger agreement that is material to the Company and its subsidiaries that:

•	was not known to, or reasonably foreseeable by, the Board as of or prior to the date of the merger agreement and prior to obtaining the Company stockholder approval;

•	does not involve or relate to an acquisition proposal; and

•

does not relate to (i) any action, effect, change, event, circumstance, occurrence or state of facts relating to Parent, Merger Sub or any of their respective affiliates, (ii) changes in the market price or trading volume of the securities of the Company in and of themselves or (iii) the fact that the Company meets, exceeds or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (provided that clauses (ii) and (iii) shall not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “intervening event” unless otherwise excluded pursuant to the immediately preceding bullets).

Efforts to Obtain Required Stockholder Approval

The Company has agreed to hold its special meeting and to use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of the merger agreement and take all other action necessary or advisable to secure the vote of the holders of shares of Company common stock required by applicable law to effect the merger. The Board has approved and adopted the merger agreement and the transactions contemplated by the merger agreement and adopted resolutions directing that such proposal be submitted to the Company stockholders for their consideration and recommending that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

Efforts to Complete the Merger

The merger agreement provides that the Company and Parent must use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement. Specifically, these actions include using reasonable best efforts to:

•	obtain all necessary actions or non-actions, waivers, consents and approvals from governmental authorities;

•	make all necessary registrations and filings (including filings with governmental authorities, if any);

•	take such steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid a proceeding by, any governmental authorities;

•	deliver required notices to, and obtain the required consents or waivers from, third parties; and

•	execute and deliver any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

See the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 84, for a description of the material regulatory filings required for the completion of the merger.

In particular, each of Company and Parent has agreed to, and has agreed to cause their respective subsidiaries to and to instruct their respective representatives to, use their respective reasonable best efforts to:

•

file any and all notices, reports and other documents required to be filed by such party under the HSR Act in connection with the antitrust review no later than January 15, 2021 (which filings were made on such date) and use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act; and

•

make all applicable filings with the FCC (including any applications and filings to Team Telecom Committee, if required, or otherwise pertaining to the transfer of control of the Company FCC licenses) and the RCA to obtain any regulatory consents required by applicable law (which filings were each made on January 20, 2021).

In connection with the efforts described in this section “Efforts to Complete the Merger,” “reasonable best efforts” includes taking any and all reasonable actions, or refraining from taking any unreasonable action, necessary to obtain the consents of any governmental authority (including the communications consents) and complete the antitrust review, including, but not limited to:

•

contesting and resisting any proceeding instituted (or threatened to be instituted) challenging the merger or any other transaction contemplated by the merger agreement as violative of any applicable law;

•

proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, termination or disposition of, or holding separate (through the establishment of a trust or otherwise), of any assets, properties, contracts and businesses of the Company or its subsidiaries, or Parent or its affiliates;

•

conducting the Company’s and its subsidiaries’ businesses, or the businesses of Parent or its affiliates, in a specified manner, or proposing and agreeing or permitting to conduct any of such businesses in a specified manner, or committing the Company and its subsidiaries to take, or refrain from taking, any action in each case, to the extent necessary to obtain any such clearance, resolve any such objections or avoid or eliminate any such impediments (the actions described in first, second and third bullet points herein, the “remedy actions”);

•	obtain from Parent’s affiliates information necessary to fulfill Parent’s and Merger Sub’s obligations described in the immediately preceding bullet points; and

•

arrange for representatives of Parent’s affiliates to be available as is reasonably necessary to fulfill Parent’s and Merger Sub’s obligations described in this section “Efforts to Complete the Merger.”

However, notwithstanding the foregoing, neither Parent nor the Company shall be required to agree to (i) any term or take any action in connection with receipt of the consents under applicable antitrust laws or any communications consent that is not conditioned upon consummation of the merger, or (ii) any remedy action that would otherwise constitute a burdensome condition (defined below) or parent burdensome condition (defined below).

For the purposes of the merger agreement:

•

“burdensome condition” means any remedy actions or undertakings necessary to obtain the communications consents that would impose requirements on the Company and its subsidiaries (or their assets and businesses) that individually or in the aggregate, would be reasonably likely to have a Company material adverse effect.

•

“parent burdensome condition” means any remedy actions or undertakings necessary to obtain the communications consents that would impose requirements on Parent or its affiliates (or their assets and businesses) that individually or in the aggregate, would be reasonably likely to have a material adverse effect on Parent’s and its affiliates’ collective U.S. businesses, taken as a whole.

In connection with the efforts described in this section “Efforts to Complete the Merger,” each of Parent, Parent’s affiliates and the Company has further agreed to:

•

give the other parties prompt notice of the making or commencement of any request, inquiry or proceeding by any governmental authority with respect to the merger and the other transactions contemplated by the merger agreement;

•	keep the other parties reasonably informed as to the status of any such request, inquiry or proceeding;

•

promptly inform the other parties of any communication to or from the FTC, DOJ, FCC, Team Telecom Committee, PUCs or any other governmental authority to the extent regarding the merger and the other transactions contemplated by the merger agreement, or regarding any such request, inquiry or proceeding, and provide a copy of all written communications to the other parties; and

•	withdraw and re-file any notice under the HSR Act only if the other parties hereto agree.

Subject to applicable law, in advance and to the extent practicable, each of Parent, Parent’s affiliates or the Company, as the case may be, will consult the other on all the information relating to Parent, Parent’s affiliates or the Company, as the case may be, and any of their respective subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the merger and the other transactions contemplated by the merger agreement and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be. Each of the Company, Parent and Parent’s affiliates agrees not to participate in any meeting(s) with any governmental authority in respect of any submission, notification or investigation under any antitrust law unless such party consults with the other party in advance. In addition, except as may be prohibited by any governmental authority or by any applicable law, in connection with any such request, inquiry or proceeding in respect of the merger and the other transactions contemplated by the merger agreement, each of the Company, Parent and Parent’s affiliates will permit authorized representatives of the other party to be present at each meeting or conference relating to such request, inquiry or proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental authority in connection with such request, inquiry or proceeding. Parent or its affiliates shall pay all filing fees under the HSR Act and other applicable antitrust laws.

Indemnification; Directors’ and Officers’ Insurance

For six years after the effective time, Parent shall, or shall cause the surviving corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement. However, in satisfying its obligation described in the foregoing sentence, neither Parent nor the surviving corporation shall be obligated to pay annual premiums in excess of 300% of the amount paid or payable by the Company for the fiscal year ending December 31, 2019 (the “current premium”) and if such premiums for such insurance would at any time exceed 300% of the current premium, then the surviving corporation shall cause to be maintained policies of insurance that, in the surviving corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the current premium. Parent will be deemed to have satisfied its obligations described in this paragraph if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the effective time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time, including in respect of the transactions contemplated by the merger agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the current premium. If any such prepaid policies described in the foregoing sentences have been obtained by the Company prior to the effective time, the surviving corporation shall (and Parent shall cause the surviving corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

From and after the effective time, each of Parent and the surviving corporation shall fulfill and honor in all respects the obligations of the Company pursuant to

•

each indemnification agreement in effect as of the date of the merger agreement between the Company and each individual who at the effective time is, or at any time prior to the effective time was, a director or officer of the Company or of a subsidiary of the Company and certain other persons, the form of which has been made available to Parent; and

•	any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of the merger agreement.

Parent’s and the surviving corporation’s obligations under the immediately foregoing two bullets shall continue in full force and effect for a period of six years from the effective time. However, all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

The obligations of Parent and the surviving corporation described in this section “Indemnification; Directors’ and Officers’ Insurance” shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party unless (x) such termination or modification is required by applicable law or (y) the affected indemnified party shall have consented in writing to such termination or modification.

Employee Matters

As of the closing date, the surviving corporation or one of its subsidiaries will continue to employ the employees of the Company and its subsidiaries as of the effective time. From and after the closing date, with respect to employees of the Company or its subsidiaries immediately before the effective time who continue employment with Parent, the surviving corporation or any subsidiary of Parent or the surviving corporation following the closing date (“continuing employees”), Parent shall cause the service of each such continuing employee prior to the effective time to be recognized for purposes of eligibility to participate in, and levels of benefits (but not for purposes of any equity or equity-based compensation, long-term incentive, change in control, retention or other one-time or special incentive compensation, defined benefit pension or retiree medical or similar benefits (collectively, “excluded benefits”)) under, each compensation, retirement, vacation, paid time off, fringe or other welfare benefit plan, program or arrangement of Parent, the surviving corporation or any of their subsidiaries (collectively, the “Parent benefit plans”) in which any continuing employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company employee plan immediately prior to the closing date and to the extent such credit would not result in a duplication of benefits.

For a period of 12 months after the closing date (or, if shorter, for so long as the applicable continuing employee remains employed by the surviving corporation or its subsidiaries), the surviving corporation or its applicable subsidiary will (or Parent will cause the surviving corporation or its applicable subsidiary to) provide each continuing employee (other than any employee covered by a collective bargaining agreement, whose compensation and benefits shall be governed by the applicable collective bargaining agreement) with:

•

annual base salary or base hourly rate and cash incentive compensation opportunities (including commissions and other than the excluded benefits), in each case in an amount at least equal to the level or opportunity that was provided to each such continuing employee prior to the closing date to the extent disclosed to Parent as of the date of the merger agreement (or modified thereafter in accordance with the merger agreement); and

•

employee benefits (other than the excluded benefits) that are no less favorable in the aggregate than those provided to similarly situated employees of the Company and its subsidiaries prior to the closing to the extent disclosed to Parent as of the date of the merger agreement, in each case without giving effect to any reduction in annual base salary, base hourly rate, cash incentive compensation opportunities or employee benefits in response to or otherwise related to the coronavirus (COVID-19) pandemic.

From and after the closing date, with respect to each Parent benefit plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any continuing employee is or becomes eligible to participate, Parent will, or will cause the surviving corporation or its applicable subsidiary to, use commercially reasonable efforts to cause each such Parent benefit plan to:

•

waive all limitations as to pre-existing conditions, waiting periods and required physical examinations with respect to participation and coverage requirements applicable under such Parent benefit plan for such continuing employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods and required physical examinations would not have applied or would have been waived under the corresponding Company employee plan in which such continuing employee was a participant immediately prior to his or her commencement of participation in such Parent benefit plan; and

•

provide each continuing employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such continuing employee commences participation in such Parent benefit plan in satisfying any applicable co-payment or deductible requirements under such Parent benefit plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company employee plan.

Cash Awards

Immediately prior to the effective time, each 2018 cash award and each cash retainer granted to directors of the Company that is subject to deferral elections (each a “deferred cash award”), in each case that is outstanding as of immediately prior to the effective time, shall be canceled and extinguished. In exchange for such cancellation, each holder of any such award shall have the right to receive from Parent or the surviving corporation an amount in cash equal to the full amount of such award (such amounts payable, the “cash award payments”). From and after the effective time, the holder of any canceled 2018 cash award or deferred cash award shall be entitled to receive only the cash award payment in respect of such canceled award. At or prior to the effective time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate cash award payments to an account identified by the Company prior to the effective time. The cash award payments described herein with respect to (i) the 2018 cash awards shall be made by the surviving corporation not later than the next regularly scheduled payroll date that is at least two business days following the closing date, and (ii) the deferred cash awards shall be made within five business days following the closing date. Such payments may be made at such other time or times following the effective time consistent with the terms of the 2018 cash award or deferred cash award, as applicable, to the extent necessary, as determined by Parent, to avoid the imposition of additional tax under Section 409A of the Code. Notwithstanding the foregoing, the

Company expects that, prior to the merger, the 2018 cash awards will pay out based on actual performance and, therefore, will no longer be outstanding as of immediately prior to the effective time.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	cooperation between Parent and the Company in the preparation of this proxy statement;

•	consultation between Parent and the Company in connection with public statements with respect to the transactions contemplated by the merger agreement;

•	confidentiality and access by Parent to certain information about the Company;

•	granting certain approvals and taking certain actions in respect of state takeover laws;

•

any stockholder litigation against the Company, the Board, any committee thereof and/or any of the Company’s directors or officers relating directly to the merger agreement, the merger or any related transaction;

•	each party notifying the other of certain events;

•

the Company using its reasonable best efforts, at Parent’s sole cost and expense, to provide Parent with all cooperation reasonably requested by Parent, in connection with arranging, syndicating, consummating and obtaining the debt financing;

•

Parent keeping the Company informed of material developments in respect of the debt financing and taking all actions and doing all things necessary, proper or advisable to obtain the equity financing and using reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain the debt financing; and

•

Parent and Merger Sub not taking certain actions, including (i) acquiring any ownership or control of any material assets or businesses or equity securities of the Company or its subsidiaries, (ii) entering into any business combination with the Company or its subsidiaries, (iii) initiating any stockholder proposal, (iv) soliciting proxies with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company, (v) otherwise seeking or proposing to influence, advise, change or control the management, the Board or the governing instruments, affairs or policies of the Company, (vi) with respect to any of the foregoing, entering into any discussions or arrangement with any other person or form, join or participate in a “group” (as defined in the Exchange Act) to vote or acquire or dispose of securities of the Company or any of its subsidiaries, and (vii) requesting that the Company amend, waive, grant any consent under or otherwise not enforce any of the obligations described in this bullet.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by the merger agreement and applicable law) on or before the closing date of the following conditions:

•	the Company having obtained the approval of the merger by the holders of a majority in voting power of the outstanding shares of Company common stock;

•

no applicable governmental authority of the United States has issued any order that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and no applicable law of the United States having been adopted that makes consummation of the merger illegal or otherwise prohibited;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act having expired or been terminated; and

•

consents from the FCC (including completion of review by the Team Telecom Committee if approval of the Team Telecom Committee is required as a precondition to FCC approval) and RCA having been obtained, and are not be subject to agency reconsideration or judicial review, and the time for any person to petition for agency reconsideration or judicial review having expired.

In addition, the obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the following conditions:

•

(i) the representations and warranties of the Company with respect to organization, standing and power, corporate authorization, capitalization (other than the Company’s representation and warranty with respect to its authorized capital stock, issuance of Company securities and establishment of a dividend record date), brokers’ fees being true and correct in all material respects as of the date of the merger agreement and being true and correct in all material respects as of the closing date as if made on the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct only as of such earlier date), (ii) the representations and warranties of the Company with respect to its authorized capital stock, issuance of Company securities and the payment of dividends or other distributions being true and correct in all respects other than de minimis inaccuracies therein, (iii) the Company representation and warranty in respect of the absence of any change, event, circumstance, occurrence or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect being true and correct in all respects as of the date of the merger agreement and as of the closing date as if made on the closing date and (iv) the representations and warranties of the Company (other than those described in the foregoing clauses (i) through (iii)) shall have been true and correct as of the date of the merger agreement and being true and correct (disregarding all qualifications or limitations as to “materiality,” “Company material adverse effect” or words of similar import) on the closing date as if made on the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct only as of such earlier date) (however, notwithstanding anything in the merger agreement to the contrary, the condition set forth in clause (iv) above being deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have not resulted in a Company material adverse effect);

•

the Company having performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under the merger agreement at or prior to the closing;

•

Parent having received at the closing a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that the conditions set forth in the immediately preceding two bullets have been satisfied; and

•	since the date of the merger agreement, there not having occurred and continuing to exist any Company material adverse effect.

In addition, the obligation of the Company to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the following conditions:

•

the representations and warranties of Parent and Merger Sub being true and correct in all material respects on the closing date as if made on the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct in all material respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct in all material respects as of such particular date (disregarding all qualifications or limitations as to “materiality,” “parent material adverse effect” or words of similar import) would not have a Parent material adverse effect;

•

Parent and Merger Sub having each performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under the merger agreement at or prior to the closing; and

•

the Company having received at the closing a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent certifying that the conditions set forth in immediately preceding two bullets have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the closing under any of the following circumstances:

•	by mutual written consent of Parent and the Company (notwithstanding any approval of the merger agreement by the Company stockholders);

•

by written notice from either Parent or the Company, if the merger has not been consummated on or before December 31, 2021, the “end date”, and such termination right described in this bullet, an “end date termination”), provided that such date shall automatically extend in increments of 30 days to a date no later than February 28, 2022 if the conditions set forth in the second bullet under the first paragraph of the section above entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 104, (if the order or applicable law relates to antitrust laws or the communications consents), or the third bullet or the fourth bullet under the first paragraph of the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 104, shall not have been satisfied as of the close of business on the Business Day immediately prior to such date, except that an end date termination cannot be effected by any party whose material breach of any provision of the merger agreement has been the proximate cause of the merger not having been consummated prior to the outside date;

•

by written notice from either Parent or the Company, any applicable governmental authority of the United States has issued a final non-appealable order permanently enjoining, restraining or otherwise prohibiting the consummation of the transaction contemplated by the merger agreement (notwithstanding any approval of the merger agreement by the Company stockholders), provided that the party seeking to terminate the merger agreement pursuant to the termination right described in this bullet shall have complied with obligations to use its reasonable best efforts to obtain all necessary consents and approvals from governmental authorities and to consummate the transactions contemplated by the merger agreement;

•

by written notice from either Parent or the Company, if, upon a vote at a duly convened and held and completed meeting of the Company stockholders to obtain the Company stockholder approval (including any adjournment or postponement thereof), the Company stockholder approval is not obtained (a “non-approval termination”);

•

by written notice from Parent, if the Company has breached any of the Company’s representations, warranties, covenants or other agreements contained in the merger agreement, which breach (i) would result in the failure of certain conditions to the consummation of the merger described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 104, to be satisfied, and (ii) has not been cured prior to the earlier of the end date and the 30th day after Parent gives the Company written notice of such breach (a “Company breach termination”), except that, to effect a Company breach termination, Parent and Merger Sub must not then be in material breach of any of its obligations under the merger agreement such that the Company would be entitled to effect a Parent breach termination (as defined below);

•

by written notice from the Company, if Parent has breached in any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach (i) would result in the failure of certain conditions to the consummation of the merger described in the section entitled “The Agreement and Plan of Merger —Conditions to the Merger,” beginning on page 104, to be satisfied, and (ii) has not been cured prior to the earlier of the end date and the 30th day after the Company gives Parent written notice of such breach (a “Parent breach termination”), except that, to effect a Parent breach termination, the Company must not then be in breach of any of its obligations under the merger agreement such that Parent would be entitled to effect a Company breach termination;

•

by written notice from Parent, before receipt of the Company stockholder approval, if either (i) the Board makes an adverse recommendation change or (ii) the Company has materially breached any of its obligations described in the sections entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Company Acquisition Proposals,” beginning on page 95, and “The Agreement and Plan of Merger—Obligation of the Board with Respect to its Recommendation,” beginning on page 97, and such breach has resulted in the receipt by the Company of a Company acquisition proposal (a “Company recommendation termination”);

•

by written notice from the Company, before receipt of the Company stockholder approval, if the Board has made an adverse recommendation change in respect of a superior proposal, and concurrently with such termination the Company enters into a definitive agreement with respect to such superior proposal; provided that the Company prior to or substantially concurrently with, and as a condition, of such termination, pays to parent the Company termination fee (as defined below); and

•

by written notice from the Company, if (i) certain conditions to the closing of the merger described in the section entitled “The Agreement and Plan of Merger —Conditions to the Merger,” beginning on page 104, have been and remain satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing of the merger and remain capable of such satisfaction), (ii) the Company has confirmed to Parent in writing that it is ready, willing and able to consummate the closing of the merger and (iii) Parent and Merger Sub fail to consummate the merger within five business days after the later of (a) the date the closing should have occurred pursuant to the merger agreement and (b) the delivery by the Company to Parent of such notice (a “debt financing failure termination”).

Effect of Termination

In the event of termination of the merger agreement by either the Company or Parent in accordance with its terms, the merger agreement will forthwith become void and have no effect, without any liability on the part of any party (or any representative of such party), except that certain provisions of the merger agreement shall survive termination in accordance with their terms and, except as set forth below, none of the Company, Parent or Merger Sub will be relieved or released from any liabilities or damages arising out of its willful and material breach of the merger agreement.

If the Company is entitled to receive payment from Parent of the Parent termination fee described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 108, the receipt of such Parent termination fee will be deemed to be liquidated damages for any and all loses or damages suffered or incurred in connection with the merger agreement (the termination thereof), the transactions contemplate by the merger agreement or any matter forming the basis for such termination. Except for the payment of the Company termination fee and any Parent recovery costs (as defined below), the Company and its affiliates and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignee will have no further liability to Parent, Merger Sub or any of their respective affiliates or any other person in connection with the merger agreement (and the abandonment thereof) or any matter forming the basis of such termination. None of Parent, Merger Sub or any of their respective affiliates or any other person will be entitled to bring or maintain any proceedings against the Company or any of its subsidiaries or affiliates for damages or any equitable relief arising out of or in connection with the merger agreement (other than equitable relief to recover the Company termination fee), any of the transaction contemplated by the merger agreement or any matter forming the basis for such termination. However, if the Company fails to pay the Company termination fee, and Parent or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company termination fee, or any portion thereof, then the Company will be required to pay to Parent and merger Sub their reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company termination, at the “prime rate” published in the Wall Street Journal, in effect on the date such payment was required to be made through the date of payment (the “Parent recovery costs”).

Except for the payment of the Parent termination fee and any Company recovery costs (as defined below), neither Parent nor Merger Sub will have further liability to the Company or any of its affiliates under the merger agreement (and the termination thereof), the transactions contemplated by the merger agreement (and the abandonment thereof) or any matter forming the basis for such termination. The Company will not be entitled to bring or maintain any proceeding against Parent and its affiliates or any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for damages or any equitable relief arising out of or in connection with the merger agreement (other than equitable relief to recover the Parent termination fee), any of the transaction contemplated by the merger agreement or any matter forming the basis for such termination. However, if Parent fails to pay the Parent termination fee, and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Company termination fee, or any portion thereof, then Parent will be required to pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent termination fee, at the “prime rate” published in the Wall Street Journal, in effect on the date such payment was required to be made through the date of payment (the “Company recovery costs”). However, the payment of the Parent termination fee will not abridge or otherwise modify the Company’s right to seek an injunction, specific performance or other equitable relief to the extent permitted by the merger agreement.

Expenses; Termination Fees

In general, the merger agreement provides that all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Termination Fees

The Company is required to pay to Parent a nonrefundable termination fee of $4.8 million (the “Company termination fee”) if:

•	Parent effects a Company recommendation termination;

•

the Company terminates the merger agreement, before receipt of the Company stockholder approval, if the Board has made an adverse recommendation change in respect of a superior proposal, and concurrently with such termination the Company enters into a definitive agreement with respect to such superior proposal; or

•

(i) Parent or the Company effects an end date termination (at a time when Parent had the right to effect a Company breach termination and Parent notified the Company of such right before the end date), (ii) Parent or the Company effects a non-approval termination, or (iii) the Company effects a Company breach termination, in each case of clauses (i) through (iii) of this bullet, (a) an acquisition proposal is publicly disclosed prior to the special meeting and is not withdrawn, expired or rejected prior to the special meeting (in the case of a non-approval termination) or made known to the Company or made to the Company’s stockholders or is otherwise publicly disclosed or made known and is not withdrawn, expired or rejected prior to the breach giving rise to such termination (in the case of an end date termination or a Company breach termination), (b) within 12 months after the date of such termination, the Company either (1) enters into a definitive agreement in respect of any acquisition proposal and such acquisition proposal is consummated or (2) consummates any acquisition proposal (except that references to “20%” in the definition of “acquisition proposal” in the merger agreement will be deemed to be references to “50%”).

Parent is required to pay to the Company a nonrefundable termination fee (the “Parent termination fee”) of:

•

$7.1 million, if the Company effects a debt financing failure termination because all or a portion of the debt financing is not available to Parent on the date the closing was required to have occurred other than as a result of (i) a breach of the debt commitment letter by Parent or (ii) a breach of the merger agreement by Parent or Merger Sub (such non-availability, a “debt financing failure”); or

•

$8.8 million, (i) if the Company effects a Parent breach termination or debt financing failure termination (other than due to a debt financing failure) or (ii) if Parent or the Company effects an end date termination (at a time when the Company had the right to effect a debt financing failure termination (other than due to a debt financing failure) or the right to effect a Parent breach termination and the Company notified the Parent of such right before the end date).

Amendment and Waiver

The merger agreement provides that any provision of the merger agreement may be amended or waived prior to the effective time, if such amendment or waiver is in writing and signed by each party to the merger agreement, or, in the case of a waiver by each party against whom the waiver is to be effective, except that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Company stockholder approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

No Third Party Beneficiaries

While the merger agreement generally is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies under the merger agreement, it provides for limited exceptions in favor of (i) with respect to certain provisions of the merger agreement, Parent’s lenders and their related parties, (ii) each present and former director and officer of the Company to continue to have indemnification, advancement of expenses and liability insurance coverage following completion of the transactions described in the section entitled “The Agreement and Plan of Merger—Indemnification; Directors’ and Officers’ Insurance,” beginning on page 101, and (iii) following the effective time, each Company stockholder regarding his, her or its right to receive payment of the merger consideration.

Governing Law; Jurisdiction

The merger agreement and all disputes or controversies arising out of or relating to the merger agreement will be governed by and construed in accordance with Delaware law.

All actions and proceedings in connection with the merger agreement or the transactions contemplated thereby will be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware.

Specific Performance

Parent, Merger Sub and the Company have agreed that irreparable harm would occur if any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Accordingly, the merger agreement provides that each of the parties to the merger agreement is entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Parent, Merger Sub and the Company have further recognized and agreed in the merger agreement that the Company is entitled to an injunction, specific performance or other equitable remedy requiring the equity financing to be funded and to specifically enforce Parent’s and Merger Sub’s obligations to effect the closing, if and only if (i) all of the all of the mutual conditions to closing and Parent conditions to closing have been satisfied or waived at the time the closing should have occurred (other than those conditions that by their nature are to be satisfied at the closing), (ii) the debt financing has been funded or will be funded at the closing if the equity financing is funded, (iii) the Company has irrevocably confirmed to Parent in writing that all Company conditions to closing have been satisfied or waived and the Company stands ready, willing and able to consummate the merger, and (iv) Parent and Merger Sub fail to complete the closing on the date the closing is required to have occurred.

THE VOTING AGREEMENT

On December 31, 2020 in connection with the execution of the merger agreement, Parent entered into the voting agreement with the voting agreement stockholder. The following is a summary of selected material provisions of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement, which is attached to this proxy statement as Annex D. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in this proxy statement. The Company urges you to carefully read the voting agreement in its entirety before making any decisions regarding the merger.

Generally

In order to induce Parent to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, Parent entered into a voting agreement (the “voting agreement”) with TAR Holdings, LLC (the “voting agreement stockholder”). The voting agreement covers the number of shares of Company common stock beneficially owned by the voting agreement stockholder as of December 31, 2020, the date of the voting of agreement, together with any shares of Company Common stock with respect to which the voting agreement stockholder subsequently acquires beneficial ownership during the term of the voting agreement. As of January 25, 2021, the voting agreement covers a total of 2,075,359 shares of Company common stock owned by the voting agreement stockholder, representing approximately 3.8% of the issued and outstanding shares of Company common stock as of February 8, 2021. The shares of Company common stock subject to the voting agreement are referred to in this section as “covered shares.”

Agreement to Vote

Pursuant to the voting agreement, the voting agreement stockholder agreed that from December 31, 2020 until the termination of the voting agreement, at any meeting of the Company’s stockholders (or at any adjournment thereof), or in any other circumstance in which the voting agreement stockholder is entitled to vote, consent or give any other approval, the voting agreement stockholder will vote (including via proxy) all of such stockholder’s covered shares:

•	in favor of adopting and approving the merger agreement and the transactions contemplated by the merger agreement; and

•

against (i) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company contained in the merger agreement or of the voting agreement stockholder contained in the voting agreement, and (ii) any acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement or the voting agreement.

The voting agreement stockholder has also agreed to be appear any meeting of the Company’s stockholders (or at every adjournment thereof) or otherwise cause the covered shares to be counted as present for purposes of establishing a quorum.

Transfer Restrictions

The voting agreement stockholder has also agreed to certain restrictions on the transfer of its covered shares while the voting agreement is in effect until the termination of the voting agreement. The voting agreement stockholder has agreed not to directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any covered shares, except that the following transfer are permitted:

•

sales in the open market through a broker dealers (whether by way of block trade or otherwise) but not in any private transaction or reverse inquiry transaction in which the identity of the purchaser is known to the voting agreement stockholder prior to such transfer;

•	transfers by will or operation of law (in which case the voting agreement binds the transferee);

•	transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of the voting agreement;

•

transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of the voting agreement; and

•	such transfers as Parent may otherwise permit in its sole discretion.

Non-Solicitation

Additionally, from and after December 31, 2020 until the termination of the voting agreement, the voting agreement stockholder has agreed, subject to certain exceptions, that it will not nor will any partner, director, advisor or representative of the voting agreement stockholder:

•

solicit or initiate any acquisition proposal or any inquiries or proposals or offers that constitute, or that could reasonably be expected to lead to, an acquisition proposal; provided that the voting agreement stockholder is permitted to respond to inbound inquiries and participate in discussions not solicited in violation of the voting agreement stockholder’s obligations under the voting agreement;

•

solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an acquisition proposal or otherwise encourage or assist any party in the taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement; or

•	initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to an acquisition proposal.

Termination

The voting agreement terminates automatically upon the earliest to occur of:

•	the vote of the Company’s stockholders at the special meeting (subject to any adjournment thereof);

•	the termination of the merger agreement in accordance with its terms;

•	the Board changes its recommendation that the Company stockholders vote to approve the adoption of the merger agreement in accordance with the merger agreement; and

•	14 months from December 31, 2020, the date of the voting agreement.

In addition, the voting agreement may be terminated at any time prior to the consummation of the transactions contemplated by the merger agreement by the written consent of the voting agreement stockholder and the Parent.

Additionally, the voting agreement stockholder may terminate the voting agreement upon a determination by the voting agreement stockholder, in the event that the merger agreement is amended, such amendment contains any material adverse change, in the sole discretion of the voting agreement stockholder, without the prior written consent of the voting agreement stockholder, to the merger consideration payable to the Company stockholders under the merger agreement.

Governing Law

The voting agreement is governed by Delaware law.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Company common stock as determined by the Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration that you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Company common stock unless otherwise indicated.

Beneficial owners of shares of Company common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of Company common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Company common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise appraisal rights with respect to your shares of Company common stock, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•

You must not vote in favor of, or consent in writing to, the merger proposal. A vote in favor of the merger proposal, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting on the merger proposal.

•

You must continue to hold your shares of Company common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

•	You must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of Company common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company, at Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503-6091 and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Company common stock.

Within 10 days after the effective date of the merger, the Company, as the surviving corporation, must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his or her shares of Company common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company, as the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of Section 262 of the DGCL will, upon written request to the Company, as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the Company, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. The Company, as the surviving corporation, has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Company, as the surviving corporation, the Company will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified, a list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Court of Chancery will determine the stockholders who have complied with the requirements of Section 262 of the DGCL and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (iii) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Company, as the surviving corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by the Company, as the surviving corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Company, as the surviving corporation, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, by the Company, as the surviving corporation, to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the Company of the certificates representing such stock.

In determining the fair value of the shares of Company common stock and, if applicable, interest, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Company common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the Company, as the surviving corporation, and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Company common stock is traded on Nasdaq under the symbol “ALSK.” As of the close of business on February 8, 2021, the latest practicable trading day prior to the filing of this proxy statement, there were 54,102,956 shares of Company common stock outstanding and entitled to vote, held by approximately 309 holders of record of Company common stock. The following table presents the high and low sale prices, as of close of business, of Company common stock for the period indicated in published financial sources and the dividend declared per share during such period:

2021	High	Low	Dividends Declared
First Quarter (through February 8, 2021)	$3.34	$3.27	$0.00

2020	High	Low	Dividends Declared
Fourth Quarter	$3.81	$1.91	$0.00
Third Quarter	$2.70	$1.93	$0.00
Second Quarter	$2.79	$1.69	$0.00
First Quarter	$2.25	$1.45	$0.09

2019	High	Low	Dividends Declared
Fourth Quarter	$1.90	$1.60	$0.00
Third Quarter	$1.98	$1.67	$0.00
Second Quarter	$1.97	$1.61	$0.00
First Quarter	$2.10	$1.44	$0.00

The following table presents the closing per share sales price of Company common stock, as reported on Nasdaq on November 2, 2020, the last full trading day prior to the public announcement of the original Macquarie/GCM merger agreement, and on February 8, 2021, the last full trading day prior to the filing of this proxy statement:

Day	Closing Price
November 2, 2020	$1.91
February 8, 2021	$3.30

You are encouraged to obtain current market prices of Company common stock in connection with voting your shares. Following the merger, there will be no further market for Company common stock, and Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act.

STOCK OWNERSHIP

We have listed below, as of February 8, 2021, the beneficial ownership of Company common stock by (i) each of our current directors, (ii) each of our “named executive officers” and (iii) all of our current directors and executive officers as a group. The table is based on information we received from the directors, executive officers and filings made with the SEC. Unless otherwise indicated, each of our directors and “named executive officers” has (a) the same business address as the Company and (b) sole investment and voting power over all of the shares that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name of beneficial owner	Shares owned	Other beneficial ownership		Acquirable within 60 days (4)	Total	Percent of class (5)
Directors:
David W. Karp	1,000	158,978	(3)	—	159,978	*
Peter D. Aquino	15,000	—		—	15,000	*
Wayne Barr, Jr.	—	—		—	—	*
Benjamin C. Duster, IV	—	—		—	—	*
Shelly C. Lombard	—	—		—	—	*
William H. Bishop (1)	248,319	—		30,758	279,077	*

Officers:
Laurie M. Butcher	272,234	—		26,559	298,793	*
Leonard A. Steinberg	706,676	—		36,950	743,626	1.37%
Diedre L. Williams	90,502	—		24,191	114,693	*
Beth R. Barnes	21,011	—		3,001	24,012	*
Richard P. Benken	42,160	—		15,950	58,110	*
Aurora G. David	147,177	—		16,296	163,473	*
James R. Gutcher	34,403	—		2,667	37,070	*
Tiffany G. Hoogerhyde	21,680	—		2,000	23,680	*
Sean P. Lindamood	16,579	—		5,906	22,485	*
Debra Morse	2,867	—		2,000	4,867	*
Anand Vadapalli (2)	—	—		43,764	43,764
Total Directors & Officers as a Group (17 Persons)	1,619,608	158,978		210,042	1,988,628	3.66%

(1)	William H. Bishop is also a named executive officer of the Company.
(2)

Anand Vadapalli, the Company’s former President and Chief Executive Officer, separated from the Company in June 2019. Under applicable SEC disclosure rules, Mr. Vadapalli remains a named executive officer of the Company.

(3)	Includes deferred units and equivalents awarded as non-employee director compensation, which have been deferred until the director’s retirement from the Board.
(4)	Includes unvested Company RSU awards that will vest on March 1, 2021.
(5)	An asterisk indicates beneficial ownership of less than 1%, based on the number of shares outstanding as of February 8, 2021.

We have listed below, as of February 8, 2021, the beneficial ownership of Company common stock by each person known by us to be the beneficial owner of more than five percent of the number of outstanding shares of Company common stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent of the 54,102,956 outstanding shares of Company common stock as of February 8, 2021. All share numbers have been rounded to the nearest whole number.

Name and Address	Amount and nature of beneficial ownership		Percent of class (1)
BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	4,276,927	(2)	7.8%
Renaissance Technologies LLC
26-0385758 800 Third Avenue, New York, NY 10022	3,718,105	(3)	6.9%
Vanguard Group, Inc.
PO Box 2600, V26, Valley Forge, PA 19482-2600	2,791,014	(4)	5.2%

(1)

Number of shares beneficially owned based on beneficial ownership reports filed with the SEC, as specified below. Percentages are based on 54,102,956 outstanding shares of Company common stock as of February 8, 2021.

(2)

Based solely on a Schedule 13G filed with the SEC on February 2, 2021. The Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 4,235,794 shares and sole dispositive power with respect to 4,276,927 shares.

(3)

Based solely on a Form 13F filed with the SEC on November 13, 2020, by Renaissance Technologies LLC. The Form 13F indicates that Renaissance Technologies LLC has sole voting authority with respect to 3,230,563 shares.

(4)	Based solely on a Form 13F filed with the SEC on November 16, 2020, by Vanguard Group, Inc. The Form 13F indicates that Vanguard Group, Inc. has shared voting authority with respect to 40,405 shares.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, the Company would hold an annual meeting of stockholders in 2021.

To be submitted for inclusion in the proxy statement for any 2021 annual meeting of stockholders, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 promulgated under the Exchange Act and our bylaws, and must have been received by the Corporate Secretary of the Company no later than December 30, 2020. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2021 annual meeting any stockholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.

The Company’s bylaws provide that stockholder proposals outside the process of Rule 14a-8 of the Exchange Act and stockholder nominees for director must be received by the Company on or after January 17, 2021, and on or before February 16, 2021. If the date of the 2021 annual meeting of stockholders is advanced by more than 30 days from the anniversary date of the 2020 annual meeting, notice by the stockholder to be timely must be delivered by the Company not later than the close of business on the later of (i) the 120th day prior to such 2021 annual meeting of the stockholders or (ii) the 10th day following the day on which the public disclosure (as defined in the Company’s bylaws) of the date of such 2021 annual meeting is first made. The requirements for such notice are set forth in the Company’s bylaws found on our website at www.alsk.com.

Stockholders may communicate with the Company’s directors at any time by U.S. mail addressed to one or more directors, the Board, or any committee of the Board, c/o Corporate Secretary, 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.

HOUSEHOLDING OF PROXY MATERIAL

The SEC’s rules permit us to deliver a single annual report and proxy statement or notice of Internet availability of proxy to one address shared by two or more of our stockholders. This procedure is known as “householding.” Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you share an address with another stockholder and received only a single copy of our annual report and proxy statement or notice of Internet availability of proxy, we will deliver a separate copy upon request to: Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503 or by phone at 907-297-3000. If you wish to receive separate copies of our annual report and proxy statement or notice of Internet availability of proxy in the future, please contact the bank, broker or other nominee through which you hold your shares. If you share an address and wish to receive a single copy of our annual report and proxy statement or notice of Internet availability of proxy in the future, please contact the bank, broker, or other nominee through which you hold your shares.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 16, 2020;

•

the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2020, filed on November 9, 2020, for the quarterly period ended June 30, 2020, filed on August 10, 2020, and for the quarterly period ended March 31, 2020, filed on May 11, 2020; and

•

the Company’s Current Reports on Form 8-K filed on January 4, 2021, December 28, 2020, December 22, 2020, December 15, 2020, December 10, 2020, December 4, 2020, November 4, 2020, November 3, 2020, August 5, 2020, June 19, 2020, May 6, 2020, March 10, 2020 and January 3, 2020.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Alaska Communications Systems Group, Inc., Attention: Corporate Secretary, 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503-6091.

You can also find information about Alaska Communications at our Internet website at www.alsk.com. Information contained on these websites does not constitute part of this proxy statement.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED FEBRUARY 9, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.,

PROJECT 8 BUYER, LLC,

and

PROJECT 8 MERGERSUB, INC.

December 31, 2020

A-i

A-ii

Exhibit A – Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B – Form of Bylaws of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated December 31, 2020, is entered into by and among Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), Project 8 Buyer, LLC, a Delaware limited liability company (“Parent”), and Project 8 MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the Company’s willingness to enter into this Agreement, (i) each of ATN International, Inc. and Freedom 3 Investments IV, LP (each, an “Equity Investor”) is entering into an equity financing commitment letter in favor of Parent (collectively, the “Equity Commitment Letters”), pursuant to which the Equity Investors have committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein, and (ii) each of ATN International, Inc. and Freedom 3 Investments IV, LP (each, a ”Guarantor”) is entering into a guarantee in favor of the Company (collectively, the “Guarantees”) with respect to the obligations of Parent to pay the Parent Termination Fee pursuant to Section 9.04(c);

WHEREAS, (i) the Boards of Directors of each of the Company, Parent and Merger Sub have (A) determined that this Agreement and the Merger are advisable and in the best interests of their respective stockholders, (B) approved the Merger on the terms and subject to the conditions set forth herein, and (C) adopted and approved this Agreement, and (ii) the Company Board has recommended that the stockholders of the Company adopt this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is terminating that certain Amended and Restated Agreement and Plan of Merger, dated December 10, 2020, by and among the Company, Juneau Parent Co, Inc. and Juneau Merger Co, Inc., as amended by that certain Amendment No. 1 to Amended and Restated Merger Agreement, dated December 21, 2020, by and among the Company, Juneau Parent Co, Inc. and Juneau Merger Co, Inc. (as amended, the “Macquarie/GCM Merger Agreement”), in accordance with its terms, and the Company will pay in full the Company Termination Fee (as defined in the Macquarie/GCM Merger Agreement) to Juneau Parent Co, Inc. pursuant to Section 9.04(b) of the Macquarie/GCM Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“2018 Cash Awards” means the cash awards granted to certain employees of the Company in 2018 in lieu of any Company RSU Awards or Company PSU Awards for 2018.

“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (including with regard to any standstill obligations), and (ii) that does not restrict the Company or its Representatives from providing the information or access required to be provided to Parent pursuant to

Section 6.02 and Section 6.03. An Acceptable Confidentiality Agreement may not include any provisions granting exclusivity to any Third Party or prohibiting the Company from satisfying its obligations hereunder or requiring the Company or its Subsidiaries to pay or reimburse the fees and expenses of the Third Party or its Affiliates.

“Acquisition Proposal” means any offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of the outstanding shares of any class of voting or equity securities of the Company or any of its Subsidiaries after giving effect to such transactions, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of the outstanding shares of any class of voting or equity securities of the Company or any of its Subsidiaries, (ii) any acquisition or purchase by any Third Party, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, business combination, “dual listed” or “dual headed” structure, joint venture, liquidation, dissolution, recapitalization, exclusive license, extraordinary dividend or reorganization) of the consolidated assets (including the equity interests of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any merger, amalgamation, consolidation, share exchange, business combination, “dual listed” or “dual headed” structure, joint venture, recapitalization, reorganization or other similar transaction involving the Company, or (iv) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means the sum of the aggregate per share Merger Consideration plus (i) the aggregate RSU Award Payments and (ii) the aggregate PSU Award Payments.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), self-regulatory authority, constitution, treaty, convention, ordinance, code, rule, regulation, interpretation, guidance, guideline, advisory, bulletin, published opinion, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon and applicable to such Person (including any applicable Order).

“Burdensome Condition” means any Remedy Actions or undertakings necessary to obtain the Communications Consents that would impose requirements on the Company and its Subsidiaries (or their assets and businesses) that individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Anchorage, Alaska or Boston, Massachusetts are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (and any similar or conforming legislation in any U.S. jurisdiction) and the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each Contract to which the Company or any of its Subsidiaries is a party or otherwise bound that constitutes a collective bargaining agreement or other labor agreement with any labor organization, works council, trade union, employee association or other employee representative body representing any employee of the Company or its Subsidiaries.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019.

“Company Balance Sheet Date” means December 31, 2019.

“Company Board” means the Board of Directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement.

“Company Employee Plan” means each domestic and foreign (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment, Independent Contractor, severance, termination pay or similar contract, plan, arrangement, or policy and (iii) other plan, agreement, arrangement, or policy providing for compensation (including variable cash compensation and sales commissions), bonuses or incentive compensation, profit-sharing, stock option, stock purchase or other equity-related compensation, deferred compensation, savings, retirement, life insurance, health or medical benefits, employee assistance program, disability or sick leave benefits, vacation or other paid time-off, retention, change of control compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), fringe, welfare or other employee benefits, which, in each case of clauses (i) through (iii), is entered into, maintained, contributed to or required to be contributed to by the Company or any Subsidiary of the Company or with respect to which the Company or any Subsidiary of the Company has or would reasonably be expected to have any liability (including any liability that could be jointly and severally owed by the Company or any Subsidiary of the Company with any ERISA Affiliate), but in any case other than any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under Applicable Law.

“Company Equity Awards” means the Company RSU Awards and the Company PSU Awards.

“Company Financial Advisor” means B. Riley Securities, Inc.

“Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries or used in or necessary for the business of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company, any effect that, (1) would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (2) would reasonably be expected to prevent or materially delay the Company from consummating the Merger; provided that in no event shall any effect to the extent arising out of or relating to any of the following (alone or in combination) be taken into account in determining whether a Company Material Adverse Effect has occurred:

(i) changes in the Company’s stock price or trading volume, or any change in the credit rating of the Company or any of its Subsidiaries (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect);

(ii) general business, economic or political conditions in the United States or any other country or region in the world, or changes therein;

(iii) conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country or region in the world, or changes therein, and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iv) general conditions in any industry, location or market in which the Company operates;

(v) changes in political conditions in the United States or any other country or region in the world;

(vi) acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world;

(vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, outbreaks, epidemics, pandemics or disease outbreaks (including the coronavirus (COVID-19 pandemic), other public health conditions or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or changes therein;

(viii) any COVID-19 Measures or changes therein;

(ix) changes or proposed changes in GAAP or other accounting standards, regulations or principles (or the enforcement or interpretation of any of the foregoing);

(x) any Stockholder Litigation or any demand or Proceeding, including for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(xi) changes or proposed changes in Applicable Law (or the enforcement thereof);

(xii) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, EBITDA, free cash flow, earnings or other financial operating metrics for any period (provided that the exception in this clause (xii) shall not prevent or otherwise affect a determination that any effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect);

(xiii) the announcement and performance of this Agreement, including any resulting impact on relationships, contractual or otherwise, with Third Parties, including Governmental Authorities and employees of the Company or its Subsidiaries; or

(xiv) any action taken by the Company or any of its Subsidiaries that is required by this Agreement to be taken by the Company or any of its Subsidiaries, or that is taken or not taken with the prior written consent or at the request of Parent;

provided, that any effect referred to in clause (ii), (iii), (iv), (v), (vi) or (vii) may be taken into account to the extent such effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries or geographic locations in which the Company and its

Subsidiaries operate (in which case, the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company PSU Awards” means the restricted stock unit awards issued under the Company Stock Plan that are subject to performance-based vesting.

“Company Return” means any Tax Return of the Company or any of its Subsidiaries.

“Company RSU Awards” means the restricted stock unit awards issued under the Company Stock Plan that are subject solely to time-based vesting.

“Company Stock Plan” means the Company’s Amended and Restated 2011 Stock Incentive Plan.

“Company Termination Fee” means an amount equal to $4,800,000.

“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other legally binding instrument, obligation, arrangement or understanding of any kind.

“COVID-19 Measures” means any action or inaction to address the coronavirus (COVID-19) or comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, travel restrictions, shut down, closure, sequester, safety or similar law, directive, guideline or recommendation promulgated by the Centers for Disease Control and Prevention, the World Health Organization or any state or local Governmental Authority having jurisdiction over the Company, its Subsidiaries or its operations, in each case, in connection with or in response to the coronavirus (COVID-19).

“Debt Financing Failure” means that the proceeds of all or part of the Debt Financing are not available to Parent pursuant to the terms of the Debt Financing Commitment Letter on the date on which Closing was required to have occurred pursuant to Section 2.01 (other than as a result of (i) a breach of the Debt Financing Commitment Letter by Parent or any of its Affiliates or (ii) a breach of this Agreement by Parent or Merger Sub).

“Debt Financing Sources” means the Persons that have committed to provide, or otherwise entered into agreements in connection with, the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates and such Person’s (and their respective Affiliates’), officers, directors, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and their successors and permitted assigns.

“Deferred Cash Awards” means the cash retainers granted to directors of the Company that are subject to deferral elections.

“Deferred Stock Awards” means the shares of Company Common Stock granted to directors of the Company that are subject to deferral elections.

“Environmental Law” means any Applicable Law concerning pollution or protection of the environment, and protection of human health and safety (in relation to exposure to Hazardous Substances) including any such Applicable Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Substance.

“Environmental Permits” means any Governmental Permits issued under any Environmental Law.

“Equity Interests” means any and all shares, interests, other equity interests of any kind or other equivalents (however designated) of capital stock or share capital of a corporation and any and all ownership or equity interests of any kind in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, phantom stock, stock appreciation rights and beneficial interests, and any and all warrants, options, rights to vote or purchase or any other rights or securities convertible into, exchangeable or exercisable for or related to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is, or at any relevant time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“ESPP” means the Company’s Amended and Restated 2012 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreement” means that certain First Amended and Restated Credit Agreement by and among the Company, the guarantors party thereto, the financial institutions party thereto as lenders, ING Capital LLC, as administrative agent, an issuing lender and swing line lender, joint lead arranger and sole book runner and the other parties thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local, foreign or international authority or other political subdivision thereof, (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or trans-governmental or supranational entity or authority), self-regulatory authority, minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) any mediator, or arbitrator or arbitral body.

“Governmental Permits” means, with respect to any Person, all licenses, authorizations, permits, certificates, registrations, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations, clearances and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material or polychlorinated biphenyl, as listed or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, as to the Company and its Subsidiaries, without duplication, all obligations (including any principal, accrued and unpaid interest, breakage costs, penalties, fees, prepayment premiums, premiums, indemnities, reimbursement obligations or other obligations) in respect of (i) borrowed money, (ii) bonds, notes, debentures, letters of credit and similar instruments, (iii) leases which in accordance with GAAP are required to be capitalized, (iv) interest rate and currency obligation swaps, hedges and any other similar arrangements, in each case, to the extent payable if the applicable Contract is terminated at the Closing, (v) that are secured by a Lien on the assets of the Company or any of its Subsidiaries, (vi) all obligations issued, undertaken or assumed as the deferred purchase price for any property, asset or services, including under any conditional sale agreement, earn-outs or with respect to title retention property and assuming the maximum amount thereunder has been earned, (vii) any unpaid payroll taxes that the Company or any of its Subsidiaries deferred in accordance with the CARES Act, the Presidential Memorandum on “Deferring Payroll Tax

Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020, or Notice 2020-65, 2020-38 I.R.B. 567 and (viii) guarantees (or arrangements having the economic effect of a guarantee) of payment obligations described in clauses (i) through (vii) above on behalf of any Person other than the Company or its Subsidiaries. For the avoidance of doubt, all obligations and liabilities (including without limitation commitment fees, arrangement fees, expenses and indemnification obligations) incurred by the Company in connection with the Debt Financing at Parent’s direction pursuant to Section 6.17 shall not constitute Indebtedness of the Company.

“Independent Contractor” means any Person who has performed services for the Company or any of its Subsidiaries as an independent contractor or consultant and who has received (or will receive for 2020) a Form 1099-MISC from the Company or any of its Subsidiaries reporting any compensation received by such Person in exchange for the services performed by such Person for the Company or any of its Subsidiaries.

“Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world and under any international treaties or conventions, including:

(i) patents and patent applications, including divisions, continuations, continuations-in-part, renewals, re-examinations, extensions and reissues (collectively, “Patents”);

(ii) trademarks, service marks, trade names, logos, brands, trade dress, slogans, internet domain names, social media accounts and handles, certification marks, collective marks and other indicia of origin, all registrations and applications for the foregoing, together with the goodwill and activities associated therewith and symbolized thereby, including all renewals of same (collectively, “Marks”);

(iii) copyrights (whether registered or unregistered), copyrightable works, works of authorship, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”);

(iv) rights in Software, data and databases;

(v) rights of privacy and publicity and moral rights;

(vi) trade secrets, as recognized under Applicable Laws, confidential information, and proprietary know-how, including inventions, discoveries and invention disclosures, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes and all other know-how, whether or not protected by patent or copyright law (collectively, “Trade Secrets”); and

(vii) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, the right to bring suit and recover damages for past infringement, dilution, misappropriation or violation, and contractual rights relating to any of the foregoing.

“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Applicable Law including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws; (iii) Applicable Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws; (iv) the anti-boycott Applicable Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (v) export, import and customs Applicable Laws of other countries in which the Company or its Subsidiaries have conducted and/or currently conduct business.

“Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence after that date of this Agreement that is material to the Company and its Subsidiaries that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and prior to obtaining the Stockholder Approval, (ii) does not involve or relate to an Acquisition Proposal, and (iii) does not relate to (A) any action, effect, change, event, circumstance, occurrence or state of facts relating to Parent, Merger Sub or any of their respective Affiliates, (B) changes in the market price or trading volume of the securities of the Company in and of themselves or (C) the fact that the Company meets, exceeds or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (provided that clauses (B) and (C) shall not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “Intervening Event” unless otherwise excluded pursuant to the foregoing clauses (ii) or (iii), as applicable).

“Knowledge of the Company” means the actual knowledge as of the date hereof of any fact, circumstance or condition of those officers of the Company set forth on Part 1.01(a) of the Company Disclosure Schedule after reasonable inquiry of those employees who report directly to such officers.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, license, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse restriction in respect of such property or asset, whether voluntarily incurred or arising by operation of Applicable Law.

“Made Available” means that such information, document or material was: (i) publicly available on the SEC EDGAR database by 5:30 pm New York City time on the Business Day that is three Business Days prior to the execution of this Agreement; or (ii) made available for review by Parent or Parent’s Representatives prior to the execution of this Agreement in the virtual data room maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement, in hard copy or by electronic mail.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Off-the-Shelf Software” means off-the-shelf, non-custom, shrinkwrap, clickwrap or similar generally available commercial Software obtained from a third party on general commercial terms.

“Order” means, with respect to any Person, any order, writ, injunction, judgment, decree, ruling, settlement or stipulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its property.

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Burdensome Condition” means any Remedy Actions or undertakings necessary to obtain the Communications Consents that would impose requirements on Parent or its Affiliates (or their assets and businesses) that individually or in the aggregate, would be reasonably likely to have a material adverse effect on Parent and its Affiliates collective U.S. businesses, taken as a whole.

“Parent Material Adverse Effect” means any event, condition, change, occurrence circumstance, state of facts or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay Parent from consummating the Merger.

“Parent Termination Fee” means an amount equal to: (i) $7,100,000 if this Agreement is terminated pursuant to Section 8.01(i) (due to a Debt Financing Failure); and (ii) $8,800,000 if this Agreement is terminated pursuant to (A) Section 8.01(f) or Section 8.01(i) (other than due to a Debt Financing Failure) or (B) Section 8.01(b) (at a time when the Company had the right to terminate pursuant to (x) Section 8.01(i) (other than due to a Debt Financing Failure) or (y) Section 8.01(f) and the Company notified Parent of such right before the End Date)).

“Permissible Redacted Terms” means any terms which, individually or in the aggregate, would not reduce the amount of the Debt Financing below the Required Amount or adversely affect the conditionality, availability or termination of the Debt Financing or prevent or materially delay the Closing.

“Permitted Liens” means (i) Liens for Taxes that are (A) not yet due and payable or (B) being contested in good faith and for which adequate reserves have been established on the Company’s books and records in accordance with GAAP, (ii) the interests of lessors and sublessors of any leased properties and other statutory Liens in favor of lessors and sublessors (to the extent the Company or its Subsidiary, as applicable, is not in default under such lease or rental agreement), (iii) easements, rights of way and other imperfections of title in respect of real property or encumbrances in respect of real property that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (iv) requirements and restrictions of zoning, building and other laws in respect of real property which are not violated by the current use or occupancy of such real property, (v) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar statutory obligations, (vi) mechanics’, carriers’, workmen’s, repairer’s, warehouser’s, landlord’s, lessors’ or other similar statutory Liens or other similar statutory encumbrances arising out of, incurred in or otherwise related to the ordinary course of business that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, and (vii) non-exclusive licenses of Company Intellectual Property granted to customers in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any information, in any form, that could be used, directly, indirectly or in combination with other information, to directly or indirectly identify, locate or contact a natural person. Such information includes, without limitation, information covered by any Applicable Law or Privacy Obligations, and any privacy policy of Company relating to the security, privacy, or Processing of personal information in any form.

“Predecessor” means, with respect to any specified Person, (i) any other Person that has ever merged or consolidated with or into such specified Person or (ii) any other Person all or substantially all of whose assets or relevant business has ever been acquired by such specified Person (whether by purchase, upon liquidation or otherwise).

“Privacy Obligations” means all Applicable Law, contractual obligations, self-regulatory standards, or written policies, notices or terms of use of the Company that are related to privacy, security, data protection or Processing of Personal Information including the use of Personal Information for any direct marketing purposes as well as any Applicable Law concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, or call or electronic monitoring or recording; provided, however, that the following shall be excluded from the definition of “Privacy Obligations”: (i) the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; (ii) the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); and (iii) the General Data Protection Regulation (2016/679).

“Proceeding” means any suit, claim, action, charge, complaint, litigation, charge, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting solely in such capacity.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“Sanctions Target” means any Person: (i) that is the subject or target of any Sanctions; (ii) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority; (iii) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan); or (iv) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(iii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any (i) unauthorized access, acquisition, interruption of access or other Processing (including as a result of denial-of-service or ransomware attacks), alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information, (ii) inadvertent, unauthorized or unlawful sale, or rental of Personal Information, or (iii) other unauthorized access to, use of, or interruption of any IT asset.

“Software” means computer software, including source code, object code, firmware, executable code, data, databases, algorithms, models, methodologies and related documentation.

“Stockholder Litigation” means any claim, demand or Proceeding (including any class action or derivative litigation) asserted, commenced or threatened (in writing) by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly to this Agreement, the Merger or any related transaction (including any such claim or Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal providing for a merger, consolidation, tender offer or exchange offer that did not result from a material breach of Section 6.02 and that the Company Board or any committee thereof determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal (including the conditionality, timing and likelihood of consummation of such proposal) and the Third Party making the Acquisition Proposal, would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Merger (including any revisions to the terms of this Agreement, the Guarantees and the Financing Commitment Letters proposed by Parent in writing prior to the time of such determination); provided, however, that, for the purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be replaced with references to “60%”.

“Systems” means the Software, hardware, firmware, networks, electronics, platforms, servers, interfaces, applications, network and telecommunications equipment, switches, endpoints, websites and related information technology systems or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Company or any of its Subsidiaries.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax, including (without limiting the generality of the foregoing) income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, capital stock, social security, medicare, disability, alternative minimum, estimated, business license, tariff, impost, assessment, value added, imputed underpayment amounts, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gain, windfall profit, custom, duty and unclaimed property or escheat taxes and any obligations and charges of the same or a similar nature to any of the foregoing, whether disputed or not, in each instance including any interest, penalties or other additions to tax related thereto.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with or supplied to a Taxing Authority, including information returns, schedules, elections, disclosures, estimates, certificates and any document accompanying payments of estimated Taxes and any attachments thereto or amendments thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Team Telecom Committee” means the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913, dated April 4, 2020, whose primary objective is to assist the FCC in its public interest review of national security and law enforcement concerns that may be raised by foreign participation in the United States telecommunications services sector, as well as any successor group or other group within the Executive Branch of the United States government charged with performing or assisting the FCC with such review.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives acting on Parent’s behalf.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury and the IRS.

“Willful and Material Breach” means a deliberate act taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) with the actual knowledge that the taking of such act or failure to take such act constitutes, or will constitute, a material breach or deemed breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Alternative Debt Financing	6.17(f)
Capitalization Date	4.05(a)
Cash Award Payments	6.07(e)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
COBRA	4.16(k)
Communications Act	4.03
Communications Consents	7.01(d)
Company	Preamble
Company Common Stock	4.05(a)
Company Communications Licenses	4.12(c)
Company FCC Licenses	4.12(c)
Company Preferred Stock	4.05(a)
Company Recommendation	4.02(b)
Company Recovery Costs	9.04(c)
Company Registrations	4.20(a)
Company Related Parties	9.04(b)
Company SEC Documents	Article 4
Company Securities	4.05(c)
Company State Licenses	4.12(c)
Confidentiality Agreement	6.18
Continuing Employees	6.07(a)
Current Premium	6.11(a)
Debt Financing	6.17(a)
Debt Financing Commitment Letter	5.08
Deferred Stock Award Payments	2.06(c)
DGCL	Recitals
DOJ	6.12(b)
Effective Time	2.02(b)
End Date	8.01(b)
Equity Commitment Letters	Recitals
Equity Financing	5.08
Equity Investors	Recitals
Exchange Agent	2.04(a)
Excluded Benefits	6.07(a)
FAA	4.12(d)
FAA Rules	4.12(h)
FCC	4.03
FCC Rules	4.03
Final Exercise Date	2.06(d)
Financing Commitment Letters	5.08
FTC	6.12(b)
Guarantees	Recitals
Guarantor	Recitals
Indemnified Party	6.11(b)
Insurance Policies	4.18

Term	Section
Investor Entities	5.12
IRS	4.16(a)
Leased Real Property	4.21
Localities	4.03
Locality Permits	4.12(c)
Malicious Code	4.20(i)
Material Contract	4.14(b)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Multiemployer Plan	4.16(d)
Notice of Intervening Event	6.03(b)(iii)(A)
Notice of Superior Proposal	6.03(b)(ii)(A)
Owned Real Property	4.21
Parent	Preamble
Parent Benefit Plans	6.07(a)
Parent Expenses	9.04(c)
Parent Recovery Costs	9.04(b)
Parent Related Parties	9.04(c)
Payment Fund	2.04(a)
PBGC	4.16(c)
Pension Plan	4.16(c)
Proxy Statement	6.04(a)
PSU Award Payments	2.06(b)
PUCs	4.03
Real Property	4.21
Remedy Actions	6.12(f)
Required Amount	5.08
RSU Award Payments	2.06(a)
Solvent	5.09
Specific Performance Conditions	9.09(a)
Stockholder Approval	4.02(a)
Stockholder Meeting	6.04(a)
Superior Proposal Notice Period	6.03(b)(ii)(A)
Surviving Corporation	2.02(c)
Transfer Taxes	9.17
Third Party Intellectual Property	4.20(e)
USAC	4.12(d)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be exclusive. The word “will” shall mean the word “shall”. References to “executive officer” shall refer to such term as defined in Rule 3b-7 under the Exchange Act. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

ARTICLE 2

THE MERGER

Section 2.01 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 1:00 p.m., Eastern time, as soon as practicable (and, in any event, within three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019, unless another place is agreed to in writing by the parties hereto; provided that the parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.

Section 2.02 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing in accordance with the relevant provisions of the DGCL, and as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL.

(b) The Merger shall become effective on such date and at such time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 2.03 Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a) except as otherwise provided in Section 2.03(b) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $3.40 in cash without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement;

(b) each share of Company Common Stock held in the treasury of the Company or owned directly by Parent or Merger Sub or any wholly-owned subsidiary of the Company that is disregarded as separate from the Company for U.S. federal income tax purposes immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04 Exchange and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent to be mutually agreed by the Parties (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Common Stock (the “Certificates”); provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent the aggregate per share Merger Consideration (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable hereunder, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) the Payment Fund shall not be invested in any instruments other than direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the government of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of such shares of Company Common Stock.

(b) Promptly after the Effective Time, and in any event no later than five Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in customary form reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.04(e)) to the Exchange Agent) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Exchange Agent of such other documents as may reasonably be requested by the Exchange Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by such Person of a bond, in such customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

(f) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration.

Section 2.05 Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL, following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06 Company Equity Awards; ESPP.

(a) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall not be assumed by Parent or Merger Sub in the Merger and shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each holder of any such Company RSU Award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company RSU Award by (ii) the Merger Consideration (such amounts payable hereunder, the “RSU Award Payments”). From and after the Effective Time, the holder of any canceled Company RSU Award shall be entitled to receive only the RSU Award Payment in respect of such canceled Company RSU Award. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate RSU Award Payments to an account identified by the Company prior to the Effective Time. The RSU Award Payments described in this Section 2.06(a) shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least two Business Days following the Closing Date; provided, that such payment may be made at such other time or times following the Effective Time consistent with the terms of the Company RSU Award to the extent necessary, as determined by Parent, to avoid the imposition of additional tax under Section 409A of the Code. All payments provided pursuant to this Section 2.06(a) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08.

(b) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company PSU Award (or portion thereof) that is outstanding as of immediately prior to the Effective Time, shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company PSU Award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company PSU Award, (it being agreed that the aggregate number of shares of Company Common Stock subject to any such Company PSU Award will be determined based on the degree of achievement of the performance goals set forth in the applicable award agreement (e.g., relating to free cash flow or stock appreciation) as of the Effective Time or such earlier time as determined by the Committee (as defined in the Company Stock Plan) and such Company PSU Awards will no longer be subject to any performance-based vesting conditions) by (ii) the Merger Consideration (such amounts payable hereunder, the “PSU Award Payments”). From and after the Effective Time, the holder of any canceled Company PSU Award shall be entitled to receive only the PSU Award Payment in respect of such canceled Company PSU Award. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate PSU Award Payments to an account identified by the Company prior to the Effective Time. The PSU Award Payments described in this Section 2.06(b) that is to be made with respect to a Company PSU Award (or portion thereof) that is subject to vesting based on the price of Company Common Stock shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least two Business Days following the Closing Date, and each PSU Award Payment described in this Section 2.06(b) that is to be made with respect to any other Company PSU Award (or portion thereof) shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least two Business Days following the earliest of (i) the applicable time-based vesting date of the canceled Company PSU Awards, subject to the continued service of the former holder of such Company PSU Award through the applicable time-based vesting date, (ii) the date that is one year following the Effective Time, subject to the continued service of the former holder of such Company PSU Award through such date and (iii) the termination of the employment of the former holder of such Company PSU Award without “cause” (as required by, and in accordance with, the Company Stock Plan), in any case without interest; provided that any PSU Award Payment may be made at such other time or times following the Effective Time consistent with the terms of the Company PSU Award to the extent necessary, as determined by Parent, to avoid the imposition of additional tax under Section 409A of the Code. The PSU Award Payments provided pursuant to this Section 2.06(b) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08. For the avoidance of doubt, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company PSU Award (or portion of a Company PSU Award) that is not earned based on the degree of achievement of the performance goals set forth in the applicable award agreement (e.g., relating to free cash flow or stock appreciation) as of the Effective Time or such earlier time as determined by the Committee shall be canceled and extinguished as of the Effective Time for no consideration.

(c) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Deferred Stock Award that is outstanding as of immediately prior to the Effective Time shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each holder of any such Deferred Stock Award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Deferred Stock Award by (ii) the Merger Consideration (such amounts payable hereunder, the “Deferred Stock Award Payments”). From and after the Effective Time, the holder of any cancelled Deferred Stock Award shall be entitled to receive only the Deferred Stock Award Payment in respect of such canceled Deferred Stock Award. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate Deferred Stock Award Payments to an account identified by the Company prior to the Effective Time. The Deferred Stock Award Payments described in this Section 2.06(a) shall be made within five Business Days following the Closing Date; provided, that such payment may be made at such other time or times following the Effective Time consistent with the terms of the Deferred Stock Award to the extent necessary, as determined by Parent, to avoid the imposition of additional tax under Section 409A of the Code.

(d) Following the date hereof and in any event at least three Business Days prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions (subject to reasonable review and comment by Parent) and take all other actions as necessary to provide that, with respect to the ESPP: (i) any offering period or purchase period under the ESPP that otherwise would be in progress as of the Effective Time will be terminated and the final exercise date shall be no later than the date that is ten calendar days prior to the Effective Time (the “Final Exercise Date”), (ii) any adjustments shall be made to reflect such shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP, (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, (iv) no further offering period or purchase period will commence pursuant to the ESPP upon or after the date hereof, and (v) no participant may increase their rate of payroll deductions under the ESPP on or after the date hereof. The ESPP shall terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the ESPP thereafter. All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(e) Following the date hereof and in any event at least three Business Days prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans or the ESPP) shall adopt resolutions (subject to reasonable review and comment by Parent) to provide for the treatment of the Company Equity Awards and the ESPP pursuant to this Section 2.06 and to cause the Company Stock Plan and the ESPP to terminate, conditioned upon, and effective immediately after, the Effective Time.

Section 2.07 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such change; provided, however, that nothing in this

Section 2.07 shall be construed to permit the Company to take any action that is otherwise prohibited by the covenants set forth in Section 6.01 or any other provision of this Agreement.

Section 2.08 Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority by the applicable withholding agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, any compensatory amount, to the extent applicable, payable pursuant to, or as contemplated by, this Agreement shall be paid to the applicable Person through regular payroll procedures.

Section 2.09 Termination of Macquarie/GCM Merger Agreement and Payment of Termination Fee. Concurrently with the execution and delivery of this Agreement, the Company is terminating the Macquarie/GCM Merger Agreement in accordance with its terms, and the Company will pay in full the $6,800,000 Company Termination Fee (as defined in the Macquarie/GCM Merger Agreement) to Juneau Parent Co, Inc. pursuant to Section 9.04(b) of the Macquarie/GCM Merger Agreement.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A, and as so amended shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.11, amended in accordance with its terms and as provided by Applicable Law.

Section 3.02 Bylaws. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended to read in their entirety as set forth in Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until, subject to Section 6.11, amended in accordance with their terms, the certificate of incorporation and as provided by Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the corresponding Part or sub-Part of the Company Disclosure Schedule (it being agreed that disclosure of any item in any Part or sub-Part of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Part or sub-Part of the Company Disclosure Schedule (other than Part 4.09(b) of the Company Disclosure Schedule) to which the relevance of such item is reasonably apparent on the face of such disclosure), (b) any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available on or after January 1, 2018 and prior to the date of this Agreement (collectively the “Company SEC Documents”), other than any cautionary or forward-looking information contained solely in the “Risk Factors” or “Forward-Looking Statements” sections thereof, (provided that nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.01 (Organization; Standing and Power), clauses (a) and (b) of Section 4.05 (Capitalization), Section 4.02 (Authorization), Section 4.04 (Non-Contravention) and clause (b) of Section 4.09 (Absence of Certain Changes)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and it and its Subsidiaries have all corporate powers and authority to own, lease and operate its properties and assets and that are necessary to carry on its business as now conducted. The Company and its Subsidiaries are each duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. Neither the Company nor any of its Subsidiaries are in violation of their respective certificate of incorporation or bylaws, each as amended to date, in any material respect, except for violations that would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or its Subsidiaries pursuant to the DGCL are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger. The only vote of holders of any class of capital stock of the Company necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby is the affirmative vote (in person or by proxy) of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (such vote, the “Stockholder Approval”). No other vote or approval of any class or series of securities of the Company or any of its Subsidiaries is necessary to consummate the transactions contemplated hereby, except for approvals that would not be material to the Company and its Subsidiaries, taken as a whole. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of specific performance, injunctive relief and other equitable remedies.

(b) At a meeting duly called and held, prior to the execution of this Agreement, the Company Board unanimously duly adopted resolutions (i) determining and declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company’s stockholders, (ii) approving the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Stockholder Meeting and (iv) recommending adoption of this Agreement to the stockholders of the Company (the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn, except as permitted in Section 6.03. The Company is not party to and does not have in force any stockholder rights agreement or “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that Section 203 of the DGCL or any similar anti-takeover, moratorium, or “control share” law applicable to the Company does not, and will not, apply to this Agreement or the transactions contemplated hereby.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of (i) the HSR Act and (ii) any other applicable Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other U.S. state or federal or foreign securities laws, Applicable Laws or the rules or regulations of Nasdaq, (d) compliance with any applicable requirements of the Communications Act of 1934 (the “Communications Act”) and the rules and regulations promulgated by the Federal Communications Commission (the “FCC”) thereunder and under the Act Relating to the Landing and Operation of Submarine Cable in the United States, 47 U.S.C. §§ 34-39 (1994) (collectively, the “FCC Rules”) including any referral to, and consent of, the Team Telecom Committee in connection with any FCC application, (e) compliance with any Applicable Law of any state or territorial, public utility or similar regulatory commissions (“PUCs”), (f) compliance with any Applicable Law of any foreign public utility bodies regulating telecommunications businesses, (g) compliance with any Applicable Law of governments of counties, municipalities and any other subdivisions of a United States state (collectively “Localities”), or (h) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (a) (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or (ii) any material provision of the organizational documents of the Company’s Subsidiaries; (b) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order; (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination, vesting, amendment or acceleration of any material benefit under, in each case, with or without notice, the lapse of time or both, any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets are bound; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (a)(ii), (b), (c) and (d), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent or materially delay the Company’s ability to consummate the Merger.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 145,000,000 shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation as currently in effect. At the close of business on December 30, 2020 (the “Capitalization Date”): (A) 53,822,535 shares of Company Common Stock were issued and outstanding; (B) an aggregate of 1,044,100 shares of Company Common Stock were subject to outstanding Company RSU Awards; (C) an aggregate of 1,252,266 shares of Company Common Stock were subject to outstanding Company PSU Awards (assuming maximum achievement); (D) an aggregate of 699,297 shares of Company Common Stock were reserved by the Company for issuance under the ESPP; and (E) zero shares of Company Preferred Stock were issued and outstanding. Since the Capitalization Date through the date hereof, other than vesting of Company Equity Awards pursuant to the existing terms of such awards, neither the Company nor any of its Subsidiaries has (1) issued, delivered, sold, announced, pledged, transferred, subjected to any Lien or granted or otherwise encumbered or disposed of any Company Securities or incurred any obligation to make any payments to any

Person based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b) Part 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of (i) all outstanding Company RSU Awards, including the respective name of the holder, the grant date, the vesting schedule, terms and conditions, the number of shares of Company Common Stock subject to each Company RSU Award and the distribution dates for such shares and (ii) all outstanding Company PSU Awards, including the respective name of the holder, the grant date, the vesting schedule, terms and conditions, the performance period, and the maximum number of shares of Company Common Stock subject to each Company PSU Award.

(c) Except as set forth in this Section 4.05, and for changes since the Capitalization Date resulting from settlement of Company Equity Awards outstanding on such date or granted thereafter as permitted under Section 6.01(b)(iii), there are no outstanding (i) shares of capital stock or voting securities or other Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, transfer, dispose or sell any capital stock or other voting securities or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or Equity Interests in, the Company, (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or Equity Interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Securities or any securities of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries have issued any bonds, debentures, notes or other indebtedness (x) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (y) the value of which is directly based upon or derived from the capital stock, voting securities or other Equity Interests of the Company or any of its Subsidiaries. There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to issue, grant, repurchase, redeem or otherwise acquire any of the Company Securities except for acquisitions of shares of Company Common Stock by the Company as satisfaction of the applicable exercise price and/or withholding taxes pursuant to the terms of Company Equity Awards or in accordance with the existing terms of the ESPP. All Company Equity Awards and rights under the ESPP were granted in accordance with the applicable Company Stock Plans, the ESPP, all Applicable Laws, and all applicable securities exchange rules. All Company Equity Awards are evidenced by written award agreements, in each case, substantially in the forms that have been Made Available to Parent. No Subsidiary of the Company owns any Company Securities.

(d) All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plan or the ESPP, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights, and were not issued in violation of and are not subject to any right of rescission or right of first refusal, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law.

Section 4.06 Subsidiaries.

(a) Part 4.06(a) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other Equity Interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other Equity Interest in, any other Person.

(b) Each Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted and (ii) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary.

(c) Each outstanding Equity Interest of each Subsidiary of the Company is: (i) owned, directly or indirectly, beneficially and of record, by the Company, (ii) duly authorized, validly issued, fully paid and nonassessable (with respect to jurisdictions that recognize such concept and to the extent such concept is applicable to such security), (iii) free and clear of all Liens, and (iv) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of Applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or otherwise bound.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) As of the date hereof, the Company has Made Available to Parent complete and correct copies of (i) the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2019, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2018 and (iii) all of its other Company SEC Documents.

(b) Since January 1, 2018 through the date hereof, the Company has timely filed with the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report (including each report on Forms 8-K, 10-Q and 10-K), statement (including proxy statement), schedule, exhibit, form or other document or filing required by Applicable Law to be filed by the Company at or prior to the time so required, including all certificates required pursuant to the Sarbanes-Oxley Act. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, exhibit, form, certificate or other document with the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and all other Applicable Law.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has Made Available to Parent correct and complete copies of all comment letters received by the Company from the SEC relating to the Company SEC Documents since January 1, 2019, together with all written responses of the Company thereto. Since the date of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2019 and as of the date hereof, (i) there are no outstanding or unresolved comments received by the Company from the SEC that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing investigation by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or furnished to the SEC by the Company since January 1, 2018 through the date hereof was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. For purposes of this Section 4.07, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company, any current executive officer nor, to the Knowledge of the Company, any former executive officer of the Company, has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, in each case in all material respects.

Section 4.08 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited financial statements, for the absence of footnotes, none of which, if presented, would materially differ from those in the audited financial statements), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal recurring year-end adjustments in the case of any unaudited interim financial statements that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole).

(b) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act that is sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) receipts and expenditures are executed only in accordance with authorizations of the Company’s management and directors, and (iii) any unauthorized use, acquisition or disposition of the Company’s or its Subsidiaries’ assets that would materially affect the Company’s financial statements would be prevented, or detected, in a timely manner. Since December 31, 2017, there has not been any (i) material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X), identified in the Company’s, or its Subsidiaries’, design or operation of internal controls, (ii) to the Knowledge of the Company, illegal act or fraud that involves management or other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting (nor has any such deficiency, weakness or fraud been identified) or (iii) to the Knowledge of the Company, claim or allegation (in each case, made in writing) of any of the foregoing.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act that are designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports.

(d) Neither the Company nor any of its Subsidiaries is a party to, is subject to, or has any commitment to become a party to or subject to, any off balance sheet partnership or any similar Contract, including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents or in the Company’s or such Subsidiary’s published financial statements.

Section 4.09 Absence of Certain Changes. Since the Company Balance Sheet Date through the date hereof, (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice (except for any COVID-19 Measures), (b) there has not been any change, event, circumstance, occurrence or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a material breach of any of the covenants set forth in Section 6.01(a), (b), (c), (e), (f), (g), (h), (j) or (k).

Section 4.10 No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto), other than:

(a) liabilities or obligations that are accrued or reserved against in the Company Balance Sheet; and

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date.

Section 4.11 Litigation. Since January 1, 2018, (a) there has been no material Proceeding existing, pending against, or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, or any of their respective properties, assets, products or services, or, to the Knowledge of the Company, any present or former officer, manager, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such and (b) neither the Company nor any of its Subsidiaries, nor any of their respective properties, assets, products or services, is subject to any outstanding Order. As of the date hereof, to the Knowledge of the Company, there is no existing, pending or, to the Knowledge of the Company, threatened Proceeding against the Company or outstanding Order against the Company that challenges the validity or propriety, or seeks to prevent or materially delay consummation, of the Merger.

Section 4.12 Compliance with Applicable Law; Licenses.

(a) Each of the Company and its Subsidiaries is, and, for the past three years has been, in compliance in all material respects with all Applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2018 that remains unresolved (i) of any administrative, regulatory, civil or criminal investigation or material audit or inspection by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law.

(b) Each of the Company and its Subsidiaries has, and since January 1, 2018 has had, in effect all Governmental Permits necessary or legally required for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted (or as conducted as of such prior time, as applicable) except for any such Governmental Permits the lack of which would not have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2018, there has occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment, suspension or cancelation of any such Governmental Permits, and as of the date hereof, no termination, amendment, suspension or cancelation of any such Governmental Permits is pending or, to the Knowledge of the Company, threatened in writing.

(c) Part 4.12(c) of the Company Disclosure Schedule sets forth all material Governmental Permits issued or granted to it by (i) the FCC, including all leases, (the “Company FCC Licenses”), (ii) the PUCs regulating telecommunications businesses (the “Company State Licenses”), (iii) any Locality including franchises, ordinances and other agreements (the “Locality Permits”) and (iv) any foreign Governmental Authority regulating telecommunications businesses (collectively with the Company FCC Licenses, the Company State Licenses, and the Locality Permits, the “Company Communications Licenses”).

(d) The Company and each licensee of each of its Subsidiaries is in good standing with the FCC and all other Governmental Authorities in all material respects, and neither the Company nor any such licensee is, to the Knowledge of the Company, the respondent with respect to any formal complaint, investigation, audit, inquiry, subpoena, forfeiture, or petition to suspend before the FCC, the Universal Service Administrative Company (the “USAC”), the Federal Aviation Administration (the “FAA”) or any other Governmental Authority.

(e) The Company and its Subsidiaries have good and valid title to, free and clear of all Liens, other than Permitted Liens, all of the Company Communications Licenses. Each of the Company Communications Licenses is issued in the name of the Company or one of its Subsidiaries. Each of the Company Communications Licenses is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified. No Company Communication License is subject to (i) any condition or requirement that has not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or (ii) any pending action by or before the FCC or any PUC to suspend, revoke or cancel, or any judicial review of a decision by the FCC or any PUC with respect thereto. There is no (A) to the Knowledge of the Company, event, condition or circumstance attributable specifically to the Company that would preclude any Company Communication License from being renewed in the ordinary course (to the extent that such Company Communication License is renewable by its terms), or (B) pending or, to the Knowledge of the Company, threatened FCC or PUC regulatory action relating specifically to one or more of the Company Communications Licenses. No Company Communication License, order or other agreement, obtained from, issued by or concluded with any PUC imposes or would impose restrictions on the ability of any Subsidiary to make payments, dividends or other distributions to the Company or any other Subsidiary that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by such PUC to similarly situated companies.

(f) Each lease pursuant to which the Company or any of its Subsidiaries has the right to use wireless spectrum licensed by the FCC is (i) valid and binding, (ii) in compliance in all material respects with Applicable Law and (iii) enforceable in accordance with its terms. To the Knowledge of the Company, each licensee of such wireless spectrum is in compliance in all material respects with all of its obligations under the FCC Rules with respect to each Governmental Authorization to which any such lease relates, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be likely (whether with or without notice, lapse of time or the occurrence of any other event) to preclude the renewal or extension of any such lease in the ordinary course of business. As of the date hereof, none of the Company or its Subsidiaries has, nor to the Knowledge of the Company has any other party to any such lease, claimed that any party to any such lease is in breach or default under such lease, and any past breach or default has been waived, cured or otherwise settled. To the Knowledge of the Company, all Company FCC licenses underlying all such leases were validly issued and are in full force and effect, and, as of the date hereof, are not subject to proceedings or threatened proceedings that would reasonably be expected to result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal, in each case, in any material respect, of any such Company FCC License.

(g) All of the currently operating cell sites, microwave paths, fiber routes, submarine cable systems, and other network facilities of the Company and its Subsidiaries in respect of which a filing with the FCC, PUC, or any other Governmental Authority was required have been constructed and are currently operated in all material respects as represented to the FCC, PUC, or such other Governmental Authority in currently effective filings, and modifications to such cell sites, microwave paths, fiber routes, submarine cable systems, or other network facilities have been preceded by the submission to the FCC, PUC, or any other applicable Governmental Authority of all required filings, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All facilities constructed by the Company or any of its Subsidiaries for the purpose of demonstrating compliance with FCC substantial service or build-out requirements, or educational use requirements, remain constructed and are currently being operated as represented to the FCC, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(h) All transmission towers owned or leased by the Company and its Subsidiaries are (to the Knowledge of the Company with respect to leased towers) obstruction-marked and lighted by the Company or any of its Subsidiaries to the extent required by, and in accordance with, the rules and regulations of the FAA (the “FAA Rules”), in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. Appropriate notification to the FAA has been made for each transmission tower owned or leased by the Company and its Subsidiaries to the extent required to be made by the Company or any of its Subsidiaries by, and in accordance with, the FAA Rules.

(i) Neither the Company nor any of its Subsidiaries holds any Company Communications Licenses through a partnership, joint venture or other Person that is not a Subsidiary of the Company, or any structured finance, special purpose or limited purpose entity or Person.

(j) The Company and each of its Subsidiaries is, and since January 1, 2018 has been, in compliance in all material respects with the payment to the FCC, PUCs, and USAC of all regulatory fees and mandatory contributions and assessments, except for exemptions, waivers or similar concessions or allowances and neither the Company nor any of its Subsidiaries has “redlight” status with the FCC.

(k) The Company and its Subsidiaries are fully qualified under the Communications Act and the FCC Rules to hold the Company FCC Licenses generally.

Section 4.13 Certain Business Practices. Since January 1, 2018, except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, their Representatives acting on their behalf, have: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment or unlawfully given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) materially violated any provision of the Foreign Corrupt Practices Act of 1977, or any rules or regulations thereunder, or the provisions of any anti-bribery, anti-corruption and anti-money laundering laws of each jurisdiction in which the Company and its Subsidiaries operate.

Section 4.14 Material Contracts.

(a) Except as filed as exhibits to the Company SEC Documents, and except for this Agreement as of the date hereof, neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract:

(i) that is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) pursuant to which the Company or any of its Subsidiaries received revenue from a customer for the 2019 fiscal year in excess of $1,000,000 in the aggregate with respect to each such customer;

(iii) pursuant to which the Company or any of its Subsidiaries made payments to any vendor (other than for employee benefits, financial services or broadband circuits) for the 2019 fiscal year in excess of $1,000,000 in the aggregate, including by means of royalty payments with respect to each such vendor;

(iv) evidencing a capital expenditure or obligation to make any capital commitment in an amount in excess of $5,000,000 in the aggregate;

(v) containing a covenant materially limiting the ability of the Company or any Subsidiary of the Company (or, at any time after the consummation of the Merger, Parent or any of its Affiliates) to compete or engage in any line of business, to compete with any Person in any geographic area or to enter any territory, market or field;

(vi) (A) relating to or evidencing Indebtedness or any guarantee for the benefit of a third party of Indebtedness by the Company or any Subsidiary of the Company in excess of $2,000,000 in the aggregate or (B) that grants or creates a Lien, other than a Permitted Lien, on any property or asset of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(vii) that is a Collective Bargaining Agreement;

(viii) pursuant to which a license is granted by the Company or any Subsidiary of the Company of or under Company Intellectual Property (i) on an exclusive basis, or (ii) pursuant to which the Company or any Subsidiary received revenues for the 2019 fiscal year in excess of $500,000, in each case other than non-exclusive licenses granted to customers of the Company or any Subsidiary of the Company in connection with the sale or licensing of the Company’s or its Subsidiaries’ products or services in the ordinary course of business substantially consistent with past practice and excluding contracts primarily for the provision of services to the Company or its Subsidiaries in which the non-exclusive licenses to any Company Intellectual Property Rights in such Contract are merely incidental to the transaction contemplated in such Contract (each, an “IP License”);

(ix) pursuant to which a license of or under Third Party Intellectual Property is granted to the Company or any Subsidiary of the Company (i) on an exclusive basis, or (ii) on a non-exclusive basis, other than Contracts for Off-the-Shelf Software pursuant to which the Company or any Subsidiary made payments during the 2019 fiscal year less than $1,000,000 in the aggregate;

(x) that otherwise affects or restricts the Company’s ability to use the Company Intellectual Property (including any settlement agreements, co-existence agreements, or covenants not to sue);

(xi) relating to (A) the acquisition of any interest in another entity (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise) or (B) the disposition of any material assets of the Company or any of its Subsidiaries (other than sales of inventory in the ordinary course of business), in each case, under which there are any continuing “earn out” or other contingent payment or indemnification obligations on the part of the Company or its Subsidiaries;

(xii) that involves any material partnership, joint venture or similar arrangement or that prohibits the payment of dividends or distributions in respect of the Equity Interests of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees for the benefit of a third party of Indebtedness by the Company or any of its Subsidiaries;

(xiii) that is a settlement or similar Contract with any Governmental Authority that contains any material restrictions on the operations of the Company or its Subsidiaries;

(xiv) that relates to hedging, factoring, derivatives or similar arrangements other than foreign currency hedging, factoring or other similar transactions conducted in the ordinary course of business substantially consistent with past practices;

(xv) that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act;

(xvi) that contains any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, nondisclosure or similar type of agreement;

(xvii) (A) any Contract that grants or otherwise provides to any Person any exclusive license, exclusive supply or distribution agreement or other exclusive rights or (B) any Contract that grants or otherwise provides to any Person any (1) “most favored nation” status or any similar status requiring the Company or any of its Subsidiaries to offer a Person any term, conditions or concessions that are at least as favorable as those offered to one or more other Persons or (2) rights of first refusal, rights of first negotiation or similar rights;

(xviii) any capital or finance lease as determined in accordance with GAAP (but, for the avoidance of doubt, calculated using FASB ASC 840) under which the Company or any of its Subsidiaries have Indebtedness, in each case in excess of $2,000,000;

(xix) any Contract which contains any price reductions based on benchmarking to market or formulaic methodology;

(xx) any Contract pursuant to which any of the Company or its Subsidiaries is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental rate exceeds $500,000;

(xxi) any Contract pursuant to which any of the Company or its Subsidiaries is lessor of any personal aircraft, or permits any third party to hold or operate any personal aircraft on behalf of the Company or its Subsidiaries;

(xxii) any Contract that provides for a change of control, retention or similar payment by any the Company or any of its Subsidiaries (except for any Company Employee Plan pursuant to its terms as in effect on the date hereof); and

(xxiii) any material amendments, supplements and/or modifications in respect of any of the foregoing.

(b) Each Contract of the type described above in is referred to herein as a “Material Contract.” The Company has Made Available to Parent materially correct and complete copies of all Material Contracts, in each case, as amended or otherwise modified and in effect. As of the date hereof, all of the Material Contracts are (i) valid, binding and enforceable on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (B) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’

rights generally and by general principles of specific performance, injunctive relief and other equitable remedies. To the Knowledge of the Company, each Material Contract will continue to be a legal, valid, binding and enforceable obligation of the Company or its applicable Subsidiary party thereto immediately prior to the Closing. As of the date hereof, neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act under, and no event, occurrence, act or condition exists, which (with or without notice, lapse of time or both) would reasonably be expected to constitute a default under the provisions of any Material Contract except, in each case, for those violations and defaults which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and, as of the date hereof neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing, or that any party intends to terminate, cancel or not renew any Material Contract.

Section 4.15 Taxes. Except for matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole,

(a) (i) all Company Returns required to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws and all such Company Returns are true, correct and complete in all material respects and (ii) the Company and each of its Subsidiaries have timely paid, reported, or withheld, as applicable (or have had paid, reported, or withheld, as applicable, on their behalf) all amounts required to be paid, reported, or withheld (whether or not required to be shown as due and owing on any Company Return), including with respect to all wages, salaries, compensation, and other payments to all employees;

(b) (i) no deficiencies for Taxes of the Company or any of its Subsidiaries have been assessed by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved in full, (ii) there is no Proceeding that is ongoing, pending or threatened in writing against the Company or any of its Subsidiaries in respect of any Tax, (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to income taxation by that jurisdiction (other than any such claims that have been fully resolved) and (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective;

(c) there are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(d) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two year period ending on the day prior to the date of this Agreement;

(e) the Company and each of its Subsidiaries have complied in all material respects with all Applicable Laws, rules, and regulations relating to the payment and withholding of Taxes with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Applicable Law;

(f) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any “tax shelter” within the meaning of Section 6662 of the Code (or any similar provision of Applicable Law);

(g) neither the Company nor any of its Subsidiaries (i) has applied for, been granted, or agreed to any accounting method change for a taxable period ending on or prior to the Closing Date for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or corresponding Applicable Laws of any Taxing Authority in a taxable period ending after the Closing Date or

(ii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date or (B) a gain recognition agreement or closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Applicable Law) executed on or prior to the Closing Date;

(h) neither the Company nor any of its Subsidiaries (i) is or has been a member of any group that has filed a combined, consolidated or unitary Tax Return provided for under Applicable Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group the common parent of which is or was the Company or any of its Subsidiaries), or (ii) has received any private letter ruling from the Internal Revenue Service or any similar Tax ruling from any other Governmental Authority that would remain in effect after the Closing Date; and

(i) there are no Tax sharing, Tax allocation or Tax indemnity agreements or similar Contracts or arrangements relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than customary commercial or financial arrangements entered into in the ordinary course of business), to which the Company or any of its Subsidiaries is a party and to which any Person other than the Company and its Subsidiaries is a party.

Section 4.16 Employee Benefit Plans.

(a) Part 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. With respect to each material Company Employee Plan, the Company has Made Available to Parent correct and complete copies of (where applicable): (i) the most recent determination, opinion, or advisory letter, if any, from the United States Internal Revenue Services (“IRS”) for any Company Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (ii) the plan documents (or, with respect to any unwritten material Company Employee Plan, a written summary of the material terms thereof), together with all amendments thereto, (iii) summary plan descriptions, together with any summaries of material modifications; (iv) any related trust agreements or other funding instruments and all amendments thereto; (v) any material correspondence to or from any Governmental Authority within the past three years, including any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedures; (vi) the most recent annual report required to be filed with any Governmental Authority; (vii) the two most recently prepared actuarial valuation reports; and (viii) the most recently prepared financial statements.

(b) Neither the Company nor any ERISA Affiliate has or would reasonably be expected to have any material liability in respect of: (i) a “multiple employer plan” within the meaning of Section 4063 or Section 4064 of ERISA, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (iii) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(c) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, with respect to any Company Employee Plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA (each, a “Pension Plan”), none of the following has occurred or existed with respect to which any material liability remains outstanding, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make on a timely basis any contribution (including, without limitation, any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; or (iv) an event or condition that may cause the Company or any ERISA Affiliate to have a lien imposed on its assets under Title IV of ERISA. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, since the last day of its most recent plan year there has been no (i) change in the actuarial assumptions with respect to any Pension Plan or (ii) increase in benefits under any Pension Plan as a result of plan amendments, written interpretations or announcements (whether written or not). Except (a) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (b) for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”), which have been timely paid in full, neither the Company nor any Subsidiary of the Company has incurred any liability (including any indirect, contingent, or secondary liability) to the PBGC in connection with any Company Employee Plan covering any active, retired or former employees or directors of the Company or any of its subsidiaries, including, without limitation, any liability under Section 4069 or 4212(c) of ERISA, or ceased operations at any facility or withdrawn from any such Company Employee Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA.

(d) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, with respect to each “multiemployer plan” within the meaning of Section 3(37) of ERISA (each such plan to which the Company or a Subsidiary thereof contributes, a “Multiemployer Plan”): (i) to the Knowledge of the Company, no such Multiemployer Plan is insolvent (as that term is defined in Section 4245 of ERISA); (ii) to the Knowledge of the Company, no such Multiemployer Plan is in critical status, endangered status, or seriously endangered status (as those terms are defined in Section 305 of ERISA); and (iii) the Company and each ERISA Affiliate have, in all material respects, timely made all contributions required to be made by it to any such Multiemployer Plan under the terms of such Multiemployer Plan and/or the applicable Collective Bargaining Agreement that governs such contribution obligation. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, neither the Company nor any of its ERISA Affiliates (a) have incurred or triggered either a complete or partial withdrawal (as defined in Section 4203 or 4205 of ERISA) from any Multiemployer Plan with respect to which the Company or any of its Subsidiaries has any outstanding liability, (b) have any Knowledge as of the date hereof of any facts that exist that would give rise to a partial withdrawal from any such plan by the Company or any of its Subsidiaries, (c) assuming the current rate of the Company’s contributions to any Multiemployer Plan continue at the same exact level as the most recently completed plan year, would have any liability in connection with the triggering or incurrence of a partial withdrawal (as defined in Section 4205 of ERISA) with respect to any of the applicable three-year testing periods ending after the date hereof, or (d) have received a notice indicating that a Multiemployer Plan has incurred a minimum funding deficiency or received or applied for a waiver of the minimum funding standards under Section 412 of the Code. For each Multiemployer Plan, the Company has Made Available to Parent: (i) true and correct copies of all material correspondence within the past three years from each such Multiemployer Plan to the Company relating to such Multiemployer Plan’s funded status, relating to or describing the existence of any minimum funding violation or application for waiver of a minimum funding violation, or containing any reference to or description of any rehabilitation plan or default plan adopted under Applicable Law, (ii) copies of any currently effective participation agreements entered into between the Company or any of its ERISA Affiliates and the Multiemployer Plan and (iii) a copy of a letter, if any has been received by the Company or any of its ERISA Affiliates, from the Multiemployer Plan setting forth the estimated withdrawal liability that would be imposed by the Multiemployer Plan if the Company and its ERISA Affiliates, as applicable, were to withdraw from the Multiemployer Plan in a complete withdrawal, and the factors and methods used to determine such estimate.

(e) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is permitted to rely upon an opinion or advisory letter, from the IRS and, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, no circumstance exists that could cause any Company Employee Plan to lose such qualification or require corrective action under the Employee Plans Compliance Resolution System to maintain such qualification.

(f) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, (i) each Company Employee Plan is and has been established, operated maintained and administered in all material respects in compliance with its terms, with the terms of any Collective Bargaining Agreements, and with the requirements prescribed by Applicable Laws, including ERISA, the Code, the Patient

Protection and Affordable Care Act; (ii) no material litigation or governmental administrative proceeding, audit or other proceeding (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened in writing with respect to any Company Employee Plan; (iii) the Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code; and (iv) all material payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in all material respects in accordance with the terms of the applicable Company Employee Plan and Applicable Law.

(g) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective employees, officers, directors or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Employee Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(h) None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or together with any other event) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries.

(i) No Company Employee Plan provides for any tax “gross-up” payments to any individual with respect to any Tax imposed under Section 4999 of the Code.

(j) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been established, administered, operated and maintained in all material respects in compliance with Section 409A of the Code. To the Knowledge of the Company, no payment to be made under any Company Employee Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code.

(k) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, each Company Employee Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) has been administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries is subject to any material liability as a result of such administration and operation.

(l) Neither the Company nor any of its Subsidiaries has any obligation to provide or liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, officers or directors of the Company or its Subsidiaries, except (i) as required to comply with COBRA or any similar state law provision, (ii) in connection with the payment of severance benefits, or (iii) through the end of a month in which a termination of employment occurs, and the Company has never formally promised in writing to provide such post-termination benefits.

Section 4.17 Labor and Employment Matters.

(a) The Company and its Subsidiaries are, and for the past five years have been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices and terms and conditions of employment, including wages and hours, workplace safety and health, work authorization and immigration, leaves of absence, privacy, harassment, retaliation, wrongful termination, affirmative action, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967 the Americans with Disabilities Act, and state anti-discrimination laws and there are no arrearages in the payment of wages. The Company has not received written notice of any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company or any of its Subsidiaries. To the Knowledge of the Company, no written complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws for at least the past five years.

(b) No employee of the Company or any of its Subsidiaries is represented by a labor union, labor organization, works council or other employee representative body. Neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any labor union, labor organization, works council or other employee representative body, nor is there pending or, to the Knowledge of the Company, threatened any labor strike, slowdown, stoppage, picketing or lockout involving the Company or any Subsidiary of the Company, and there has been no such activity pending or, to the Knowledge of the Company, threatened within the past twelve months. To the Knowledge of the Company, there are no efforts pending or threatened by or on behalf of any labor union, labor organization, works council or other employee representative body to organize any employees of the Company or any of its Subsidiaries.

(c) No notice, consent or consultation obligations with respect to any employees of Company or any of its Subsidiaries, or any labor organization, works council, trade union, employee association or other employee representative body representing employees of the Company or any of its Subsidiaries, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(d) The Company has delivered accurate and complete copies of all employee manuals and handbooks, disclosure material, policy statements, and other materials relating to the employment of the current and former employees of the Company and all of its Subsidiaries.

(e) Part 4.17(e) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company or any of its Subsidiaries as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; average scheduled hours per week; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if applicable; and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing Date or otherwise in connection with the transactions contemplated hereby. No executive or key employee of the Company or any of its Subsidiaries: (i) to the Knowledge of the Company, has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the 12 month period following the date hereof, (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration, or (iii) has been the subject of any sexual harassment, sexual assault, sexual discrimination or other misconduct allegations during his or her tenure at the Company or any of its Subsidiaries during the last two years.

(f) Neither the Company nor any of its Subsidiaries has experienced a “plant closing,” “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company or any

Subsidiary in the past three years. During the 90 day period preceding the date hereof, no employee has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any Subsidiary.

(g) The Company and its Subsidiaries have complied with all Applicable Laws in all material respects, and have made commercially reasonable efforts to comply with all applicable guidance published by a Governmental Authority, concerning workplace and employee health and safety practices related to the coronavirus (COVID-19) pandemic.

Section 4.18 Insurance. Part 4.18 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic policies still in force, excluding any insurance policy maintained in connection with any Company Employee Plan (the “Insurance Policies”). As of the date hereof, all material Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid. Neither the Company nor any of its Subsidiaries is, and there is no event which, with the giving of notice of lapse of time or both, would reasonably be expected to result, in breach of or default under any of such material Insurance Policies. The Company and each of its Subsidiaries is covered by valid and effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are in a form and amount which is reasonably adequate for the operation of its and its Subsidiaries’ business. Since January 1, 2018 through the date hereof, the Company has not received any notice of termination or cancelation or denial of coverage with respect to any insurance policy.

Section 4.19 Environmental Matters. Since January 1, 2018, and except for matters that would not reasonably be expected to be material to the Company or any of its Subsidiaries:

(a) the Company and its Subsidiaries have been, and currently are, in compliance with all Environmental Laws;

(b) Neither the Company nor any of its Subsidiaries have received any written notices, demand letters or requests for information from any Governmental Authority or any other Person indicating that the Company or any its Subsidiaries is or may be in violation of, or may be liable under, any Environmental Law;

(c) the Company and its Subsidiaries have held, and currently hold, all Environmental Permits required for the operation of the business of the Company and its Subsidiaries as currently conducted and are in compliance with the terms and conditions of such Environmental Permits;

(d) no writs, injunctions, decrees, orders or judgments to which the Company or any of its Subsidiaries is a party have been, or currently are, outstanding, and there has been no Proceeding, claim or written notice pending, or to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, relating to the compliance of the Company or any of its Subsidiaries with, or the liability of the Company or any of its Subsidiaries under, any Environmental Law;

(e) to the Knowledge of the Company, no Hazardous Substance has been released or disposed of as a result of the operation of the business of the Company or its Subsidiaries for which an obligation or liability would reasonably be expected to arise under Environmental Law; and

(f) neither the Company nor any of its Subsidiaries has been, or currently is, a party to any Contract pursuant to which it is obligated to indemnify any other person with respect to, or be responsible for any violation of or liability pursuant to, any Environmental Law.

Section 4.20 Intellectual Property.

(a) Part 4.20(a) of the Company Disclosure Schedule contains a complete list of all Owned Intellectual Property that is registered, issued, or subject to a pending application for registration or issuance, including

Patents, pending Patent applications, registered Marks, pending applications to register Marks, registered Copyrights, pending applications to register Copyrights, internet domain names, and social media accounts and handles, including, but not limited to, an identification of, as applicable, the (i) owner of record; (ii) the jurisdiction of the registration or application; (iii) registration number; and (iv) application number (collectively “Company Registrations”). The Company or one of its Subsidiaries is the sole and exclusive record owner of each of the Company Registrations, and each of the Company Registrations is subsisting, valid and enforceable. The Company or one of its Subsidiaries exclusively owns all rights, title and interests in and to the Owned Intellectual Property, including the Company Registrations, free and clear of all Liens, other than Permitted Liens. All Company Registrations have been duly maintained in all material respects and are not expired, canceled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment in the ordinary course of business and consistent with past practice.

(b) The Company and its Subsidiaries own, or are licensed to or otherwise have a valid right to use pursuant to an enforceable written Contract, all Company Intellectual Property, and the Company and its Subsidiaries will continue to have such rights immediately after the Closing to the same extent as prior to the Closing. Neither the validity, enforceability, scope, ownership or inventorship of any Owned Intellectual Property is (i) currently being challenged or, to the Knowledge of the Company, threatened in writing to be challenged in any Proceeding (including any opposition, cancellation, interference, inter partes review or re-examination) or (ii) subject to any outstanding ruling or order by a Governmental Authority.

(c) All material Patents, Marks, Copyrights and other Company Registrations owned by the Company and its Subsidiaries that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment and consistent with past practice.

(d) The Company and its Subsidiaries are in compliance in all material respects with, and have not materially breached, violated or defaulted under, received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound relating to any of the Company Intellectual Property. To the Knowledge of the Company, there has been no event or occurrence that would reasonably be expected to constitute such a breach, violation or default of any such Contract (with or without the lapse of time, giving of notice or both). Each such Contract is in full force and effect, and to the Knowledge of the Company, no third party obligated to the Company or any of its Subsidiaries pursuant to any such Contract is in breach or default thereunder.

(e) Since January 1, 2018 through the date hereof, there have been, and as of the date hereof there are, no legal disputes, claims, or investigations pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, alleging interference with, infringement of, dilution of, or misappropriation of any Intellectual Property Rights of any Person (“Third Party Intellectual Property”) by the Company or any of its Subsidiaries.

(f) Neither the operation of the business of the Company, its Subsidiaries, and any Predecessor to the Company or the Company’s Subsidiaries (including the commercialization of their respective products or services) nor any activity of the Company, its Subsidiaries, and any Predecessor to the Company or the Company’s Subsidiaries has infringed upon, diluted, misappropriated, or violated any Third Party Intellectual Property, in each case in any material respects. As of the date hereof the Company and its Subsidiaries have not received any written notice alleging any such infringement, dilution, misappropriation or violation since January 1, 2018 (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person).

(g) To the Knowledge of the Company, no Person has, in any material respect, infringed upon, misappropriated, or violated any of the Company Intellectual Property, and the Company and its Subsidiaries have not sent any written notice alleging any such infringement, dilution, misappropriation or violation since January 1, 2018.

(h) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of its and their Trade Secrets that are protectable under applicable trade secret law, and commercially reasonable measures to protect the confidentiality of its and their other material Trade Secrets in all material respects. The Company and its Subsidiaries are in compliance in all material respects with all applicable privacy, data security and data protection laws, regulations and written contractual requirements in all relevant jurisdictions. Each current and former employee and Independent Contractor of the Company and any of its Subsidiaries, and any other Person, who contributed to the development of any Owned Intellectual Property has executed an enforceable written Contract that assigns to the Company or its Subsidiaries all of such Person’s rights, title and interests relating to any and all of such products, technologies, services and Intellectual Property Rights.

(i) The Company and its Subsidiaries do not distribute any Software. The Company and its Subsidiaries lawfully own, lease or license all Systems. The Contracts related to the Systems are in the name of the Company or its Subsidiaries, and the Company and its Subsidiaries are not in material breach of any of their respective Contracts relating to Systems. From January 1, 2018 through the date hereof, there has been no failure, material substandard performance, or security incident with respect to the Systems, in each case that has caused a material disruption to the business of the Company or its Subsidiaries. The Company and its Subsidiaries maintain commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities and test such plans and procedures on a reasonably regular basis, and such plans and procedures have proven effective in all material respects upon such testing. To the Knowledge of the Company, the Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data (collectively, “Malicious Code”). The Company and its Subsidiaries use industry standard methods to (i) detect and prevent Malicious Code that may be present in the products and (ii) subsequently correct or remove such Malicious Code.

Section 4.21 Properties. Part 4.21 of the Company Disclosure Schedule contains an accurate and complete list of the addresses of all real property owned by the Company and its Subsidiaries (collectively, the “Owned Real Property”), and an accurate and complete list of all agreements which grant the Company the right to use or occupy any real property as a tenant, subtenant, permittee, lessee, licensee or pursuant to a similar tenancy arrangement including, without limitation, any ground leases, master leases, subleases, subordinate leases, or licenses and each of the agreements, memoranda of agreement, assignments, consents, guarantees, and other agreements delivered in connection with such occupancy agreements, and all amendments, modifications, supplements, waivers, terminations, renewals and extensions thereof, and all real property leased or subleased by it in the Company SEC Documents (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). Each of the Company and its Subsidiaries have good and marketable fee title, or the local equivalent, to the Owned Real Property, and valid leasehold or subleasehold interest in all Leased Real Property, in each case, free and clear of all Liens (other than Permitted Liens), and all easement or other rights, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted. There are no outstanding purchase options or rights of first refusal or other contractual rights or obligations to sell, lease, sublease or assign any of the Real Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) there are no actions pending, or, to the Knowledge of the Company, no Leased Real Property is subject to any pending or threatened condemnation or eminent domain proceedings, lawsuits or administrative actions that affect any portion of the Leased Real Property and the Company has not received any written notice of the intention of any Governmental Authority to take or use any portion of the Leased Real Property and (b) all certificates of occupancy and permits of any Governmental Authority having jurisdiction over the Leased Real Property that are required to use or occupy the Leased Real Property or to operate the business of the Company have been issued and are in full force and effect. No portion of any security deposit or letter of credit, as applicable, has been applied by a landlord under any of the leases or other agreements regarding the occupancy of the Real Property.

Section 4.22 Privacy and Data Security.

(a) The Company and its Subsidiaries comply and have at all times complied in all material respects with all Privacy Obligations. The Company and its Subsidiaries have adopted and published a privacy notice and policy at https://www.alaskacommunications.com/Privacy that accurately describes their privacy practices. The Company and its Subsidiaries maintain commercially reasonable privacy and data security policies, processes, and controls, and an appropriate privacy program. The Company and its Subsidiaries have obtained all necessary consents, required for them to Process Personal Information.

(b) The execution, delivery, performance and consummation of the transactions contemplated by this Agreement (including the Processing of Personal Information in connection therewith) will not cause or constitute a breach or violation of any applicable Privacy Obligations.

(c) The Company and its Subsidiaries have implemented and maintain an information security program comprising reasonable and appropriate physical, administrative and technical safeguards that are (i) appropriate to the size and scope of the Company and its Subsidiaries and the Personal Information and other confidential information they Process in the conduct of their business, (ii) consistent with the best practices adopted for the industry in which the Company and its Subsidiaries operate, (iii) designed to protect the operation, confidentiality, integrity, availability and security of the Company’s and its Subsidiaries’ IT systems, and all Personal Information and other confidential information processed thereby, against unauthorized access, acquisition, interruption, alteration, modification, or use, and (iv) consistent with the Company’s and its Subsidiaries’ Privacy Obligations. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material failure of these physical, administrative and technical safeguards.

(d) The Company and its Subsidiaries have taken reasonable measures to ensure that all third parties that Process Personal Information on their behalf comply with applicable Privacy Obligations. The Company and its Subsidiaries obligate third parties that Process Personal Information on their behalf to take reasonable measures to safeguard Personal Information.

(e) The Company has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the Company’s systems and products (collectively, “Information Security Reviews”); and (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews. The Company provides its employees with regular training on privacy and data security matters.

(f) There is not currently pending and there has not been since January 1, 2016 any claim, action, litigation, investigation, audit, complaint, or other proceeding to, from, by or before any Governmental Authority against the Company or any of its Subsidiaries with respect to privacy or data security, and, to the Knowledge of the Company, there is no reasonable basis for such actions.

(g) Neither the Company nor any of its Subsidiaries has, in the past two years, experienced any security incident, nor has, to the Knowledge of the Company, any third party who Processes Personal information on the Company’s or its Subsidiaries’ behalf, experienced any Security Incident affecting the Processing of Personal Information or other confidential information on behalf of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries do business in California or Europe, other than to provide services to Alaska based customers. Neither the Company nor any of its Subsidiaries are subject to the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC) and/or the General Data Protection Regulation (2016/679).

Section 4.23 Brokers’ Fees. Except for the Company Financial Advisor, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement, or that would become payable as a result of the Merger or the other transactions contemplated by this Agreement. Prior to the execution of this Agreement, the Company has provided to Parent, true and correct redacted copies of all Contracts between the Company and any of its Subsidiaries, on the one hand, and the Company Financial Advisor related to the Merger and the other transactions contemplated by this Agreement. Except pursuant to the agreement set forth on Part 4.23A of the Company Disclosure Schedule, no amounts will be payable to the Company Financial Advisor in connection with the Macquarie/GCM Merger Agreement or the transactions contemplated thereby.

Section 4.24 Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion addressed to the Company Board to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates) in the Merger pursuant to this Agreement is fair from a financial point of view, to such holders. A signed copy of such opinion shall be provided (solely for informational purposes) to Parent promptly following execution of this Agreement and receipt thereof by the Company (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any of their respective Affiliates.

Section 4.25 Trade Practices. To the Knowledge of the Company, none of the Company or any of its Subsidiaries have engaged in unfair competition or trade practices or any false or misleading advertising practices under the laws of any jurisdiction in which the Company or any of its Subsidiaries operates or markets any of its products or services, in each case in any material respect.

Section 4.26 International Trade Laws. To the Knowledge of the Company, the Company and its Subsidiaries, during all times as to which the applicable statute of limitations has not yet expired, have complied in all material respects with all International Trade Laws applicable to the Company or any of its Subsidiaries. Without limiting the foregoing and in each case to the Knowledge of the Company:

(a) the Company and its Subsidiaries have obtained, and are in compliance in all material respects with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) there are no pending claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(c) no Export Approvals with respect to the transactions contemplated hereby are required;

(d) the Company has not received written notice that the Company or its Subsidiaries, their respective directors, officers or employees, in each case in their capacity as such, is a Sanctions Target;

(e) for the past five years, neither the Company nor its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance with International Trade Laws; and

(f) neither the Company nor any of its Subsidiaries has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past violations of International Trade Laws.

(g) during the past five years, none of the Company or any of its Subsidiaries has marked or advertised any products as “Made in the USA,” “Made in America,” or otherwise promoted products using equivalent markings, including American flag symbols.

Section 4.27 Macquarie/GCM Merger Agreement. The termination of the Macquarie/GCM Merger Agreement effected in accordance with Section 2.09 was duly authorized and validly effected in accordance with the terms thereof. No termination fee is payable to Juneau Parent Co, Inc. or Juneau Merger Co, Inc. other than the $6,800,000 Company Termination Fee (as defined in the Macquarie/GCM Merger Agreement) to Juneau Parent Co, Inc. pursuant to Section 9.04(b) of the Macquarie/GCM Merger Agreement and the Company has no other liability or obligation under the Macquarie/GCM Merger Agreement, including with respect to the payment of any other termination fees or (other than as contemplated by Section 4.23) any other fees and expenses. As of the date of this Agreement, the Company has not received notice of any breach of the Macquarie/GCM Merger Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 5.01 Organization, Standing and Power. Each of Parent and Merger Sub is a limited liability company or corporation duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has all necessary limited liability company or corporate power required to carry on its business as now conducted.

Section 5.02 Corporate Authorization. Each of Parent and Merger Sub has all necessary limited liability company or corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Sub. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of specific performance, injunctive relief and other equitable remedies.

Section 5.03 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (b) compliance with any applicable requirements of (i) the HSR Act and (ii) any other applicable Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other U.S. state or federal or foreign securities laws, Applicable Laws or the rules or regulations of Nasdaq, (d) compliance with any applicable requirements of the Communications Act and FCC Rules including any referral to, and consent of, the Team Telecom Committee in connection with any FCC application, (e) compliance with any Applicable Law of any PUCs, (f) compliance with any Applicable Law of any foreign public utility bodies regulating telecommunications businesses, (g) compliance with any Applicable Law of Localities, or (h) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, result in a violation or breach of any provision of any Applicable Law or Order, or (c) require any consent or approval under, violate, result in any breach of or default under or give to others any right of termination of, any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which any of their respective properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or to prevent or materially delay Parent’s ability to consummate the Merger. No foreign Person holds a direct or indirect equity or voting ownership interest in Parent or Merger Sub that is required by, and except as set forth on Schedule 5.04, neither Parent nor Merger Sub is affiliated with a foreign carrier within the meaning of, the FCC Rules and the FCC’s orders and other published rulings thereunder to be disclosed in the FCC applications to be filed in connection with the Communications Consents.

Section 5.05 Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 5.06 No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07 Litigation. As of the date hereof, there is no material Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any material Order that would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.08 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date hereof, of (i) each fully executed Equity Commitment Letter (the financing provided for therein being collectively referred to as the “Equity Financing”) and (ii) a fully executed commitment letter (together with all exhibits, schedules, and annexes thereto) and fee letter from the financial institutions identified therein, the “Debt Financing Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Commitment Letters”) to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amounts set forth therein; provided that fee amounts and pricing terms, including terms of the “market flex” and other commercially sensitive information, in the fee letter entered into in connection with the Debt Financing, may have been redacted to the extent, in each case, they are Permissible Redacted Terms. As of the date hereof, none of the Financing Commitment Letters has been withdrawn, terminated, repudiated, rescinded, amended, amended and restated or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, amendment, amendment and restatement, modification or waiver has occurred, and, to the extent related to any Person that is not an Affiliate of Parent, to the knowledge of Parent, there is no condition existing that would require any such withdrawal, termination, repudiation, rescission, amendment, amendment and restatement, modification or waiver, except to the extent any such amendment is not prohibited under this Agreement. Assuming the Equity Financing is funded in accordance with the Equity Commitment Letters and the Debt Financing is funded in accordance with the Debt Financing Commitment Letter, as applicable, the net proceeds contemplated by the Equity Commitment Letters, and the net proceeds contemplated by the Debt Financing Commitment Letter, will in the aggregate, be sufficient for Parent, Merger Sub and the Surviving Corporation to pay the amounts required to be paid in connection with the Merger and the other transactions contemplated hereby, including payment of the Aggregate Merger Consideration, to make any repayment, repurchase or refinancing of debt of the Company and its Subsidiaries contemplated by this Agreement, to pay any other amounts required to be paid by Parent or Merger Sub on or prior to the Closing Date in connection with the consummation of the transactions contemplated by this Agreement (the “Required Amount”), assuming the satisfaction of the conditions set forth in Section 7.02(a) and Section 7.02(b) on the Closing Date. Each Financing Commitment Letter is enforceable against Parent, Merger Sub (to the extent Parent or Merger Sub is a party thereto) and, to the knowledge of Parent, such other Persons party thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, the Financing Commitment Letters are in full force and effect and assuming the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02 on the Closing Date, Parent has no reason to believe that any event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under any of the Financing Commitment Letters. Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 on the Closing Date, as of the date hereof, Parent does not have any reason to believe that the full amount under the Financing Commitment Letters will not be available to Parent or Merger Sub on the Closing Date. As of the date hereof, the Equity Commitment Letter contains all of the conditions precedent and other conditions to the obligations of the parties thereunder to make the full amount of the Equity Financing available to Parent on the terms therein. As of the date hereof, there are no side letters or other agreements, arrangements or understandings to which Parent or any Equity Investor is a party that would adversely affect the availability of the Equity Financing on the Closing Date, other than as expressly set forth in the Equity Commitment Letter provided to the Company on or prior to the date hereof. Each Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. Parent and Merger Sub acknowledge and agree that their obligation to consummate the Merger and pay the Aggregate Merger Consideration is not conditioned on the availability of Debt Financing.

Section 5.09 Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger and after giving effect to the transactions contemplated by this Agreement, including the Financing Commitment Letters and the payment of the Aggregate Merger Consideration, (b) any repayment, repurchase or refinancing of debt contemplated in this Agreement, (c) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof, (d) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, (e) payment of all related fees and expenses, (f) compliance with the Company’s obligations in this Agreement and satisfaction of the conditions set forth in Section 7.01 and Section 7.02 on the Closing Date and (g) any estimates, projections or forecasts of the Company and its Subsidiaries furnished to Parent or its Affiliates or Representatives have been prepared by them in good faith based upon assumptions that were and continue to be reasonable, Parent and the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10 Guarantees. Parent has furnished the Company with a duly executed, true, complete and correct copy of each Guarantee. As of the date hereof, each Guarantee is in full force and effect. As of the date hereof, each Guarantee is (i) a legal, valid and binding obligation of the respective Guarantor and (ii) to the knowledge of Parent and Merger Sub, enforceable in accordance with its respective terms against such Guarantor, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. There is no breach or default under any Guarantee by any Guarantor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by any Guarantor.

Section 5.11 Absence of Certain Agreements. As of the date hereof, none of Parent, the Equity Investors or Merger Sub has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any stockholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (b) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, any Equity Investor or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement.

Section 5.12 Stock Ownership. None of (a) Parent, (b) Merger Sub, (c) ATN International, Inc. or any Affiliate controlled thereby, (d) Freedom 3 Investments IV, LP or (e) Freedom 3 Capital, LLC or any of its Affiliates controlled thereby, including separately managed accounts that are managed by Freedom 3 Capital, LLC (the entities referred to in clauses (a) through (e), collectively the “Investor Entities”), owns any shares of capital stock of the Company. None of Parent, the Equity Investors, or Merger Sub is an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL.

Section 5.13 Equity Investors.

(a) Each Equity Investor has access to available cash, uncalled commitments or the right to call investment capital and will have on hand at Closing sufficient cash in the aggregate equal to or greater than the amounts required to be funded under its Equity Commitment Letter.

(b) (i) Each Equity Investor has all requisite, corporate, limited partnership or other power and authority to perform all of its obligations under its Equity Commitment Letter, (ii) the funding by each Equity Investor of the entire equity commitment under its Equity Commitment Letter has been duly and validly authorized and approved by all necessary action(s) thereof, (iii) the aggregate equity commitment under each Equity Commitment Letter is less than the maximum amount that the applicable Equity Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (iv) the funding of the entire equity commitment under each Equity Commitment Letter will not require any Equity Investor to assign, transfer, grant participation in or otherwise sell down its interest in Parent, and (v) the execution, delivery and performance by the Equity Investor of the Equity Commitment Letter and the obligations contained therein do not conflict with any existing document to which Equity Investor is a party or otherwise binding on Equity Investor.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company. The Company covenants and agrees that, except for matters (i) expressly permitted or expressly contemplated by this Agreement, (ii) set forth on Part 6.01 of the Company Disclosure Schedule, (iii) reasonably undertaken in connection with any COVID-19 Measures, (iv) undertaken with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (v) required by Applicable Law or the rules and regulations of Nasdaq, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8 hereof, the Company (A) shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (1) conduct its business in the ordinary course in all material respects, substantially consistent with past practice, (2) to the extent consistent with the foregoing clause (1), maintain its business as a going concern and (3) keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having material business relationships with the Company and its Subsidiaries, and (B) shall not, and shall cause each of its Subsidiaries not to:

(a) amend the Company’s certificate of incorporation or bylaws, or amend any certificate of incorporation or bylaws, or other comparable charter or organizational documents, of the Company’s Subsidiaries;

(b) other than with respect to a direct or indirect wholly owned Subsidiary of the Company, (i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries (or securities convertible or exchangeable therefor), (ii) split, reverse split, combine, subdivide or reclassify or otherwise amend the terms of any capital stock (or securities convertible or exchangeable therefor) of the Company or any of its Subsidiaries, (iii) except as expressly provided in Section 6.01(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries (or securities convertible or exchangeable therefor), or (iv) purchase, redeem or otherwise acquire or offer to purchase, redeem or acquire any Company Securities, except for the net settlement of Company Equity Awards or acquisitions of shares of Company Common Stock by the Company, in each case, in satisfaction by holders of Company Equity Awards of the applicable withholding taxes or in accordance with the terms of the ESPP;

(c) issue, deliver, sell, grant, announce, pledge, transfer, subject to any Lien, otherwise encumber or dispose of any equity interests of the Company or incur any obligation to make any payments to any Person based on the price or value of any Company Securities, other than (i) the issuance of shares of Company Common Stock pursuant to (A) the terms of Company Equity Awards that are outstanding on the date hereof, in accordance with the applicable terms of such Company Equity Awards as in effect on the date of this Agreement or (B) grants or awards of Company Securities or Company Equity Awards required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof; provided that such grants or awards are pursuant to a form of award agreement that has been made available to Parent or (ii) the issuance of shares of Company Common Stock under the ESPP and pursuant to the terms thereof and Section 2.06 of this Agreement or (iii) the issuance of equity interests of a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(d) merge, consolidate or, other than in the ordinary course of business substantially consistent with past practice, enter into strategic alliance or similar legal partnership with any Person, file a voluntary petition for bankruptcy or liquidation, dissolve, liquidate, restructure or recapitalize or adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial bankruptcy, liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(e) (i) increase the salary, wages, benefits, bonuses or other cash compensation payable or to become payable to the Company’s employees, officers, directors or Independent Contractors, except for increases (A) required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof, (B) required under any Company Employee Plan pursuant to the terms in effect as of the date hereof or Collective Bargaining Agreement or under Applicable Law, (C) made in the ordinary course of business and substantially consistent with past practice, or (D) in connection with changes to benefits as part of annual enrollment; provided that such changes made as part of annual enrollment are made in the ordinary course of business, and (ii) other than as required by the terms of the applicable Company Employee Plan or under Applicable Law, enter into, adopt, amend (including by accelerating the vesting, payment or funding of any benefits under), modify or terminate any Company Employee Plan or plan, agreement, arrangement, or policy that would be a Company Employee Plan if in effect on the date hereof;

(f) hire, engage or terminate the employment or engagement of (other than for cause, as determined by the Company) any employee, officer, director, or Independent Contractor whose annual base cash compensation exceeds $250,000;

(g) negotiate, enter into, amend or extend any Collective Bargaining Agreement;

(h) acquire or commit to acquire any business, assets, real property or capital stock of, or make any loans, advances or capital contribution to any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, entrance into a joint venture or otherwise) that, individually involve a purchase price or principal amount of not more than $500,000 individually or $2,000,000 in the aggregate, other than one or more acquisitions of inventory, supplies, intellectual property assets, raw materials, equipment or similar assets in the ordinary course of business and in amounts substantially consistent with past practice;

(i) sell, assign, lease, license, pledge, transfer, abandon, subject to any Lien, permit to lapse or otherwise dispose of any assets, properties, or Company Intellectual Property, in each case having a value in excess of $500,000 individually or $5,000,000 in the aggregate, except in the ordinary course of the Company’s or its Subsidiaries’ business substantially consistent with past practice;

(j) agree to any exclusivity, non-competition or similar provision or covenant limiting the ability of the Company or any of its Subsidiaries to compete or engage in any line of business, with any Person or in any geographic area, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time, except, in each case, in connection with Contracts entered into with customers, contractors, distributors, resellers, partners or suppliers of the Company and its Subsidiaries or similar arrangements, that (x) are made in the ordinary course of business substantially consistent with past practice, (y) are on terms substantially similar to any such restrictions existing on the date of this Agreement and (z) would not have any such effect (or otherwise restrict or bind) on Parent or any of its Affiliates (other than the Company and its Subsidiaries) after the Effective Time;

(k) adopt or change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by (i) GAAP (or any interpretation thereof), (ii) by any Applicable Law, including Regulation S-X under the Securities Act, or (iii) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(l) except for borrowings of revolving loans under the Existing Credit Agreement and capital leases in the ordinary course of business and except for intercompany loans, guarantees, advance or capital contribution between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, (i) incur, issue, or otherwise become liable for any additional Indebtedness in excess of $5,000,000 in the aggregate, (ii) modify in a manner materially adverse to the Company or its Subsidiaries the terms of any material Indebtedness existing as of the date hereof, (iii) assume, guarantee or endorse the obligations of any Person (other than a wholly-owned Subsidiary of the Company), (iv) make any loan, advance or capital contribution to any Person in excess of $500,000 in the aggregate, other than capital contributions and loans to any wholly owned Subsidiary, and extensions of trade credit in the ordinary course of business, (v) amend, modify or waive any provision of the Existing Credit Agreement (other than to waive or otherwise cure any “Default” or “Event of Default” thereunder provided that Parent has been provided prior written notice thereof and consented to such amendment, modification or waiver), or (vi) other than the regularly scheduled and required amortization payments under the Existing Credit Agreement, repurchase, prepay, terminate or refinance any Indebtedness arising under the Existing Credit Agreement;

(m) make, change or revoke any material Tax election, change any annual Tax accounting period, file any material amended Tax Return or file any material Tax Return in a manner inconsistent with past practice, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. law) in respect of any material Tax, settle any material Tax Proceeding, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment outside the ordinary course of business;

(n) make any commitment with respect to capital expenditures in excess of the amounts set forth in Part 6.01(n) of the Company Disclosure Schedule;

(o) institute, settle or agree to settle any Proceedings, other than (i) the settlement of claims, liabilities or obligations (A) reserved against on the most recent balance sheet of the Company included in the Company SEC Documents or (B) involving payments of less than $500,000 individually or $1,000,000 in the aggregate; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business or (ii) Proceedings brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub;

(p) enter into any material new line of business;

(q) fail to maintain in all material respects any Insurance Policies;

(r) other than in the ordinary course of business or as contemplated by this Agreement (i) amend, modify, renew or terminate, or grant any release or waiver under, any Material Contract (excluding the expiration of any Material Contract in accordance with its terms) or enter into any new Contract that would have been a Material Contract if in existence on the date of this Agreement, or (ii) renew or enter into any Contract with an Affiliate of the Company;

(s) voluntarily terminate, amend or fail to renew or preserve any Company Communications License as set forth on Part 6.01(s) of the Company Disclosure Schedule;

(t) conduct any reduction-in-force of employees or other service providers or otherwise implement any layoffs, in each case that could implicate the WARN Act; or

(u) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding anything set forth in this Agreement or any other documents related to the Merger, prior to the Closing, neither Parent nor Merger Sub shall, directly or indirectly, exercise any form of control over the Company, any of its subsidiaries, or any of the Governmental Permits, within the meaning of the FCC Rules and the FCC’s orders and other published rulings thereunder. In addition, the Company and its Subsidiaries may take such further commercially reasonable actions necessary to (x) respond to emergencies or protect the health and safety of the Company’s or any Subsidiary’s employees, suppliers, customers and other individuals having business dealings with the Company or any Subsidiary of the Company (including any COVID-19 Measures) or (y) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic; provided that the Company shall, to the extent legally permissible and only if time permits, consult with Parent prior to taking the actions described in this sentence.

Section 6.02 No Solicitation.

(a) Except as expressly permitted by this Section 6.02, and subject to Section 6.03(b) and Section 6.03(c), until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.01:

(i) the Company shall not, and shall cause its Subsidiaries not to, and instruct its and their respective Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub in accordance with this Section 6.02), (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of supplying non-public information) any Acquisition Proposal or any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal or with respect to any proposals or inquiries from a Third Party relating to the making of an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 6.02), or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case, relating in any way to, for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, an Acquisition Proposal, (C) enter into any letter of intent, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, Contract, commitment, arrangement, understanding or agreement in principle (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal or enter into any merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other definitive agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (D) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (E) take any action to exempt any Person (other than Parent and its Affiliates) from restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Applicable Law, or (F) resolve, propose or agree to do any of the foregoing; and

(ii) the Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to immediately cease and terminate any existing discussions or negotiations with any Third Party theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal (including terminating access to any electronic data room), and promptly (within two Business Days after the date hereof), the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be promptly returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement with such Third Party.

(b) Notwithstanding anything to the contrary contained herein, if, at any time prior to obtaining the Stockholder Approval, the Company receives an Acquisition Proposal from a Third Party, did not result from a material breach of this Section 6.02, (i) the Company and its Representatives may contact such Third Party making the Acquisition Proposal solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing and (ii) if the Company Board or any committee thereof determines, in good faith after consultation with a Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, then the Company and its Representatives may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or knowingly facilitate, any such discussions or negotiations; provided, however, that the Company (1) shall not, shall cause its Subsidiaries not to and shall direct its or their Representatives not to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement or confidentiality agreement in place on the date hereof and (2) will promptly (and in any event within two Business Days) provide to Parent any material non-public information or other data or information concerning the Company or its Subsidiaries or access provided to such Third Party, in each case, which was not previously provided to Parent.

(c) The Company shall as promptly as practicable (and in any event within two Business Days) notify Parent of the Company’s receipt, on or after the date hereof, of any Acquisition Proposal, which notification shall include a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and the identity of the Third Party making such Acquisition Proposal; provided, that if the Company is specifically prohibited from disclosing the identity of any Person making an Acquisition Proposal, the Company may redact that identity and any other identifying information but shall otherwise provide all such information relating to the Acquisition Proposal (except to the extent providing such information would violate a confidentiality agreement in effect between the Company and a Third Party as of the date hereof). The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of any agreements (draft or final) or other material documentation relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within two Business Days after receipt thereof. For the avoidance of doubt, all information provided to Parent or its Representatives pursuant to this Section 6.02 will be subject to the terms of the Confidentiality Agreement.

Section 6.03 Company Recommendation.

(a) Subject to Section 6.03(b) and Section 6.03(c), neither the Company Board nor any committee thereof shall (i) (A) fail to make, withhold, withdraw, amend or modify in any manner adverse to Parent and Merger Sub the Company Recommendation, (B) approve, endorse, adopt or recommend an Acquisition Proposal, (C) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of the Company Common Stock within ten Business Days after a written request by Parent to do so (provided that Parent may only make one such request after commencement of such offer), (D) resolve or publicly propose to take any action described in the foregoing clauses (A) through (C) (the foregoing actions described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into, any agreement or Contract (other than an Acceptable Confidentiality Agreement pursuant to Section 6.02) with respect to an Acquisition Proposal.

(b) (i) Notwithstanding anything in Section 6.02(a) and Section 6.03(a), at any time prior to obtaining the Stockholder Approval, if the Company receives an Acquisition Proposal, or an acquisition proposal that would reasonably be expected to result in a superior proposal, that did not result from a material breach of Section 6.02, and the Company Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), after giving effect to all of the adjustments to the terms in this Agreement proposed in writing by Parent and Merger Sub in response to such Acquisition Proposal, that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take the actions below would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Company Board may (A) make an Adverse Recommendation Change and/or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(h) and authorize the Company to enter into a definitive agreement providing for a transaction that constitutes a Superior Proposal (which agreement shall be entered into concurrently with such termination), subject to compliance with the terms of paragraph (ii) below.

(ii) No Adverse Recommendation Change pursuant to Section 6.03(b)(i) may be made and no termination of this Agreement pursuant to Section 8.01(h) may be made:

(A) until after the fourth Business Day following written notice from the Company (the “Superior Proposal Notice Period”) advising Parent that the Company Board intends to make an Adverse Recommendation Change in connection with a Superior Proposal and/or terminate this Agreement pursuant to Section 8.01(h) (a “Notice of Superior Proposal”) and specifying the identity of the Third Party making, such Superior Proposal, and a copy of any proposed definitive agreement (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and the Superior Proposal Notice Period shall be deemed to have recommenced on the date of such new Notice of Superior Proposal);

(B) unless, during such four Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement, the Guarantees and the Financing Commitment Letters as would enable the Company Board to maintain the Company Recommendation in connection with a Superior Proposal and not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h); and

(C) unless, following the expiration of such four Business Day period, the Company Board has considered in good faith Parent’s proposal, if any, to adjust the terms and conditions of this Agreement, the Guarantees and the Financing Commitment Letters, and the Company Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel) that after giving effect to all of the adjustments to the terms in this Agreement proposed in writing by Parent and Merger Sub in response to such Acquisition Proposal, that the Acquisition Proposal continues to be a Superior Proposal (it being understood and agreed that if Parent makes a proposal to adjust the terms and conditions of this Agreement, the Guarantees and the Financing Commitment Letters and the Company Board determines that such Acquisition Proposal no longer constitutes a Superior Proposal, Parent, Merger Sub and the Company shall promptly enter into amendments to such agreements to embody the terms of such proposal).

(iii) Notwithstanding anything in Section 6.03(a), at any time prior to obtaining the Stockholder Approval, the Company Board may make an Adverse Recommendation Change, if the Company Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), that (x) an Intervening Event has occurred and is continuing, and (y) the failure to make such Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided, however, that no such Adverse Recommendation Change may be made:

(A) until after the fourth Business Day following written notice from the Company advising Parent that the Company Board intends to take such action and specifying the material facts underlying the determination by the Company Board that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”);

(B) unless, during such four Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to enable Parent to amend this Agreement, the Guarantees and the Financing Commitment Letters in such a manner that obviates the need for an Adverse Recommendation Change; and

(C) unless, following the expiration of such four Business Day period, the Company Board determines in good faith, taking into consideration any amendments to this Agreement, the Guarantees and the Financing Commitment Letters proposed in writing by Parent (after consultation with a Company Financial Advisor and outside legal counsel), that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law (it being understood and agreed that if Parent makes a proposal to adjust the terms and conditions of this Agreement, the Guarantee and the Financing Commitment Letters and the Company Board determines that such Intervening Event no longer requires an Adverse Recommendation Change, Parent, Merger Sub and the Company shall promptly enter into amendments to such agreements to embody the terms of such proposal).

The provisions of this Section 6.03(b)(iii) shall also apply to any material change to the facts and circumstances relating to an Intervening Event, in which case such change shall require a new Notice of Intervening Event and the Company shall be required to comply again with the provisions of this Section 6.03(b)(iii).

(c) Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, such disclosure is required under Applicable Law, or (iii) making any disclosure that constitutes a stop, look and listen communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act; provided, however, that the Company may only make any such disclosure that constitutes an Adverse Recommendation Change in compliance with Section 6.03(b).

Section 6.04 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable (and in any event within fifteen (15) Business Days) after the date hereof, the Company shall prepare a proxy statement in preliminary form (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) for a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) and file it with the SEC, and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing, including to collect from their respective Affiliates, as applicable, any necessary information for the preparation of the foregoing. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including using its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company shall notify the other parties hereto promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate with the Company, and shall collect from their Affiliates any necessary information, in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required to be set forth in the Proxy Statement under Applicable Law. Parent shall ensure that such information supplied by it and its Affiliates for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the Stockholder meeting, contains any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall pay all filing fees required to be paid to the SEC in connection with the Proxy Statement.

(b) The Company shall ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied by or on behalf of Parent or Merger Sub or their Affiliates in writing for inclusion or incorporation by reference in the Proxy Statement. If, prior to the Stockholder Meeting, the Company, Parent or Merger Sub discovers that information supplied by Parent and its Affiliates in writing for inclusion in the Proxy Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party hereto which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement and, to the extent required by Applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company’s stockholders.

(c) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (and in any event within ten Business Days after clearance by the SEC), the Company shall duly set a record date for the Stockholder Meeting and cause the Proxy Statement in definitive form and notice of the Stockholder Meeting to be mailed to the Company’s stockholders. As promptly as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders, the Company shall in accordance with Applicable Law and the Company’s governing documents, convene and hold the Stockholder Meeting for the purpose of considering and taking action upon the matters requiring Stockholder Approval; provided that notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Stockholder Meeting (i) with the consent of Parent, (ii) for the absence of a quorum necessary to conduct the business of the Stockholder Meeting, (iii) after consultation with Parent, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Stockholder Meeting, (iv) after consultation with Parent, to allow for additional time for the solicitation of proxies in order to obtain the Stockholder Approval, or (v) if the Company is required to postpone or adjourn the Company Meeting by applicable Law, provided, however, that the Company may not postpone the Stockholders Meeting for more than an aggregate of twenty Business Days without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall consult with Parent to set the record date for the Stockholder Meeting and shall not change the record date or set a new record date for the Stockholder Meeting without consulting with Parent in good faith. Unless the Company Board or any committee thereof has made an Adverse Recommendation Change in compliance with Section 6.03, the Company shall (x) make the Company Recommendation to the stockholders of the Company and include such recommendation in the Proxy Statement, (y) use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders and to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (z) take all other action necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by Applicable Law to effect the Merger. In the event of an Adverse Recommendation Change, the Company shall continue to submit this Agreement to the stockholders of the Company for approval at the Stockholder Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholder Meeting.

Section 6.05 Access to Information. Subject to Applicable Law and applicable contractual restrictions, from the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours, to its properties, books, Contracts, personnel, Tax Returns and records (including via remote or electronic means). The foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any books, Contracts or records if such access would violate a confidentiality, non-disclosure or other similar agreement in effect as of the date hereof, (b) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of outside counsel jeopardize any attorney-client, work product or other legal privilege or protection (it being agreed that, (i) in the case of clauses (a) and (b), that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection and (ii) in the case of clause (a), the Company shall use commercially reasonable efforts to obtain any consents of Third Parties that are necessary to permit such access), (c) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would reasonably be expected to, in the judgment of the Company based on advice of outside counsel, violate any Applicable Law or (d) as determined by the Company in consultation with Parent in good faith, jeopardize the health and safety of any employee of the Company of its Subsidiaries in light of the COVID-19 virus or any COVID-19 Measures. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall provide the Company with at least 24 hours prior notice before Parent, Merger Sub or their respective Representatives acting on their behalf contacts any customer, partner, vendor, supplier or employee of the Company or any of its Subsidiaries in connection with the Merger or any of the other transactions contemplated by this Agreement, and shall provide the Company with an opportunity to participate in any such discussions. All requests for information made pursuant to this Section 6.05 shall be directed the Persons designated by the Company. Subject to Applicable Law and applicable contractual restrictions, in addition to the foregoing, at least one member of the senior management team of the Company will use reasonable best efforts to meet, whether in person or via teleconference or other electronic means, with representatives of Parent or its Affiliates not less than monthly to discuss the operations of the Company and its Subsidiaries. All such information provided by or behalf of the Company or its Subsidiaries pursuant to this Section 6.05 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.06 Notice of Certain Events. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (i) the occurrence or existence of any fact, event or circumstance that (x) with respect to the Company, has had or could have a Company Material Adverse Effect, (y) with respect to Parent or Merger Sub, has had or could have a Parent Material Adverse Effect and/or (z) would reasonably be expected to result in any of the conditions set forth in Article 7 not being able to be satisfied prior to the End Date, or (ii) any written notice or other written communication that has been received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. No notification given by any party pursuant to this Section 6.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.07 Employee Benefit Plan Matters.

(a) As of the Closing Date, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company and its Subsidiaries as of the Effective Time. From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee prior to the Effective Time to be recognized for purposes of eligibility to participate in, and levels of benefits (but not for purposes of any equity or equity-based compensation, long-term incentive, change in control, retention or other one-time or special incentive compensation, defined benefit pension or retiree medical or similar benefits (collectively, “Excluded Benefits”)) under, each compensation, retirement, vacation, paid time off, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their Subsidiaries (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b) For a period of 12 months after the Closing Date (or, if shorter, for so long as the applicable Continuing Employee remains employed by the Surviving Corporation or its Subsidiaries), the Surviving Corporation or its applicable Subsidiary will (or Parent will cause the Surviving Corporation or its applicable Subsidiary to) provide each Continuing Employee (other than any employee covered by a Collective Bargaining Agreement, whose compensation and benefits shall be governed by the applicable Collective Bargaining Agreement) with (i) (A) annual base salary or base hourly rate and (B) cash incentive compensation opportunities (including commissions and other than the Excluded Benefits), in each case in an amount at least equal to the level or opportunity that was provided to each such Continuing Employee prior to the Closing Date to the extent disclosed to Parent as of the date hereof (or modified hereafter in accordance with Section 6.01), and (ii) employee benefits (other than the Excluded Benefits) that are no less favorable in the aggregate than those provided to similarly situated employees of the Company and its Subsidiaries prior to the Closing to the extent disclosed to Parent as of the date hereof, in each case without giving effect to any reduction in annual base salary, base hourly rate, cash incentive compensation opportunities or employee benefits in response to or otherwise related to the coronavirus (COVID-19) pandemic.

(c) From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiary to, use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods and required physical examinations with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods and required physical examinations would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Benefit Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.07(a) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(d) The Company shall permit, and cause its Subsidiaries to permit, Parent to contact and make arrangements with the Company’s or its Subsidiary’s employees regarding employment or prospective employment with the Surviving Corporation after the Effective Time and for the purpose of ensuring the continuity of the business, and the Company agrees not to discourage, and to cause its Subsidiaries not to discourage, any such employees from consulting with Parent.

(e) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each 2018 Cash Award and Deferred Cash Award, in each case that is outstanding as of immediately prior to the Effective Time, shall be canceled and extinguished and, in exchange therefor, each holder of any such award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the full amount of such award (such amounts payable hereunder, the “Cash Award Payments”). From and after the Effective Time, the holder of any canceled 2018 Cash Award or Deferred Cash Award shall be entitled to receive only the Cash Award Payment in respect of such canceled award. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate Cash Award Payments to an account identified by the Company prior to the Effective Time. The Cash Award Payments described in this Section 6.07(e) with respect to (i) the 2018 Cash Awards shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least two Business Days following the Closing Date, and (ii) the Deferred Cash Awards shall be made within five Business Days following the Closing Date; provided, that such payments may be made at such other time or times following the Effective Time consistent with the terms of the 2018 Cash Award or Deferred Cash Award, as applicable, to the extent necessary, as determined by Parent, to avoid the imposition of additional tax under Section 409A of the Code.

(f) Nothing in this Section 6.07 shall be deemed to (i) amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law, (ii) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates to terminate the employment of, any Continuing Employee for any reason, (iii) constitute the establishment or amendment of any benefit or compensation plan, policy, agreement or other arrangement on the part of Parent, the Surviving Corporation or any of their Affiliates or (iv) create any third party beneficiary rights in any Continuing Employee, any other employee, officer, director, independent contractor of Parent, the Surviving Corporation or any of their respective Affiliates, or any other Person.

Section 6.08 State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions within their respective authority as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09 Obligations of Merger Sub. Subject to the terms and conditions set forth herein, Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement.

Section 6.10 Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Sub held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement immediately following the execution of this Agreement and shall provide a copy of the certified vote or written consent to the Company.

Section 6.11 Director and Officer Indemnification, Exculpation and Insurance.

(a) For six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount paid or payable by the Company for the fiscal year ending December 31, 2019 (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If any such prepaid policies described in this Section 6.11(a) have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to: (i) each indemnification agreement in effect as of the date hereof between the Company and each individual who (x) at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company or (y) is listed on Part 6.11(b) of the Company Disclosure Schedule (each such individual in clause (x) or (y), an “Indemnified Party”), the form of which has been Made Available to Parent; and (ii) any indemnification provision (including advancement of expenses subject to the undertaking in this Section 6.11 to repay advanced amounts) and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date hereof. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be intended third party beneficiaries of this Section 6.11); provided, however, that such rights of the Indemnified Parties as third party beneficiaries under this Section 6.11 shall not arise until the Effective Time.

Section 6.12 Further Action; Regulatory Approvals; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of such steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authorities, (ii) using reasonable best efforts to deliver required notices to, and to obtain the required consents or waivers from, third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of Section 6.12(a), each of the Company and Parent shall, shall cause their respective Subsidiaries to and shall instruct their respective Representatives to, use their respective reasonable best efforts to: (i) promptly and in no event later than ten (10) Business Days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and shall use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act; (ii) promptly make all filings, and use reasonable best efforts to cause Parent, Merger Sub and the Company to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; (iv) use reasonable best efforts to cause to be taken by Parent, Merger Sub and the Company, as applicable, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Merger and the other transactions contemplated by this Agreement; and (v) promptly take all reasonable actions and steps requested or required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Merger and the other transactions contemplated by this Agreement; provided that the Company and its Subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company or its Subsidiaries, only in the event the Closing occurs. Parent or its Affiliates shall pay all filing fees under the HSR Act and other applicable Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of Section 6.12(a), each of the Company and Parent shall, shall cause their respective Subsidiaries to and shall instruct their respective Representatives to, use their respective reasonable best efforts to: (i) cause Parent, Merger Sub and the Company to obtain the Communications Consents and to make any registrations, declarations, notices or filings, if any, in connection therewith necessary for the consummation of the transactions; (ii) in consultation and cooperation with the other party, make as promptly as practicable all applicable filings with the FCC (including any applications and filings pertaining to the transfer of control of the Company FCC Licenses), any PUCs, or any Localities to obtain the Communications Consents; and (iii) respond as promptly as practicable to any requests of the FCC (including requests from the Team Telecom Committee), any PUC, any Locality or any foreign regulatory bodies for information relating to the Communications Consents, as applicable; provided, that each of the Company and Parent shall use their reasonable best efforts to consult with the other before communicating with any Governmental Authority or attending any meeting with a Governmental Authority relating to these matters, to consider in good faith all reasonable additions, deletions, or changes suggested in connection with any submissions to any Governmental Authority relating to these matters, and to the extent permitted by Applicable Law and reasonably practicable shall notify the other party and enable the other party to participate in each such communication, meeting, or submission.

(d) Without limiting the generality of anything contained in this Section 6.12, each of the Company, Parent and Parent’s Affiliates shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry or Proceeding by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry or Proceeding; (iii) promptly inform the other parties of any communication to or from the FTC, DOJ, FCC, Team Telecom Committee, PUCs or any other Governmental Authority to the extent regarding the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry or Proceeding, and provide a copy of all written communications to the other parties; and (iv) withdraw and re-file any notice under the HSR Act only if the other parties hereto agree. Subject to Applicable Law, in advance and to the extent practicable, each of Parent, Parent’s Affiliates or the Company, as the case may be, will consult the other on all the information relating to Parent, Parent’s Affiliates or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement pursuant to this Section 6.12 and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that if review of any information would be material in connection with any second request (or similar process) such information shall be provided solely to those individuals acting as outside antitrust counsel for the other parties (provided that such counsel shall not disclose such information to such other parties and shall enter into a joint defense agreement with the providing party). Each of the Company, Parent and Parent’s Affiliates agrees not to participate in any meeting(s) with any Governmental Authority in respect of any submission, notification or investigation under any Antitrust Law unless such party consults with the other party in advance. In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry or Proceeding in respect of the Merger and the other transactions contemplated by this Agreement, each of the Company, Parent and Parent’s Affiliates will permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Proceeding. Parent shall cause its Affiliates to make filings, registrations and declarations, deliver notices, documents, reports and submissions, execute and deliver instruments, and provide information as required in connection with this Section 6.12 and otherwise to comply with the obligations set forth in this Section 6.12 as if such Affiliates were Parent, and any failure by any of its Affiliates to comply with such obligations contained in this Section 6.12 shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent. Nothing in this Section 6.12 shall limit the Company’s ability to direct or conduct its day to day dealings with the FCC, PUCs and any other Governmental Authority concerning its regulated activities, apart from the applicability of the Antitrust Laws to the Merger.

(e) Each of Parent and the Company shall use their respective reasonable best efforts to obtain the consents from the FCC (including the Team Telecom Committee) and any PUC.

(f) For the purposes of this Section 6.12, “reasonable best efforts” of Parent and Merger Sub shall include taking any and all reasonable actions, or refraining from taking any unreasonable action, necessary to obtain the consents of any Governmental Authority (including the Communications Consents and consents under applicable Antitrust Laws), including, but not limited to, (i) contesting and resisting any Proceeding instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Applicable Law, (ii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or holding separate (through the establishment of a trust or otherwise), of any assets, properties and businesses of the Company or its Subsidiaries, or Parent or its Affiliates, (iii) conducting the Company’s and its Subsidiaries’ businesses, or the businesses of Parent or its Affiliates, in a specified manner, or proposing and agreeing or permitting to conduct any of such businesses in a specified manner, or committing the Company and its Subsidiaries to take, or refrain from taking, any action in each case, to the extent necessary to obtain any such clearance, resolve any such objections or avoid or eliminate any such impediments (the actions described in clauses (i), (ii) and (iii), the “Remedy Actions”), (iv) obtain from Parent’s Affiliates information necessary to fulfill Parent’s and Merger Sub’s obligations under this Section 6.12 and (v) arrange for Representatives of Parent’s Affiliates to be available as is reasonably necessary to fulfill Parent’s and Merger Sub’s obligations under in this Section 6.12; provided, that neither Parent nor the Company shall be required to agree to (1) any term or take any action in connection with receipt of consents under applicable Antitrust Laws or any Communications Consent that is not conditioned upon consummation of the Merger, or (2) any Remedy Action that would otherwise constitute a Burdensome Condition or Parent Burdensome Condition.

Section 6.13 Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Stockholder Litigation. The Company shall keep Parent reasonably apprised of the status of, and proposed strategy and other significant decisions with respect to, any Stockholder Litigation, and Parent shall be given the opportunity to review and offer comments or suggestions on all filings and responses to be made by the Company with respect to such Stockholder Litigation, which the Company shall consider in good faith. The Company shall not be permitted to settle, or engage in settlement or compromise negotiations concerning, and Stockholder Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14 Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release or making any other public announcements, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such other public announcement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement (a) may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, (b) that is consistent with previous releases, public disclosures or public statements made jointly by the parties or individually, if approved by the other party or (c) relates to an Acquisition Proposal or Superior Proposal; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 6.03 or “stop look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. For the avoidance of doubt, nothing herein shall restrict Parent or the Debt Financing Sources or their respective Affiliates from making customary announcements and communications in connection with the arrangement of the Debt Financing; provided, that Parent shall provide the Company and its counsel with a reasonable opportunity to review and comment on such announcements or communications and shall consider the Company’s comments in good faith.

Section 6.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16 Section 16 Matters. Promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.17 Financing.

(a) Prior to the Closing, the Company shall use reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, and shall use reasonable best efforts to cause their and their Subsidiaries’ respective Representatives, in each case, with appropriate seniority and expertise in the good faith judgement of the Company, at Parent’s sole cost and expense, to provide to Parent all cooperation reasonably requested by Parent, in connection with arranging, syndicating, consummating and obtaining the Debt Financing under and in accordance with the terms of the Debt Financing Commitment Letter and/or arranging, syndicating, consummating and obtaining any Alternative Debt Financing (collectively, the “Debt Financing”), including: (i) assisting in the preparation of a confidential information memorandum and other customary marketing materials to be used in connection with the marketing of the Debt Financing and ratings agency presentations and delivering customary representation and authorization letters in connection therewith; (ii) upon reasonable prior notice and at times to be reasonably agreed, participation of representatives of senior management of the Company (which participation may be by videoconference) in a reasonable number of due diligence sessions, drafting sessions and rating agency meetings, as well as a reasonable number of meetings with Debt Financing Sources; (iii) providing customary information and assistance reasonably necessary to assist Parent and its counsel with obtaining the customary legal opinions required to be delivered in connection with the Debt Financing; (iv) permitting officers of the Company or any of its Subsidiaries who will be officers of the Company or any of its Subsidiaries after Closing to execute and deliver any documentation in connection with the Debt Financing (subject to subclause (iv) of the proviso below) including any customary closing officer’s certificates and secretary’s certificates prepared by Parent (including certification of organizational authorization, organizational documents and good standing certificates) of the Company and its Subsidiaries, and taking corporate action to authorize the borrowing and guarantees of the Debt Financing, provided that any of the foregoing shall not require the adoption of any corporate resolutions or actions prior to the Closing Date; (v) furnishing a certificate of a financial officer of the Company with respect to solvency matters in a customary form required to consummate the Debt Financing as of the Closing Date; (vi) furnishing Parent promptly (and in any event at least five Business Days prior to the Closing Date) with all documentation and other information with respect to the Company required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and in each case, requested by the Debt Financing Sources in writing at least ten Business Days prior to the Closing Date; (vii) using reasonable best efforts to cooperate with Parent to satisfy the conditions precedent to the Debt Financing that are within the control of the Company or its Subsidiaries; (viii) providing such other reasonably available financial and other information with respect to the Company and its business as Parent or its Debt Financing Sources may reasonably request in connection with the Debt Financing (provided that in no event shall the Company, its Subsidiaries, and their respective Representatives be required to provide any pro forma financial information or statements), (ix) assisting in the preparation of customary definitive financing documentation and the completion of any schedules, exhibits or annexes thereto (including a customary perfection certificate) and (x) obtain payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all then outstanding Indebtedness and any Liens securing such Indebtedness that the Debt Financing Commitment Letter requires to be paid off, discharged or terminated on the Closing Date; provided, however, that notwithstanding the foregoing, (i) nothing herein shall require the Company, its Subsidiaries or any of their respective Representatives to take any action that would be effective prior to the Closing (other than as expressly set forth in this Section 6.17) or, in the good faith judgment of the Company or any of its Subsidiaries, interfere unreasonably with the business or operations of any of the Company, jeopardize the health and safety of any employee of the Company or any of its Subsidiaries in light of COVID-19 or any COVID-19 Measures, cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement by Parent or Merger Sub, cause any director, officer or employee of the Company or its Subsidiaries to incur any liability or cause any breach of any Applicable Law, (ii) the Company shall not be required to disclose any information to Parent or any of its Affiliates or any prospective lender or any their respective representatives if doing so would result in the waiver of any legal privilege or work product protection of any of the Company or its Affiliates, directors, officers or employees, (iii) neither the Company nor its Affiliates, directors, officers, employees, agents and Representatives shall be required to pay any commitment or other fee or make any other payment (other than fees and costs which are reimbursed by Parent in accordance with this Section 6.17) or incur any other liability in connection with the Debt Financing or provide or agree to provide any indemnity in connection with any Debt Financing or any of the foregoing that would be effective prior to the Closing, (iv) the Company shall not be required to execute prior to the Closing any definitive financing documents (other than customary representation and authorization letters), including any other certificates or documents in connection with the Debt Financing, except for any execution of documents that are conditioned upon the Closing, (v) neither the Company nor any of its Subsidiaries (nor their respective governing bodies) shall be required to take any corporate actions prior to the Closing to permit the consummation of the Debt Financing (except for any corporate actions that are conditioned upon the Closing), and (vi) no Representative of the Company or any of its Subsidiaries shall be required to make any certifications that it does not reasonably in good faith believe to be true. In addition, the Company shall furnish Parent reasonably promptly (and, in any event, prior to the Closing) with the financial statements identified in paragraph 2 of Schedule II to Exhibit B of the Debt Financing Commitment Letter (or the analogous provision in any commitment letter for any Alternative Debt Financing (provided that the conditions set forth in such analogous provision shall be not more burdensome to the Company in any respect than those contained in the Debt Financing Commitment Letter as in effect on the date of this Agreement).

(b) Parent shall, at the Closing (or, if earlier, upon termination of this Agreement, promptly following written request of the Company (together with reasonable supporting documentation)), reimburse the Company, its Subsidiaries and their respective Affiliates and Representatives for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company, its Subsidiaries and their respective Affiliates and Representatives in connection with the arrangement, syndicating, consummating and obtaining of the Debt Financing and any cooperation provided by the Company, its Subsidiaries and their respective Affiliates and Representatives in accordance with this Section 6.17 (provided that the Company, and not the Parent or Merger Sub, shall be responsible for expenses which would have been required to be incurred by the Company or its Subsidiaries regardless of the Debt Financing (including the preparation and delivery of financial statements and the preparation of payoff letters in connection with Indebtedness (and the lien releases with respect thereto) and obligations under the Existing Credit Agreement).

(c) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives from and against any and all losses and other liabilities suffered or incurred by any of them of any type in connection with the performance of their obligations under this Section 6.17 or any information used in connection therewith, except to the extent arising from (i) information furnished in writing by or on behalf of the Company or its Subsidiaries, including historical financial statements and financial statements prior to the Closing Date, or (ii) the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, its Subsidiaries or their respective Representatives and Affiliates. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (x) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (y) are used solely in connection with a description of the Company, its business and products or the Merger (including in connection with any marketing materials related to the Debt Financing).

(d) Parent shall keep the Company informed, upon request (as promptly as possible and in any event within three Business Days), of material developments in respect of the Debt Financing. In addition, Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter in accordance with its terms, (ii) satisfying on a timely basis all conditions applicable to Parent in the Equity Commitment Letter and (iii) subject to the satisfaction or waiver of the conditions set forth in the Equity Commitment Letter, consummating the Equity Financing at or prior to the Closing Date. In addition, Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing, including (i) maintaining in effect the Debt Financing Commitment Letter in accordance with its terms (or obtaining a commitment in respect of Alternative Debt Financing), (ii) satisfying on a timely basis all conditions applicable to Parent in the Debt Financing Commitment Letter, (iii) consummating the Debt Financing at or prior to the Closing Date, (iv) negotiating and entering into definitive agreements with respect to the Debt Financing on or prior to the Closing Date and (v) diligently enforcing Parent’s and Merger Sub’s rights under the Debt Financing Commitment Letter. Prior to the Closing

Date, Parent shall not agree to, or permit, any amendment or modification of, or waiver or consent under, the Equity Commitment Letter or the Debt Financing Commitment Letter that would (A) adversely affect Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement, (B) reduce the aggregate amount of the Debt Financing below an amount sufficient to pay the Required Amount on the Closing Date (taking into account any increase in any other Financing and other available funds), or (C) reasonably be expected to prevent or materially delay the Closing, in each case without the prior written consent of the Company; provided, however, that, for the avoidance of doubt, Parent and Merger Sub each may, without the consent of the Company, amend the Debt Financing Commitment Letter to add lenders, arrangers, bookrunners, syndication agents, or similar entities and to grant to such persons such approval rights as are customarily granted to additional lenders, arrangers, bookrunners, syndication agents or similar entities.

(e) Parent shall give the Company prompt written notice (and in any event, within three Business Days) after the occurrence of any of the following: (i) any event or circumstance that would reasonably be expected to make a condition precedent to the Debt Financing unable to be satisfied, in each case, of which Parent becomes aware or any termination of the Debt Financing, (ii) if at any time Parent becomes aware of any reason all or any portion of the Debt Financing would reasonably be expected not to be obtained by the Company, and (iii) any material adverse change with respect to the Debt Financing; provided, that in no event will Parent be under any obligation to disclose any information pursuant to this Section 6.17(e) that is subject to attorney client or similar privilege. Parent acknowledges and agrees that, obtaining the Debt Financing is not a condition to the Merger, payment of the Aggregate Merger Consideration or the Closing and the obligations of Parent to consummate the Closing in accordance with the terms hereof shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) the Debt Financing.

(f) In the event (x) Parent or Merger Sub elect to obtain commitments in respect of replacement Debt Financing or (y) all or any portion of the Debt Financing expires, terminates or becomes unavailable, Parent and Merger Sub shall use reasonable best efforts to obtain in replacement thereof alternative financing from alternative sources (clauses (x) and/or (y), as applicable, the “Alternative Debt Financing”), and in each case, any conditions applicable to any Alternative Debt Financing, in respect of certainty of funding and conditionality, shall either (x) be equivalent in all material respects, taken as a whole, to (or more favorable to Parent and Merger Sub than) the conditions set forth with respect to the Debt Financing as in effect on the date hereof or (y) not reasonably be expected to prevent or materially delay the Closing. Parent shall promptly deliver to the Company true and complete copies of all agreements related to any such Alternative Debt Financing following the execution thereof; provided that fee amounts, economic terms, “market flex” provisions and other commercially sensitive information in the fee letter entered into in connection with such Alternative Debt Financing may have been redacted, in each case to the extent they are Permissible Redacted Terms.

Section 6.18 Confidentiality. Parent and Merger Sub hereby acknowledge and agree to be bound by all obligations and agreements of ATN International, Inc. under the letter agreement, dated as of November 9, 2020 between ATN International, Inc. and the Company (the “Confidentiality Agreement”), until the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms. All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement (including in connection with the Debt Financing) will be kept confidential in accordance with the Confidentiality Agreement; provided, however, that, to the extent reasonably necessary and customary to consummate the Debt Financing (including in connection with any road shows, lender or investor meetings, rating agency meetings or other similar marketing efforts), Parent and Merger Sub will be permitted to disclose such information to any bona fide financing sources or prospective financing sources that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as each such Person (x) agrees for the benefit of the Company to be bound by the obligations and agreements of ATN International, Inc. under the Confidentiality Agreement to the same extent Parent and Merger Sub are bound hereby or (y) is subject to other reasonable confidentiality undertakings customary for the syndicated loan market that are reasonably acceptable to the Company and of which the Company is an intended third-party beneficiary.

Section 6.19 Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.20 Merger Sub Expenditure; Parent Distributions. From the date hereof until the Effective Time, (a) Parent shall cause Merger Sub to not expend funds other than in connection with the Merger and the transactions contemplated by this Agreement and the payment of related expenses and (b) Parent shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

Section 6.21 Stock Market De-Listing. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take such action as may be necessary to cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.22 Standstill. Parent and Merger Sub agree that, except as contemplated by this Agreement or as specifically requested in writing in advance by the Company, none of the Investor Entities or its Representatives acting on behalf of any of the Investor Entities, will, from the date hereof until the earlier of (x) the Effective Time and (y) the first anniversary of the date of the termination of this Agreement in accordance with Article 8 hereof (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly: (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act or the last sentence of this Section 6.22) or control of any material assets or businesses or any equity securities of the Company or any direct or indirect Subsidiary thereof, or any rights or options to acquire such ownership (including from any Third Party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof; (c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect Subsidiary thereof; (d) (i) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or (ii) make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, Company Board, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof; (f) with respect to any matter described in the foregoing clauses (a) through (e), (i) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person or (ii) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; (g) request that the Company (or the Company Board or the Company’s Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Section 6.22, or refer to any desire or intention, but for this Section 6.22, to do so or take any action challenging the validity or enforceability of this Section 6.22. Notwithstanding anything in this Section 6.22 to the contrary, Parent or any Investor Entity may make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreements not to enforce clause (a) or clause (b) of this Section 6.22) and may make proposals or offers or participate with others to make proposals or offers (but only privately to the Company and not publicly) regarding the transactions contemplated by clause (a) or clause (b) of this Section 6.22. For purposes of this Section 6.22, the following will be deemed to be beneficial ownership of, or an acquisition of beneficial ownership of, securities: (1) having, establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; (2) being a party to or entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise; or (3) having or acquiring the right to acquire any securities (whether or not subject to the passage of time or other contingencies).

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, at or prior to Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained at the Stockholder Meeting;

(b) no Governmental Authority of the United States or of the Localities set forth on Part 7.01(d) of the Company Disclosure Schedule, in each case of competent jurisdiction over any party hereto, shall have issued any Order that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law of the United States or of the Localities set forth on Part 7.01(d) of the Company Disclosure Schedule shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited;

(c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated; and

(d) consents from the FCC, PUC, and Localities set forth on Part 7.01(d) of the Company Disclosure Schedule (the “Communications Consents”) shall have been obtained, shall not be subject to agency reconsideration or judicial review, and the time for any Person to petition for agency reconsideration or judicial review shall have expired.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Parent, at or prior to Closing, of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization) (other than clause (a) thereof) and Section 4.23 (Brokers’ Fees) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), (ii) the representations and warranties of the Company set forth in clause (a) of Section 4.05 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies therein, (iii) the representations and warranties in clause (b) of Section 4.09 (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date and (iv) the representations and warranties of the Company set forth in Article 4 of this Agreement (other than those described in the foregoing clauses (i) through (iii)) shall have been true and correct as of the date of this Agreement and shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this clause (a)(iv) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have not resulted in a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied; and

(d) since the date of this Agreement, there shall not have occurred and be continuing to exist any Company Material Adverse Effect.

Section 7.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Article 5 of this Agreement shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct in all material respects as of such particular date (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not have a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall each have performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 7.04 Frustration of Closing Conditions. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b) by either Parent or the Company, upon written notice to the other party, if the Closing Date has not occurred on or before the date that is 12 months from the date of this Agreement (such date, as extended in accordance with this paragraph, the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company); provided that such date shall automatically extend in increments of 30 days to a date no later than the date that is 14 months from the date of this Agreement if the conditions set forth in Section 7.01(b) (if the Order or Applicable Law relates to Antitrust Laws or the Communications Consents),

Section 7.01(c), or Section 7.01(d) shall not have been satisfied as of the close of business on the Business Day immediately prior to such date; provided, further, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of the failure of the Merger to be consummated by the End Date;

(c) by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of the United States or of the Localities set forth on Part 7.01(d) of the Company Disclosure Schedule, in each case of competent jurisdiction, shall have issued a final and non-appealable Order permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement shall have complied with its obligations under Section 6.12;

(d) by either Parent or the Company, upon written notice to the other party, if the Stockholder Meeting shall have been duly convened and held and completed and the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date and the 30th day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, at the time of such termination, either Parent or Merger Sub is in material breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.01(f);

(f) by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date and the 30th day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, the Company is in material breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.01(e);

(g) by Parent, upon written notice to the Company, prior to obtaining the Stockholder Approval, if (i) an Adverse Recommendation Change shall have occurred or (ii) the Company shall have committed a material breach of any of its obligations under Section 6.02 or Section 6.03;

(h) by the Company, upon written notice to Parent, prior to the Stockholder Approval and subject to complying with the terms of this Agreement (including Section 6.02 and Section 6.03), if the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 6.03, and concurrently with such termination the Company enters into a Company Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall prior to or substantially concurrently with, and as a condition of, such termination, pay the Company Termination Fee to Parent pursuant to Section 9.04; or

(i) by the Company, upon written notice to Parent, if (A) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived, (B) the Company has confirmed to Parent in writing that the Company is ready, willing and able to consummate the Merger, and (C) Parent and Merger Sub fail to consummate the Merger within five Business Days after the later of (1) the date the Closing should have occurred pursuant to Section 2.01 and (2) the delivery by the Company to Parent of such notice.

Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.02 (ii) the last sentence of Section 6.05, (iii) the first two sentences of Section 6.17(c), (iv) Section 6.18, (v) Article 9 and (vi) Section 6.22 shall survive any termination hereof pursuant to Section 8.01. Notwithstanding the termination of this Agreement, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement, subject only, with respect to any such liabilities of the Company, to Section 9.04(b) and, with respect to any such liabilities of Parent, to Section 9.04(c) and Section 9.09. For the avoidance of doubt, (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (b) the Guarantees shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) on the fifth Business Day after dispatch by registered or certified mail, (ii) on the next Business Day if transmitted by national overnight courier or (iii) on the date delivered if delivered in person or sent by e-mail (provided that confirmation of e-mail receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

c/o ATN International, Inc.

500 Cummings Center, Suite 2450

Beverly, MA 01915

Attention:	Michael T. Prior
Mary Mabey

E-mail: mprior@atni.com; mmabey@atni.com

with copies to (which shall not constitute notice):

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019-9601

Attention:	Mitchell Presser
David Slotkin
E-Mail:	MPresser@mofo.com; DSlotkin@mofo.com

if to the Company, to:

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, AK 99503

E-mail: Leonard Steinberg@acsalaska.com

Attention: Leonard Steinberg

with a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana Street

Houston, TX 77002

Attention: Irving L. Rotter; Gabriel Saltarelli

E-Mail: irotter@sidley.com; gsaltarelli@sidley.com

Section 9.02 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time (other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time).

Section 9.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) In the event that:

(i) this Agreement is terminated pursuant to Section 8.01(g);

(ii) this Agreement is terminated pursuant to Section 8.01(h); or

(iii) this Agreement is terminated pursuant to Section 8.01(b) (when Parent had the right to terminate pursuant to Section 8.01(e) and Parent notified the Company of such right before the End Date), Section 8.01(d) or Section 8.01(e) and (A) an Acquisition Proposal is publicly disclosed prior to the Stockholder Meeting and is not withdrawn, expired or rejected prior to the Stockholder meeting (in the case of a termination pursuant to Section 8.01(d)) or made to the Company or made to the Company’s stockholders or is otherwise publicly disclosed or made known and is not withdrawn, expired or rejected prior to the breach giving rise to such termination right (in the case of a termination pursuant to Section 8.01(b) or Section 8.01(e)), and (B) within twelve months after the date of such termination, the Company either (1) enters into a definitive agreement in respect of any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (A) above) and such Acquisition Proposal is consummated or (2) consummates any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (A) above); provided that for purposes of this subsection (iii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

then the Company shall pay Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 9.04(b)(i), within two Business Days after such termination, (y) in the case of Section 9.04(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 8.01(h) and (z) in the case of Section 9.04(b)(iii), substantially concurrently with the consummation of such Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 9.04(b) shall be payable only once with respect to this Section 9.04(b) and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent be entitled to receive full payment of the Company Termination Fee pursuant to this Section 9.04(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, except for payment of the Company Termination Fee and any Parent Recovery Costs under this Section 9.04(b), the Company and its affiliates and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay Parent and Merger Sub their reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Parent Recovery Costs”).

(c) In the event that this Agreement is terminated pursuant to Section 8.01(b) (at a time when the Company had the right to terminate under Section 8.01(f) and the Company notified Parent of such right before the End Date), Section 8.01(f) or Section 8.01(i), then Parent shall pay the Company the Parent Termination Fee by wire transfer of same-day funds on the second Business Day following such termination (it being understood that in no event shall Parent be required to pay the applicable Parent Termination Fee on more than one occasion). In the event that the Company is entitled to receive full payment of the Parent Termination Fee pursuant to this Section 9.04(c), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and except for payment of the Parent Termination Fee and the obligations of Parent and Merger Sub pursuant to Sections 6.17(b) and 6.17(c) (collectively, the “Parent Expenses”) and any Company Recovery Costs under and this Section 9.04(c), neither Parent nor Merger Sub shall have any further liability, whether pursuant to a claim at law or in equity, to the Company or any of its Affiliates under this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall not be entitled to bring or maintain any Proceeding against Parent and its Affiliates and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination (other than equitable relief to require payment of the Parent Termination Fee and/or any Parent Expenses); provided that if Parent fails to pay the Parent Termination Fee and/or any Parent Expenses and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Fee and/or any Parent Expenses, or any portions thereof, then Parent shall pay the Company its reasonable out of pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee and/or Parent Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Company Recovery Costs”).

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent or Merger Sub, as applicable, may assign this Agreement to any of the Debt Financing Sources as collateral (provided that in any such case Parent and/or Merger Sub, as applicable, shall remain responsible for the performance of all of its obligations hereunder). This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and any reference to a party shall also be a reference to the successors and permitted assigns thereof. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of Article 2 concerning payment of the Aggregate Merger Consideration, Section 6.11 and Section 9.15, which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who shall be intended third-party beneficiaries thereof and who may enforce the covenants contained therein.

Section 9.06 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.07 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement brought by any party against any other party, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE EQUITY COMMITMENT LETTERS OR THE GUARANTEES OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.09 Specific Performance.

(a) The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. It is accordingly agreed that, unless this Agreement is validly terminated in accordance with Section 8.01 and any dispute over the right of termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction as set forth in Section 9.07 and, in any action for specific performance, each party waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement), and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that until this Agreement is validly terminated in accordance with Section 8.01, the Company shall be entitled to an injunction, specific performance or other equitable remedy requiring the Equity Financing to be funded and to specifically enforce Parent’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein if and only if (A) all of the conditions precedent to the Closing set forth in Section 7.01 and Section 7.02 of this Agreement have been satisfied or waived in accordance with the terms and conditions thereof at the time the Closing should have occurred pursuant to Section 2.01 (other than those conditions that by their nature are to be satisfied at the Closing), (B) the Debt Financing Sources have confirmed in writing that the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded, (C) the Company has irrevocably confirmed to Parent in writing that all conditions set forth in Section 7.03 have been satisfied or waived and the Company stands ready, willing and able to consummate the Merger, and (D) Parent and Merger Sub fail to complete the Closing on the date the Closing is required to have occurred pursuant to Section 2.01 (such clauses (A) through (D), together, the “Specific Performance Conditions”); provided, however, that if the Company receives a grant of specific performance pursuant to this Section 9.09 and the Closing pursuant to Section 2.01 occurs, then the Company will be deemed to have waived any and all rights to pursue and recover all or any portion of the Parent Termination Fee pursuant to Section 8.02 and any other remedy as a matter of Applicable Law, Contract, tort, equity or otherwise (for money damages or otherwise) upon such receipt of specific performance, other than any expenses and costs incurred in enforcing its rights under this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason.

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8, nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Parent Guarantee. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and, subject to the terms and limitations of this Agreement, the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12 Entire Agreement; No Reliance; Access to Information.

(a) This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule, the Financing Commitment Letters and the Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b) The Company, Parent and Merger Sub agree that, except for the representations and warranties contained in Article 4 and Article 5 of this Agreement, neither the Company, Parent, nor Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and except as expressly set forth as representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that none of the Company or any of its Subsidiaries make or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

(c) Parent and Merger Sub each acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (ii) has had reasonable access to (A) the books and records of the Company and its Subsidiaries and (B) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded reasonable opportunity to ask questions of and received answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any

Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article 4 of this Agreement. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and, for the avoidance of doubt, that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

Section 9.13 No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15 Debt Financing Matters. The parties hereby agree that (a) no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) to any Company Related Parties for any claims, causes of action, obligations or losses, and the Company hereby waives (on behalf of itself and each of its Subsidiaries) to the extent permitted by Applicable Law any rights or claims against any Debt Financing Source, in each case arising under, out of, in connection with or related in any manner to this Agreement, the Debt Financing Commitment Letter or the performance thereof of the financings contemplated thereby or any documentation with respect to an Alternative Debt Financing or based on, in respect of or by reason of this Agreement, the Debt Financing Commitment Letter or any documentation with respect to an Alternative Debt Financing or its negotiation, execution, performance or breach, (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated pursuant to this Agreement, including, but not limited to, any claim, suit, action or proceeding arising out of or relating in any way to the Debt Financing Commitment Letter or the performance thereof of the financings contemplated thereby, shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York, Borough of Manhattan, (c) any such claim, suit, action or proceeding and any interpretation of the Debt Financing Commitment Letter or the fee letter will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, (d) no party hereto will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court, (e) the waiver of rights to trial by jury set forth in Section 9.08 applies to any such claim, suit, action or proceeding, (f) only the parties to the Debt Financing Commitment Letter or any documentation with respect to an Alternative Debt Financing at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Financing Commitment Letter or any documentation with respect to an Alternative Debt Financing, (g) no amendment or waiver of this Section 9.15 (including any related definitions) that is adverse to the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources and (h) the Debt Financing Sources are express and intended third party beneficiaries of this Section 9.15 (including any other Section of this Agreement or defined term directly or indirectly referenced in this Section 9.15 (solely as used in this Section). Notwithstanding the foregoing, nothing in this Section 9.15 shall limit the rights of Merger Sub, Parent or their respective Affiliates under the Debt Financing Commitment Letter or of Merger Sub, Parent, the Company or their respective Affiliates under the definitive financing agreements executed in connection with the Debt Financing or Alternative Debt Financing to the extent such Person is or becomes a party thereto or the liabilities or obligations of the Debt Financing Sources under the Existing Credit Agreement, the Debt Financing Commitment Letter or the definitive financing agreements executed in connection with the Debt Financing or any Alternative Debt Financing. This Section 9.15 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Section 9.16 Limitation on Recourse. Other than with respect to the right to seek specific performance to the extent permitted by and in accordance with Section 9.09, and recourse against the Guarantors under the Guarantees to the extent provided therein, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties to this Agreement, and then only with respect to the specific obligations set forth in this Agreement. Other than claims for specific performance to the extent permitted by and in accordance with Section 9.09 and such recourse against the Guarantors under the Guarantees, no Company Related Party or Parent Related Party (as each term is defined in the Guarantees) shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby (including the breach, termination or failure to consummate the transactions contemplated hereby), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or Applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise.

Section 9.17 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, registration, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) arising out of or relating to this Agreement or the transactions contemplated hereby shall be borne by Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:	/s/ William H. Bishop
Name: William H. Bishop
Title: President and Chief Executive Officer

PROJECT 8 BUYER, LLC

By:	/s/ Michael T. Prior
Name: Michael T. Prior
Title: President

PROJECT 8 MERGERSUB, INC.

By:	/s/ Michael T. Prior
Name: Michael T. Prior
Title: President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Incorporation of Surviving Corporation

EXHIBIT B

Form of Bylaws of Surviving Corporation

Annex B

11100 Santa Monica Blvd., Ste. 800 Los Angeles, CA 90025 Tel: (310) 966-1444 | Fax: (310) 966-1448 www.brileyfin.com

December 31, 2020

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503-6091

Attention: Board of Directors

Members of the Board:

We understand that Alaska Communications Systems Group, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Project 8 Buyer, LLC (“Parent”) and Project 8 MergerSub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of the Company with Merger Sub (the “Transaction”) pursuant to which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company will be converted into the right to receive $3.40 in cash (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested us to provide to you in your capacity as the Board of Directors of the Company our opinion (the “Opinion”) with respect to the fairness, from a financial point of view, to the holders of Company Common Stock, other than Parent and its affiliates, of the Merger Consideration to be received by such stockholders in the Transaction pursuant to the Merger Agreement.

In arriving at the Opinion set forth below, we have, among other things:

•	Reviewed the financial terms of a draft of the Merger Agreement made available to us on December 23, 2020;

•

Reviewed certain publicly available business and financial information relating to the Company and certain other information internal to the Company concerning its business, financial condition and operations, prepared and furnished to us by the Company’s management;

•	Reviewed the financial forecasts for the years ending December 31, 2020 through December 31, 2025 of the Company as furnished to us by the Company’s management (the “Company Projections”);

•	Reviewed certain publicly available financial data, stock market performance data and trading multiples of the Company;

•

Held discussion with members of senior management of the Company concerning the Company and its business and prospects, their evaluations related to the Transaction, as well as such other matters as we deemed necessary or appropriate for purposes of rendering the Opinion;

•

Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies with publicly traded equity securities that are engaged in businesses we deemed similar to those of the Company;

•	Reviewed the publicly available financial terms of certain other transactions and business combinations that we deemed to be relevant;

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•

Performed a discounted cash flow analysis of the Company utilizing the Company Projections and other financial information and estimates prepared by and furnished to us by the Company’s management; and

•	Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering the Opinion.

In preparing this Opinion, at your direction, we have relied upon and assumed the accuracy and completeness of all financial and other information available from public sources and all other information provided to us or otherwise discussed with or reviewed by us. We have assumed, at your direction and with your consent, that the Company Projections, and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent the best estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We have assumed at your direction no responsibility for and express no opinion as to such financial forecasts or the assumptions on which they are based. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to us. We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

In connection with rendering our Opinion, we performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized herein, we believe that our analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Opinion.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company including those which may arise from the Transaction, nor have we evaluated the solvency of the Company under any state or federal laws. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Company is a party or may be subject and our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We also have assumed, with your consent, that the final executed form of the Amendment will not differ in any material respects from the draft reviewed by us, the consummation of the Transaction will be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of

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the Transaction. In addition, events occurring or coming to our attention after the date hereof could materially affect the assumptions used in preparing this Opinion; however, we do not have any obligation to reaffirm, update or revise this Opinion. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessments of the Company, its management and its legal, tax and regulatory advisors with respect to such matters.

Our Opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock, other than Parent and its affiliates, of the Merger Consideration to be received by such stockholders in the Transaction pursuant to the Merger Agreement, and we express no opinion as to any other terms or as to the fairness of any aspect of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Our Opinion does not address any other aspect or implication of the Transaction, the Merger Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration or otherwise. We express no opinion as to the prices or trading ranges at which shares of Company Common Stock may trade at any time. Furthermore, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, or the ability of the Company to pay its obligations when they become due before consummation of the Transaction.

Our Opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company.

This Opinion is provided for the information of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. It does not address the Company’s underlying business decision to effect the Transaction and it is not a recommendation to the Board or any holder of Company Common Stock as to how to vote or act on any matter with respect to Transaction.

This Opinion has been approved by B. Riley Securities’ fairness opinion committee in accordance with established procedures.

We have acted as financial advisor to the Company in connection with the Transaction and became entitled to receive a fee upon the rendering of our opinion in connection with the transaction contemplated by the Agreement and Plan of Merger, dated November 3, 2020 (the “Original Agreement”), by and among the Company, Juneau Parent Co, Inc. and Juneau Merger Co, Inc., no portion of which was contingent upon the conclusions reached therein or the consummation of that transaction. In addition, at the Company’s request, we assisted the Company in soliciting certain acquisition proposals following the execution of the Original Agreement and we became entitled to receive fees in connection therewith and will become entitled to receive a transaction fee based on the increase in the transaction value of the Transaction as compared to the transaction value of the transaction contemplated by the Original Agreement. The Company has agreed to reimburse us for certain of our expenses and to indemnify B. Riley Securities and certain related persons and entities against certain liabilities associated with our engagement.

We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, Parent and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation.

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In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of the Company and its affiliates for our or their own account or for others and, accordingly, we may at any time hold a long or short position in such securities.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock, other than Parent and its affiliates, in the Transaction pursuant to the Merger Agreement is fair from a financial point of view to such stockholders.

Very truly yours,

B. Riley Securities, Inc.

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Annex C

THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of December 31, 2020, by and between the undersigned holder (“Shareholder”) of common stock, par value $0.01 per share (the “Company Common Stock”) of Alaska Communications Systems Group, Inc. a Delaware corporation (the “Company”) and Project 8 Buyer, LLC, a Delaware limited liability company (“Parent”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Project 8 MergerCo, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger, and in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Company Common Stock identified on Exhibit A hereto (such shares, together with all shares of Company Common Stock with respect to which Shareholder subsequently acquires beneficial ownership during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”);

WHEREAS, the Voting Agreement dated November 3, 2020, by and between Shareholder and Juneau Parent Co, Inc. has been terminated pursuant to Section 7(b) thereof; and

WHEREAS, it is a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that from and after the date of this Agreement until the termination of this Agreement in accordance with Section 7 hereof, at any meeting of shareholders of the Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Parent, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2. Limitations on Transfers. While this Agreement is in effect until the termination of this Agreement in accordance with Section 7 hereof, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) sales in the open market through a broker dealer (whether by way of block trade or otherwise) but not in any private transaction or reverse inquiry transaction in which the identity of the purchaser is known to the Shareholder prior to such transfer, (b) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (c) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (d) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (e) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Parent, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Shareholder is the beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

(e)

No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Shareholder in his or her capacity as such.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, and solely in the event of a failure by Shareholder to act in accordance with Shareholder’s obligations as to voting pursuant to Section 1, prior to the termination of this Agreement and without in any way limiting Shareholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, Shareholder hereby grants a proxy appointing Parent as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1 above as the Parent or its proxy or substitute shall deem proper with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. From and after the date of this Agreement until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of the Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to, (i) solicit or initiate any Acquisition Proposal or any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal; provided, that Shareholder shall be permitted to respond to inbound inquiries and participate in discussions not solicited in violation of Shareholder’s obligations hereunder, (ii) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (iii) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal.

Section 6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and shall be in effect until the termination of this Agreement. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earliest to occur of: (a) the vote of stockholders at the Stockholder Meeting (subject to any adjournment thereof), (b) the termination of the Merger Agreement in accordance with its terms, (c) an Adverse Recommendation Change made in accordance with the Merger Agreement and (d) 14 months from the date of this Agreement. This Agreement may also be terminated by written notice of Shareholder provided in accordance with Section 13 hereof, upon any determination by Shareholder in the event the Merger Agreement is amended and such amendment contains, any material adverse change, in the sole discretion of Shareholder, without the prior written consent of Shareholder, to Sections 2.01 (The Closing), 2.03(a) (Conversion of Shares) or 2.04 (Exchange and Payment) of the Merger Agreement.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in any other capacity.

Section 11. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

Section 12. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

Section 13. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.01 of the Merger Agreement and to Shareholder at its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PROJECT 8 PARENT, LLC

By:	/s/ Michael Prior
Name:	Michael Prior
Title:	President

By:	/s/ William Kreisher
Name:	William Kreisher
Title:	Vice President

SHAREHOLDER

TAR HOLDINGS, LLC

By:	/s/ Karen Singer
Name:	Karen Singer
Title:	Managing Member

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF COMPANY COMMON STOCK BENEFICIALLY OWNED
TAR Holdings, LLC Karen Singer, Managing Member, TAR Holdings, LLC, 212 Vaccaro Drive, Cresskill, NJ 07626	4,739,709

ALASKA COMMUNICATIONS

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
600 TELEPHONE AVENUE, MS#65
ANCHORAGE, AK 99503-6091
ATTN: LYNN CONCEPCION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
While we encourage stockholders to vote by the means indicated above, a stockholder is entitled to vote in person at the special meeting. For more information on attending the special meeting and voting in person, please see the instructions included in our Proxy Statement.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D32485-S17736 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date